Form 10KSB, Exhibit 13
period 2004-12-31
FIRST FEDERAL FINANCIAL SERVICES INC
filed 2005-03-31
CIK 1283582

EXHIBIT 13
                         ANNUAL REPORT TO SHAREHOLDERS

[LOGO]                                    FIRST FEDERAL FINANCIAL SERVICES, INC.




                                      2004
                                 Annual Report

                                TABLE OF CONTENTS

Message to Our Stockholders ....................................................................    1

Business of the Company ........................................................................    2

Common Stock ...................................................................................    2

Selected Consolidated Financial and Other Data .................................................    2

Management's Discussion and Analysis of Financial Condition and Results of Operations ..........    5

Report of Independent Registered Public Accounting Firm ........................................   15

Consolidated Balance Sheets ....................................................................   16

Consolidated Statements of Income ..............................................................   17

Consolidated Statements of Stockholders' Equity ................................................   18

Consolidated Statements of Cash Flows ..........................................................   19

Notes to Consolidated Financial Statements .....................................................   21

Report of Independent Registered Public Accounting Firm on the Supplementary Information .......   40

Consolidating Balance Sheet Information ........................................................   41

Consolidating Statement of Income Information ..................................................   42

Corporate Information ..........................................................................   43

[First Federal Financial Services, Inc. Letterhead]

Dear Shareholder:

      I am pleased to present the first Annual Report to Stockholders of First Federal Financial Services, Inc. After 83 years in business as a mutual company, we completed our public offering in June 2004. Common stock in our company began trading that month on the Nasdaq "Small Cap" Stock Market under the symbol "FFFS."

      In addition to successfully completing the offering, we posted solid operating results in 2004. At year end, First Federal Financial Services, Inc.'s total assets exceeded $138 million. Net income increased 20% to $1.95 million and stockholders' equity increased to $36.6 million or 26.5% of total assets. Our net income per share for the year ended December 31, 2004 was $0.51.

      First Federal Savings & Loan Association of Edwardsville, the wholly owned subsidiary of the company, remains the driving force behind these results. At December 31, 2004, $98.0 million, or 85.7% of its loan portfolio consisted of one- to four-family residential mortgage loans, with an additional $5.7 million, or 5.0% of its loan portfolio consisting of multifamily real estate loans. As evidenced by its extremely low delinquency rates, the portfolio of loans provides First Federal with a very stable and consistent income stream.

      We are grateful to all of our employees for their hard work in completing the offering and in achieving these operating results. Most of them, like you, are shareholders, having purchased shares in the offering or received shares through their Employee Stock Ownership Plan. As both employees and owners, they, too, have a direct stake in our success.

      We also owe a debt of gratitude to the involved and committed members of our Board of Directors, who provided valuable advice and counsel through the course of the offering. With their continued support and guidance, we look forward to 2005 and beyond with confidence.

      We appreciate your investment in First Federal Financial Services, Inc. We are firmly committed to achieving our long-term goals while building shareholder value. On behalf of all of the employee owners and directors of First Federal Financial Services, Inc., we appreciate your investment and will work to build on the trust you have placed in us.


/s/ Larry W. Mosby

Larry W. Mosby
President and Chief Executive Officer

                             BUSINESS OF THE COMPANY

First Federal Financial Services, Inc. (the "Company") is the holding company for First Federal Savings and Loan Association of Edwardsville, a federal savings and loan association (the "Association"). The Company's primary asset is its investment in the Association. The Company is the majority-owned subsidiary of First Federal Financial Services, MHC, a federal mutual holding company (the "Mutual Holding Company").

The Association is a community-oriented financial institution, which provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding areas. The Association faces intense competition within the market area it serves in making loans and attracting deposits.

The Company's initial public offering was consummated on June 28, 2004 through the sale and issuance of 1,764,027 shares of common stock at $10 per share. In addition, the Company issued 2,156,033 shares to the Mutual Holding Company; as a result, the Mutual Holding Company owns 55% of the Company's outstanding shares of common stock. Net proceeds from the sale of common stock were $16,011,975 after deduction of stock offering costs of $746,285, and unearned compensation of $882,010 related to shares issued to the Company's Employee Stock Ownership Plan.

The Company and the Association are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

                                  COMMON STOCK

The Company's common stock is traded on the Nasdaq "Small Cap" Stock Market under the symbol "FFFS." On October 26, 2004 the Board of Directors of the Company declared a quarterly cash dividend of $.07 per share of the Company's common stock, payable November 18, 2004 to stockholders of record on November 4, 2004. The Mutual Holding Company waived receipt of its portion of the dividend. Subsequently, on January 20, 2005 the Board of Directors of the Company declared a quarterly cash dividend of $.07 per share of the Company's common stock payable February 18, 2005 to stockholders of record on February 4, 2005. Again, the Mutual Holding Company waived receipt of its portion of the dividend. The Company expects that, subject to regulatory requirements and the Company's financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 9 to Notes to Consolidated Financial
Statements for information on regulatory restrictions on the payment of dividends. As of December 31, 2004, the Company had 323 stockholders of record.

The following table sets forth the high and low bid prices of the Company's common stock since the completion of its initial public offering on June 28, 2004:

                                                          Prices of Common Stock
                                                          ----------------------
                                                            High           Low
                                                          -------         ------
Calendar Quarter Ended (1)

December 31, 2004                                          $15.00         $13.35
September 30, 2004                                          13.85          12.00

----------
(1) The Company's common stock began trading on June 29, 2004.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the years presented is derived in part from the Consolidated Financial Statements of the Company. The information at December 31, 2004 and 2003 and for the years then ended is derived from the audited Consolidated Financial Statements of the Company.

                                                                    At December 31,
                                                               2004              2003
                                                           -----------      -----------
                                                                   (In thousands)
Selected Financial Condition Data:

Total assets                                               $   138,194      $   120,971
Loans, net (1)                                                 112,161          101,145
Securities available for sale                                   14,334            9,856
Securities held to maturity                                        472              669
Federal Home Loan Bank stock                                     7,771            5,402
Deposits                                                        98,254           97,931
Advances from Federal Home Loan Bank                             2,900            4,000
Stockholders' equity - substantially restricted (2)             36,596           18,719

                                                              Years Ended December 31,
                                                              2004              2003
                                                           -----------      -----------
                                                                   (In thousands)
Selected Operating Data:

Interest and dividend income                               $     7,267      $     7,007
Interest expense                                                 2,528            2,812
                                                           -----------      -----------
  Net interest income                                            4,739            4,195
Provision for loan losses                                           --               30
                                                           -----------      -----------
  Net interest income after provision for loan losses            4,739            4,165
Non-interest income                                                  9              (29)
Non-interest expense                                             1,580            1,528
                                                           -----------      -----------
Income before income taxes                                       3,168            2,608
Income taxes                                                     1,223              995
                                                           -----------      -----------
  Net income                                               $     1,945      $     1,613
                                                           ===========      ===========
Basic earnings per share (3)                               $      0.51      $         *
                                                           ===========      ===========
Diluted earnings per share (3)                             $      0.50      $         *
                                                           ===========      ===========

----------
(1)   Net of the allowance for loan losses.

(2) Stockholders' equity is substantially restricted due to capital requirements imposed under Federal capital regulations.

(3) Based on weighted-average shares outstanding from June 29, 2004 through December 31, 2004.

* Not applicable since the initial public offering was completed on June 28, 2004.

                                                                     At or For the Years Ended
                                                                             December 31,
                                                                       2004            2003
                                                                    ---------        --------
                                                                            (In thousands)
Selected Financial Ratios and Other Data:

Return on assets (ratio of net income to average total assets            1.50%           1.37%
Return on stockholders' equity (ratio of net income to average
  stockholders' equity)                                                  6.89            8.91
Average interest rate spread (1)                                         3.17            3.20
Net interest margin (2)                                                  3.71            3.62
Efficiency ratio (3)                                                    33.28           36.68
Dividend payout ratio (4)                                               14.00              --
Non-interest expense to average total assets                             1.22            1.30
Average interest-earning assets to average interest-bearing
  liabilities                                                          126.77          117.21

Asset Quality Ratios:
Non-performing assets to total assets                                    0.00%           0.12%
Non-performing loans to total loans                                        --            0.13
Net charge-offs (recoveries) to average loans outstanding                  --              --
Allowance for loan losses to non-performing loans                   15,704.51          306.43
Allowance for loan losses to total loans                                 0.38            0.41

Capital Ratios:
Stockholders' equity to total assets at end of year                     26.48%          15.47%
Average stockholders' equity to average assets                          21.77           15.37

Capital Ratios - Association only:
Tangible capital                                                        21.24%          15.46%
Tier 1 (core) capital                                                   21.24           15.46
Tier 1 risk-based capital (5)                                           40.39           29.82

Other Data:
Number of full service offices                                              1               1

----------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.

(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)   Dividends declared per share divided by diluted earnings per share.

(5) Tier 1 risk based capital ratio represents Tier 1 capital of the Association divided by risk-weighted assets as defined in Federal regulations on required capital.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Forward-Looking Statements

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in our market area, changes in policies or regulations of regulatory agencies, fluctuations in interest rates, demand for loans in our market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution you not to place undue reliance on any such forward-looking statements, which only speak as of the date made. The Company wishes to advise you that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Overview

The Company's results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of savings accounts, time deposits and money market deposit accounts. The results of operations also are affected by the provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gains and losses on the sale of securities and miscellaneous other income, including income on rental properties. Non-interest expense currently consists primarily of salaries and employee benefits, occupancy, data processing, professional fees, charitable contributions, and other operating expenses. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Critical Accounting Estimates

Management of the Company considers the allowance for loan losses to be its critical accounting estimate. The methodology for determining the allowance for loan losses is considered a critical accounting policy due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses. The allowance for loan losses is evaluated quarterly by management and is based upon consideration of current economic conditions, the Company's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured.
This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances established, which could have a material negative effect on the Company's financial results.

Comparison of Financial Condition at December 31, 2004 and 2003

Total assets increased from $121.0 million at December 31, 2003 to $138.2 million at December 31, 2004. Proceeds from sale of common stock of $16.0 million, net of shares issued to the ESOP, were invested in $8.5 million of Federal agency obligations and corporate debt securities, $2.0 million in Federal Home Loan Bank stock and the remaining $5.5 million was used to fund loans and deposit withdrawals. As a result, securities available for sale increased from $9.9 million at December 31, 2003 to $14.3 million at December 31, 2004. Federal Home Loan Bank stock rose from $5.4 million at December 31, 2003 to $7.8 million at December 31, 2004. Loans, net increased from $101.1 million at December 31, 2003 to $112.2 million at December 31, 2004 as a result of new loan originations, partially offset by loan collections. Accrued interest receivable increased from $300,000 at December 31, 2003 to $414,000 at December 31, 2004 due to a higher securities portfolio balance and timing of interest receipts on loans and securities. Deposits increased slightly from $97.9 million at December 31, 2003 to $98.3 million at December 31, 2004. Advances from Federal Home Loan Bank decreased from $4.0 million at December 31, 2003 to $2.9 million at December 31, 2004, as certain advances from the Federal Home Loan Bank were repaid. Other liabilities increased from $308,000 at December 31, 2003 to $437,000 at December 31, 2004 as a result of the timing of payment of Federal income taxes and certain accrued expenses. Stockholders' equity increased from $18.8 million at December 31, 2003 to $36.6 million at December 31, 2004, primarily as a result of $16.0 million in net proceeds from sale of common stock and net income for the year ended December 31, 2004 of $1.9 million.

Asset Quality

The following table sets forth information with respect to the Company's nonperforming loans at the dates indicated.

                                                           December 31,      December 31,
                                                               2004              2003
                                                           ------------      ------------
Accruing loans past due 90 days or more                    $      2,728           140,453
Nonaccrual loans                                                     --                --
                                                           ------------      ------------
  Total nonperforming loans                                $      2,728           140,453
                                                           ============      ============

Allowance for losses on nonperforming loans                $        273            14,045
                                                           ============      ============

Nonperforming loans with no allowance for loan losses      $         --                --
                                                           ============      ============

At December 31, 2004, the Company had no loans that were not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure as nonaccrual, 90 days past due or restructured.

Under the Company's internal review policy, loans classified as substandard decreased from $182,000 at December 31, 2003 to $89,000 at December 31, 2004. Loans classified as doubtful amounted to $281 at December 31, 2003 compared to none at December 31, 2004.

Following is a summary of activity in the allowance for loan losses:

                                                    December 31,    December 31,
                                                        2004             2003
                                                    ------------    ------------
Balance at beginning of year                         $  428,700         398,700
  Charge-offs                                              (281)             --
  Recoveries                                                 --              --
  Provision charged to expense                               --          30,000
                                                     ----------      ----------
Balance at end of year                               $  428,419         428,700
                                                     ==========      ==========

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net income increased from $1.61 million for the year ended December 31, 2003 to $1.95 million for the year ended December 31, 2004. The increase in net income resulted from higher net interest income, lower provision for loan losses and lower loss on sale of securities available for sale in 2003, which more than offset higher non-interest expense and increased income taxes. Net interest income increased from $4.2 million for the year ended December 31, 2003 to $4.7 million for the year ended December 31, 2004. The increase was due to growth of the Company primarily as a result of the offering, offset by a slightly lower interest rate spread.

The ratio of interest-earning assets to interest-bearing liabilities rose from 117.21% for the year ended December 31, 2003 to 126.77% for the year 2004. The interest rate spread was 3.20% for the year ended December 31, 2003, compared to 3.17% for the year ended December 31, 2004. The average rate on interest-earning assets decreased by 36 basis points, while the average rate on interest-bearing liabilities decreased by 33 basis points. The decline in the interest rate spread was attributable to lower rates earned on loans, which more than offset the repricing of deposit rates.

Total interest and dividend income increased from $7.0 million for the year ended December 31, 2003 to $7.3 million for the year ended December 31, 2004. Interest income on loans increased from $6.1 million for the year ended December 31, 2003 to $6.3 million for the year ended December 31, 2004. Interest income on loans increased as a result of a higher average balance, partially offset by a lower average yield. The average yield on loans decreased from 6.40% for the year ended December 31, 2003 to 6.03% for the year ended December 31, 2004. The average balance of loans was $95.2 million and $105.0 million for the years ended December 31, 2003 and 2004, respectively. The higher average balance for loans reflected an increase in loan originations. Interest and dividend income on securities, including taxable, non-taxable and FHLB stock, remained virtually unchanged from year to year.

Interest expense on deposits decreased from $2.8 million for the year ended December 31, 2003 to $2.5 million for the year 2004. Interest expense on deposits decreased as a result of a lower average rate. The average rate on interest-bearing liabilities decreased from 2.84% for the year ended December 31, 2003 to 2.51% for the year 2004. Interest expense on advances from the Federal Home Loan Bank for the year ended December 31, 2004 increased to $30,000 from $15,000 for the year 2003 due to a higher average balance and higher average rate.

The provision for loan losses decreased from $30,000 for the year ended December 31, 2003 to none for 2004. The provision for loan losses is based upon management's consideration of current economic conditions, the Company's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in the Company's provision for loan losses. The Company is subject to periodic examination by the Office of Thrift Supervision (the "OTS"), which may require the Company to record increases in the allowances based on their evaluation of available information. There can be no assurance that the OTS will not require further increases to the allowances.

Noninterest income increased from a loss of $29,000 for the year ended December 31, 2003 to income of $9,000 for the year 2004. The 2003 year included losses on sales of securities available for sale of $46,000. Other noninterest income consisted of rental income, net of expenses.

Noninterest expense increased from $1.53 million for the year ended December 31, 2003 to $1.58 million for the year 2004. Compensation and employee benefits increased from $784,000 for the year ended December 31, 2003 to $890,000 for the year 2004. Compensation and employee benefits increased due to salary increases, higher benefit costs associated with the retirement plan and employee bonus plan, which distributes 5% of the Association's pre-tax income to its employees based upon each employee's years of service and salary level, as well as expenses related to the Employee Stock Ownership Plan approved as part of the stock offering. Pursuant to Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," the Company recognized compensation expense equal to the fair market value of shares committed to be released during the period. ESOP expense for the year ended December 31, 2004 was $58,000, compared to none for the year ended December 31, 2003. Director fees increased from $127,000 for the year ended December 31, 2003 to $155,000 for the year 2004. Director fees increased as a result of additional director meetings held due to the offering and the addition of one director. Professional services increased from $47,000 for the year ended December 31, 2003 to $145,000 for the year 2004. Professional services increased as a result of higher audit fees incurred and costs related to the Company's securities filings as a public company. Charitable contributions decreased from $219,000 for the year ended December 31, 2003 to $11,000 for the year ended December 31, 2004 due to a lower level of discretionary contributions authorized. Other non-interest expense rose from $157,000 for the year ended December 31, 2003 to $178,000 for the year 2004 as a result of additional costs of operating as a public entity.

Income taxes increased from $995,000 for the year ended December 31, 2003 to $1.2 million for the year ended December 31, 2004. Income taxes increased due to higher pretax income. The effective tax rate was 38.1% for the year ended December 31, 2003 versus 38.6% for the year ended December 31, 2004.

Average Balance Sheet

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as their effects were not material. All average balances are based on month-end balances averaged for the year. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                                  Years Ended December 31,
                                          At December   ----------------------------------------------------------------------------
                                           31, 2004                     2004                                    2003
                                          -----------   -------------------------------------  -------------------------------------
                                                          Average                                Average
                                                        Outstanding                            Outstanding
                                          Yield/Rate      Balance     Interest     Yield/Rate    Balance      Interest    Yield/Rate
                                          ----------    -----------   --------     ----------  -----------    --------    ----------
                                                                              (Dollars in thousands)
Interest-earning assets:
 Loans                                       5.74%        $104,966      $6,332        6.03%      $ 95,247      $6,097        6.40%
 Securities available for sale               4.30%          10,986         476        4.33%        12,014         505        4.20%
 Securities held to maturity                 4.72%             566          23        4.06%           614          26        4.23%
 Federal Home Loan Bank                      5.50%           6,507         369        5.67%         5,788         337        5.82%
 Other                                       2.85%           4,809          67        1.39%         2,377          42        1.77%
                                                          --------      ------                   --------      ------
  Total interest-earning assets              5.54%         127,834       7,267        5.68%       116,040       7,007        6.04%
Non-interest-earning assets                                  1,869                                  1,790
                                                          --------                               --------
  Total assets                                            $129,703                               $117,830
                                                          ========                               ========

Interest-bearing liabilities:
 Savings deposits                            1.00%        $  4,857          59        1.21%      $  4,520          63        1.39%
 Money market deposits                       1.66%          24,404         411        1.68%        21,639         376        1.74%
 Certificates of deposit                     3.06%          69,587       2,028        2.91%        71,578       2,358        3.29%
 Advances from FHLB                          2.05%           1,992          30        1.51%         1,269          15        1.18%
                                                          --------      ------                   --------      ------
  Total interest-bearing liabilities         2.61%         100,840       2,528        2.51%        99,006       2,812        2.84%
Non-interest-bearing liabilities                               631                                    713
                                                          --------                               --------
  Total liabilities                                        101,471                                 99,719
Stockholders' equity                                        28,232                                 18,111
                                                          --------                               --------
  Total liabilities and stockholders'
   equity                                                 $129,703                               $117,830
                                                          ========                               ========

Net interest income                                                     $4,739                                 $4,195
                                                                        ======                                 ======
Net interest rate spread (1)                 2.93%                                    3.17%                                  3.20%
Net interest-earning assets (2)                           $ 26,994                               $ 17,034
                                                          ========                               ========
Net interest margin (3)                                                               3.71%                                  3.62%
Ratio of interest-earning assets to
  interest-bearing liabilities                                                      126.77%                                117.21%

----------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-year average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-year average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                          Year Ended December 31,
                                                               2004 vs. 2003
                                           ---------------------------------------------------
                                              Increase (Decrease) Due to
                                           -------------------------------      Total Increase
                                              Volume              Rate            (Decrease)
                                           ------------       ------------      --------------
                                                             (In thousands)
Interest-earning assets:
 Loans                                     $        540       $       (305)      $        235
 Securities available for sale                      (45)                16                (29)
 Securities held to maturity                         (2)                (1)                (3)
 Federal Home Loan Bank stock                        40                 (8)                32
 Other                                               32                 (7)                25

                                           ------------       ------------       ------------
   Total interest-earning assets                    565               (305)               260
                                           ------------       ------------       ------------
Interest-bearing liabilities:
 Savings deposits                                     6                (10)                (4)
 Money market deposits                               46                (11)                35
 Certificates of deposit                            (64)              (266)              (330)
 Advances from FHLB                                  10                  5                 15

                                           ------------       ------------       ------------
   Total interest-bearing liabilities                (2)              (282)              (284)
                                           ------------       ------------       ------------

Change in net interest income              $        567       $        (23)      $        544
                                           ============       ============       ============

Management of Market Risk

General

The majority of the Company's assets and liabilities are monetary in nature. Consequently, the most significant form of market risk is interest rate risk. The Company's assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, the principal part of the Company's business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, the Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given the Company's business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review the asset/liability policies and interest rate risk position.

During the low interest rate environment that has existed in recent years, the Company has implemented the following strategies to manage interest rate risk:
(i) maintaining a high equity-to-assets ratio, (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans and (iii) match-funding loans with adjustable rate deposits, when possible. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, the Company believes it is better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value

The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off-balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the OTS model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, the Company did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The OTS provides the results of the interest rate sensitivity model, which is based on information provided by the Company to the OTS to estimate the sensitivity of the Company's net portfolio value.

The table below sets forth, as of December 31, 2004, the estimated changes in the NPV and net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                              NPV
                      -----------------------------------------------------
                                          Estimated Increase (Decrease) in      Net Portfolio Value as a Percentage of
  Change in                                              NPV                            Present Value of Assets
Interest Rates                         ------------------------------------     ---------------------------------------
(basis points)        Estimated NPV       Amount                   Percent      NPV Ratio        Change in Basis Points
                      -------------    ------------             -----------     ---------        ----------------------
                                     (Dollars in thousands)
     +300               $ 24,552       $   (7,370)                   (23)%        19.68%           (385) basis points
     +200                 27,181           (4,741)                   (15)         21.15            (238) basis points
     +100                 29,810           (2,112)                    (7)         22.53            (100) basis points
        0                 31,922               --                     --          23.53              --
     -100                 32,597              675                      2          23.69               16 basis points

The table above indicates that at December 31, 2004, in the event of a 100 basis point decrease in interest rates, we would experience a 2% increase in the net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 15% decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of the interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of the interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

Liquidity and Capital Resources

The Company maintains liquid assets at levels considered adequate to meet liquidity needs. We adjust our liquidity levels to fund deposit outflows, repay our borrowings and fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2004 and 2003, $1.6 million and $2.1 million, respectively, were invested in cash and cash equivalents. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2004 and 2003, our loan originations, net of collected principal, totaled $11.0 million and $9.6 million, respectively, reflecting net growth in our portfolio due to the continued low interest rate environment. We did not sell any loans during the years ended December 31, 2004 or 2003. Cash received from the calls and maturities of available-for-sale investment securities totaled $4.4 million and $7.8 million for the years ended December 31, 2004 and 2003, respectively. We purchased $8.9 million and $8.3 million in available-for-sale investment securities during the years ended December 31, 2004 and 2003, respectively, and sold $1.3 million in such securities during the year ended December 31, 2003. We purchased $770,000 in held-to-maturity securities during the year ended December 31, 2003 and received proceeds of $192,000 and $197,000 from the pay-down of such securities during the years ended December 31, 2004 and 2003, respectively.

Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $323,000 and $1.9 million for years ended December 31, 2004 and 2003, respectively.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2004, we had $2.9 million in advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $43 million.

The Association is required to maintain certain minimum capital requirements under OTS regulations. Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under the capital adequacy guidelines and regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the

Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Note 9 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2004, we had outstanding commitments to originate loans of $1.7 million and unfunded commitments under lines of credit of $1.5 million. At December 31, 2004, certificates of deposit scheduled to mature in less than one year totaled $28.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Company, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, the Company will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances in order to maintain our level of assets. Alternatively, the Company would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Off-Balance Sheet Arrangements

In the ordinary course of business, the Company is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

At December 31, 2004 and 2003, the Company had $1.7 million and $1.3 million, respectively, of commitments to grant loans, and $1.5 million and $3.7 million, respectively, of unfunded commitments under lines of credit.

Recent Accounting Pronouncements

The following accounting standards were recently issued relating to the financial services industry.

In March 2004, the SEC issued Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value. The guidance in SAB 105 is applied to mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The implementation of SAB 105 did not have a material impact on our Consolidated Financial Statements.

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired including, whether an investor has the ability and intent to hold an investment until recovery. In addition, EITF 03-1 contains disclosure requirements regarding impairments that have not been recognized as other than temporary.

In September 2004, the FASB issued a proposed staff position EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This proposed staff position is expected to provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. As a result of this proposed position statement, the FASB has indefinitely delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. Management will evaluate the impact of adopting the application of the guidance for evaluating an other-than-temporary impairment upon issuance of the guidance.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) (R), "Share-Based Payment." SFAS No. 123 (R) requires all entities to recognize compensation expense equal to the fair value of share-based payments such as stock options granted to employees. The Company is required to record compensation expense for the unvested portion of previously granted awards that are outstanding as of the required effective date over the requisite service period. In addition, the Company may elect to adopt SFAS No. 123 (R) by restating prior years on a basis consistent with the pro forma disclosures required for those years by SFAS No.
123. SFAS No. 123 (R) is effective for public entities that file as small business issuers for the first reporting period beginning after December 15, 2005. SFAS No. 123 (R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company does not currently have any share-based payment arrangements that are within the scope of SFAS No. 123 (R).

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ McGladrey & Pullen, LLP

Champaign, Illinois
February 5, 2005

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Balance Sheets
December 31, 2004 and 2003

                                                                              2004                 2003
----------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                  $   1,536,987       $   1,343,860
Federal funds sold                                                             100,000             800,000
                                                                         ---------------------------------
             Total cash and cash equivalents                                 1,636,987           2,143,860
Interest-bearing time deposits                                                 500,000             500,000
Securities available for sale                                               14,333,810           9,856,218
Securities held to maturity (fair value of $464,575 and $665,577 at
  December 31, 2004 and 2003, respectively)                                    472,418             668,602
Federal Home Loan Bank stock                                                 7,771,300           5,401,700
Loans, net of allowance for loan losses of $428,419 and $428,700
  at December 31, 2004 and 2003, respectively                              112,160,553         101,144,595
Property and equipment, net                                                    865,367             873,029
Accrued interest receivable                                                    414,067             299,587
Other assets                                                                    39,523              83,216
                                                                         ---------------------------------
             Total assets                                                $ 138,194,025       $ 120,970,807
                                                                         =================================
Liabilities and Stockholders' Equity
Liabilities
  Deposits:
     Savings                                                             $  28,107,164       $  27,386,692
     Time, $100,000 and over                                                11,271,212           9,659,495
     Other time                                                             58,875,951          60,885,145
                                                                         ---------------------------------
             Total deposits                                                 98,254,327          97,931,332
  Federal Home Loan Bank advances                                            2,900,000           4,000,000
  Accrued interest payable                                                       6,852              13,243
  Other liabilities                                                            437,200             307,506
                                                                         ---------------------------------
             Total liabilities                                             101,598,379         102,252,081
                                                                         ---------------------------------
Commitments, Contingencies and Credit Risk (Note 10)

Stockholders' Equity
  Preferred stock, $.10 par value, 1,000,000 shares authorized,
    no shares issued                                                                --                  --
    Common stock, $.10 par value, 10,000,000 shares authorized,
     3,920,060 and 100 shares issued and outstanding at
     December 31, 2004 and 2003                                                392,006                  10
  Surplus                                                                   16,522,464               4,990
  Retained earnings                                                         20,533,533          18,705,730
  Accumulated other comprehensive income (loss)                                (13,274)              7,996
  Unearned Employee Stock Ownership Plan shares                               (839,083)                 --
                                                                         ---------------------------------
            Total stockholders' equity                                      36,595,646          18,718,726
                                                                         ---------------------------------
            Total liabilities and stockholders' equity                   $ 138,194,025       $ 120,970,807
                                                                         =================================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2004 and 2003

                                                                       2004               2003
--------------------------------------------------------------------------------------------------
Interest and dividend income:
  Interest and fees on loans                                       $  6,331,684       $  6,097,867
  Securities:
     Taxable interest income                                            496,292            520,735
     Nontaxable interest income                                           2,510              9,262
     Dividends                                                          369,806            337,229
  Interest-bearing deposits and federal funds sold                       66,856             42,145
                                                                   -------------------------------
             Total interest and dividend income                       7,267,148          7,007,238
                                                                   -------------------------------

Interest expense
  Deposits                                                            2,497,733          2,797,470
  Federal Home Loan Bank advances                                        30,135             14,935
                                                                   -------------------------------
             Total interest expense                                   2,527,868          2,812,405
                                                                   -------------------------------

             Net interest income                                      4,739,280          4,194,833

Provision for loan losses                                                    --             30,000
                                                                   -------------------------------

          Net interest income after provision for loan losses         4,739,280          4,164,833
                                                                   -------------------------------

Other income:
  (Loss) on sale of securities available for sale                            --            (45,777)
  (Loss) on sale of real estate owned                                      (316)                --
  Other                                                                   9,299             16,715
                                                                   -------------------------------
                                                                          8,983            (29,062)
                                                                   -------------------------------
Other expenses:
  Compensation and employee benefits                                    889,691            783,682
  Occupancy expense                                                     104,276             95,399
  Data processing services                                               64,844             61,318
  Advertising                                                            33,162             38,243
  Director fees                                                         154,500            126,650
  Professional fees                                                     144,981             46,488
  Charitable contributions                                               11,031            218,625
  Other                                                                 178,047            157,203
                                                                   -------------------------------
                                                                      1,580,532          1,527,608
                                                                   -------------------------------

             Income before income taxes                               3,167,731          2,608,163

Income taxes                                                          1,222,620            995,446
                                                                   -------------------------------

             Net income                                            $  1,945,111       $  1,612,717
                                                                   ===============================

Basic earnings per share                                           $       0.51                N/A
                                                                   ===============================
Diluted earnings per share                                         $       0.51                N/A
                                                                   ===============================

See Accompanying Notes to Consolidated Financial Statements

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2004 and 2003

                                                                                                          Unearned
                                                                                         Accumulated      Employee
                                                                                            Other           Stock
                                                Common                     Retained     Comprehensive     Ownership
                                                Stock         Surplus      Earnings     Income (Loss)    Plan Shares        Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                   $       10    $      4,990  $ 17,093,013    $     94,450   $         --   $ 17,192,463

Comprehensive income:
  Net income                                         --              --     1,612,717              --             --      1,612,717
  Other comprehensive income, net of tax:
    Unrealized losses on securities
      available for sale arising during
      period, net of taxes of $(70,692)              --              --            --              --             --       (116,209)
    Reclassification adjustment for losses
      included in net income, net of tax
      benefit of $16,022                             --              --            --              --             --         29,755
                                                                                                                       ------------
    Net unrealized holding losses                    --              --            --         (86,454)            --        (86,454)
                                                                                                                       ------------
  Comprehensive income                               --              --            --              --             --      1,526,263
                                             --------------------------------------------------------------------------------------

Balance, December 31, 2003                           10           4,990    18,705,730           7,996             --     18,718,726

Comprehensive income:
  Net income                                         --              --     1,945,111              --             --      1,945,111
  Other comprehensive (loss), net of tax:
    Unrealized losses on securities
      available for sale arising during
      period, net of taxes of $(13,477)              --              --            --         (21,270)            --        (21,270)
                                                                                                                       ------------
  Comprehensive income                                                                                                    1,923,841
                                                                                                                       ------------
Issuance of common stock                        391,996      16,501,989            --              --             --     16,893,985
Dividends ($.07 per share)                           --              --      (117,308)             --             --       (117,308)
Loan to ESOP for purchase of shares                  --              --            --              --       (882,010)      (882,010)
Allocation of ESOP shares                            --          15,485            --              --         42,927         58,412
                                             --------------------------------------------------------------------------------------

Balance, December 31, 2004                   $  392,006    $ 16,522,464  $ 20,533,533    $    (13,274)  $   (839,083)  $ 36,595,646
                                             ======================================================================================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003

                                                                    2004               2003
------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                  $    1,945,111     $    1,612,717
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income taxes                                            159,542             (9,499)
     Amortization of:
       Deferred loan origination (fees) costs, net                    (28,447)           155,909
       Premiums and discounts on securities                            26,786             45,356
     Provision for loan losses                                             --             30,000
     Loss on sale of real estate owned                                    316                 --
     Loss on sale of securities available for sale                         --             45,777
     Depreciation                                                      48,036             46,427
     Stock dividends                                                 (369,600)          (397,700)
     Allocation of ESOP shares                                         58,412                 --
     Change in assets and liabilities:
       (Increase) decrease in accrued interest receivable            (114,480)             8,593
       Decrease in other assets                                        25,816             82,330
       Increase (decrease) in accrued interest payable                 (6,391)               581
       Increase (decrease) in other liabilities                         1,506            (27,904)
                                                               ---------------------------------
           Net cash flows provided by operating activities          1,746,607          1,592,587
                                                               ---------------------------------
Cash Flows from Investing Activities
   Available-for-sale securities
     Purchases                                                     (8,900,000)        (8,294,234)
     Proceeds from sale                                                    --          1,287,450
     Proceeds from calls and maturities                             4,365,000          7,760,000
   Held-to-maturity securities
     Purchases                                                             --           (770,218)
     Proceeds from paydowns                                           192,059            196,994
   Federal Home Loan Bank Stock
     Purchases                                                     (2,000,000)        (1,000,000)
     Redemptions                                                           --            880,000
   Loan originations, net of principal collected                  (11,005,888)        (9,635,358)
   Purchase of property and equipment                                 (40,374)           (11,735)
   Proceeds from sale of real estate owned                             18,061                 --
                                                               ---------------------------------
           Net cash flows (used in) investing activities       $  (17,371,142)    $   (9,587,101)
                                                               ---------------------------------

                                   (Continued)

First Federal Financial Services, Inc. and Subsidiary

Years Ended December 31, 2004 and 2003

                                                                     2004             2003
---------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase in savings accounts                              $    720,472     $  2,323,495
  Net (decrease) in time accounts                                   (397,477)        (454,965)
  Advances from Federal Home Loan Bank                             1,900,000        4,000,000
  Repayments of Federal Home Loan Bank advances                   (3,000,000)              --
  Issuance of common stock, net                                   16,011,975               --
  Dividends                                                         (117,308)              --
                                                                -----------------------------
             Net cash flows provided by financing activities      15,117,662        5,868,530
                                                                -----------------------------

             Net (decrease) in cash and cash equivalents            (506,873)      (2,125,984)

Cash and cash equivalents:
  Beginning                                                        2,143,860        4,269,844
                                                                -----------------------------

  Ending                                                        $  1,636,987     $  2,143,860
                                                                =============================
Supplemental Disclosures of Cash Flow Information

  Real estate acquired in settlement of loans                   $     18,377     $         --
  Cash payments for:
     Interest                                                      2,534,259        2,811,824
     Income taxes, net of refunds                                  1,061,665          971,213

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies

First Federal Financial Services, Inc. (the Company) is a one-bank holding company, whose bank subsidiary, First Federal Savings and Loan Association of Edwardsville (the Association), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Association is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Association are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The Company is a wholly owned subsidiary of First Federal Financial Services, MHC, a federally chartered mutual holding company.

On January 2, 2001, First Federal Savings & Loan Association of Edwardsville (Association) reorganized into the two-tier holding company structure. As part of the reorganization, the Association became a capital stock savings and loan association and a wholly-owned subsidiary of First Federal Financial Services, Inc. (Company), which became the wholly-owned subsidiary of First Federal Financial Services, MHC (Mutual Holding Company). On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of the Company. In connection with the offering, the Company offered its common stock to the depositors of the Association as of specified dates and to an employee stock ownership plan. The initial public offering was consummated on June 28, 2004 through the sale and issuance by the Company of 1,764,027 shares of common stock at $10 per share. In addition, the Company issued 2,156,033 shares to the Mutual Holding Company. The Mutual Holding Company has a 55% ownership percentage in the Company. Net proceeds from the sale of common stock were $16,011,975 after deduction of conversion costs of $746,285, and unearned compensation of $882,010 related to shares issued to the ESOP.

Principles of consolidation
---------------------------

The consolidated financial statements of First Federal Financial Services, Inc. have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice in the banking industry.

The consolidated financial statements include the accounts of First Federal Financial Services, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Edwardsville. All material intercompany accounts and transactions have been eliminated in the consolidation.

Estimates
---------

In preparing the accompanying consolidated financial statements, the Company's management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the market value of investment securities.

Cash equivalents
----------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

periods. Cash flows from interest-bearing deposits, loans and deposits are treated as net increases or decreases in the statement of cash flows.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-bearing time deposits
------------------------------

Interest-bearing time deposits in banks are carried at cost. At December 31, 2004 and 2003, time deposits include $250,000 that mature in 2005 and $250,000 that mature in 2007.

Securities
----------

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank stock
----------------------------

The Association's required investment in the capital stock of the Federal Home Loan Bank is carried at cost as fair values are not readily determinable.

Loans
-----

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses
-------------------------

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Property and equipment
----------------------

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

                                                                     Years
                                                                   ---------
Building and improvements                                           15 - 50
Furniture and equipment                                              5 - 10

Real estate held for sale
-------------------------

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations. There was no real estate held for sale at December 31, 2004 or 2003.

Income taxes
------------

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not realizable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Earnings per common share
-------------------------

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period June 28, 2004, date of conversion, to December 31, 2004. ESOP shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Earnings per share for the year ended December 31, 2004 excludes income earned prior to the initial public offering on June 28, 2004. Earnings per share for the year ended December 31, 2003 is not applicable since the initial public offering was completed on June 28, 2004.

                                                                             Year Ended
                                                                            December 31,
                                                                                2004
                                                                            ------------
Net income available to common stockholders (June 28, 2004 -
  December 31, 2004)                                                        $    996,329
                                                                            ============
Basic potential common shares:
  Weighted average shares outstanding                                          1,997,620
  Weighted average unallocated Employee Stock Ownership
     Plan shares                                                                 (42,759)
                                                                            ------------
        Basic weighted average shares outstanding                              1,954,861

Dilutive potential common shares:
  None                                                                                --
                                                                            ------------

Diluted average shares outstanding                                             1,954,861
                                                                            ============

Basic earnings per share                                                    $       0.51
                                                                            ============

Diluted earnings per share                                                  $       0.51
                                                                            ============

Segment reporting
-----------------

Management views the Association as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Association as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

Reclassifications
-----------------

Certain reclassifications have been made to the balances, with no effect on net income or stockholders' equity, as of and for the year ended December 31, 2003, to be consistent with the classifications adopted as of and for the year ended December 31, 2004.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2. Securities

The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows:

                                                               December 31, 2004
                                        --------------------------------------------------------------------
                                                              Gross             Gross
                                          Amortized        Unrealized         Unrealized           Fair
Securities Available-for-Sale                Cost             Gains            (Losses)            Value
                                        --------------------------------------------------------------------
U.S. Government agency obligations      $  9,500,861      $     40,379       $    (42,564)      $  9,498,676
Corporate                                  4,854,644            43,861            (63,371)         4,835,134
                                        --------------------------------------------------------------------
                                        $ 14,355,505      $     84,240       $   (105,935)      $ 14,333,810
                                        ====================================================================
Securities Held-to-Maturity
Mortgage-backed securities              $    472,418      $      1,290       $     (9,133)      $    464,575
                                        ====================================================================

                                                                December 31, 2003
                                        --------------------------------------------------------------------
                                                              Gross             Gross
                                          Amortized        Unrealized         Unrealized           Fair
Securities Available-for-Sale                Cost             Gains            (Losses)            Value
                                        --------------------------------------------------------------------
State and municipal                     $     65,000      $      1,430       $         --       $     66,430
U.S. Government agency obligations         6,423,509            80,947            (52,899)         6,451,557
Corporate                                  3,354,657            72,787            (89,213)         3,338,231
                                        --------------------------------------------------------------------
                                        $  9,843,166      $    155,164       $   (142,112)      $  9,856,218
                                        ====================================================================

Securities Held-to-Maturity
Mortgage-backed securities              $    668,602      $      4,109       $     (7,134)      $    665,577
                                        ====================================================================

Management evaluates the investment portfolio on a quarterly basis to determine if investments have suffered an other than temporary decline in value. In addition, management monitors market trends and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 and 2003, are summarized as follows:

                                                                            December 31, 2004
                                    ------------------------------------------------------------------------------------------------
                                          Less than 12 Months                12 Months or More                     Total
                                    ----------------------------      ----------------------------      ----------------------------
                                        Fair           Unrealized        Fair          Unrealized          Fair           Unrealized
                                       Value            Losses           Value            Losses           Value            Losses
                                    ----------------------------      ----------------------------      ----------------------------
Securities available for sale:
  U.S. government agency
    obligations                     $ 2,886,320      $     8,655      $ 1,465,560      $    33,909      $ 4,351,880      $    42,564
  Corporate                             733,815           16,185          799,814           47,186        1,533,629           63,371
                                    ----------------------------      ----------------------------      ----------------------------

                                    $ 3,620,135      $    24,840      $ 2,265,374      $    81,095      $ 5,885,509      $   105,935
                                    ============================      ============================      ============================

Securities held to maturity:
Mortgage-backed securities          $        --      $        --      $   430,014      $     9,133      $   430,014      $     9,133
                                    ============================      ============================      ============================

                                                                             December 31, 2003
                                    ------------------------------------------------------------------------------------------------
                                          Less than 12 Months                12 Months or More                     Total
                                    ----------------------------      ----------------------------      ----------------------------
                                        Fair          Unrealized         Fair          Unrealized          Fair           Unrealized
                                       Value            Losses           Value           Losses            Value            Losses
                                    ----------------------------      ----------------------------      ----------------------------
Securities available for sale:
  U.S. government agency
    obligations                     $ 1,446,915      $    52,899      $        --      $        --      $ 1,446,915      $    52,899
  Corporate                           1,507,787           89,213               --               --        1,507,787           89,213
                                    ----------------------------      ----------------------------      ----------------------------

                                    $ 2,954,702      $   142,112      $        --      $        --      $ 2,954,702      $   142,112
                                    ============================      ============================      ============================
Securities held to maturity:
  Mortgage-backed securities        $   582,747      $     7,134      $        --      $        --      $   582,747      $     7,134
                                    ============================      ============================      ============================

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

For the year ended December 31, 2004 there were no realized gains or losses. For the year ended December 31, 2003, gross realized gains and losses amounted to $0 and $45,777, respectively.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The amortized cost and fair value at December 31, 2004, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                                  Available for Sale                Held to Maturity
                                             Amortized          Fair           Amortized           Fair
                                            --------------------------------------------------------------
                                                Cost            Value             Cost            Value
                                            --------------------------------------------------------------
Due in one year or less                     $ 2,114,979      $ 2,128,501      $        --      $        --
Due after one year through five years         7,404,584        7,425,500               --               --
Due after five years through ten years        3,988,942        3,979,995               --               --
Due after ten years                             847,000          799,814               --               --
Mortgage-backed securities                           --               --          472,418          464,575
                                            --------------------------------------------------------------

                                            $14,355,505      $14,333,810      $   472,418      $   464,575
                                            ==============================================================

Note 3. Loans

The components of loans are as follows:

                                                              December 31,
                                                   ---------------------------------
                                                       2004                 2003
                                                   -------------       -------------
Mortgage loans on real estate:
  Residential:
    1 to 4 Family                                  $  97,987,704       $  93,966,535
    Multi-family                                       5,688,781           2,420,344
  Non residential                                      9,764,522           8,400,032
  Less:
    Undisbursed portion of construction loans         (1,546,007)         (3,744,890)
    Deferred loan origination fees, net                 (161,519)           (189,966)
                                                   -------------       -------------
         Total mortgage loans on real estate         111,733,481         100,852,055
                                                   -------------       -------------
Consumer and other loans:
  Consumer loans                                         696,583             640,409
  Savings account loans                                  158,908              80,831
                                                   -------------       -------------
         Total consumer and other loans                  855,491             721,240
                                                   -------------       -------------

  Less allowance for loan losses                        (428,419)           (428,700)
                                                   -------------       -------------

                                                   $ 112,160,553       $ 101,144,595
                                                   =============       =============

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

An analysis of the allowance for loan losses follows:

                                                                        Years Ended
                                                                        December 31,
                                                              -----------------------------
                                                                  2004              2003
                                                              -----------------------------
Balance, beginning                                            $   428,700       $   398,700
   Provision for loan losses                                           --            30,000
   Loans charged off                                                 (281)               --
   Recoveries applicable to loans previously charged off               --                --
                                                              -----------------------------

Balance, ending                                               $   428,419       $   428,700
                                                              =============================

The Association has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2004 and 2003 are summarized as follows:

                                                                       December 31,
                                                              -----------------------------
                                                                  2004             2003
                                                              -----------------------------
Balance beginning of year                                     $ 1,073,278       $ 1,195,394
Additions                                                          32,500           472,000
Repayments                                                       (105,830)         (594,116)
                                                              -----------------------------

Balance, end of year                                          $   999,948       $ 1,073,278
                                                              =============================

Loans contractually 90 days past due or more and loans classified as non-accrual are summarized as follows:

                                                                       December 31,
                                                              -----------------------------
                                                                  2004             2003
                                                              -----------------------------
Loans 90 days or more past due and still accruing             $    2,728        $   140,453
Non-accrual loans                                                     --                 --
                                                              -----------------------------

                                                              $    2,728        $   140,453
                                                              =============================

The Company had no impaired loans outstanding at December 31, 2004 and 2003.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 4. Property and Equipment

The components of property and equipment are as follows:

                                                                    December 31,
                                                           ------------------------------
                                                               2004                2003
                                                           ------------------------------
Land                                                       $  266,369          $  266,369
Building and improvements                                   1,041,991           1,036,553
Furniture and equipment                                       240,455             218,302
                                                           ------------------------------
                                                            1,548,815           1,521,224
Less accumulated depreciation                                 683,448             648,195
                                                           ------------------------------

                                                           $  865,367          $  873,029
                                                           ==============================

Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $48,036 and $46,427, respectively.

Note 5. Deposits

At December 31, 2004, the scheduled maturities of time deposits are as follows:

Year ended                                                                       Amount
-----------------------------------------------------------------------------------------
  December 31, 2005                                                           $28,776,859
  December 31, 2006                                                            15,245,016
  December 31, 2007                                                            11,649,546
  December 31, 2008                                                             9,503,840
  December 31, 2009                                                             4,838,564
  Thereafter                                                                      133,338
                                                                              -----------
                                                                              $70,147,163
                                                                              ===========

Note 6. Federal Home Loan Bank Advances

Federal Home Loan Bank advances are summarized as follows:

                                                                      December 31,
                                                               --------------------------
                                                                  2004            2003
                                                               --------------------------
Line of credit, including interest at an adjustable rate,
2.47% at December 31, 2004                                     $1,900,000      $4,000,000
Fixed term loan, due 3/17/05 with interest at 1.24%             1,000,000              --
                                                               --------------------------

                                                               $2,900,000      $4,000,000
                                                               ==========================

At December 31, 2004 and 2003, in addition to FHLB stock, eligible residential real estate loans were pledged to the FHLB to secure advances outstanding.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 7. Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                                Year Ended
                                                               December 31,
                                                      -----------------------------
                                                         2004               2003
                                                      -----------------------------
Federal:
  Current                                             $   884,117       $   839,085
  Deferred                                                130,786            (9,707)
                                                      -----------------------------
            Total                                       1,014,903           829,378
                                                      -----------------------------
State:
  Current                                                 178,961           165,860
  Deferred                                                 28,756               208
                                                      -----------------------------
            Total                                         207,717           166,068
                                                      -----------------------------

            Total                                     $ 1,222,620       $   995,446
                                                      =============================

The Company's income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2004 and 2003, as follows:

                                                               December 31,
                                                      -----------------------------
                                                          2004              2003
                                                      -----------------------------
Expected income taxes                                 $ 1,108,706       $   912,857
Income tax effect of:
  State taxes, net of federal income tax benefit          135,016           107,944
  Tax exempt interest                                        (790)           (2,862)
  Income taxed at lower rates                             (31,677)          (26,082)
  Other                                                    11,365             3,589
                                                      -----------------------------

                                                      $ 1,222,620       $   995,446
                                                      =============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The tax effects of principal temporary differences are shown in the following table:

                                                             December 31,
                                                      -------------------------
                                                          2004          2003
                                                      -------------------------
Allowance for loan losses                             $   165,375   $   165,173
Loan fees and costs                                        62,348        73,192
Unrealized loss on securities available for sale            8,421            --
Other                                                      20,132        18,438
                                                      -------------------------
       Deferred tax asset                                 256,276       256,803
                                                      -------------------------

Unrealized gain on securities available for sale               --        (5,056)
Premises and equipment basis                              (22,356)      (17,278)
FHLB stock                                               (359,668)     (216,592)
Other                                                      (2,440)           --
                                                      -------------------------
       Deferred tax liability                            (384,464)     (238,926)
                                                      -------------------------

       Net deferred tax asset (liability)             $  (128,188)  $    17,877
                                                      =========================

Retained earnings at December 31, 2004 and 2003 include approximately $1,968,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $762,300, at December 31, 2004 and 2003.

Note 8. Profit-Sharing Plan

The Association has a profit-sharing plan for those employees who meet certain eligibility requirements. The annual contribution to the plan is determined by the Board of Directors, and may not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the years ended December 31, 2004 and 2003, was $94,497 and $91,027, respectively.

Note 9. Capital Ratios

The Company's primary source of funds is dividends received from the Association. By regulation, the Association is prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets, without regulatory approval. As a practical matter, dividends distributed by the Association are restricted to amounts that maintain prudent capital levels.

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's category.

The Association's actual capital amounts and ratios as of December 31, 2004 and 2003 are presented in the following table.

                                                                                                           To be Well
                                                                                                        Capitalized Under
                                                                                For Capital             Prompt Corrective
                                                        Actual              Adequacy Purposes           Action Provisions
                                               -----------------------------------------------------------------------------
                                                  Amount       Ratio          Amount      Ratio        Amount         Ratio
                                               -----------------------------------------------------------------------------
December 31, 2004
Tangible Capital to Tangible Assets            $27,920,000     21.24%      $ 1,971,000    1.50%              N/A        N/A

Tier I Capital to Adjusted Total Assets        $27,920,000     21.24%      $ 3,943,000    3.00%      $ 6,571,000       5.00%

Tier I Capital to Risk Weighted Assets         $27,920,000     40.39%              N/A     N/A       $ 4,148,000       6.00%

Total Capital to Risk Weighted Assets          $28,348,000     41.01%      $ 5,531,000    8.00%      $ 6,913,000      10.00%

December 31, 2003
Tangible Capital to Tangible Assets            $18,706,000     15.46%      $ 1,814,000    1.50%              N/A        N/A

Tier I Capital to Adjusted Total Assets        $18,706,000     15.46%      $ 3,629,000    3.00%      $ 6,048,000       5.00%

Tier I Capital to Risk Weighted Assets         $18,706,000     29.82%              N/A     N/A       $ 3,764,000       6.00%

Total Capital to Risk Weighted Assets          $19,135,000     30.50%      $ 5,019,000    8.00%      $ 6,274,000      10.00%

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Although the Company's regulators approved the mutual holding company's waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company's retained earnings. The Company's mutual holding company waived its share of dividends declared by the Company amounting to $150,922 for the year ended December 31, 2004.

Note 10. Commitments, Contingencies and Credit Risk

In the ordinary course of business, the Company has various commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse affect on the financial position of the Company.

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                               December 31,
                                                          ----------------------
                                                            2004          2003
                                                          ----------------------
                                                              (in thousands)
Commitments to grant loans                                $  1,676      $  1,282
Unfunded commitments under lines of credit                   1,546         3,745

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

Unfunded commitments under construction lines-of-credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

The Company does not engage in the use of interest rate swaps or futures, forwards or option contracts.

Note 11. Employee Stock Ownership Plan

The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the stock offering in 2004, the Company loaned funds to the ESOP for the purchase of the Company's common stock at the initial public offering at $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level annual payments of $70,318 over 20 years beginning December 31, 2004. All shares are held in a suspense account for allocation among the

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $58,412 was incurred in 2004.

Dividends on shares held by the ESOP are paid to the ESOP and, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding notes.

The following table reflects the shares held by the plan at December 31, 2004:

                                                                    December 31,
                                                                        2004
                                                                    ------------
Unallocated shares (fair value at December 31, 2004 of $1,225,057)        83,908
Allocated shares                                                           4,293
                                                                    ------------
                                                                          88,201
                                                                    ============

Note 12. Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents
-------------------------

The carrying amounts of cash and cash equivalents approximate fair values.

Interest-bearing time deposits
------------------------------

Fair values of interest-bearing time deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities
----------

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying amount of accrued interest receivable approximates its fair value.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Loans
-----

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities
-------------------

The fair values disclosed for demand deposits (savings) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank advances
-------------------------------

The fair value of variable rate Federal Home Loan Bank advances approximate carrying value. The fair value of fixed rate Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on current rates for similar advances.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                             December 31, 2004                  December 31, 2003
                                      ------------------------------------------------------------------
                                        Carrying            Fair            Carrying             Fair
                                         Amount             Value            Amount             Value
                                      ------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents           $  1,636,987      $  1,636,987      $  2,143,860      $  2,143,860
  Interest-bearing time deposits           500,000           508,997           500,000           512,735
  Securities                            14,806,228        14,798,385        10,524,820        10,521,795
  Federal Home Loan Bank stock           7,771,300         7,771,300         5,401,700         5,401,700
  Loans, net                           112,160,553       113,805,817       101,144,595       103,769,870
  Accrued interest receivable              414,067           414,067           299,587           299,587

Financial Liabilities:
  Deposits                              98,254,327        98,572,537        97,931,332        98,470,143
  Advances from Federal Home
     Loan Bank                           2,900,000         2,897,956         4,000,000         4,000,000
  Accrued interest payable                   6,852             6,852            13,243            13,243

In addition, other assets and liabilities of the Association that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

Note 13. Liquidation Account

At the time of conversion to a stock corporation, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $26,859,000. This account is proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare or pay a cash dividend on, or purchase any of, its capital stock, if the effect of such dividends or repurchase would be to cause the Bank's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 14. Condensed Financial Statements of Parent Company

Financial information pertaining only to First Federal Financial Services, Inc. at December 31, 2004 and 2003 is as follows:

                                 Balance Sheets
                           December 31, 2004 and 2003

                                                                                         2004              2003
                                                                                    -------------------------------
Assets
  Cash and cash equivalents                                                         $  1,185,833       $      4,835
  Investment securities available for sale                                             6,622,746                 --
  ESOP note receivable                                                                   832,762                 --
  Investment in common stock of First Federal Savings & Loan Association              27,889,810         18,714,302
  Other assets                                                                            90,181              3,215
                                                                                    -------------------------------
      Total assets                                                                  $ 36,621,332       $ 18,722,352
                                                                                    ===============================

Liabilities and Stockholders' Equity
  Other liabilities                                                                 $     25,686       $      3,626
                                                                                    -------------------------------
      Total liabilities                                                                   25,686              3,626
                                                                                    -------------------------------
Stockholders' equity
  Common stock                                                                           392,006                 10
  Surplus                                                                             16,522,464              4,990
  Retained earnings                                                                   20,533,533         18,705,730
  Accumulated comprehensive income (loss)                                                (13,274)             7,996
  Unearned ESOP shares                                                                  (839,083)                --
                                                                                    -------------------------------
Stockholders' Equity                                                                  36,595,646         18,718,726
                                                                                    -------------------------------
      Total liabilities and stockholders' equity                                    $ 36,621,332       $ 18,722,352
                                                                                    ===============================

                         Condensed Statements of Income
                 For the Years Ended December 31, 2004 and 2003

                                                                                        2004                2003
                                                                                    -------------------------------
Dividends from subsidiary                                                           $    300,000       $         67
Investment income                                                                        154,325                 --
                                                                                    -------------------------------
                                                                                         454,325                 67
                                                                                    -------------------------------
Operating expenses                                                                        65,678                625
                                                                                    -------------------------------
      Income (loss) before income taxes (benefit) and
        equity in undistributed net income of First
        Federal Savings & Loan Association                                               388,647               (558)
                                                                                    -------------------------------
Applicable income taxes (benefit)                                                         30,228               (214)
                                                                                    -------------------------------
      Income (loss) before equity in undistributed net income
        of First Federal Savings & Loan Association                                      358,419               (344)
Equity in undistributed net income of First Federal Savings & Loan Association         1,586,692          1,613,061
                                                                                    -------------------------------
      Net income                                                                    $  1,945,111       $  1,612,717
                                                                                    ===============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                       Condensed Statements of Cash Flows
                 For the Years Ended December 31, 2004 and 2003

                                                                          2004               2003
                                                                      -------------------------------
Cash Flows from Operating Activities
  Net income                                                          $  1,945,111       $  1,612,717
  Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of First Federal
        Savings & Loan Association                                      (1,586,692)        (1,613,061)
     Amortization of premiums and discounts on securities                    5,504                 --
     Allocation of ESOP shares                                              58,412                 --
     Increase in other assets                                              (86,966)            (2,976)
     Increase in accrued expenses                                           11,095              3,026
                                                                      -------------------------------
             Net cash provided by (used in) operating activities           346,464               (294)
                                                                      -------------------------------

Cash Flows from Investing Activities
  Available-for-sale securities
     Purchases                                                          (7,400,000)                --
     Proceeds from calls and maturities                                    800,000                 --
  Investment in Subsidiary                                              (7,627,371)                --
  Loan to ESOP to purchase shares                                         (882,010)                --
  Repayment of ESOP loan                                                    49,248                 --
                                                                      -------------------------------
            Net cash flows from investing activities                   (15,060,133)                --
                                                                      -------------------------------

Cash Flows from Financing Activities
  Issuance of common stock                                              16,011,975                 --
  Dividends                                                               (117,308)                --
                                                                      -------------------------------
            Net cash flows from financing activities                    15,894,667                 --
                                                                      -------------------------------

            Net increase (decrease) in cash and cash equivalents         1,180,998               (294)

Cash and cash equivalents at beginning of year                               4,835              5,129
                                                                      -------------------------------

Cash and cash equivalents at end of year                              $  1,185,833       $      4,835
                                                                      ===============================

McGladrey & Pullen
Certified Public Accountant

Report of Independent Registered Public Accounting Firm on the Supplementary Information

To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2004 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


                                        /s/ McGladrey & Pullen, LLP

Champaign, Illinois
February 5, 2005

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

First Federal Financial Services, Inc. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2004

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Consolidated
                                                                         First Federal                          First Federal
                                                                            Savings                               Financial
                                                     First Federal          and Loan                            Services, Inc.
                                                       Financial         Association of                              and
Assets                                               Services, Inc.       Edwardsville        Eliminations        Subsidiary
                                                     -------------------------------------------------------------------------
Cash and due from banks                              $   1,185,833       $   1,431,006       $  (1,079,852)      $   1,536,987
Federal funds sold                                              --             100,000                  --             100,000
                                                     -------------------------------------------------------------------------
      Total cash and cash
         equivalents                                     1,185,833           1,531,006          (1,079,852)          1,636,987
Interest-bearing time deposits                                  --             500,000                  --             500,000
Securities available for sale                            6,622,746           7,711,064                  --          14,333,810
Securities held to maturity                                     --             472,418                  --             472,418
Investment in subsidiary                                27,889,810                  --         (27,889,810)                 --
Federal Home Loan Bank stock                                    --           7,771,300                  --           7,771,300
Loans, net of allowance for loan losses                         --         112,160,553                  --         112,160,553
Property and equipment                                          --             865,367                  --             865,367
Accrued interest receivable                                 74,061             340,006                  --             414,067
Other assets                                               848,882              34,851            (844,210)             39,523
                                                     -------------------------------------------------------------------------

                                                     $  36,621,332       $ 131,386,565       $ (29,813,872)      $ 138,194,025
                                                     =========================================================================

Liabilities and Stockholders' Equity

Liabilities
  Deposits:
    Savings                                          $          --       $  29,187,016       $  (1,079,852)      $  28,107,164
    Time, $100,000 and over                                     --          11,271,212                  --          11,271,212
    Other time                                                  --          58,875,951                  --          58,875,951
                                                     -------------------------------------------------------------------------
      Total deposits                                            --          99,334,179          (1,079,852)         98,254,327
  Federal Home Loan Bank advances                               --           2,900,000                  --           2,900,000
  Accrued interest payable                                      --               6,852                  --               6,852
  Other liabilities                                         25,686           1,255,724            (844,210)            437,200
                                                     -------------------------------------------------------------------------
      Total liabilities                                     25,686         103,496,755          (1,924,062)        101,598,379
                                                     -------------------------------------------------------------------------

Stockholders' Equity
  Preferred stock                                               --                  --                  --                  --
  Common stock                                             392,006                  10                 (10)            392,006
  Surplus                                               16,522,464           8,471,444          (8,471,444)         16,522,464
  Retained earnings                                     20,533,533          20,287,997         (20,287,997)         20,533,533
  Accumulated other comprehensive income (loss)            (13,274)            (30,558)             30,558             (13,274)
  Unearned ESOP shares                                    (839,083)           (839,083)            839,083            (839,083)
                                                     -------------------------------------------------------------------------
      Total stockholders' equity                        36,595,646          27,889,810         (27,889,810)         36,595,646
                                                     -------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity                         $  36,621,332       $ 131,386,565       $ (29,813,872)      $ 138,194,025
                                                     =========================================================================

First Federal Financial Services, Inc. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2004

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Consolidated
                                                                                First Federal                        First Federal
                                                                                   Savings                              Financial
                                                                First Federal      and Loan                          Services, Inc.
                                                                   Financial    Association of                             and
                                                                Services, Inc.   Edwardsville        Eliminations       Subsidiary
                                                                -------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                                   $        --       $ 6,331,684        $        --        $ 6,331,684
   Securities:
     Taxable interest income                                        136,449           378,945            (19,102)           496,292
     Nontaxable interest income                                          --             2,510                 --              2,510
     Dividends                                                      300,000           369,806           (300,000)           369,806
   Interest-bearing deposits and federal funds sold                  17,876            66,856            (17,876)            66,856
                                                                -------------------------------------------------------------------
            Total interest and
               dividend income                                      454,325         7,149,801           (336,978)         7,267,148
                                                                -------------------------------------------------------------------
Interest expense
   Deposits                                                              --         2,515,609            (17,876)         2,497,733
   Federal Home Loan Bank advances
     and other                                                        6,222            43,015            (19,102)            30,135
                                                                -------------------------------------------------------------------
            Total interest expense                                    6,222         2,558,624            (36,978)         2,527,868
                                                                -------------------------------------------------------------------

            Net interest income                                     448,103         4,591,177           (300,000)         4,739,280

Provision for loan losses                                                --                --                 --                 --
                                                                -------------------------------------------------------------------
            Net interest income after
               provision for loan losses                            448,103         4,591,177           (300,000)         4,739,280
                                                                -------------------------------------------------------------------

Other income:
   (Loss) on sale of securities available for sale                       --                --                 --                 --
   (Loss) on sale of real estate owned                                   --              (316)                --               (316)
   Equity in undistributed earnings of subsidiary                 1,586,692                --         (1,586,692)                --
   Other                                                                 --             9,299                 --              9,299
                                                                -------------------------------------------------------------------
                                                                  1,586,692             8,983         (1,586,692)             8,983
                                                                -------------------------------------------------------------------
Other expenses:
   Compensation and employee benefits                                    --           889,691                 --            889,691
   Occupancy expense                                                     --           104,276                 --            104,276
   Data processing services                                              --            64,844                 --             64,844
   Advertising                                                           --            33,162                 --             33,162
   Director fees                                                         --           154,500                 --            154,500
   Professional fees                                                 46,091            98,890                 --            144,981
   Charitable contributions                                              --            11,031                 --             11,031
   Other                                                             13,365           164,682                 --            178,047
                                                                -------------------------------------------------------------------
                                                                     59,456         1,521,076                 --          1,580,532
                                                                -------------------------------------------------------------------

            Income before income taxes                            1,975,339         3,079,084         (1,886,692)         3,167,731

Income taxes                                                         30,228         1,192,392                 --          1,222,620
                                                                -------------------------------------------------------------------

            Net income                                          $ 1,945,111       $ 1,886,692        $(1,886,692)       $ 1,945,111
                                                                ===================================================================

                     FIRST FEDERAL FINANCIAL SERVICES, INC.

CORPORATE INFORMATION

OFFICERS                    DIRECTORS

LARRY MOSBY                 LARRY MOSBY                JOSEPH HELMS
President and Chief         President and Chief        Veterinarian
Executive Officer           Executive Officer          Hawthorne Animal Hospital

DONALD ENGELKE              DONALD ENGELKE             DEAN PLETCHER
Vice President and Chief    Vice President and Chief   Retired
Financial Officer           Financial Officer          Pletcher Funeral Home

LINDA WERNER                NINA BAIRD                 ROBERT RICHARDS
Secretary                   Retired                    President
                            Edwardsville City Clerk    Richards Brick Company

                            HARRY GALLATIN             JOSEPH STEVENS
                            Retired                    Owner
                            Athletic Director - SIUE   Market Basket Grocery and
                              Edwardsville               Garden Center

CORPORATE OFFICES                      LEGAL COUNSEL
300 St. Louis Street                   Luse Gorman Pomerenk & Schick, P.C.
Edwardsville, Illinois                 5335 Wisconsin Avenue, N.W., Suite 400
Telephone (618) 656-6200               Washington, D.C. 20015


STOCK TRANSFER AGENT AND REGISTRAR     INDEPENDENT REGISTERED PUBLIC
Registrar and Transfer Company         ACCOUNTING FIRM
10 Commerce Drive                      McGladrey & Pullen, LLP
Cranford, New Jersey 07016             1806 Fox Drive
                                       Champaign, Illinois
                                       (217) 352-9100
STOCKHOLDERS' ANNUAL MEETING

The annual meeting of First Federal Financial Services, Inc. will be held April 21, 2005, at 2:00 p.m. at the Company's main office at 300 St. Louis Street, Edwardsville, Illinois.

FORM 10-KSB

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, FIRST FEDERAL FINANCIAL SERVICES, INC., 300 ST. LOUIS STREET, EDWARDSVILLE, ILLINOIS 62025.

                     FIRST FEDERAL FINANCIAL SERVICES, INC.
                     P.O. Box 128 o 300 Saint Louis Street
                          Edwardsville, Illinois 62025


Member
FDIC