Form 10KSB, Exhibit 13
period 2005-12-31
FIRST FEDERAL FINANCIAL SERVICES INC
filed 2006-03-30
CIK 1283582

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS

                     FIRST FEDERAL FINANCIAL SERVICES, INC.













                               2005 ANNUAL REPORT


                                                          TABLE OF CONTENTS

Message to Our Shareholders................................................................................................1


Business of First Federal Financial Services, Inc..........................................................................2


First Federal's Common Stock...............................................................................................2


Selected Consolidated Financial and Other Data of First Federal and Subsidiary.............................................4


Management's Discussion and Analysis of First Federal's Financial Condition and Results of Operations......................6


Report of Independent Registered Public Accounting Firm....................................................................18


Consolidated Balance Sheets................................................................................................19


Consolidated Statements of Income..........................................................................................20


Consolidated Statements of Stockholders' Equity............................................................................21


Consolidated Statements of Cash Flows......................................................................................22


Notes to Consolidated Financial Statements.................................................................................24


Report of Independent Registered Public Accounting Firm on the Supplementary Information...................................46


Consolidating Balance Sheet Information....................................................................................47


Consolidating Statement of Income Information..............................................................................48


Corporate Information......................................................................................................49


                       [FIRST FEDERAL LETTERHEAD AND LOGO]


Dear Fellow Shareholder:

     I am pleased to present the 2005 Annual Report of First Federal Financial Services, Inc.

     We posted solid operating results in 2005. At year end, First Federal Financial Services, Inc.'s total assets exceeded $140 million. Net income for 2005 was $1.9 million and stockholders' equity increased to $37.7 million, or 26.9% of total assets. Our net income per share for the year ended December 31, 2005 was $0.49.

     First Federal Savings & Loan Association of Edwardsville, our wholly owned savings association subsidiary, remains the driving force behind these operating results. At December 31, 2005, $99.9 million, or 84.9%, of the savings association's loan portfolio consisted of one- to four-family residential mortgage loans, with an additional $5.4 million, or 4.6%, of its loan portfolio consisting of multifamily real estate loans. As evidenced by its extremely low delinquency rates, the portfolio of loans provides First Federal Savings & Loan Association of Edwardsville with a very stable and consistent income stream.

     We are grateful to all of our employees for their hard work in achieving these results. Most of them, like you, are shareholders, having purchased shares in our initial stock offering, or having received shares through our employee stock ownership plan. As both employees and owners, they, too, have a direct stake in our success.

     We also owe a debt of gratitude to the involved and committed members of our board of directors, who provided valuable advice and counsel through the course of the year. With their continued support and guidance, we look forward to 2006 and beyond with confidence.

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


/s/ Larry W. Mosby

Larry W. Mosby
President and Chief Executive Officer

               BUSINESS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

     First Federal Financial Services, Inc. ("First Federal") is a federal corporation that was organized in 2001 as part of the mutual holding company reorganization of First Federal Savings & Loan Association of Edwardsville (the "Association"). First Federal's principal asset is our ownership of 100% of the Association's outstanding common stock. We are a majority-owned subsidiary of First Federal Financial Services, MHC (the "MHC"), a federally chartered mutual holding company. In June 2004, we sold 1,764,027 shares of our common stock to public stockholders; the remaining 2,156,033 shares are held by the MHC. The net proceeds from our stock offering totaled $16.0 million, after offering costs and unearned compensation related to shares issued to our employee stock ownership plan.

     At December 31, 2005, we had total consolidated assets of $140.2 million, total deposits of $102.1 million and stockholders' equity of $37.7 million. Our net income for the year ended December 31, 2005 was $1.9 million.

     On January 31, 2006, the Boards of Directors of the MHC and First Federal adopted a Plan of Conversion and Reorganization pursuant to which the MHC will convert from the mutual to stock form of organization (the "Conversion"). In connection with the Conversion, a new Maryland corporation named First Clover Leaf Financial Corp. ("First Clover Leaf") has been formed to be the new holding company for the Association, and will offer common stock representing the ownership interest of the MHC in First Federal to eligible depositors of the Association and the public ("the Offering"). Upon completion of the Conversion and Offering, the MHC will cease to exist and First Clover Leaf will succeed to all of the business and operations of First Federal and will be the holding company of the Association. Current stockholders of First Federal, other than the MHC, will have their existing shares exchanged for shares of First Clover Leaf based on an exchange ratio yet to be determined, but is expected to range between 1.518 and 2.054 shares for each share held. The Conversion is subject to approval by the OTS and is subject to the approval of the shareholders of First Federal and the members of the MHC and is expected to be completed in the third quarter of 2006.

     On February 3, 2006, First Federal entered into a definitive merger agreement to acquire (the "Acquisition") Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, an Illinois bank located in Edwardsville, Illinois (collectively, "Clover Leaf"). The completion of the Acquisition is contingent upon the successful completion of the Conversion. Under the terms of the merger agreement, at the effective time of the Acquisition, Clover Leaf will merge with and into First Clover Leaf. In exchange for their shares, stockholders of Clover Leaf will have the right to elect either all First Clover Leaf stock, all cash, or a combination of First Clover Leaf stock and cash, provided that, in the aggregate, 70% of the Clover Leaf shares are exchanged for First Clover Leaf stock and 30% are exchanged for cash.

                          FIRST FEDERAL'S COMMON STOCK

     First Federal's common stock trades on the Nasdaq Capital Market under the trading symbol "FFFS."

     The following table sets forth the high and low trading prices for shares of First Federal common stock and cash dividends paid per share for the periods indicated. As of December 31, 2005, there were 1,764,027 publicly held shares of First Federal common stock issued and outstanding (excluding shares held by First Federal Financial Services, MHC) held by approximately 290 holders of record.

Year Ended December 31, 2005(2)         High      Low    Dividend Paid Per Share
-----------------------------------   -------   -------  -----------------------
Fourth quarter                        $ 13.25   $ 12.65         $ 0.11
Third quarter                           13.75     13.10           0.10
Second quarter                          14.80     13.00           0.09
First quarter                           14.73     13.20           0.07

Year Ended December 31, 2004(1) (2)     High       Low   Dividend Paid Per Share
-----------------------------------   -------   -------  -----------------------

Fourth quarter                        $ 15.00   $ 13.35         $ 0.07
Third quarter                           13.85     12.00           0.00
-----------------------------
(1) First Federal's initial public stock offering was completed on June 28, 2004. Accordingly, dividends were not paid until the third quarter of 2004.
(2) During 2005 and 2004, the MHC waived cash dividends in the amount of $783,000 and $151,000, respectively. The MHC began waiving dividends in October 2004, and as of December 31, 2005, had waived dividends totaling $934,000.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                          FIRST FEDERAL AND SUBSIDIARY

     The following tables set forth selected consolidated historical financial and other data of First Federal for the periods and at the dates indicated. The information at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Federal contained herein.

                                                            At December 31,
                                                        ----------------------
                                                          2005          2004
                                                        ---------    ---------
                                                            (In thousands)
Selected Financial Condition Data:

Total assets .........................................  $ 140,158    $ 138,194
Loans, net (1) .......................................    115,645      112,161
Cash and cash equivalents ............................      3,428        1,637
Securities available for sale ........................     12,944       14,334
Securities held to maturity ..........................        353          472
Federal Home Loan Bank Stock .........................      6,214        7,771
Deposits .............................................    102,112       98,254
Borrowings ...........................................         --        2,900
Stockholders' equity - substantially restricted (2) ..     37,708       36,596


                                                        Years Ended December 31,
                                                        ----------------------
                                                          2005          2004
                                                        ---------    ---------
                                                            (In thousands)
Selected Operating Data:

Interest and dividend income .........................  $   7,748    $   7,267
Interest expense .....................................     (2,987)      (2,528)
                                                        ---------    ---------
   Net interest income ...............................      4,761        4,739
Provision for loan losses ............................         --           --
                                                        ---------    ---------
   Net interest income after provision for loan losses      4,761        4,739
Non-interest income ..................................         14            9
Non-interest expense .................................     (1,764)      (1,580)
                                                        ---------    ---------
Income before income tax expense .....................      3,011        3,168
Income tax expense ...................................     (1,148)      (1,223)
                                                        ---------    ---------
   Net income ........................................  $   1,863    $   1,945
                                                        =========    =========
Basic earnings per share (3) .........................  $    0.49    $    0.51
                                                        =========    =========
Diluted earnings per share (3) .......................  $    0.49    $    0.51
                                                        =========    =========

----------------------
(1) Net of the allowance for loan losses.
(2) Stockholders' equity is substantially restricted due to capital requirements imposed under Federal capital regulations.
(3) Basic and diluted earnings per share for 2004 is based on weighted-average shares outstanding from June 29, 2004 through December 31, 2004.

                                                                          At or For the Years Ended
                                                                                 December 31,
                                                                          -------------------------
                                                                              2005          2004
                                                                          -----------    ----------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) .........        1.34%        1.50%
Return on equity (ratio of net income to average stockholders' equity) .        5.01         6.89
Average interest rate spread (1) .......................................        2.69         3.17
Dividend payout ratio (2) ..............................................       75.51        13.73
Dividends per share (3) ................................................        0.37         0.07
Net interest margin (4) ................................................        3.47         3.17
Efficiency ratio (5) ...................................................       36.94        33.28
Non-interest expense to average total assets ...........................        1.27         1.22
Average interest-earning assets to average interest-bearing liabilities       136.00       126.77

Asset Quality Ratios:
Non-performing assets to total assets ..................................        0.01%         --%
Non-performing loans to total loans ....................................        0.01           --
Net charge-offs (recoveries) to average loans outstanding ..............          --           --
Allowance for loan losses to non-performing loans ......................    2,853.33    14,266.67
Allowance for loan losses to total loans ...............................        0.37         0.38

Capital Ratios:
Stockholders' equity to total assets at end of year ....................       26.90%       26.48%
Average stockholders' equity to average assets .........................       26.82        21.77
Tangible capital .......................................................       22.13        21.24
Tier 1 (core) capital ..................................................       22.13        21.24
Tier 1 risk-based capital ratio (6) ....................................       41.75        40.39
Total risk-based capital ratio (7) .....................................       42.36        41.01

Other Data:
Number of full service offices .........................................           1            1

-----------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)  Dividends declared per share divided by diluted earnings per share.
(3) The following table sets forth aggregate cash dividends paid per year, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

                                               For the Years Ended December 31,
                                               -------------------------------
                                                  2005                2004
                                               ------------       ------------
                                                       (In thousands)
Dividends paid to public

  Stockholders ..............................  $        622       $        117
Dividends paid to First
  Federal Financial Services, MHC ...........            15                 --
                                               ------------       ------------
Total dividends paid ........................  $        637       $        117
                                               ============       ============

     Payments listed above exclude cash dividends waived by First Fed eral Financial Services, MHC of $783,000 and $151,000 during the years ended December 31, 2005 and 2004, respectively. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of December 31, 2005, had waived dividends totaling $934,000.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings & Loan Association of Edwardsville divided by its risk-weighted assets as defined in federal regulations on required capital.
(7) Total risk-based capital ratio represents Total capital divided by risk-weighted assets.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST FEDERAL'S FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Overview

     First Federal's results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of savings accounts, time deposits and money market deposit accounts. The results of operations also are affected by the provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of miscellaneous other income, including income on rental properties. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, advertising, directors' fees, professional fees, charitable contributions, and other operating expenses. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Accounting Estimates

     First Federal considers the allowance for loan losses to be its critical accounting estimate, due to the higher degree of judgment and complexity than its other significant accounting estimates. The allowance for loan losses is evaluated quarterly by management and is based upon consideration of current economic conditions, First Federal's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances established which could have a material negative effect on First Federal's financial results.

Business Strategy

     Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential lending and we will continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with safety and soundness, such as personal and business checking accounts and additional business lending. The proposed acquisition of Clover Leaf Bank is expected to substantially expedite the achievement of this goal. However, there can be no assurances that we will successfully implement our business strategy.

     Highlights of our business strategy are as follows:

          o Remaining a Community-Oriented Institution. We were established in Edwardsville, Illinois in 1921 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

          o Continuing to Emphasize One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of December 31, 2005, $99.9 million, or 84.94%, of our total loan portfolio consisted of one- to four-family residential loans. During the year ended December 31, 2005, we originated $24.3 million of one- to four-family residential loans. We originate all loans for portfolio and do not sell loans in the secondary market. While we will continue to emphasize one- to four-family residential lending, we intend to sell in the secondary mortgage market an increasing amount of the one- to four-family residential loans that we originate, as we increase our originations and portfolio holdings of commercial real estate, commercial business, and construction and land loans.

          o Increasing our Commercial Real Estate, Commercial Business and Construction and Land Loans. As a result of the acquisition of Clover Leaf Bank, our portfolio of commercial real estate, commercial business and construction and land loans will increase substantially. The addition of experienced commercial lending personnel from Clover Leaf Bank also will augment our capacity to increase this type of lending in the future.

          o Increasing our Real Estate Lending Capacity. The additional capital raised in the offering and the acquisition of Clover Leaf Bank will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

          o Offering new products and services. The acquisition of Clover Leaf Bank will substantially increase the products and services we offer, including NOW checking accounts, business checking accounts and business loans. We expect that these new products will increase our deposit base and our fee income.

          o Maintaining high asset quality. We have focused on maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our non-performing assets at December 31, 2005 and December 31, 2004 were only $15,000 and $3,000, respectively.

          o Maintaining low operating expenses. We traditionally have maintained a low level of operating expenses, as represented by our 1.27% ratio of non-interest expense to average total assets and our 36.94% "efficiency ratio" for the year ended December 31, 2005. These ratios reflect our focus on efficiency, our small staff operating from our single banking office, and our concentration on traditional thrift products and services. While we anticipate higher operating expenses after the acquisition of Clover Leaf Bank, we intend to continue to emphasize efficiency in our operations.

Comparison of Financial Condition at December 31, 2005 and 2004

     Total Assets. Total assets increased to $140.2 million at December 31, 2005 from $138.2 million at December 31, 2004, reflecting increases in loans receivable partially offset by lower securities available for sale. Loans, net increased $3.5 million to $115.6 million at December 31, 2005, due to new loan originations partially offset by loan collections. One- to four- family loans residential mortgage loans increased to $99.9 million at December 31, 2005 from $98.0 million at December 31, 2004. In addition, non-residential mortgage loans increased to $11.1 million at December 31, 2005 from $9.8 million at December 31, 2004, reflecting the origination of a $1.6 million land development loan for a multi-phase subdivision. Cash and cash equivalents increased to $3.4 million at December 31, 2005 from $1.6 million at December 31, 2004. Securities available for sale declined to $12.9 million at December 31, 2005 due to maturities of $2.1 million and unrealized losses of $285,000, net of purchases of $1.0 million. Federal Home Loan Bank (FHLB) stock of Chicago decreased by $1.6 million to $6.2 million at December 31, 2005 as a result of redemptions of $1.9 million, less FHLB stock dividends of $343,000.

     Deposits and Borrowings. Total deposits increased $3.8 million to $102.1 million at December 31, 2005 from $98.3 million at December 31, 2004. Money market accounts decreased to $20.3 million at December 31, 2005 from $23.4 million at December 31, 2004. In contrast, certificates of deposit increased to $78.3 million at December 31, 2005 from $70.1 million at December 31, 2004, reflecting the more attractive rates available to depositors in the higher interest rate environment of 2005 compared to 2004. We repaid $2.9 million in FHLB advances during 2005, due to the higher balances of deposits. Other liabilities decreased to $334,000 at December 31, 2005 from $437,000 at December 31, 2004 reflecting the timing of our payment of Federal income taxes and certain accrued expenses.

     Stockholders' Equity. Stockholders' equity increased to $37.7 million at December 31, 2005 from $36.6 million at December 31, 2004, reflecting net income for the year ended December 31, 2005 of $1.9 million, less dividends of $637,000 and a $175,000 unrealized loss on securities, net of taxes. The loss on the securities reflected changes in market interest rates since the securities were purchased; management has concluded that none of the securities have impairments that are other than temporary.

Asset Quality

     The following table sets forth information with respect to First Federal's nonperforming loans at the dates indicated.

                                                    December 31,    December 31,
                                                        2005           2004
                                                    ------------   ------------

Accruing loans past due 90 days or more ..........  $     11,035   $      2,728
Nonaccrual loans .................................         4,453             --
                                                    ------------   ------------
   Total nonperforming loans .....................  $     15,488   $      2,728
                                                    ============   ============

     At December 31, 2005, First Federal had no loans that were not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure as nonaccrual, 90 days past due or restructured.

     Under First Federal's internal review policy, loans classified as substandard decreased to $4,000 at December 31, 2005 from $89,000 at December 31, 2004. There were no loans classified as either doubtful or loss at December 31, 2005 or 2004.

     Following is a summary of activity in the allowance for loan losses:

                                                            Years Ended December 31,
                                                           -------------------------
                                                              2005            2004
                                                           ---------       ---------
Balance beginning ......................................   $ 428,419       $ 428,700
   Provision for loan losses ...........................          --              --
   Loans charged-off ...................................          --            (281)
   Recoveries applicable to loans previously charged-off          --              --
                                                           ---------       ---------

Balance ending .........................................   $ 428,419       $ 428,419
                                                           =========       =========

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

     General. Net income decreased to $1.86 million for the year ended December 31, 2005 from $1.95 million for the year ended December 31, 2004. The decrease in net income resulted from higher non-interest expense, primarily accounting and legal fees, which more than offset slightly higher net interest income and lower income taxes.

     Net Interest Income. Net interest income increased to $4.76 million for the year ended December 31, 2005 from $4.74 million for the year ended December 31, 2004. The slight increase in net interest income was due to growth in average interest-earning assets, primarily as a result of the deployment of capital raised in First Federal's initial public offering in June 2004, offset by a lower interest rate spread.

     The ratio of interest-earning assets to interest-bearing liabilities rose to 136.00% for the year ended December 31, 2005 from 126.77% for the year ended December 31, 2004. The interest rate spread dropped 48 basis points to 2.69% for the year ended December 31, 2005, from 3.17% for the year ended December 31 2004. The average rate on interest-earning assets decreased by 2 basis points to 5.66%, while the average rate on interest-bearing liabilities increased by 46 basis points to 2.97%. The decrease in the interest rate spread was primarily attributable to higher interest rates paid on deposit accounts in the higher market interest rate environment.

     Interest Income. Total interest and dividend income increased to $7.7 million for the year ended December 31, 2005 from $7.3 million for the year ended December 31, 2004. Interest income on loans increased to $6.7 million for the year ended December 31, 2005 from $6.3 million for the year ended December 31, 2004, reflecting higher average balances of loans to $113.9 million from $105.0 million, partially offset by a lower average yield. The average yield on loans decreased to 5.89% for the year ended December 31, 2005 from 6.03% for the year ended December 31, 2004, as market interest rates for longer-term instruments continued at historically low levels. The higher average balance of loans reflected increased loan originations as we continued to deploy capital raised in our initial public offering in June 2004. Interest on securities available for sale increased to $596,000 for the year ended December 31, 2005 from $476,000 for the year ended December 31, 2004, as an increase in average outstanding balances to $13.9 million from $11.0 million more than offset a decrease in the average yield to 4.28% from 4.33%.

     Interest Expense. Interest expense on deposits increased to $3.0 million for the year ended December 31, 2005 from $2.5 million for the year ended December 31, 2004, due to a higher average rate paid on such deposits and a change in the deposit mix. The average rate paid on interest-bearing liabilities increased to 2.97% for the year ended December 31, 2005 from 2.51% for the year ended December 31, 2004 as a result of higher market interest rates paid on deposits. In addition, there was a shift in balances from lower-paying money market deposit accounts and savings accounts to higher-paying certificates of deposit, reflecting increased demand for certificates of deposit in 2005. The average balance on transaction accounts declined to $25.8 million for the year ended December 31, 2005 from $29.3 million for the year ended December 31, 2004. In contrast, the average balance on certificates increased to $74.3 million for the year ended December 31, 2005 from $69.6 million for the year ended December 31, 2004. Interest expense on advances from the FHLB for the year ended December 31, 2005 decreased to $14,000 from $30,000 for the year ended December 31, 2004 due to a lower average balance, as the borrowings were repaid during March 2005.

     Provision for Loan Losses. There was no provision for loan losses for the years ended December 31, 2005 or 2004. The provision for loan losses is based upon management's consideration of current economic conditions, First Federal's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in First Federal's provision for loan losses. First Federal is subject to periodic examination by the Office of Thrift Supervision, which may require First Federal to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Office of Thrift Supervision will not require increases to the allowances.

     Non-interest Income. Other income increased to $14,000 for the year ended December 31, 2005 from $9,000 for the year ended December 31, 2004. The increase was due primarily to higher rental income.

     Non-interest Expense. Non-interest expense increased to $1.8 million for the year ended December 31, 2005 from $1.6 million for the year ended December 31, 2004. Compensation and employee benefits increased slightly to $898,000 from $890,000 due to slightly higher benefit costs associated with the retirement plan and expenses related to the employee stock ownership plan. Retirement plan expenses amounted to $96,000 and $94,000 for 2005 and 2004, respectively. Pursuant to Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," First Federal recognized ESOP expense equal to the fair market value of shares committed to be released during the period. ESOP expense for the year ended December 31, 2005 was $60,000, compared to $58,000 for the year 2004. Occupancy expense increased to $120,000 for the year ended December 31, 2005 from $104,000 for the year ended December 31, 2004 due primarily to higher depreciation expense on furniture and equipment items. Professional services increased to $231,000 for the year ended December 31, 2005 from $145,000 for the year ended December 31, 2004 reflecting higher legal fees associated with First Federal's status as a public company. Charitable contributions rose to $50,000 from $11,000 due to a higher level of discretionary contributions authorized. Other non-interest expense rose to $203,000 from $178,000 primarily as a result of stock registrar costs and NASDAQ filing fees for a full year in 2005 compared with a partial year in 2004.

     Income Tax Expense. Income taxes decreased to $1.1 million for the year ended December 31, 2005 from $1.2 million for the year ended December 31, 2004, due to lower pretax income and a slightly lower effective tax rate. The effective tax rate was 38.1% for the year ended December 31, 2005 compared to 38.6% for the year ended December 31, 2004.

Analysis of Net Interest Income

     Net interest income is the difference between our interest income on interest-earning assets and our interest expense on interest-bearing liabilities. Our net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

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

                                                                   Years Ended December 31,
                                 At December  -----------------------------------------------------------------
                                   31, 2005                2005                              2004
                                  ----------  ------------------------------    -------------------------------
                                              Average                           Average
                                            Outstanding                       Outstanding
                                  Yield/Rate  Balance    Interest  Yield/Rate   Balance    Interest  Yield/Rate
                                  ----------  --------   --------   --------    --------   --------  ----------
                                                                     (Dollars in thousands)

Interest-earning assets:
Loans ..........................       5.76%  $113,888   $  6,712       5.89%   $104,966   $  6,332       6.03%
Securities available for sale ..       4.25     13,931        596       4.28      10,986        476       4.33
Securities held to maturity ....       4.83        411         17       4.14         566         23       4.06
Federal Home Lon Bank stock ....       3.75      6,501        343       5.27       6,507        369       5.67
Other ..........................       4.07      2,244         80       3.57       4,809         67       1.39
                                              --------    --------              --------   --------
   Total interest-earning assets       5.49    136,975      7,748       5.66     127,834      7,267       5.68
Non-interest-earning assets ....                 1,757                             1,869
                                              --------                          --------
   Total assets ................              $138,732                          $129,703
                                              ========                          ========

Interest-bearing liabilities:
Savings deposits ...............       1.00   $  4,029         32       0.79    $  4,857         59       1.21
Money market deposits ..........       2.51     21,745        451       2.08      24,404        411       1.68
Certificates of deposit ........       3.74     74,275      2,490       3.35      69,587      2,028       2.91
Advances from FHLB .............         --        669         14       2.09       1,992         30       1.51
                                              --------    --------              --------   --------
   Total interest-bearing
   liabilities .................       3.40    100,718      2,987       2.97     100,840      2,528       2.51
                                                                                                      --------
Non-interest-bearing liabilities                   811                               631
                                              --------                          --------
   Total liabilities ...........               101,529                           101,471
Stockholders' equity ...........                37,203                            28,232
                                              --------                          --------
   Total liabilities and
     stockholders' equity ......              $138,732                          $129,703
                                              ========                          ========

Net interest income ............                         $  4,761                          $  4,739
                                                         ========                          ========
Net interest rate spread (1)  ..       2.09                             2.69%                             3.17%
Net interest-earning assets (2)               $ 36,257                          $ 26,994
                                              ========                          ========
Net interest margin (3) ........                                        3.48%                             3.71%
Ratio of interest-earning assets
   to interest-bearing
   liabilities .................                                      136.00%                           126.77%


------------------------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                                 Year Ended December 31,
                                                     2005 vs. 2004
                                         ---------------------------------------
                                             Increase (Decrease)
                                                  Due to               Total
                                         ------------------------     Increase
                                           Volume         Rate       (Decrease)
                                         ----------    ----------    ----------
                                                     (In thousands)

Interest-earning assets:
  Loans ..............................   $      521    $     (141)   $      380
  Securities available for sale ......          126            (6)          120
  Securities held to maturity ........           (6)           --            (6)
  Federal Home Loan Bank stock .......           --           (26)          (26)
  Other ..............................           (7)           20            13
                                         ----------    ----------    ----------
    Total interest-earning assets ....          634          (153)          481
                                         ----------    ----------    ----------

Interest-bearing liabilities:
  Savings deposits ...................           (9)          (18)          (27)
  Money market deposits ..............          (36)           76            40
  Certificates of deposit ............          143           319           462
  Advances form FHLB .................          (39)           23           (16)
                                         ----------    ----------    ----------
    Total interest-bearing
       liabilities ...................           59           400           459
                                         ----------    ----------    ----------

  Change in net interest income ......   $      575    $     (553)   $       22
                                         ==========    ==========    ==========

Management of Market Risk

General

     The majority of First Federal's assets and liabilities are monetary in nature. Consequently, the most significant form of market risk is interest rate risk. First Federal's assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, the principal part of First Federal's business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, the board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given First Federal's business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review the asset/liability policies and interest rate risk position.

     During the relatively low interest rate environment that has existed in recent years, First Federal has implemented the following strategies to manage interest rate risk: (i) maintaining a high equity-to-assets ratio; and (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, First Federal is better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value

     The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off-balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, First Federal did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below.

     The table below sets forth, as of December 31, 2005, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                         NPV
                      ------------------------------------------
                                                                            Net Portfolio Value as a
                                                                        Percentage of Present Value of
                                                                                     Assets
                                        Estimated Increase          -------------------------------------
    Change in                           (Decrease) in NPV
  Interest Rates       Estimated   -----------------------------                           Change in
  (basis points)          NPV)        Amount         Percent         NPV Ratio           (basis points)
                                 (Dollars in thousands)
-----------------    -----------   -----------------------------    ---------------    ------------------
       +300          $    23,720   $    (8,333)        (26)%            19.05%         (449) basis points
       +200               26,403        (5,650)        (18)             20.59          (295) basis points
       +100               29,123        (2,930)         (9)             22.05          (149) basis points
         --               32,053            --          --              23.54            --  basis points
       -100               34,139         2,086           7              24.49            95  basis points
       -200               34,117         2,064           6              24.25            71  basis points

     The table above indicates that at December 31, 2005, in the event of a 200 basis point decrease in interest rates, we would experience a 6% increase in the net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience an 18% decrease in net portfolio value.

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

Liquidity and Capital Resources

     First Federal maintains liquid assets at levels considered adequate to meet liquidity needs. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

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

     A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2005 and 2004, $3.4 million and $1.6 million, respectively, were invested in cash and cash equivalents. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Chicago.

     Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

     Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2005 and 2004, our loan originations, net of collected principal, totaled $3.5 million and $11.0 million, respectively, reflecting net growth in our portfolio due to the relatively low interest rate environment. We did not sell any loans during the years ended December 31, 2005 or 2004. Cash received from the calls and maturities of available-for-sale investment securities totaled $2.1 million and $4.4 million for the years ended December 31, 2005 and 2004, respectively. We purchased $1.0 million and $8.9 million in available-for-sale investment securities during the years ended December 31, 2005 and 2004, respectively. We received proceeds of $117,000 and $192,000 from the pay-down of held to maturity securities during the years ended December 31, 2005 and 2004, respectively.

     Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $3.9 million and $323,000 for the years ended December 31, 2005 and 2004, respectively.

     Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2005, we had no advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $47.0 million.

     First Federal Savings & Loan Association of Edwardsville is required to maintain certain minimum capital requirements under Office of Thrift Supervision regulations. Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Federal Savings & Loan Association of Edwardsville's financial statements. First Federal Savings & Loan Association of Edwardsville was considered "well capitalized" at December 31, 2005.

     Under the capital adequacy guidelines and regulatory framework for prompt corrective action, First Federal Savings & Loan Association of Edwardsville must meet specific capital guidelines that involve quantitative measures of First Federal Savings & Loan Association of Edwardsville's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Note 9 to the Consolidated Financial Statements for additional discussion of capital requirements.

     At December 31, 2005, we had outstanding commitments to originate loans of $727,000 and unfunded commitments under lines of credit of $1.4 million. At December 31, 2005, certificates of deposit scheduled to mature within one year totaled $35.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with First Federal, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Federal will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances in order to maintain our level of assets. Alternatively, First Federal would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Off-Balance Sheet Arrangements

     In the ordinary course of business, First Federal is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit. First Federal follows the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Federal, is based on management's credit evaluation of the customer.

     Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which First Federal is committed.

     At December 31, 2005 and 2004, First Federal had $727,000 and $1.7 million, respectively, of commitments to grant loans, and $1.4 million and $1.5 million, respectively, of unfunded commitments under lines of credit.

Recent Accounting Pronouncements

     The following accounting standards were recently issued relating to the financial services industry.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)"). SFAS No. 123(R) requires all entities to recognize compensation expense equal to the fair value of share-based payments such as stock options granted to employees. First Federal is required to apply SFAS No.123(R) using a modified prospective method. Under this method, First Federal is required to record compensation expense for the unvested portion of previously granted awards that are outstanding as of the required effective date over the requisite service period. In addition, First Federal may elect to adopt SFAS No. 123(R) by restating prior years on a basis consistent with the pro forma disclosures required for those years by SFAS No. 123. SFAS No. 123(R) is effective for public entities that file as small business issuers at the beginning of the fiscal year that begins after December 15, 2005. SFAS No. 123(R) supersedes APB Opinion No. 25. "Accounting for Stock issued to Employees."

     In March 2005, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin No. 107 ("SAB 107"), which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public entities.

     First Federal does not currently have any share-based payment arrangements that are within the scope of SFAS No. 123 (R).

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal years beginning after June 15, 2005, and is not expected to have a material impact on First Federal's financial position or results of operations.

     In March 2005, the FASB issued Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations," an interpretation of SFAS No. 143, "Accounting for Asset Retirement Obligations." FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. The Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. First Federal does not expect the application of FIN 47 to have a material impact on First Federal's financial position or results of operations.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS No. 3." SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. First Federal does not expect SFAS No. 154 to have a material impact on First Federal's financial position or results of operations.

     In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments." The FSP addresses determining when an investment is considered impaired, whether an impairment is other than temporary, and measuring an impairment loss. The FSP also addresses the accounting subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is effective for reporting periods beginning after December 15, 2005. First Federal is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on First Federal's financial position or results of operations.

     In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk." The FSP expands the reporting requirements under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," for loan products that are determined to represent a concentration of credit risk, including contractual features where repayments are less than the repayments for fully amortizing loans of an equivalent term and high loan-to-value ratios. The guidance in this FSP is generally effective for interim and annual periods ending after December 19, 2005. First Federal is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on First Federal's financial position or results of operations.

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

[LOGO OF MCGLADREY & PULLEN]


Report of Independent Registered Public Accounting Firm


To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                      /s/ McGladrey & Pullen LLP

Champaign, Illinois
February 10, 2006



McGladrey & Pullen LLP serves clients' global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

First Federal Financial Services, Inc. and Subsidiary

Consolidated Balance Sheets
December 31, 2005 and 2004

                                                                          2005             2004
----------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                               $   1,027,901    $   1,536,987
Federal funds sold                                                        2,400,000          100,000
                                                                      ------------------------------
             Total cash and cash equivalents                              3,427,901        1,636,987
Interest-bearing time deposits                                              250,000          500,000
Securities available for sale                                            12,944,395       14,333,810
Securities held to maturity (fair value of $337,659 and $464,575 at
   December 31, 2005 and 2004, respectively)                                353,209          472,418
Federal Home Loan Bank stock                                              6,213,940        7,771,300
Loans, net of allowance for loan losses of $428,419 and $428,419
   at December 31, 2005 and 2004, respectively                          115,645,079      112,160,553
Property and equipment, net                                                 860,086          865,367
Accrued interest receivable                                                 439,632          414,067
Other assets                                                                 24,104           39,523
                                                                      ------------------------------
             Total assets                                             $ 140,158,346    $ 138,194,025
                                                                      ==============================

Liabilities and Stockholders' Equity
Liabilities
   Deposits:
     Savings                                                          $  23,845,491    $  28,107,164
     Time, $100,000 and over                                             13,072,182       11,271,212
     Other time                                                          65,194,451       58,875,951
                                                                      ------------------------------
             Total deposits                                             102,112,124       98,254,327
   Federal Home Loan Bank advances                                               --        2,900,000
   Accrued interest payable                                                   4,755            6,852
   Other liabilities                                                        333,885          437,200
                                                                      ------------------------------
             Total liabilities                                          102,450,764      101,598,379
                                                                      ------------------------------

Commitments, Contingencies and Credit Risk (Note 10)

Stockholders' Equity
   Preferred stock, $.10 par value, 1,000,000 shares authorized,
     no shares issued                                                            --               --
   Common stock, $.10 par value, 10,000,000 shares authorized,
     3,920,060 shares issued and outstanding                                392,006          392,006
   Surplus                                                               16,538,534       16,522,464
   Retained earnings                                                     21,759,719       20,533,533
   Accumulated other comprehensive (loss)                                  (187,842)         (13,274)
   Unearned Employee Stock Ownership Plan shares                           (794,835)        (839,083
                                                                      ------------------------------
             Total stockholders' equity                                  37,707,582       36,595,646
                                                                      ------------------------------
             Total liabilities and stockholders' equity               $ 140,158,346    $ 138,194,025
                                                                      ==============================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2005 and 2004

                                                                       2005          2004
--------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                                      $ 6,711,968   $ 6,331,684
   Securities:
     Taxable interest income                                           613,266       496,292
     Nontaxable interest income                                             --         2,510
     Dividends                                                         342,739       369,806
   Interest-bearing deposits and federal funds sold                     80,212        66,856
                                                                   -------------------------
             Total interest and dividend income                      7,748,185     7,267,148
                                                                   -------------------------

Interest expense
   Deposits                                                          2,973,741     2,497,733
   Federal Home Loan Bank advances                                      13,939        30,135
                                                                   -------------------------
             Total interest expense                                  2,987,680     2,527,868
                                                                   -------------------------

             Net interest income                                     4,760,505     4,739,280

Provision for loan losses                                                   --            --
                                                                   -------------------------

             Net interest income after provision for loan losses     4,760,505     4,739,280
                                                                   -------------------------

Other income:
   (Loss) on sale of real estate owned                                      --          (316)
   Other                                                                13,981         9,299
                                                                   -------------------------
                                                                        13,981         8,983
                                                                   -------------------------

Other expenses:
   Compensation and employee benefits                                  897,726       889,691
   Occupancy expense                                                   119,597       104,276
   Data processing services                                             67,272        64,844
   Advertising                                                          42,309        33,162
   Director fees                                                       153,450       154,500
   Professional fees                                                   230,702       144,981
   Charitable contributions                                             49,493        11,031
   Other                                                               203,104       178,047
                                                                   -------------------------
                                                                     1,763,653     1,580,532
                                                                   -------------------------

             Income before income taxes                              3,010,833     3,167,731

Income taxes                                                         1,148,000     1,222,620
                                                                   -------------------------

             Net income                                            $ 1,862,833   $ 1,945,111
                                                                   =========================

Basic earnings per share                                           $      0.49   $      0.51
                                                                   =========================
Diluted earnings per share                                         $      0.49   $      0.51
                                                                   =========================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2005 and 2004

                                                                                                             Unearned
                                                                                              Accumulated    Employee
                                                                                                 Other         Stock
                                                           Common                 Retained    Comprehensive  Ownership
                                                            Stock     Surplus     Earnings    Income (Loss) Plan Shares    Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                               $       10 $     4,990  $18,705,730  $     7,996  $        --  $18,718,726


Comprehensive income:
   Net income                                                    --          --    1,945,111           --           --    1,945,111
   Other comprehensive (loss), net of tax:
     Unrealized losses on securities available for sale
       arising during period, net of taxes of $(13,477)          --          --           --      (21,270)          --      (21,270)
                                                                                                                        -----------
   Comprehensive income                                                                                                   1,923,841
                                                                                                                        -----------
Issuance of common stock                                    391,996  16,501,989           --           --           --   16,893,985
Dividends ($.07 per share)                                       --          --     (117,308)          --           --     (117,308)
Loan to ESOP for purchase of shares                              --          --           --           --     (882,010)    (882,010)
Allocation of ESOP shares                                        --      15,485           --           --       42,927       58,412
                                                         --------------------------------------------------------------------------

Balance, December 31, 2004                                  392,006  16,522,464   20,533,533      (13,274)    (839,083)  36,595,646

Comprehensive income:
   Net income                                                    --          --    1,862,833           --           --    1,862,833
   Other comprehensive (loss), net of tax:
     Unrealized losses on securities available for sale
       arising during period, net of taxes of $(110,759)         --          --           --     (174,568)          --     (174,568)
                                                                                                                        -----------
   Comprehensive income                                                                                                   1,688,265
                                                                                                                        -----------
Dividends ($.37 per share)                                       --          --     (636,647)          --           --     (636,647)
Allocation of ESOP shares                                        --      16,070           --           --       44,248       60,318
                                                         --------------------------------------------------------------------------

Balance, December 31, 2005                               $  392,006 $16,538,534  $21,759,719  $  (187,842) $  (794,835) $37,707,582
                                                         ==========================================================================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

                                                                    2005            2004
--------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                   $  1,862,833    $  1,945,111
   Adjustments to reconcile net income to net cash provided
      by operating activities:
      Deferred income taxes                                          150,000         159,542
      Amortization of:
         Deferred loan origination (fees) costs, net                 (24,506)        (28,447)
         Premiums and discounts on securities                         10,713          26,786
      Provision for loan losses                                           --              --
      Loss on sale of real estate owned                                   --             316
      Depreciation                                                    55,999          48,036
      Stock dividends                                               (342,640)       (369,600)
      Allocation of ESOP shares                                       60,318          58,412
      Change in assets and liabilities:
         (Increase) in accrued interest receivable                   (25,565)       (114,480)
         Decrease in other assets                                     15,419          25,816
         (Decrease) in accrued interest payable                       (2,097)         (6,391)
         Increase (decrease) in other liabilities                   (142,556)          1,506
                                                                ----------------------------
              Net cash flows provided by operating activities      1,617,918       1,746,607
                                                                ----------------------------

Cash Flows from Investing Activities
    Proceeds from maturity of interest-bearing time deposits         250,000              --
   Available-for-sale securities
      Purchases                                                   (1,004,273)     (8,900,000)
      Proceeds from sale                                                  --              --
      Proceeds from calls and maturities                           2,100,000       4,365,000
   Held-to-maturity securities
      Proceeds from paydowns                                         116,857         192,059
   Federal Home Loan Bank Stock
      Purchases                                                           --      (2,000,000)
      Redemptions                                                  1,900,000              --
   Loan originations, net of principal collected                  (3,460,020)    (11,005,888)
   Purchase of property and equipment                                (50,718)        (40,374)
   Proceeds from sale of real estate owned                                --          18,061
                                                                ----------------------------
              Net cash flows (used in) investing activities     $   (148,154)   $(17,371,142)
                                                                ----------------------------

                                   (Continued)

First Federal Financial Services, Inc. and Subsidiary

Years Ended December 31, 2005 and 2004

                                                                          2005            2004
-------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Net increase (decrease) in savings accounts                       $ (4,261,673)   $    720,472
   Net increase (decrease) in time accounts                             8,119,470        (397,477)
   Advances from Federal Home Loan Bank                                        --       1,900,000
   Repayments of Federal Home Loan Bank advances                       (2,900,000)     (3,000,000)
   Issuance of common stock, net                                               --      16,011,975
   Dividends                                                             (636,647)       (117,308)
                                                                     ----------------------------
              Net cash flows provided by financing activities             321,150       5,117,662
                                                                     ----------------------------

              Net increase (decrease) in cash and cash equivalents      1,790,914        (506,873)

Cash and cash equivalents:
   Beginning                                                            1,636,987       2,143,860
                                                                     ----------------------------

   Ending                                                            $  3,427,901    $  1,636,987
                                                                     ============================

Supplemental Disclosures of Cash Flow Information

   Real estate acquired in settlement of loans                       $         --    $     18,377
   Cash payments for:
      Interest                                                          2,989,777       2,534,259
      Income taxes, net of refunds                                      1,130,410       1,061,665


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

The Company is a majority owned subsidiary of First Federal Financial Services, MHC, a federally chartered mutual holding company.

On January 2, 2001, First Federal Savings & Loan Association of Edwardsville (Association) reorganized into the two-tier holding company structure. As part of the reorganization, the Association became a capital stock savings and loan association and a wholly-owned subsidiary of First Federal Financial Services, Inc. (Company), which became the majority-owned subsidiary of First Federal Financial Services, MHC (Mutual Holding Company). On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of the Company. In connection with the offering, the Company offered its common stock to the depositors of the Association as of specified dates and to an employee stock ownership plan. The initial public offering was consummated on June 28, 2004 through the sale and issuance by the Company of 1,764,027 shares of common stock at $10 per share. In addition, the Company issued 2,156,033 shares to the Mutual Holding Company. The Mutual Holding Company has a 55% ownership percentage in the Company. Net proceeds from the sale of common stock were $16,011,975 after deduction of conversion costs of $746,285, and unearned compensation of $882,010 related to shares issued to the ESOP.

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

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Cash equivalents
----------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from interest-bearing deposits, loans and deposits are treated as net increases or decreases in the statement of cash flows.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-bearing time deposits
------------------------------

Interest-bearing time deposits in banks are carried at cost. At December 31, 2005 and 2004, time deposits amounted to $250,000 and $500,000, respectively. Time deposits at December 31, 2005 mature in 2007.

Securities
----------

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).

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

Federal Home Loan Bank stock
----------------------------

The Association's investment in the capital stock of the Federal Home Loan Bank of Chicago (FHLBC) is carried at cost as fair values are not readily determinable.

On October 18, 2005, the Board of Directors of the FHLBC decided to discontinue redemptions of excess or voluntary stock, which is stock held in excess of the amount required as a condition of membership or for borrowings from the FHLBC. Dividends will continue to require approval by the Federal Housing Finance Board
(FHFB). In addition, the FHLBC entered into an amendment to its written agreement with the FHFB to maintain minimum total capital of $3.978 billion, the balance as of October 18, 2005, and to provide that no stock will be redeemed if the redemption would cause the FHLBC to fail to meet any of its minimum capital requirements. The Association may redeem excess stock in the future when permitted by the FHLBC.

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Property and equipment
----------------------

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

                                                                 Years
                                                           ------------------
Building and improvements                                       15 - 50
Furniture and equipment                                          5 - 10

Real estate held for sale
-------------------------

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations. There was no real estate held for sale at December 31, 2005 or 2004.

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

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Earnings per common share

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding. ESOP shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Earnings per share for the year ended December 31, 2004 excludes income earned prior to the initial public offering on June 28, 2004.

                                                            Year Ended     Year Ended
                                                           December 31,   December 31,
                                                               2005           2004
                                                           --------------------------
Net income available to common stockholders:
    June 28, 2004 through December 31, 2004                               $   996,329
                                                                          ===========
   January 1, 2005 through December 31, 2005               $ 1,862,833
                                                           ===========

Basic potential common shares:
   Weighted average shares outstanding                       3,920,060      1,997,620
   Weighted average unallocated Employee Stock Ownership
      Plan shares                                              (81,688)       (42,759)
                                                           --------------------------
         Basic weighted average shares outstanding           3,838,372      1,954,861

Dilutive potential common shares-none                               --             --
                                                           --------------------------

Diluted average shares outstanding                           3,838,372      1,954,861
                                                           ==========================

Basic earnings per share                                   $      0.49    $      0.51
                                                           ==========================

Diluted earnings per share                                 $      0.49    $      0.51
                                                           ==========================

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

Reclassifications
-----------------

Certain reclassifications have been made to the balances, with no effect on net income or stockholders' equity, as of and for the year ended December 31, 2004, to be consistent with the classifications adopted as of and for the year ended December 31, 2005.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2.  Securities

The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows:

                                                          December 31, 2005
                                     -----------------------------------------------------------
                                                        Gross          Gross
                                      Amortized      Unrealized      Unrealized         Fair
Securities Available-for-Sale            Cost          Gains          (Losses)          Value
                                     -----------------------------------------------------------
U.S. Government agency obligations   $  8,402,337   $         --    $   (147,413)   $  8,254,924
Corporate bonds                         4,849,080             --        (159,609)      4,689,471
                                     -----------------------------------------------------------
                                     $ 13,251,417   $         --    $   (307,022)   $ 12,944,395
                                     ===========================================================

Securities Held-to-Maturity
Mortgage-backed securities           $    353,209   $         --    $    (15,550)   $    337,659
                                     ===========================================================

                                                          December 31, 2004
                                     -----------------------------------------------------------
                                                        Gross          Gross
                                      Amortized      Unrealized      Unrealized         Fair
Securities Available-for-Sale            Cost          Gains          (Losses)          Value
                                     -----------------------------------------------------------
U.S. Government agency obligations   $  9,500,861   $     40,379    $    (42,564)   $  9,498,676
Corporate bonds                         4,854,644         43,861         (63,371)      4,835,134
                                     -----------------------------------------------------------
                                     $ 14,355,505   $     84,240    $   (105,935)   $ 14,333,810
                                     ===========================================================

Securities Held-to-Maturity
Mortgage-backed securities           $    472,418   $      1,290    $     (9,133)   $    464,575
                                     ===========================================================

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

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2005 and 2004, are summarized as follows:

                                                           December 31, 2005
                            ---------------------------------------------------------------------------------
                                Less than 12 Months          12 Months or More                Total
                            -------------------------   -------------------------   -------------------------
                                Fair      Unrealized       Fair       Unrealized       Fair       Unrealized
                               Value        Losses         Value        Losses         Value        Losses
                            -------------------------   -------------------------   -------------------------
Securities available for
sale:
   U.S. government agency
     obligations            $ 4,930,785   $    71,708   $ 3,324,139   $    75,705   $ 8,254,924   $   147,413
   Corporate bonds            3,186,133        65,947     1,503,338        93,662     4,689,471       159,609
                            -------------------------   -------------------------   -------------------------

                            $ 8,116,918   $   137,655   $ 4,827,477   $   169,367   $12,944,395   $   307,022
                            =========================   =========================   =========================

Securities held to
maturity:
   Mortgage-backed
securities                  $        --   $        --   $   313,063   $    15,550   $   313,063   $    15,550
                            =========================   =========================   =========================

                                                           December 31, 2004
                            ---------------------------------------------------------------------------------
                                Less than 12 Months          12 Months or More                Total
                            -------------------------   -------------------------   -------------------------
                                Fair      Unrealized       Fair       Unrealized       Fair       Unrealized
                               Value        Losses         Value        Losses         Value        Losses
                            -------------------------   -------------------------   -------------------------
Securities available for
sale:
   U.S. government agency
     obligations            $ 2,886,320   $     8,655   $ 1,465,560   $    33,909   $ 4,351,880   $    42,564
   Corporate bonds              733,815        16,185       799,814        47,186     1,533,629        63,371
                            -----------   -----------   -----------   -----------   -----------   -----------

                            $ 3,620,135   $    24,840   $ 2,265,374   $    81,095   $ 5,885,509   $   105,935
                            =========================   =========================   =========================

Securities held to
maturity:
   Mortgage-backed
securities                  $        --   $        --   $   430,014   $     9,133   $   430,014   $     9,133
                            =========================   =========================   =========================

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

For the years ended December 31, 2005 and 2004, there were no realized gains or losses.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The amortized cost and fair value at December 31, 2005, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                            Available for Sale           Held to Maturity
                                         -----------------------------------------------------
                                          Amortized       Fair        Amortized       Fair
                                             Cost         Value          Cost         Value
                                         -----------------------------------------------------
Due in one year or less                  $ 1,750,306   $ 1,715,933   $        --   $        --
Due after one year through five years      8,154,267     7,994,634            --            --
Due after five years through ten years     2,499,844     2,450,955            --            --
Due after ten years                          847,000       782,873            --            --
Mortgage-backed securities                        --            --       353,209       337,659
                                         -----------------------------------------------------

                                         $13,251,417   $12,944,395   $   353,209   $   337,659
                                         =====================================================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.  Loans

The components of loans are as follows:

                                                           December 31,
                                                  -----------------------------
                                                       2005            2004
                                                  -----------------------------
Mortgage loans on real estate:
   Residential:
      1 to 4 Family                               $  99,910,673   $  97,987,704
      Multi-family                                    5,390,062       5,688,781
   Non residential                                   11,074,014       9,764,522
   Less:
      Undisbursed portion of construction loans      (1,421,612)     (1,546,007)
      Deferred loan origination fees, net              (137,013)       (161,519)
                                                  -----------------------------
              Total mortgage loans on real estate   114,816,124     111,733,481
                                                  -----------------------------

Consumer and other loans:
   Consumer loans                                     1,125,535         696,583
   Savings account loans                                131,839         158,908
                                                  -----------------------------
              Total consumer and other loans          1,257,374         855,491
                                                  -----------------------------

   Less allowance for loan losses                      (428,419)       (428,419)
                                                  -----------------------------

                                                  $ 115,645,079   $ 112,160,553
                                                  =============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

An analysis of the allowance for loan losses follows:

                                                                Years Ended
                                                               December 31,
                                                          ---------------------
                                                             2005        2004
                                                          ---------------------

Balance, beginning                                        $ 428,419   $ 428,700
   Provision for loan losses                                     --          --
   Loans charged-off                                             --        (281)
   Recoveries applicable to loans previously charged-off         --          --
                                                          ---------------------

Balance, ending                                           $ 428,419   $ 428,419
                                                          =====================

The Association has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2005 and 2004 are summarized as follows:

                                                         December 31,
                                                ---------------------------
                                                    2005            2004
                                                ---------------------------

Balance, beginning of year                      $ 2,210,065     $ 2,199,990
Additions                                         1,863,521         175,388
Repayments                                         (689,100)       (165,313)
                                                ---------------------------

Balance, end of year                            $ 3,384,486     $ 2,210,065
                                                ===========================

Loans contractually 90 days past due or more and loans classified as non-accrual are summarized as follows:

                                                                 December 31,
                                                             -------------------
                                                               2005        2004
                                                             -------------------

Loans 90 days or more past due and still accruing            $11,035     $ 2,728
Non-accrual loans                                              4,453          --
                                                             -------------------

                                                             $15,488     $ 2,728
                                                             ===================

The Company had no impaired loans outstanding at December 31, 2005 and 2004.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 4.  Property and Equipment

The components of property and equipment are as follows:

                                                       December 31,
                                              -------------------------------
                                                    2005            2004
                                              -------------------------------

Land                                          $      266,369  $      266,369
Building and improvements                          1,041,991       1,041,991
Furniture and equipment                              291,173         240,455
                                              -------------------------------
                                                   1,599,533       1,548,815
Less accumulated depreciation                        739,447         683,448
                                              -------------------------------

                                              $      860,086  $      865,367
                                              ===============================

Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $55,999 and $48,036, respectively.

Note 5.  Deposits

At December 31, 2005, the scheduled maturities of time deposits are as follows:

Year ended                                                             Amount
--------------------------------------------------------------------------------
   December 31, 2006                                               $  35,725,933
   December 31, 2007                                                  21,109,454
   December 31, 2008                                                  10,785,768
   December 31, 2009                                                   6,200,518
   December 31, 2010                                                   4,352,306
   Thereafter                                                             92,654
                                                                   -------------
                                                                   $  78,266,633
                                                                   =============

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 6.  Federal Home Loan Bank Advances

Federal Home Loan Bank advances are summarized as follows:

                                                                December 31,
                                                           ---------------------
                                                               2005       2004
                                                           ---------------------
Line of credit, including interest at an adjustable rate,
2.47% at December 31, 2004                                 $      -   $1,900,000
Fixed term loan, due 3/17/05 with interest at 1.24%               -    1,000,000
                                                           ---------------------

                                                           $      -   $2,900,000
                                                           =====================

At December 31, 2004, in addition to FHLB stock, eligible residential real estate loans were pledged to the FHLB to secure advances outstanding.

Note 7.  Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                            Year Ended
                                                           December 31,
                                                 ------------------------------
                                                       2005            2004
                                                 ------------------------------
Federal:
   Current                                       $      846,000  $      884,117
   Deferred                                             124,000         130,786
                                                 ------------------------------
              Total                                     970,000       1,014,903
                                                 ------------------------------

State:
   Current                                              152,000         178,961
   Deferred                                              26,000          28,756
                                                 ------------------------------
              Total                                     178,000         207,717
                                                 ------------------------------

              Total                              $    1,148,000  $    1,222,620
                                                 ==============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Company's income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2005 and 2004, as follows:

                                                                    December 31,
                                                          -----------------------------
                                                                2005            2004
                                                          -----------------------------
Expected income taxes                                     $   1,053,792   $   1,108,700
Income tax effect of:
   State taxes, net of federal income tax benefit               115,700         135,016
   Tax exempt interest                                               --            (790)
   Income taxed at lower rates                                  (30,108)        (31,677)
   Other                                                          8,616          11,365
                                                          -----------------------------

                                                          $   1,148,000   $   1,222,620
                                                          =============================

The tax effects of principal temporary differences are shown in the following table:

                                                                December 31,
                                                       -------------------------------
                                                             2005             2004
                                                       -------------------------------
Allowance for loan losses                              $     165,370    $     165,375
Loan fees and costs                                           52,887           62,348
Unrealized loss on securities available for sale             119,180            8,421
Other                                                         23,202           20,132
                                                       -------------------------------
              Deferred tax asset                             360,639          256,276
                                                       -------------------------------

Premises and equipment basis                                  (31,108)         (22,356)
FHLB stock                                                   (491,916)        (359,668)
Other                                                          (5,044)          (2,440)
                                                       -------------------------------
              Deferred tax liability                         (528,068)        (384,464)
                                                       -------------------------------

              Net deferred tax (liability)             $     (167,429)  $     (128,188)
                                                       ===============================

Retained earnings at December 31, 2005 and 2004 include approximately $1,968,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $762,300, at December 31, 2005 and 2004.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 8.  Profit-Sharing Plan

The Association has a profit-sharing plan for those employees who meet certain eligibility requirements. The annual contribution to the plan is determined by the Board of Directors, and may not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the years ended December 31, 2005 and 2004, was $96,385 and $94,497, respectively.

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

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's category.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Association's actual capital amounts and ratios as of December 31, 2005 and 2004 are presented in the following table.

                                                                                             To be Well
                                                                                          Capitalized Under
                                                                    For Capital           Prompt Corrective
                                               Actual            Adequacy Purposes        Action Provisions
                                       -----------------------------------------------------------------------
                                          Amount       Ratio      Amount      Ratio        Amount       Ratio
                                       -----------------------------------------------------------------------
December 31, 2005
Tangible Capital to Tangible Assets    $29,743,000     22.13%  $ 2,016,000      1.50%       N/A            N/A

Tier I Capital to Adjusted Total       $29,743,000     22.13%  $ 5,375,000      4.00%  $  6,719,000      5.00%
Assets

Tier I Capital to Risk Weighted        $29,743,000     41.75%          N/A       N/A   $  4,274,000      6.00%
Assets

Total Capital to Risk Weighted Assets  $30,172,000     42.36%  $ 5,699,000      8.00%  $  7,123,000     10.00%

December 31, 2004
Tangible Capital to Tangible Assets    $27,920,000     21.24%  $ 1,971,000      1.50%           N/A       N/A

Tier I Capital to Adjusted Total       $27,920,000     21.24%  $ 5,257,000      4.00%  $  6,571,000      5.00%
Assets

Tier I Capital to Risk Weighted        $27,920,000     40.39%          N/A       N/A   $  4,148,000      6.00%
Assets

Total Capital to Risk Weighted Assets  $28,348,000     41.01%  $ 5,531,000      8.00%  $  6,913,000     10.00%

The Company's mutual holding company waived its share of dividends declared by the Company amounting to $782,732 for the year ended December 31, 2005 and $150,922 for the period June 28, 2004 to December 31, 2004.

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

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                             December 31,
                                                      --------------------------
                                                          2005            2004
                                                      --------------------------
                                                            (in thousands)

Commitments to grant loans                            $      727     $    1,676
Unfunded commitments under lines of credit                 1,422          1,546

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

Note 11. Employee Stock Ownership Plan

The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the stock offering in 2004, the Company loaned funds to the ESOP for the purchase of the Company's common stock at the initial public offering at $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level annual payments of $70,318 over 20 years beginning December 31, 2004. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $60,318 and $58,412 was incurred in 2005 and 2004, respectively.

Dividends on shares held by the ESOP are paid to the ESOP and, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding notes.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following table reflects the shares held by the plan at December 31, 2005 and 2004:


                                                                        December 31,   December 31,
                                                                            2005           2004
                                                                      -------------------------------

Unallocated shares (fair value at December 31, 2005 and 2004 of
$1,053,057 and $1,225,057, respectively)                                       79,476          83,900

Allocated shares                                                                8,725           4,301
                                                                      --------------------------------
                                                                               88,201          88,201
                                                                      ===============================

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

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                                 December 31, 2005                December 31, 2004
                                          ---------------------------------------------------------------
                                              Carrying          Fair          Carrying          Fair
                                               Amount           Value          Amount           Value
                                          ---------------------------------------------------------------
Financial Assets:
   Cash and cash equivalents              $    3,427,901   $    3,427,901  $    1,636,987  $    1,636,987
   Interest-bearing time deposits                250,000          250,000         500,000         508,997
   Securities                                 13,297,604       13,282,054      14,806,228      14,798,385
   Federal Home Loan Bank stock                6,213,940        6,213,940       7,771,300       7,771,300
   Loans, net                                115,645,079      115,114,575     112,160,553     113,805,817
   Accrued interest receivable                   439,632          439,632         414,067         414,067

Financial Liabilities:
   Deposits                                  102,112,124      101,567,169      98,254,327      98,572,537
   Advances from Federal Home
      Loan Bank                                       --               --       2,900,000       2,897,956
   Accrued interest payable                        4,755            4,755           6,852           6,852

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

Note 13. Liquidation Account

At the time of the completion of the second-step conversion of First Federal Financial Services, MHC, the Bank will establish a liquidation account in the amount equal to the greater of: (i) First Federal Financial Services, MHC's ownership interest in the total stockholders' equity of the Company as of December 31, 2005, the date of its latest balance sheet contained in the second-step conversion prospectus; or (ii) the retained earnings of the Bank as of December 31, 2003, the date of the financial statements set forth in the prospectus used in connection with the Company's initial minority stock offering completed in June 2004. The liquidation account will be maintained for the benefit of certain account holders who maintain deposit accounts in the Bank after the conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the liquidation account; or (ii) the regulatory capital requirements of the Bank.

Note 14. Condensed Financial Statements of Parent Company

Financial information pertaining only to First Federal Financial Services, Inc. at December 31, 2005 and 2004 is as follows:

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                        Balance Sheets
                                 December 31, 2005 and 2004

                                                                                2005            2004
                                                                            ----------------------------
Assets
   Cash and cash equivalents                                                $    992,980    $  1,185,833
   Interest-bearing time deposits                                                500,000              --
   Investment securities available for sale                                    5,708,356       6,622,746
   ESOP note receivable                                                          805,100         832,762
   Investment in common stock of First Federal Savings & Loan Association     29,612,458      27,889,810
   Other assets                                                                   75,292          90,181
                                                                            ----------------------------
            Total assets                                                    $ 37,694,186    $ 36,621,332
                                                                            ============================

Liabilities and Stockholders' Equity
   Other liabilities                                                        $    (13,396)   $     25,686
                                                                            ----------------------------
            Total liabilities                                                    (13,396)         25,686
                                                                            ----------------------------
Stockholders' equity
   Common stock                                                                  392,006         392,006
   Surplus                                                                    16,538,534      16,522,464
   Retained earnings                                                          21,759,719      20,533,533
   Accumulated comprehensive (loss)                                             (187,842)        (13,274)
   Unearned ESOP shares                                                         (794,835)       (839,083)
                                                                            ----------------------------
Stockholders' Equity                                                          37,707,582      36,595,646
                                                                            ----------------------------
            Total liabilities and stockholders' equity                      $ 37,694,186    $ 36,621,332
                                                                            ============================

                                 Condensed Statements of Income
                        For the Years Ended December 31, 2005 and 2004

                                                                                2005            2004
                                                                            ----------------------------

Dividends from subsidiary                                                   $         --    $    300,000
Investment income                                                                338,785         154,325
                                                                            ----------------------------
                                                                                 338,785         454,325

Operating expenses                                                               191,628          65,678
                                                                            ----------------------------

            Income before income taxes and
              equity in undistributed net income of First
              Federal Savings & Loan Association                                 147,157         388,647

Applicable income taxes                                                           47,000          30,228
                                                                            ----------------------------

            Income before equity in undistributed net income
              of First Federal Savings & Loan Association                        100,157         358,419

Equity in undistributed net income of First Federal Savings & Loan
        Association                                                            1,762,676       1,586,692
                                                                            ----------------------------

            Net income                                                      $  1,862,833    $  1,945,111
                                                                            ============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                  Condensed Statements of Cash Flows
                            For the Years Ended December 31, 2005 and 2004

                                                                              2005            2004
                                                                         ----------------------------
Cash Flows from Operating Activities
   Net income                                                            $  1,862,833    $  1,945,111
   Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of First Federal
        Savings & Loan Association                                         (1,762,676)     (1,586,692)
     Amortization of premiums and discounts on securities                      (6,923)          5,504
     Allocation of ESOP shares                                                 60,318          58,412
     Decrease (increase) in other assets                                       14,889         (86,966)
     Increase in other liabilities                                              8,009           1,095
                                                                         ----------------------------
             Net cash provided by operating activities                        176,450         346,464
                                                                         ----------------------------

Cash Flows from Investing Activities
   Available-for-sale securities
     Purchases                                                                     --      (7,400,000)
     Proceeds from calls and maturities                                       800,000         800,000
   Investment in Subsidiary                                                   (60,318)     (7,627,371)
   Loan to ESOP to purchase shares                                                 --        (882,010)
   Repayment of ESOP loan                                                      27,662          49,248
                                                                         ----------------------------
             Net cash flows provided by (used in) investing activities        767,344     (15,060,133)
                                                                         ----------------------------

Cash Flows from Financing Activities
   Issuance of common stock                                                        --      16,011,975
   Dividends                                                                 (636,647)       (117,308)
                                                                         ----------------------------
             Net cash flows provided by (used in) financing activities       (636,647)     15,894,667
                                                                         ----------------------------


             Net increase in cash and cash equivalents                        307,147       1,180,998

Cash and cash equivalents at beginning of year                              1,185,833           4,835
                                                                         ----------------------------

Cash and cash equivalents at end of year                                 $  1,492,980    $  1,185,833
                                                                         ============================

Note 15. Subsequent Event-Plan of Conversion and Reorganization and Plan of
         Merger

On February 3, 2006, First Federal Financial Services, Inc. (Company) announced that the Board of Directors of First Federal Financial Services, MHC (MHC) adopted a Plan of Conversion and Reorganization to convert the MHC to a capital stock corporation and conduct a simultaneous stock offering (Conversion).

In addition, on February 3, 2006, the Company entered into a definitive merger agreement to acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, an Illinois state bank headquartered in Edwardsville, Illinois (collectively Clover Leaf), pursuant to which, upon completion of the Conversion, First Clover Leaf Financial Corp., a new Maryland corporation (First Clover Leaf) will acquire all of the common stock of Clover Leaf (Acquisition).

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Upon consummation of the Conversion, the MHC will cease to exist and its shares of the Company's common stock will be cancelled. Existing shares of the Company's common stock held by public stockholders will be exchanged for shares of First Clover Leaf which is being formed as the successor to the Company, pursuant to an exchange ratio that has yet to be determined, and will be based on an independent appraisal. Shares of First Clover Leaf common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the eligible account holders of record of First Federal Savings and Loan Association (Association) as of December 31, 2004; (2) to tax qualified employee stock benefit plans; (3) if applicable, to supplemental eligible account holders of record as of the last day of the calendar quarter preceding OTS approval of the Conversion and Reorganization; (4) any person other than an eligible account holder or a supplemental eligible account holder, holding a qualifying deposit on the voting record date and any borrower of the Association with borrowings from the Association outstanding as of January 2, 2001 provided such borrowings remain outstanding as of the voting date. Concurrently with the subscription offering, shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering with preference given first to natural persons residing in Madison, St. Clair, Montgomery, Clinton, Bond, Jersey, and Macoupin counties in Illinois; second to minority shareholders as of the voting record date; and thereafter to other members of the general public.

Subsequent to the Conversion and Reorganization, voting rights will be held and exercised exclusively by the stockholders of First Clover Leaf. Deposit account holders will continue to be insured by the FDIC. A liquidation account will be established in an amount equal to the greater of the percentage of outstanding shares of the common stock of the Company owned by the MHC multiplied by the Company's stockholders equity as of the latest balance sheet date in the final prospectus used in the Conversion, or the retained earnings of the Association as of the latest financial statements set forth in the prospectus used in connection with the Association's initial mutual holding company reorganization and minority stock offering. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Association, and only in such event. This share will be reduced if the eligible account holder's or supplemental account holder's deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.

Following completion of the Conversion, the Association may not declare, pay a dividend on, or repurchase any of its capital stock of the Association, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Any purchase of First Clover Leaf common stock will be conducted in accordance with applicable laws and regulations. The conversion is expected to be completed in July 2006.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. At December 31, 2005, no Conversion costs had been incurred.

Under the terms of the merger agreement, the merger consideration for Clover Leaf stockholders will be based on the final outcome of the Conversion. If the Conversion closes at the minimum, maximum or the adjusted maximum of the valuation range, Clover Leaf stockholders will receive a combination of First Clover Leaf stock and cash valued at $40, $42 or $43, respectively, per share. Between the minimum and maximum and maximum and adjusted maximum of the valuation range, the value of the merger consideration for Clover Leaf stockholders will be prorated. In exchange for their shares, stockholders of Clover Leaf will have the right to elect either all First Clover Leaf stock, all cash, or a combination of

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

First Clover Leaf stock and cash, provided that, in the aggregate, 70% of the Clover Leaf shares are exchanged for First Clover Leaf stock and 30% are exchanged for cash.

The transaction is subject to certain conditions, including the required regulatory approvals and approval by the stockholders of Clover Leaf and the Company, as well as approval of the Plan of Conversion by the members of the MHC and stockholders of the Company. The Acquisition is to occur immediately after, and is contingent upon, the consummation of the Conversion.

[LOGO MCGLADREY & PULLEN]


Report of Independent Registered Public Accounting Firm on the Supplementary Information


To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2005 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                                      /s/ McGladrey & Pullen LLP

Champaign, Illinois
February 10, 2006


McGladrey & Pullen LLP serves clients' global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

First Federal Financial Services, Inc. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2005

-------------------------------------------------------------------------------------------------------------
                                                             First Federal                     Consolidated
                                                                Savings                       First Federal
                                                               and Loan                          Financial
                                            First Federal     Association                      Services, Inc.
                                              Financial           of                                and
Assets                                      Services, Inc.    Edwardsville     Eliminations     Subsidiary
                                            ----------------------------------------------------------------
Cash and due from banks                     $     992,980    $     889,718    $    (854,797)   $   1,027,901
Federal funds sold                                     --        2,400,000               --        2,400,000
                                            ----------------------------------------------------------------

             Total cash and cash
               equivalents                        992,980        3,289,718         (854,797)       3,427,901
Interest-bearing time deposits                    500,000          250,000         (500,000)         250,000
Securities available for sale                   5,708,356        7,236,039               --       12,944,395
Securities held to maturity                            --          353,209               --          353,209
Investment in subsidiary                       29,612,458               --      (29,612,458)              --
Federal Home Loan Bank stock                           --        6,213,940               --        6,213,940
Loans, net of allowance for loan losses                --      115,645,079               --      115,645,079
Property and equipment                                 --          860,086               --          860,086
Accrued interest receivable                         1,542          368,090               --          439,632
Other assets                                      808,850           20,354         (805,100)          24,104
                                            ----------------------------------------------------------------

                                            $  37,694,186    $ 134,236,515    $ (31,772,355)   $ 140,158,346
                                            ================================================================

Liabilities and Stockholders' Equity

Liabilities
   Deposits:
     Savings                                           --    $  24,700,288    $    (854,797)   $  23,845,491
     Time, $100,000 and over                           --       13,572,182         (500,000)      13,072,182
     Other time                                        --       65,194,451               --       65,194,451
                                            ----------------------------------------------------------------
             Total deposits                            --       103,466,92       (1,354,797)     102,112,124
   Federal Home Loan Bank advances                     --               --               --               --
   Accrued interest payable                            --            4,755               --            4,755
   Other liabilities                              (13,396)       1,152,381         (805,100)         333,885
                                            ----------------------------------------------------------------
             Total liabilities                    (13,396)     104,624,057       (2,159,897)     102,450,764
                                            ----------------------------------------------------------------

Stockholders' Equity
   Preferred stock                                     --               --               --               --
   Common stock                                   392,006               10              (10)         392,006
   Surplus                                     16,538,534        8,487,514       (8,487,514)      16,538,534
   Retained earnings                           21,759,719       22,050,673      (22,050,673)      21,759,719
   Accumulated other comprehensive (loss)        (187,842)        (130,904)         130,904         (187,842)
   Unearned ESOP shares                          (794,835)        (794,835)         794,835         (794,835)
                                            ----------------------------------------------------------------
             Total stockholders' equity        37,707,582       29,612,458      (29,612,458)      37,707,582
                                            ----------------------------------------------------------------

             Total liabilities and
               stockholders' equity         $  37,694,186    $ 134,236,515    $ (31,772,355)   $ 140,158,346
                                            ================================================================

First Federal Financial Services, Inc. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2005

--------------------------------------------------------------------------------------------------------------------
                                                                     First Federal                    Consolidated
                                                                        Savings                       First Federal
                                                                       and Loan                         Financial
                                                    First Federal     Association                     Services, Inc.
                                                      Financial           of                               and
                                                    Services, Inc.   Edwardsville     Eliminations     Subsidiary
                                                    ---------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                       $          --   $   6,711,968    $          --    $   6,711,968
   Securities:
     Taxable interest income                              338,785         347,304          (72,823)         613,266
     Nontaxable interest income                                --              --               --               --
     Dividends                                                 --         342,739               --          342,739
   Interest-bearing deposits and federal funds sold            --          80,212               --           80,212
                                                    -------------   -------------    -------------    -------------
             Total interest and
               dividend income                            338,785       7,482,223          (72,823)       7,748,185
                                                    -------------   -------------    -------------    -------------

Interest expense
   Deposits                                                    --       3,003,908          (30,167)       2,973,741
   Federal Home Loan Bank advances
     and other                                                 --          56,595          (42,656)          13,939
                                                    -------------   -------------    -------------    -------------
             Total interest expense                            --       3,060,503          (72,823)       2,987,680
                                                    -------------   -------------    -------------    -------------

             Net interest income                          338,785       4,421,720               --        4,760,505

Provision for loan losses                                      --              --               --               --
                                                    -------------   -------------    -------------    -------------

             Net interest income after
               provision for loan losses                  338,785       4,421,720               --        4,760,505
                                                    -------------   -------------    -------------    -------------

Other income:
   Equity in undistributed earnings of subsidiary       1,762,676              --       (1,762,676)              --
   Other                                                       --          19,981           (6,000)          13,981
                                                    -------------   -------------    -------------    -------------
                                                        1,762,676          19,981       (1,768,676)          13,981
                                                    -------------   -------------    -------------    -------------

Other expenses:
   Compensation and employee benefits                          --         897,726               --          897,726
   Occupancy expense                                           --         119,597               --          119,597
   Data processing services                                    --          67,272               --           67,272
   Advertising                                                 --          42,309               --           42,309
   Director fees                                               --         153,450               --          153,450
   Professional fees                                      147,665          83,037               --          230,702
   Charitable contributions                                    --          49,493               --           49,493
   Other                                                   43,963         165,141           (6,000)         203,104
                                                    -------------   -------------    -------------    -------------
                                                          191,628       1,578,025           (6,000)       1,763,653
                                                    -------------   -------------    -------------    -------------

             Income before income taxes                 1,909,833       2,863,676       (1,762,676)       3,010,833

Income taxes                                               47,000       1,101,000               --        1,148,000
                                                    -------------   -------------    -------------    -------------

             Net income                             $   1,862,833   $   1,762,676    $  (1,762,676)   $   1,862,833
                                                    =============   =============    =============    =============

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

DONALD ENGELKE                            DONALD ENGELKE                           DEAN PLETCHER
Senior Vice President and Chief           Senior Vice President and Chief          Retired
Financial Officer                         Financial Officer                        Pletcher Funeral Home

LINDA WERNER                              NINA BAIRD                               ROBERT RICHARDS
Secretary                                 Retired                                  President
                                          Edwardsville City Clerk                  Richards Brick Company

                                          HARRY GALLATIN                           JOSEPH STEVENS
                                          Retired                                  Owner
                                          Athletic Director - SIUE                 Market Basket Grocery and
                                            Edwardsville                             Garden Center

CORPORATE OFFICES                        LEGAL COUNSEL
300 St. Louis Street                     Luse Gorman Pomerenk & Schick, PC
Edwardsville, Illinois                   5335 Wisconsin Avenue, N.W., Suite 400
Telephone (618) 656-6200                 Washington, D.C. 20015


STOCK TRANSFER AGENT AND REGISTRAR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Registrar and Transfer Company McGladrey & Pullen, LLP 10 Commerce Drive 1806 Fox Drive Cranford, New Jersey 07016 Champaign, Illinois


STOCKHOLDERS' ANNUAL MEETING

The annual meeting of First Federal Financial Services, Inc. will be held April 20, 2006, at 2:00 p.m. at the Company's main office at 300 St. Louis Street, Edwardsville, Illinois.

FORM 10-KSB

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, FIRST FEDERAL FINANCIAL SERVICES, INC., 300 ST. LOUIS STREET, EDWARDSVILLE, ILLINOIS 62025.