Form 10KSB, Exhibit 13
period 2006-12-31
First Clover Leaf Financial Corp.
filed 2007-04-02
CIK 1283582

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

                                                                      Exhibit 13

                 PORTIONS OF 2006 ANNUAL REPORT TO STOCKHOLDERS

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST CLOVER LEAF
                                 FINANCIAL CORP.

      The following information is derived from the audited consolidated financial statements of First Clover Leaf Financial Corp., formerly named First Federal Financial Services, Inc. For additional information, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of First Clover Leaf Financial Corp. and related notes included elsewhere in this Annual Report.

                                                                                At December 31,
                                                     ------------------------------------------------------------------------
                                                         2006           2005           2004           2003           2002
                                                     ------------   ------------   ------------   ------------   ------------
                                                                                  (In thousands)
Selected Financial Condition Data:

Total assets .....................................   $    410,292   $    140,158   $    138,194   $    120,971   $    113,650
Loans, net (1) ...................................        245,025        115,645        112,161        101,145         91,695
Cash and cash equivalents ........................         92,665          3,428          1,637          2,144          4,270
Securities available for sale ....................         45,832         12,944         14,334          9,856         10,837
Securities held to maturity ......................             --            353            472            669            100
Federal Home Loan Bank Stock .....................          5,604          6,214          7,771          5,402          4,884
Deposits .........................................        270,830        102,112         98,254         97,931         96,063
Securities sold under agreements to repurchase ...         29,438             --             --             --             --
Subordinated debentures ..........................          3,798             --             --             --             --
Federal Home Loan Bank Advances ..................         10,326             --          2,900          4,000             --
Stockholders' equity - substantially
restricted (2) ...................................         93,329         37,708         36,596         18,719         17,192

                                                                              Years Ended December 31,
                                                     ------------------------------------------------------------------------
                                                         2006           2005           2004           2003           2002
                                                     ------------   ------------   ------------   ------------   ------------
                                                                        (In thousands, except per share data)
Selected Operating Data:

Total interest income ............................   $     13,869   $      7,748   $      7,267   $      7,007          7,390
Total interest expense ...........................          6,545          2,987          2,528          2,812          3,535
                                                     ------------   ------------   ------------   ------------   ------------
   Net interest income ...........................          7,324          4,761          4,739          4,195          3,855
Provision for loan losses ........................            367             --             --             30             --
                                                     ------------   ------------   ------------   ------------   ------------
   Net interest income after provision for loan
      losses .....................................          6,957          4,761          4,739          4,165          3,855
Other income .....................................            246             14              9            (29)            11
Other expense ....................................          4,340          1,764          1,580          1,528          1,433
                                                     ------------   ------------   ------------   ------------   ------------
Income before income taxes .......................          2,863          3,011          3,168          2,608          2,433
Income taxes .....................................          1,026          1,148          1,223            995            756
                                                     ------------   ------------   ------------   ------------   ------------
   Net income ....................................   $      1,837   $      1,863   $      1,945   $      1,613   $      1,677
                                                     ============   ============   ============   ============   ============
Basic earnings per share (3) .....................   $       0.23   $       0.25   $       0.26            N/A            N/A
                                                     ============   ============   ============   ============   ============
Diluted earnings per share (3) ...................   $       0.23   $       0.25   $       0.26            N/A            N/A
                                                     ============   ============   ============   ============   ============

----------
(1)   Net of the allowance for loan losses.

(2) Stockholders' equity is substantially restricted due to capital requirements imposed under Federal capital regulations.

(3) Prior period per share information has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second-step conversion that was completed in July 2006. Basic and diluted earnings per share for 2004 is based on weighted-average shares outstanding from June 29, 2004 the date of the completion of our initial minority stock offering through December 31, 2004.

                                                               At or For the Years Ended December 31,
                                                          -----------------------------------------------
                                                           2006      2005       2004       2003     2002
                                                          ------   --------   ---------   ------   ------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average
   total assets) ......................................      .77%      1.34%       1.50%    1.37%    1.53%
Return on equity (ratio of net income to average
   stockholders' equity) ..............................     3.32       5.01        6.89     8.91    10.33
Average interest rate spread (1) ......................     2.36       2.68        3.17     3.20     3.02
Dividend payout ratio (2) .............................   104.35      76.00       13.73       --       --
Dividends per share (3) ...............................     0.24       0.19        0.04       --       --
Net interest margin (4) ...............................     3.25       3.48        3.71     3.56     3.51
Efficiency ratio (5) ..................................    57.33      36.94       33.28    36.68    37.07
Non-interest expense to average total assets ..........     1.80       1.27        1.22     1.30     1.30
Average interest-earning assets to average
   interest-bearing liabilities .......................   130.90     136.00      126.77   117.21   116.58

Asset Quality Ratios:
Non-performing assets and impaired loans to total
   assets .............................................      .96%      0.01%         --%    0.12%    0.10%
Non-performing and impaired loans to total loans ......     1.60       0.01          --     0.13     0.13
Net charge-offs (recoveries) to average loans
   outstanding ........................................       --         --          --       --       --
Allowance for loan losses to non-performing and
   impaired loans .....................................    43.79   2,853.33   14,266.67   306.43   335.29
Allowance for loan losses to total loans ..............      .70       0.37        0.38     0.41     0.42

Capital Ratios:
Stockholders' equity to total assets at end of year ...    22.75%     26.90%      26.48%   15.47%   15.13%
Average stockholders' equity to average assets ........    23.06      26.82       21.77    15.37    14.77
Tangible capital ......................................    16.16      22.13       21.24    15.46    15.01
Tier 1 (core) capital .................................    16.16      22.13       21.24    15.46    15.01
Tier 1 risk-based capital ratio (6) ...................    25.33      41.75       40.39    29.82    29.90
Total risk-based capital ratio (7) ....................    26.02      42.36       41.01    30.50    30.60

Other Data:
Number of full service offices ........................        4          1           1        1        1

----------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.

(2)   Dividends declared per share divided by diluted earnings per share.

(3) Prior period per share information has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006. The following table sets forth aggregate cash dividends paid per year, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

                                                    For the Years Ended December 31,
                                                  ------------------------------------
                                                     2006         2005         2004
                                                  ----------   ----------   ----------
                                                             (In thousands)
            Dividends paid to public
              Stockholders.....................   $    1,475   $      622   $      117
            Dividends paid to First
              Federal Financial Services, MHC..           --           15           --
                                                  ----------   ----------   ----------
            Total dividends paid...............   $    1,475   $      637   $      117
                                                  ==========   ==========   ==========

      Payments listed above exclude cash dividends waived by First Federal Financial Services, MHC of $517,000 for the six months ended June 30, 2006 and $783,000 and $151,000 during the years ended December 31, 2005 and 2004, respectively. First Federal Financial Services, MHC completed its "second-step" mutual to stock conversion on July 10, 2006 and ceased to exist as of that date. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of July 10, 2006, waived dividends totaling $1,451,000.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6) For the year ended December 31, 2006, Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank, divided by its risk-weighted assets as defined in federal regulations on required capital. For the years ended 2005, 2004, 2003 and 2002, Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings and Loan Association of Edwardsville, divided by its risk-weighted assets as defined in federal regulations on required capital.

(7) Total risk-based capital ratio represents total capital divided by risk-weighted assets.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST CLOVER LEAF FINANCIAL
              CORP.'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects First Clover Leaf's consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from our audited consolidated financial statements, which appear elsewhere in this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding First Clover Leaf provided elsewhere in this annual report.

Forward Looking Statements

      This document contains certain "forward-looking statements," which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Overview

      First Clover Leaf's results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of demand and NOW accounts, money market, savings and term certificate accounts and borrowings. Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges and fee income on deposit accounts and customer debit and credit card holders, acquired as a result of our July 2006 acquisition of Clover Leaf Bank, as well as loan servicing income and gains on sale of loans that we sold but on which we retained the servicing rights. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, advertising, directors' fees and professional fees. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

      Total assets increased to $410.3 million at December 31, 2006 from $140.2 million at December 31, 2005. The increase was primarily due to our July 2006 acquisition of Clover Leaf Bank and $40.2 million in net proceeds from our "second-step" conversion and stock offering. Loans, net, amounted to $244.0 million at December 31, 2006, compared to $115.6 million at December 31, 2005. The increase was due primarily to loans acquired from Clover Leaf Bank of $109.1 million and new loan originations in excess of loan collections of $19.2 million. Property and equipment increased to $6.9 million at December 31, 2006 from $860,000 at December 31, 2005 due to the acquisition of property and equipment of $6.0 million in connection with the Clover Leaf Bank acquisition.

      Deposits increased to $270.8 million at December 31, 2006 from $102.1 million at December 31, 2005 as a result of the acquisition of deposits of $132.8 million and a significant client deposit of $42.2 million in December 2006, partially offset by net withdrawals of $6.3 million.

      Stockholders' equity increased to $93.3 million at December 31, 2006 from $37.7 million at December 31, 2005, primarily as a result of $40.2 million in net proceeds from sale of common stock in our second-step stock offering.

      Net interest income increased to $7.3 million for 2006 from $4.8 million for 2005. The increase was due principally to the increase in net interest-earning assets acquired from Clover Leaf, partially offset by a lower interest rate spread. However, net income decreased to $1.8 million for 2006 from $1.9 million for 2005, primarily due to higher non-interest expense, which increased to $4.3 million for 2006 from $1.8 million for 2005, as compensation and employee benefits increased to $1.7 million for 2006 from $898,000 for 2005, reflecting a higher number of personnel and salary levels due to the Clover Leaf Bank acquisition.

Critical Accounting Policy

      First Clover Leaf considers the allowance for loan losses to be its critical accounting estimate, due to the higher degree of judgment and complexity than its other significant accounting estimates. The allowance for loan losses is evaluated quarterly by management and is based upon consideration of current economic conditions, First Clover Leaf's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances established, which could have a material negative effect on First Clover Leaf's financial results.

      While First Clover Leaf believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

Total Assets. Total assets increased to $410.3 million at December 31, 2006 from $140.2 million at December 31, 2005. The increase was primarily due to our July 2006 acquisition of Clover Leaf Financial Corp. and Clover Leaf Bank and the proceeds from our "second-step" conversion and stock offering. Net proceeds from the second step stock offering were $40.2 million and were allocated as follows:
$6.4 million was paid to Clover Leaf stockholders for the cash portion of the merger consideration; $13.7 million was retained by us; and $20.1 million was invested in First Clover Leaf Bank. The majority of the net proceeds from the stock offering was temporarily invested in federal funds sold, and, to a lesser extent, FHLB demand accounts. Federal funds sold increased to $20.5 million at December 31, 2006 from $2.4 million at December 31, 2005. Cash and due from banks rose to $72.1 million at December 31, 2006 from $1.0 million at December 31, 2005. The large increase in cash and due from banks was due to a significant customer deposit at the end of December 2006. Approximately $40.0 million of this deposit is expected to leave First Clover Leaf Bank by the end of the first quarter 2007.

      Securities available for sale increased to $45.8 million at December 31, 2006 from $12.9 million at December 31, 2005. The increase was due primarily to the acquisition of securities of $17.3 million in connection with the acquisition of Clover Leaf Bank and purchases of $17.0 million, partially offset by calls, maturities and paydowns of $2.1 million. At December 31, 2006, our holdings of Federal Home Loan Bank of Chicago (FHLBC) stock amounted to $5.6 million. During the second quarter of 2006, the Board of Directors of FHLBC decided to limit redemptions of excess or voluntary stock, which is stock held in excess of the amount required as a condition of membership or for borrowings from the FHLBC, to the amount of proceeds from the FHLBC's recent subordinated debt issue. Dividends will continue to require approval by the Federal Housing Finance Board (FHFB). As a result, we redeemed our pro-rata share of excess stock of $2.1 million during June 2006, and $1.2 million during December 2006. In addition, $2.7 million of FHLBC stock was acquired from Clover Leaf.

      Loans, net, amounted to $244.0 million at December 31, 2006, compared to $115.6 million at December 31, 2005. The increase was due primarily to loans acquired of $109.1 million and new loan originations in excess of loan collections of $19.2 million. Some of our largest loan originations included disbursements for three commercial line of credit loans; one loan secured by accounts receivable; one loan secured by an automobile floor plan; and another loan secured by accounts receivable, inventory, equipment and real estate.

      Loans held for sale at December 31, 2006 were $1.0 million compared to no loans held for sale at December 31, 2005. Prior to the acquisition of Clover Leaf Bank, we did not sell loans.

      Property and equipment increased to $6.9 million at December 31, 2006 from $860,000 at December 31, 2005 due to the acquisition of property and equipment of $6.0 million in connection with the First Clover Leaf acquisition. Accrued interest receivable increased to $1.6 million at December 31, 2006 from $440,000 at December 31, 2005, due principally to the acquisition of accrued interest receivable of $633,000, and to a lesser extent, purchases of securities, new loan originations and timing of interest on loans. Goodwill of $9.4 million and a core deposit intangible asset of $2.1 million were recorded in 2006 in connection with the acquisition of Clover Leaf. Other assets increased to $543,000 at December 31, 2006 from $24,000 at December 31, 2005 due primarily to the acquisition.

Total Liabilities. Deposits increased to $270.8 million at December 31, 2006 from $102.1 million at December 31, 2005 as a result of the acquisition of deposits of $132.8 million and a significant client deposit of $42.2 million in December 2006, partially offset by net withdrawals of $6.3 million. Accrued interest payable rose to $686,000 at December 31, 2006 from $5,000 at December 31, 2005 due principally to the acquisition and timing of interest payments. Federal Home Loan Bank advances were $10.3 million at December 31, 2006, compared to none at December 31, 2005. The increase was due to the acquisition of FHLB advances of $13.3 million less net repayments of $3.0 million. Securities sold under agreement to repurchase were $29.4 million at December 31, 2006 due to the acquisition of Clover Leaf, a significant client deposit of $19.7 million, and additional borrowings. Subordinated debt of $3.8 million was assumed as a result of the acquisition. Other liabilities increased to $1.9 million at December 31, 2006 from $334,000 at December 31, 2005 as a result of the recognition of deferred taxes on purchase accounting adjustments of $1.1 million and the acquisition of accrued expenses.

Stockholders' Equity. Stockholders' equity increased to $93.3 million at December 31, 2006 from $37.7 million at December 31, 2005, as a result of net proceeds from sale of common stock in our second-step stock offering of $40.2 million and 1,484,800 shares issued to existing Clover Leaf Financial Corp. shareholders, valued at $14.8 million. Other increases to equity included net income of $1.8 million for the year ended December 31, 2006, a decrease in unrealized losses on securities, net of tax effect of $95,000, a decrease in unearned employee stock ownership plan shares of $88,000, and a $91,000 net of tax increase in stockholders' equity due to the adoption of SEC Staff Accounting Bulletin No.
108. These increases were partially offset by cash dividends paid of $1.5 million.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Net income decreased to $1.8 million for the year ended December 31, 2006 from $1.9 million for the year ended December 31, 2005. The decrease in net income resulted from higher non-interest expense and a higher provision for loan losses which more than offset higher net interest income and non-interest income, and lower income taxes.

Net interest income. Net interest income increased to $7.3 million for the year ended December 31, 2006 from $4.8 million for the year ended December 31, 2005. The increase was due principally to the increase in net interest-earning assets acquired from Clover Leaf, partially offset by a lower interest rate spread. Net average interest-earning assets were $53.1 million for 2006, compared to $36.3 million for 2005. The ratio of interest-earning assets to interest-bearing liabilities dropped to 130.9% for 2006 from 136.0% for 2005. The interest rate spread decreased to 2.36% for 2006 from 2.68% for 2005. The average rate on interest-earning assets increased by 50 basis points during 2006, while the average rate on interest-bearing liabilities increased by 84 basis points. The decline in the interest rate spread was attributable to higher rates paid on customer deposits due to increases in market interest rates, which more than offset the effect of a higher yield earned on the loan portfolio as a result of the acquisition and amortization of the purchase accounting adjustments on loans.

      The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred loan fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                                Years Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                                       2006                                    2005
                                                      ---------------------------------------   -----------------------------------
                                                        Average                                   Average
                                        At December   Outstanding                               Outstanding
                                         31, 2006       Balance     Interest (4)   Yield/Rate     Balance     Interest   Yield/Rate
                                        -----------   -----------   ------------   ----------   -----------   --------   ----------
                                                      (Dollars in
                                                      thousands)
Interest-earning assets:
Loans, gross .........................      246,735   $   172,932   $     11,306      6.54%     $   113,888   $  6,712       5.89%
Securities ...........................       45,832        23,963          1,172      4.89           14,342        613       4.27
Federal Home Loan Bank stock .........        5,604         6,152            230      3.74            6,501        343       5.28
Interest-earning balance from
   depository institutions ...........       89,526        21,980          1,161      5.28            2,244         80       3.57
                                        -----------   -----------   ------------                -----------   --------
      Total interest-earning assets ..      387,697       225,027         13,869      6.16          136,975      7,748       5.66
                                                                    ------------                              --------
Non-interest-earning assets ..........       22,595        14,979                                     1,757
                                        -----------   -----------                               -----------
      Total assets ...................      410,292   $   240,006                               $   138,732
                                        ===========   ===========                               ===========

Interest-bearing liabilities:
Interest-bearing transaction .........       84,701   $    20,012            636      3.18      $        --         --         --
Savings deposits .....................       22,900        31,971            672      2.10           25,774        483       1.87
Time deposits ........................      141,191       108,652          4,640      4.27           74,275      2,490       3.35
Securities sold under agreement to
   repurchase ........................       29,438         3,895            164      4.21               --         --         --
Federal Home Loan Bank advances ......       10,326         5,377            284      5.28              669         14       2.09
Subordinated debentures ..............        3,798         1,999            149      7.45               --         --         --
                                        -----------   -----------   ------------                -----------   --------
      Total interest-bearing
      liabilities ....................      292,354       171,906          6,545      3.81          100,718      2,987       2.97
                                                                    ------------                              --------
Non-interest-bearing liabilities .....       24,609        12,764                                       811
                                        -----------   -----------                               -----------
      Total liabilities ..............      316,963       184,670                                   101,529
Stockholders' equity .................       93,329        55,335                                    37,203
                                        -----------   -----------                               -----------
      Total liabilities and
        stockholders' equity .........      410,292   $   240,006                               $   138,732
                                        ===========   ===========                               ===========

Net interest income ..................                              $      7,324                              $  4,761
                                                                    ============                              ========
Net interest rate spread (1) .........                                                 2.36%                                 2.68%
Net interest-earning assets (2) ......       95,343   $    53,121                               $    36,257
                                        ===========   ===========                               ===========
Net interest margin (3) ..............                                                 3.25%                                 3.48%
Ratio of interest-earning assets
   to interest-bearing liabilities ...       132.61%       130.90%                                                         136.00%

                                             Years Ended December 31,
                                        -----------------------------------
                                                       2004
                                        -----------------------------------
                                          Average
                                        Outstanding
                                          Balance     Interest   Yield/Rate
                                        -----------   --------   ----------
Interest-earning assets:
Loans, gross .........................  $   104,966   $  6,332       6.03%
Securities                                   11,552        499       4.32
Federal Home Loan Bank stock .........        6,507        369       5.67
Interest-earning balance from
   depository institutions ...........        4,809         67       1.39
                                        -----------   --------
      Total interest-earning assets ..      127,834      7,267       5.68
                                                      --------
Non-interest-earning assets ..........        1,869
                                        -----------
      Total assets ...................  $   129,703
                                        ===========
Interest-bearing liabilities:
Interest-bearing transaction .........  $       --          --         --
Savings deposits .....................       29,261        470       1.61
Time deposits ........................       69,587      2,028       2.91
Securities sold under agreement to
   repurchase ........................           --         --         --
Federal Home Loan Bank advances ......        1,992         30       1.51
Subordinated debentures ..............           --         --         --
                                        -----------   --------
      Total interest-bearing
      liabilities ....................      100,840      2,528       2.51
                                                      --------
Non-interest-bearing liabilities .....          631
                                        -----------
      Total liabilities ..............      101,471
Stockholders' equity .................       28,232
                                        -----------
      Total liabilities and
        stockholders' equity .........  $   129,703
                                        ===========

Net interest income ..................                $  4,739
                                                      ========
Net interest rate spread (1) .........                               3.17%
Net interest-earning assets (2) ......  $    26,994
                                        ===========
Net interest margin (3) ..............                               3.71%
Ratio of interest-earning assets
   to interest-bearing liabilities ...                             126.77%

----------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4)   Interest on loans includes $128,020 of loan fees collected in 2006.

      The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                          Years Ended December 31,
                                                                                2006 vs. 2005
                                                                 -------------------------------------------
                                                                 Increase (Decrease) Due to
                                                                 --------------------------   Total Increase
                                                                     Volume         Rate        (Decrease)
                                                                 -------------   ----------   --------------
                                                                               (In thousands)
Interest-earning assets:
   Loans .....................................................   $       3,788   $      806   $        4,594
   Securities ................................................             459          100              559
   Federal Home Loan Bank stock ..............................             (17)         (96)            (113)
   Interest-earning balance from depository institutions .....           1,025           56            1,081
                                                                 -------------   ----------   --------------

      Total interest-earning assets ..........................           5,255          866            6,121
                                                                 -------------   ----------   --------------

Interest-bearing liabilities:
   Interest-bearing transaction ..............................             318          318              636
   Savings deposits ..........................................             129           60              189
   Time deposits .............................................           1,350          800            2,150
   Securities sold under agreement to repurchase .............              82           82              164
   Federal Home Loan Bank advances ...........................             221           49              270
   Subordinated debentures ...................................              75           74              149
                                                                 -------------   ----------   --------------

      Total interest-bearing liabilities .....................           2,175        1,383            3,558
                                                                 -------------   ----------   --------------

Change in net interest income ................................   $       3,080   $     (517)  $        2,563
                                                                 =============   ==========   ==============

                                                                          Years Ended December 31,
                                                                                2005 vs. 2004
                                                                 -------------------------------------------
                                                                 Increase (Decrease) Due to
                                                                 --------------------------   Total Increase
                                                                     Volume         Rate        (Decrease)
                                                                 -------------   ----------   --------------
                                                                               (In thousands)
Interest-earning assets:
   Loans .....................................................   $         521   $     (141)  $          380
   Securities ................................................             120           (6)             114
   Federal Home Loan Bank stock ..............................              --          (26)             (26)
   Interest-earning balance from depository institutions .....              (7)          20               13
                                                                 -------------   ----------   --------------

      Total interest-earning assets ..........................             634         (153)             481
                                                                 -------------   ----------   --------------

Interest-bearing liabilities:
   Interest-bearing transaction ..............................              --           --               --
   Savings deposits ..........................................             (45)          58               13
   Time deposits .............................................             143          319              462
   Securities sold under agreement to repurchase .............              --           --               --
   Federal Home Loan Bank advances ...........................             (39)          23              (16)
   Subordinated debentures ...................................              --           --               --
                                                                 -------------   ----------   --------------

      Total interest-bearing liabilities .....................              59          400              459
                                                                 -------------   ----------   --------------

Change in net interest income ................................   $         575   $     (553)  $           22
                                                                 =============   ==========   ==============

Interest income. Interest and fee income on loans increased to $11.3 million for 2006 from $6.7 million for 2005. This increase was primarily a result of a higher average balances of loans due primarily from our acquisition of Clover Leaf. The average balance of loans was $172.9 million and $113.9 million during 2006 and 2005, respectively. The average yield on loans increased to 6.54% for 2006 from 5.89% for 2005. Interest income on loans for 2006 included amortization of the purchase accounting adjustment for loans of $378,000. Without this yield adjustment, the average yield on loans would have been 6.32%.

      Interest income on securities, including Federal Home Loan Bank Stock, increased to $1.4 million for 2006 from $956,000 for 2005. Interest income on securities increased due primarily to a higher average balance as a result of the Clover Leaf acquisition and the amortization of purchase accounting adjustments related to the acquisition. The average balance of securities was $30.1 million and $20.8 million for 2006 and 2005, respectively. The purchase accounting amortization recorded in 2006 increased interest income on securities by $140,000.

      Interest on other interest-bearing deposits increased significantly due to a higher average balance and yield. The average balance of other interest-bearing deposits was $22.0 million and $2.2 million for 2006 and 2005, respectively. The higher average balance of other interest-bearing deposits resulted primarily from the subscriptions received during our second-step stock offering, and to a lesser extent, the increase in deposits due to a significant client deposit of $19.7 million. The average yield on other interest-bearing deposits increased to 5.28% for 2006 compared to 3.57% for 2005. The higher yield on interest-bearing deposits was due to a rising interest rate environment. Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense. Interest expense on deposits increased to $5.9 million for 2006 from $3.0 million for 2005. Higher cost of funds resulted from the acquisition of deposits of $132.8 million and higher market interest rates paid on certificates. The average balance of interest bearing deposits was $160.6 million and $100.0 million for 2006 and 2005, respectively. The average rate on interest-bearing deposits increased to 3.70% for 2006 from 2.97% for 2005.

      Interest on FHLB advances, securities sold under agreements to repurchase and subordinated debentures resulted from the acquisition of Clover Leaf Financial Corp.

Provision for loan losses. Provision for loan losses was $367,000 for 2006. There was no provision for loan losses for 2005. Provision for loan losses is based upon management's consideration of current economic conditions, our loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured, and considers, among other matters, the estimated fair value of the underlying collateral. During the fourth quarter of 2006, management determined that an additional $300,000 provision should be recorded due to the concern over some commercial credits that were experiencing financial difficulties. This evaluation is ongoing and results in variations in our provision for loan losses. First Clover Leaf Bank is subject to periodic examination by the OTS, which may require us to record increases in the allowance based on its evaluation of available information. There can be no assurance that the OTS will not require further increases to the allowance.

Non-interest income. Non-interest income increased to $246,000 for the year ended December 31, 2006 from $14,000 for the year ended December 31, 2005. The increase was due to service charges and fee income on deposit accounts and customer debit and credit cardholders acquired as a result of the Clover Leaf acquisition, as well as loan servicing income and gain on sale of loans that we sold but on which we retained the servicing rights. Partially offsetting this income was a $52,000 expense related to the amortization of mortgage servicing rights related to the sold loan portfolio which was acquired during the acquisition.

Non-interest expense. Non-interest expense increased to $4.3 million for 2006 from $1.8 million for 2005.

      Compensation and employee benefits, the largest component of non-interest expense, increased by $845,000 to $1.7 million for 2006 from $898,000 for 2005. Compensation and employee benefits increased primarily as a result of a higher number of personnel and salary levels due to the Clover Leaf acquisition. As a result of the acquisition, the number of full-time equivalent employees increased from 9 to 48.

      Occupancy expense rose to $435,000 for 2006 compared to $120,000 for 2005. Occupancy expense increased due to the July 2006 Clover Leaf acquisition and operation of four offices versus one office in the prior period.

      Data processing services increased to $299,000 for 2006 from $67,000 for 2005. Data processing services rose as a result of the acquisition of deposits, including retail and commercial demand deposit accounts, and contract termination costs with our service bureau and de-conversion expenses incurred in the process of our conversion to Clover Leaf's data processing system. These costs for 2006 were $93,000.

      Advertising increased to $322,000 for 2006 from $42,000 for 2005. Advertising increased due to the Clover Leaf acquisition and increased public relations and advertising associated with the acquisition.

      Director fees increased to $289,000 for 2006 from $153,000 for 2005. The increase was due to an increased number of directors and additional meetings held related to the Clover Leaf acquisition.

      Professional services increased to $308,000 for 2006 from $231,000 for 2005. Professional services for 2006 increased as a result of higher expenses associated with our status as a larger and more complex public company following completion of the Clover Leaf acquisition.

      Other non-interest expenses increased to $586,000 for 2006 from $203,000 for 2005. Other non-interest expense increased due to the Clover Leaf acquisition, including expenses related to demand deposit accounts and internet banking services, and general expenses related to operating four offices versus one office in 2005.

Income taxes. Income taxes decreased to $1.0 million for 2006 from $1.1 million for 2005. The primary reason for decrease in income taxes was the lower level of pre-tax income and the effective tax rate. The effective tax rate was 35.9% for 2006 versus 38.1% for 2005.

Management of Market Risk

General

      The majority of First Clover Leaf Bank's assets and liabilities are monetary in nature. Consequently, the most significant form of market risk is interest rate risk. First Clover Leaf's assets, consisting primarily of loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, the principal part of First Clover Leaf's business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, the board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given First Clover Leaf's business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review the asset/liability policies and interest rate risk position.

      During the relatively low interest rate environment that has existed in recent years, we have implemented the following strategies to manage interest rate risk: (i) maintaining a high equity-to-assets ratio; and (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans, and through the First Clove Leaf acquisition, a variety of adjustable-rate commercial loans. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, we are better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value

      The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off-balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, First Clover Leaf did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below.

      The table below sets forth, as of December 31, 2006, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                                                     Net Portfolio Value as a
                                                                  Percentage of Present Value of
                                              NPV                             Assets
                          ------------------------------------    --------------------------
                                          Estimated Increase
          Change in                        (Decrease) in NPV
        Interest Rates     Estimated    ----------------------                      Change in
        (basis points)        NPV          Amount      Percent    NPV Ratio       (basis points)
      -----------------   -----------   -----------   --------   -----------      --------------
                                  (Dollars in thousands)
           +300           $    64,322   $   (13,909)    (18)%       16.63%             (269)
           +200                68,988        (9,243)    (12)        17.56              (176)
           +100                73,680        (4,551)     (6)        18.47               (85)
             --                78,231            --      --         19.32                --
           -100                80,927         2,696       3         19.78                46
           -200                82,159         3,928       5         19.95                63

      The table above indicates that at December 31, 2006, in the event of a 200 basis point decrease in interest rates, we would experience a 5% increase in the net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 12% decrease in net portfolio value.

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

Liquidity and Capital Resources

      First Clover Leaf Bank maintains liquid assets at levels considered adequate to meet liquidity needs. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

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

      A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2006 and 2005, $92.7 million and $3.4 million, respectively, were invested in cash and cash equivalents. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Chicago.

      Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

      Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2006 and 2005, our loan originations, net of collected principal, totaled $19.2 million and $3.5 million, respectively. We sold $3.7 million of loans in 2006 and did not sell any loans in 2005. Cash received from the calls and maturities of available-for-sale investment securities totaled $2.1 million and $2.1 million for 2006 and 2005, respectively. We purchased $17.0 million and $1.0 million in available-for-sale investment securities during 2006 and 2005, respectively. We received proceeds of $35,000 and $117,000 from the pay-down of held to maturity securities during 2006 and 2005, respectively.

      Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Net increase in total deposits was $168.7 million for 2006, $132.8 million of which resulted from the acquisition of Clover Leaf Bank, and $3.9 million for 2005.

      Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2006, we had $10.3 advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $61.7 million. Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as "reverse repurchase agreements") if we require additional liquidity. At December 31, 2006, our reverse repurchase agreements totaled $29.4 million.

      First Clover Leaf Bank is required to maintain certain minimum capital requirements under Office of Thrift Supervision regulations. Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank's financial statements. First Clover Leaf Bank was considered "well-capitalized" at December 31, 2006.

      Under the capital adequacy guidelines and regulatory framework for prompt corrective action, First Clover Leaf Bank must meet specific capital guidelines that involve quantitative measures of First Clover Leaf Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

      At December 31, 2006, we had outstanding commitments to extend credit of $19.7 million and standby letters of credit of $3.3 million. At December 31, 2006, certificates of deposit scheduled to mature within one year totaled $93.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with Clover Leaf Bank, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Off-Balance Sheet Arrangements

      In the ordinary course of business, First Clover Leaf Bank is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit. First Clover Leaf Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Clover Leaf Bank, is based on management's credit evaluation of the customer.

      Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which First Clover Leaf Bank is committed.

      At December 31, 2006 and 2005, First Clover Leaf Bank had $ 19.7 million and $2.1 million, respectively, of commitments to extend credit, and $3.3 and $0, respectively, of standby letters of credit.

Recent Accounting Pronouncements

      The following accounting standards were recently issued relating to the financial services industry:

      In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109." This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect FASB interpretation No. 48 to have a material impact on our financial position or results of operation.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," to define fair value, establish a framework for measuring fair value and expand disclosures about fair values. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect SFAS No. 157 to have a material impact on our financial position or results of operation.

Impact Of Inflation And Changing Prices

      The consolidated financial statements and related notes of First Clover Leaf Financial Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Market for Common Stock

      First Clover Leaf Financial Corp.'s common stock trades on the Nasdaq Capital Market under the trading symbol "FCLF."

      The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated. As of December 31, 2006, there were 9,074,031 shares of our common stock issued and outstanding held by approximately 661 holders of record.

      We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends.

                                                           Dividend Paid Per
Year Ended December 31, 2006(1)(2)     High        Low          Share
----------------------------------   --------   --------   -----------------

Fourth quarter                        11.99     $  11.30          0.06
Third quarter                         12.15        10.26          0.06
Second quarter                        20.60        19.62          0.13
First quarter                         20.25        12.85          0.11

                                                           Dividend Paid Per
Year Ended December 31, 2005 (2)       High       Low           Share
----------------------------------   --------   --------   -----------------

Fourth quarter                       $  13.25    12.65         $  0.11
Third quarter                           13.75    13.10            0.10
Second quarter                          14.80    13.00            0.09
First quarter                           14.73    13.20            0.07

----------
(1) Per share information for the third and fourth quarter of 2006 reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006.

(2) During the first two quarters of 2006 and the year ended December 31, 2005, First Federal Financial Services, MHC, our predecessor mutual holding company parent, waived cash dividends in the amount of $517,000 and $783,000, respectively.

                                                  STOCKHOLDER INFORMATION

--------------------------------------------------------------------------------------------------------------------
                      ANNUAL MEETING                                              TRANSFER AGENT
The Annual Meeting of Stockholders will be held              Registrar and Transfer Company
at 4:00 p.m. Illinois time on May 22, 2007 at Sunset Hills   10 Commerce Drive
Country Club located at 2525 South State Rout 157,           Cranford, New Jersey 07016
Edwardsville, Illinois 62025.

                                                             If you have any questions concerning your stockholder
                                                             account, please call our transfer agent, noted above,
                                                             at (800) 525-7686. This is the number to call if you
                                                             require a change of address, records or information
                                                             about lost address, records or information about lost
                                                             certificates.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                       STOCK LISTING                                       ANNUAL REPORT ON FORM 10-KSB

The Company's Common Stock trades on the Nasdaq Capital      A copy of the Company's Form 10-KSB for the year ended
Market under the symbol "FCLF."                              December 31, 2006, will be furnished without charge to
                                                             stockholders as of the record date, upon written
                                                             request to the Secretary, First Clover Leaf Financial
                                                             Corp. 6814 Goshen Road, Edwardsville, Illinois 62025.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                      SPECIAL COUNSEL                                         INDEPENDENT REGISTERED
                                                                              PUBLIC ACCOUNTING FIRM
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400                       McGladrey & Pullen, LLP
Washington, D.C. 20015                                       1806 Fox Drive
                                                             Champaign, Illinois 61820
--------------------------------------------------------------------------------------------------------------------

Contents

----------------------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                                    F - 2
----------------------------------------------------------------------------------------------------------

Consolidated Financial Statements

Consolidated balance sheets                                                                F - 2
Consolidated statements of income                                                          F - 4
Consolidated statements of stockholders' equity                                            F - 5
Consolidated statements of cash flows                                                      F - 6 and F - 7
Notes to consolidated financial statements                                                 F - 8 - F - 36

----------------------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm on the Supplementary Information   F - 37
----------------------------------------------------------------------------------------------------------

Supplementary Information

Consolidating balance sheet information                                                    F - 38
Consolidating statement of income information                                              F - 39

----------------------------------------------------------------------------------------------------------

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. and Subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, retained earnings as of January 1, 2006, have been adjusted to reflect the adoption of SEC Staff Accounting Bulletin No. 108.

/s/ McGladrey & Pullen

Champaign, Illinois
March 19, 2007

McGladrey & Pullen LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Balance Sheets
December 31, 2006 and 2005

                                                                          2006            2005
---------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                              $  72,142,452    $   1,027,901
Federal funds sold                                                      20,522,501        2,400,000
                                                                     ------------------------------
         Total cash and cash equivalents                                92,664,953        3,427,901
Interest-bearing time deposits                                             285,668          250,000
Securities available for sale                                           45,831,623       12,944,395
Securities held to maturity (fair value of $0 and $337,659 at
   December 31, 2006 and 2005, respectively)                                    --          353,209
Federal Home Loan Bank stock                                             5,603,773        6,213,940
Loans, net of allowance for loan losses of $1,710,247 and $428,419
   at December 31, 2006 and 2005, respectively                         244,022,905      115,645,079
Loans held for sale                                                      1,002,318               --
Property and equipment, net                                              6,892,679          860,086
Accrued interest receivable                                              1,555,823          439,632
Mortgage servicing rights                                                  412,013               --
Goodwill                                                                 9,402,608               --
Core deposit intangible                                                  2,074,000               --
Other assets                                                               543,423           24,104
                                                                     ------------------------------
         Total assets                                                $ 410,291,786    $ 140,158,346
                                                                     ==============================

Liabilities and Stockholders' Equity
Liabilities
   Deposits:
      Noninterest bearing                                            $  22,037,287    $          --
      Interest bearing                                                 248,792,359      102,112,124
                                                                     ------------------------------
         Total deposits                                                270,829,646      102,112,124
   Federal Home Loan Bank advances                                      10,325,920               --
   Securities sold under agreement to repurchase                        29,437,580               --
   Subordinated debentures                                               3,798,016               --
   Accrued interest payable                                                685,617            4,755
   Other liabilities                                                     1,886,482          333,885
                                                                     ------------------------------
         Total liabilities                                             316,963,261      102,450,764
                                                                     ------------------------------

Commitments, Contingencies and Credit Risk (Note 15)

Stockholders' Equity
   Preferred stock, $.10 par value, 10,000,000 shares authorized,
      no shares issued                                                          --               --
   Common stock, $.10 par value, 20,000,000 shares authorized,
      9,074,031 and 3,920,060 shares issued and outstanding                907,403          392,006
   Additional paid-in capital                                           71,031,467       16,538,534
   Retained earnings                                                    22,212,827       21,759,719
   Accumulated other comprehensive (loss)                                  (92,817)        (187,842)
   Unearned Employee Stock Ownership Plan shares                          (730,355)        (794,835)
                                                                     ------------------------------
         Total stockholders' equity                                     93,328,525       37,707,582
                                                                     ------------------------------
         Total liabilities and stockholders' equity                  $ 410,291,786    $ 140,158,346
                                                                     ==============================

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2006 and 2005

                                                                   2006            2005
-------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                                  $ 11,305,705    $  6,711,968
   Securities:
      Taxable interest income                                     1,073,491         613,266
      Nontaxable interest income                                     98,544              --
      FHLB dividends                                                230,073         342,739
   Interest-bearing deposits and federal funds sold               1,161,479          80,212
                                                               ----------------------------
         Total interest and dividend income                      13,869,292       7,748,185
                                                               ----------------------------

Interest expense:
   Deposits                                                       5,948,480       2,973,741
   Federal Home Loan Bank advances                                  283,592          13,939
   Securities sold under agreement to repurchase                    163,780              --
   Subordinated debentures                                          149,171              --
                                                               ----------------------------
         Total interest expense                                   6,545,023       2,987,680
                                                               ----------------------------

         Net interest income                                      7,324,269       4,760,505

Provision for loan losses                                           366,667              --
                                                               ----------------------------

         Net interest income after provision for loan losses      6,957,602       4,760,505
                                                               ----------------------------
Other income:
   Service fees on deposit accounts                                  89,215              --
   Other service charges and fees                                    66,343              --
   Loan servicing fees                                               43,239              --
   Gain on sale of loans                                             98,557              --
   Amortization of mortgage servicing rights                        (52,000)             --
   Other                                                                442          13,981
                                                               ----------------------------
                                                                    245,796          13,981
                                                               ----------------------------
Other expenses:
   Compensation and employee benefits                             1,743,028         897,726
   Occupancy expense                                                435,339         119,597
   Data processing services                                         298,834          67,272
   Advertising                                                      321,942          42,309
   Director fees                                                    289,150         153,450
   Professional fees                                                307,863         230,702
   Charitable contributions                                          41,387          49,493
   Amortization of core deposit intangible                          317,000              --
   Other                                                            585,689         203,104
                                                               ----------------------------
                                                                  4,340,232       1,763,653
                                                               ----------------------------

         Income before income taxes                               2,863,166       3,010,833

Income taxes                                                      1,026,515       1,148,000
                                                               ----------------------------

         Net income                                            $  1,836,651    $  1,862,833
                                                               ============================
Basic earnings per share                                       $       0.23    $       0.25
                                                               ============================
Diluted earnings per share                                     $       0.23    $       0.25
                                                               ============================

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2006 and 2005

                                                                                                           Unearned
                                                                                          Accumulated      Employee
                                                            Additional                       Other          Stock
                                               Common         Paid-in       Retained     Comprehensive    Ownership
                                                Stock         Capital       Earnings     Income (Loss)   Plan Shares       Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004                  $    392,006   $ 16,522,464   $ 20,533,533   $     (13,274)  $  (839,083)  $ 36,595,646

Comprehensive income:
   Net income                                         --             --      1,862,833              --            --      1,862,833
   Other comprehensive (loss), net
     of tax:
      Unrealized losses on securities
        available for sale arising during
        period, net of taxes of $(110,759)            --             --             --        (174,568)           --       (174,568)
                                                                                                                       -------------
   Comprehensive income                                                                                                   1,688,265
                                                                                                                       -------------
Dividends ($.19 per share)                            --             --       (636,647)             --            --       (636,647)
Allocation of ESOP shares                             --         16,070             --              --        44,248         60,318
                                            ----------------------------------------------------------------------------------------

Balance, December 31, 2005, as previously
  reported                                       392,006     16,538,534     21,759,719        (187,842)     (794,835)    37,707,582

Adjustments to reflect the adoption of
  SEC Staff Accounting Bulletin No. 108,
  net of tax of $56,000                               --             --         91,365              --            --         91,365
                                            ----------------------------------------------------------------------------------------
Balance, December 31, 2005, as restated          392,006     16,538,534     21,851,084        (187,842)     (794,835)    37,798,947
Comprehensive income:
   Net income                                         --             --      1,836,651              --            --      1,836,651
   Other comprehensive (loss), net of tax:
      Unrealized gains on securities
        available for sale arising during
        period, net of taxes of $(62,485)             --             --             --          95,025            --         95,025
                                                                                                                       -------------
   Comprehensive income                                                                                                   1,931,676
                                                                                                                       -------------
Issuance of common stock                         515,397     54,469,351             --              --            --     54,984,748
Dividends ($.24 per share)                            --             --     (1,474,908)             --            --     (1,474,908)
Allocation of ESOP shares                             --         23,582             --              --        64,480         88,062
                                            ----------------------------------------------------------------------------------------

Balance, December 31, 2006                  $    907,403   $ 71,031,467   $ 22,212,827   $     (92,817)  $  (730,355)  $ 93,328,525
                                            ========================================================================================

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

                                                                   2006           2005
-------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                 $   1,836,651   $  1,862,833
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income taxes                                          (60,000)       150,000
     Amortization of:
        Deferred loan origination (fees) costs, net                  17,818        (24,506)
        Premiums and discounts on securities                        (61,578)        10,713
        Core deposit intangible                                     317,000             --
        Mortgage servicing rights                                    52,000             --
     Amortization of fair value adjustments on:
        Loans                                                      (378,000)            --
        Time deposits                                               (24,000)            --
        FHLB advances                                                68,000             --
        Subordinated debt                                            21,016             --
        Investment securities                                      (139,699)            --
     Provision for loan losses                                      366,667             --
     Loss on disposal of assets                                      22,076             --
     Depreciation                                                   215,870         55,999
     FHLB stock dividends                                                --       (342,640)
     ESOP expense                                                    88,062         60,318
     Gain on sale of loans                                          (98,557)            --
     Proceeds from sales of loans held for sale                   3,704,524             --
     Originations of loans held for sale                         (4,687,298)            --
     Change in assets and liabilities:
        (Increase) in accrued interest receivable                  (482,870)       (25,565)
        Decrease in other assets                                    393,500         15,419
        Increase (decrease) in accrued interest payable             267,906         (2,097)
        (Decrease) in other liabilities                            (552,785)      (142,556)
                                                              -----------------------------
           Net cash flows provided by operating activities          886,303      1,617,918
                                                              -----------------------------

Cash Flows from Investing Activities
   Proceeds from maturity of interest-bearing time
     deposits                                                            --        250,000
   Purchase of interest-bearing time deposits                       (35,668)            --
   Available-for-sale securities Purchases                      (16,961,616)    (1,004,273)
     Proceeds from calls, maturities, and paydowns                2,086,976      2,100,000
   Held-to-maturity securities
     Proceeds from paydowns                                          34,521        116,857
   Federal Home Loan Bank Stock redemptions                       3,314,903      1,900,000
   Loan originations, net of principal collected                (19,178,506)    (3,460,020)
   Purchase of property and equipment                              (264,922)       (50,718)
   Cash received in acquisition of Clover Leaf Financial
     Corp., net                                                  19,789,845             --
                                                              -----------------------------
           Net cash flows (used in) investing activities      $ (11,214,467)  $   (148,154)
                                                              -----------------------------

                                   (Continued)

First Clover Leaf Financial Corp. and Subsidiary

Years Ended December 31, 2006 and 2005

                                                                                   2006           2005
----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Net increase (decrease) in deposit accounts                                $  35,964,458   $ 3,857,797
   Net increase (decrease) in other borrowings                                   27,938,922            --
   Net increase (decrease) in Federal Home Loan Bank advances                    (3,000,000)   (2,900,000)
   Issuance of common stock, net                                                 40,136,744            --
   Dividends                                                                     (1,474,908)     (636,647)
                                                                              ----------------------------
         Net cash flows provided by financing activities                         99,565,216       321,150
                                                                              ----------------------------

         Net increase in cash and cash equivalents                               89,237,052     1,790,914

Cash and cash equivalents:
   Beginning                                                                      3,427,901     1,636,987
                                                                              ----------------------------

   Ending                                                                     $  92,664,953   $ 3,427,901
                                                                              ============================

Supplemental schedule of noncash investing and financing activities:
   Transfer of securities from held to maturity to available for sale         $     317,505   $        --
   Common stock issued in acquisition of Clover Leaf Financial Corp.             14,848,004            --
   Adjustment to reflect adoption of SEC Staff Accounting Bulletin No. 108,
      deferred loan costs, net of tax of $56,000                                     91,365            --

Supplemental Disclosures of Cash Flow Information

   Cash payments for:
      Interest                                                                $   6,277,117   $ 2,989,777
      Income taxes, net of refunds                                                1,063,000     1,130,410

   Net cash received (paid) in acquisition of Clover Leaf Financial Corp.:
      Cash paid to Clover Leaf Financial Corp. shareholders                   $  (6,363,430)
      Acquisition costs paid                                                       (343,504)
                                                                              --------------
            Total cash payments                                                  (6,706,934)

      Cash and cash equivalents acquired                                         26,496,779
                                                                              --------------
      Net cash received in acquisition                                        $  19,789,845
                                                                              ==============

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies

First Clover Leaf Financial Corp. and Subsidiary (the Company) is a one-bank holding company, whose bank subsidiary, First Clover Leaf Bank (the Bank), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

On January 2, 2001, First Federal Savings & Loan Association of Edwardsville reorganized into the two-tier holding company structure. As part of the reorganization, the Association became a capital stock savings and loan association and a wholly-owned subsidiary of First Federal Financial Services, Inc. (First Federal), which became the majority-owned subsidiary of First Federal Financial Services, MHC (Mutual Holding Company). On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of the Mid-tier Company. In connection with the offering, the Mid-tier Company offered its common stock to the depositors of the Association as of specified dates and to an employee stock ownership plan. The initial public offering was consummated on June 28, 2004 through the sale and issuance by the Company of 1,764,027 shares of common stock at $10 per share. In addition, the Company issued 2,156,033 shares to the Mutual Holding Company. The Mutual Holding Company had a 55% ownership percentage in the Company. Net proceeds from the sale of common stock were $16,011,975 after deduction of conversion costs of $746,285, and unearned compensation of $882,010 related to shares issued to the ESOP.

On February 3, 2006, the Mid-tier Company announced that the Board of Directors of the MHC adopted a Plan of Conversion and Reorganization to convert the MHC to a capital stock corporation and conduct a simultaneous stock offering (Conversion). In addition, on February 3, 2006, the Mid-tier Company entered into a definitive merger agreement to acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, an Illinois state bank headquartered in Edwardsville, Illinois (collectively, Clover Leaf), pursuant to which, upon completion of the Conversion, First Clover Leaf Financial Corp., a new Maryland corporation would acquire all of the common stock of Clover Leaf (Acquisition).

The Conversion and Acquisition were consummated on July 10, 2006 through the sale and issuance by the Company of 4,174,125 shares of common stock at $10 per share. Net proceeds from the sale of common stock were $40.14 million after deduction of conversion costs of $1.60 million. In addition, each outstanding share of the Company was converted into the right to receive 1.936 shares of the Company's common stock, or 3,415,193 total shares. Shareholders of Clover Leaf Financial Corp. received total merger consideration of $21.2 million, consisting of 1,484,800 shares of the Company's common stock and approximately $6.4 million of cash, or $41.56 of merger consideration per share of Clover Leaf Financial Corp. In addition, fractional shares in the aggregate, or 87 shares, were redeemed for cash. As a result of the Conversion and Acquisition, the Company has 9,074,031 shares issued and outstanding. Clover Leaf Bank merged its operations into First Federal Savings and Loan Association of Edwardsville as of July 10, 2006 and was renamed First Clover Leaf Bank (Bank). The Company's common stock is traded on the NASDAQ Capital Market under the symbol "FCLF." Voting rights will be held and exercised exclusively by the stockholders of the Company. Deposit account holders will continue to be insured by the FDIC up to legal limits. All per share disclosures have been adjusted to reflect the effect of the exchanged shares.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

Principles of consolidation
---------------------------

The consolidated financial statements of First Clover Leaf Financial Corp. and Subsidiary have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominate practice in the banking industry.

The consolidated financial statements include the accounts of First Clover Leaf Financial Corp. and its wholly owned subsidiary, First Clover Leaf Bank. All material intercompany accounts and transactions have been eliminated in the consolidation.

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

Cash equivalents
----------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from loans, deposits, and other borrowings are treated as net increases or decreases in the statement of cash flows.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $75,000 and $256,000, respectively, at December 31, 2006 and 2005.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-bearing time deposits
------------------------------

Interest-bearing time deposits in banks are carried at cost. At December 31, 2006 and 2005, time deposits amounted to $285,668 and $250,000, respectively. Time deposits at December 31, 2006 mature in 2007.

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

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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

Federal Home Loan Bank stock
----------------------------

The Bank's investment in the capital stock of the Federal Home Loan Bank of Chicago (FHLBC) is carried at cost as fair values are not readily determinable.

On October 18, 2005, the Board of Directors of the FHLBC decided to discontinue redemptions of excess or voluntary stock, which is stock held in excess of the amount required as a condition of membership or for borrowings from the FHLBC. Dividends will continue to require approval by the Federal Housing Finance Board
(FHFB). In addition, the FHLBC entered into an amendment to its written agreement with the FHFB to maintain minimum total capital of $3.978 billion, the balance as of October 18, 2005, and to provide that no stock will be redeemed if the redemption would cause the FHLBC to fail to meet any of its minimum capital requirements. Redemptions of excess stock resumed in June 2006. The Bank may redeem additional excess stock in the future when permitted by the FHLBC.

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

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

Loans Held for Sale
-------------------

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

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

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

Property and equipment
----------------------

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

                                                                   Years
                                                            ------------------
  Building and improvements                                       2 - 50
  Furniture and equipment                                         2 - 10

Real estate held for sale
-------------------------

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations. There was no real estate held for sale at December 31, 2006 or 2005.

Mortgage Servicing Rights
-------------------------

Mortgage servicing rights on originated or purchased loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceeds their fair value.

Goodwill
--------

Goodwill is tested annually for impairment, or more frequently if events or changes in circumstances indicate there may be an impairment. If the carrying amount of reporting unit goodwill exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Operations of the Company are managed and financial performance is evaluated on a company-wide basis. As a result, all of the Company's operations are considered by management to be aggregated in one reporting unit. Accordingly, all goodwill will be assigned to the operations of the Company as one reporting unit. Management has elected September 30 as the date for their annual impairment analysis.

Core Deposit Intangible
-----------------------

Core deposit intangible represents the value of acquired customer relationships, which is amortized over 7.6 years using the double declining balance method.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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

Earnings per common share
-------------------------

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding. Weighted-average shares outstanding for periods prior to the Conversion and Reorganization Date have been adjusted by the exchange ratio of
1.936 to calculate earnings per share. ESOP shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.

                                                       Years Ended
                                                      December 31,
                                         --------------------------------------
                                                2006                2005
                                         --------------------------------------

Net income available to common
  stockholders                           $       1,836,651   $       1,862,833
                                         ======================================
Basic potential common shares:
  Weighted average shares
    outstanding                                  8,297,099           7,589,318
  Weighted average unallocated
    Employee Stock Ownership Plan
    shares                                        (148,816)           (157,325)
                                         --------------------------------------
      Basic weighted average shares
         outstanding                             8,148,283           7,431,993

Dilutive potential common
  shares-none                                           --                  --
                                         --------------------------------------

Diluted weighted average shares
  outstanding                                    8,148,283           7,431,993
                                         ======================================

Basic earnings per share                 $            0.23   $            0.25
                                         ======================================

Diluted earnings per share               $            0.23   $            0.25
                                         ======================================

Segment reporting
-----------------

Management views the Company as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Company as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements
--------------------------------

The following accounting standards were recently issued relating to the financial services industry:

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109." This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect FASB interpretation No. 48 to have a material impact on the Company's financial position or results of operation.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," to define fair value, establish a framework for measuring fair value and expand disclosures about fair values. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect SFAS No. 157 to have a material impact on the Company's financial position or results of operation.

Adoption of SEC Staff Accounting Bulletin No. 108
-------------------------------------------------

The Company has adopted SEC Staff Accounting Bulletin No. 108 (SAB 108), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 states that registrants must quantify the impact of correcting all misstatements, including both the carryover (iron curtain method) and reversing (rollover method) effects of prior year misstatements on the current-year financial statements, and by evaluating the misstatements quantified under each method in light of both quantitative and qualitative factors.

In adopting the requirements of SAB 108, the Company adjusted its deferred loan costs which were understated by $147,365. Such understatement resulted from not deferring salary expense in each of the prior five years, which were previously evaluated as being immaterial under the rollover method. The Company has reported the cumulative effect of the initial application of SAB 108 by adjusting retained earnings as of January 1, 2006 with a credit of $91,365 which is net of tax of $56,000, to increase its deferred loan costs. The adjustment of the quarterly financial results for 2006 will be accomplished by adjusting the applicable financial statement line items when such information is next presented. Reports previously filed with the SEC will not be amended.

Reclassifications
-----------------

Certain reclassifications have been made to the balances, with no effect on net income or stockholders' equity, as of and for the year ended December 31, 2005, to be consistent with the classifications adopted as of and for the year ended December 31, 2006.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2.     Business Combination

On July 10, 2006, the Company acquired Clover Leaf Financial Corp., the parent company of Clover Leaf Bank. Shareholders of Clover Leaf Financial Corp. received total merger consideration of $21.2 million, consisting of 1,484,800 shares of First Clover Leaf common stock and approximately $6.4 million of cash, or $41.56 of merger consideration per share of Clover Leaf Financial Corp. The Company incurred acquisition costs of $343,504. The acquisition was accounted for using the purchase method under Statement of Financial Accounting Standards
(SFAS) No. 141, Business Combinations. Fair value adjustments on the assets acquired and liabilities assumed will be depreciated or amortized as applicable, over the estimated useful lives of the related assets and liabilities. The core deposit intangible of $2.39 million will be amortized over 7.6 years using the sum-of-the years digits method. The Company recorded fair value accounting adjustments of $329,000, net of income taxes of $202,000 and core deposit intangibles of $1.48 million, net of income taxes of $909,000. Based upon Clover Leaf Financial Corp. stockholders' equity of $10.33 million, goodwill amounted to $9.4 million at July 10, 2006. As a result of the acquisition, the Bank will operate three full-service offices (following closure of one existing office).

The following table summarizes the assets acquired and liabilities assumed at July 10, 2006, the date of acquisition:

Cash and due from banks                                           $   12,630,089
Federal funds sold                                                    13,866,690
Securities available for sale                                         17,337,733
Federal Home Loan Bank stock                                           2,704,736
Loans, net                                                           109,058,440
Property and equipment                                                 6,005,617
Accrued interest receivable                                              633,321
Goodwill                                                               9,402,608
Core deposit intangible                                                2,391,000
Mortgage servicing rights                                                385,000
Other assets                                                             912,819
                                                                  --------------

      Total assets acquired                                       $  175,328,053
                                                                  --------------

Deposits                                                          $  132,777,064
Accrued interest payable                                                 412,956
Federal Home Loan Bank advances                                       13,257,920
Securities sold under agreement to repurchase                          1,498,658
Subordinated debt                                                      3,777,000
Other liabilities                                                      2,049,517
                                                                  --------------

      Total liabilities assumed                                   $  153,773,115
                                                                  --------------

      Purchase price, including acquisition costs                 $   21,554,938
                                                                  ==============

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2.     Business Combination (Continued)

The statements of income for the year ended December 31, 2006 include the results of operations of the acquired entity from July 11, 2006 through December 31, 2006.

The following pro forma information, including the effects of the purchase accounting adjustments, summarizes the results of operations for the year ended December 31, 2006 and 2005 as though the Acquisition had been completed as of the beginning of each year.

                                                                 Years Ended
                                                                 December 31,
                                                        -----------------------------
                                                             2006            2005
                                                        -----------------------------
Total interest income                                   $  18,408,110   $  15,264,868
Total interest expense                                      8,819,868       6,055,695
                                                        -----------------------------

      Net interest income                                   9,588,242       9,209,173
Provision for loan losses                                     416,500          42,000
Other income                                                  467,427         452,305
Other expenses                                              6,895,957       5,540,121
                                                        -----------------------------

         Income before income taxes                         2,743,212       4,079,357
Income taxes                                                1,035,770       1,527,867
                                                        -----------------------------

      Net income                                        $   1,707,442   $   2,551,490
                                                        =============================

Proforma basic and diluted earnings per share           $        0.19   $        0.29
                                                        =============================
Proforma basic and diluted average shares outstanding       8,925,215       8,916,706
                                                        =============================

The pro forma results of operations do not purport to be indicative of the results that would actually have been obtained had the Acquisition occurred on the date indicated or which may be obtained in the future.

Pro forma noninterest expense for the year ended December 31, 2006 includes merger related expenses of the acquired entity of approximately $375,000. 2006 also includes data processing termination and deconversion costs of the acquiring entity of $15,000 and $78,000, respectively.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.     Securities

The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows:

                                                         December 31, 2006
                                     ---------------------------------------------------------
                                                        Gross          Gross
                                       Amortized     Unrealized     Unrealized        Fair
Securities Available-for-Sale            Cost           Gains        (Losses)         Value
                                     ---------------------------------------------------------
U.S. Government agency obligations   $ 35,651,842   $    113,653   $   (144,185)  $ 35,621,310
Corporate bonds                         3,596,900             --       (135,529)     3,461,371
State and municipal securities          3,356,700             --        (20,451)     3,336,249
Mortgage-backed securities              3,375,693         43,442         (6,442)     3,412,693
                                     ---------------------------------------------------------
                                     $ 45,981,135   $    157,095   $   (306,607)  $ 45,831,623
                                     =========================================================

                                                         December 31, 2005
                                     ---------------------------------------------------------
                                                        Gross          Gross
                                       Amortized     Unrealized     Unrealized        Fair
Securities Available-for-Sale            Cost           Gains        (Losses)         Value
                                     ---------------------------------------------------------
U.S. Government agency obligations   $  8,402,337   $         --   $   (147,413)  $  8,254,924
Corporate bonds                         4,849,080             --       (159,609)     4,689,471
                                     ---------------------------------------------------------
                                     $ 13,251,417   $         --   $   (307,022)  $ 12,944,395
                                     =========================================================

Securities Held-to-Maturity
Mortgage-backed securities           $    353,209   $         --   $    (15,550)  $    337,659
                                     =========================================================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.     Securities (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2006 and 2005, are summarized as follows:

                                                                   December 31, 2006
                                    --------------------------------------------------------------------------------
                                       Less than 12 Months          12 Months or More                Total
                                    -------------------------   ------------------------   -------------------------
                                        Fair       Unrealized       Fair      Unrealized      Fair        Unrealized
                                       Value         Losses        Value        Losses        Value         Losses
                                    -------------------------   ------------------------   -------------------------
Securities available for sale:
   U.S. government agency
     obligations                    $ 11,273,136   $   36,234   $ 7,790,579   $  107,951   $ 19,063,715   $  144,185
   Corporate bonds                            --           --     3,461,371      135,529      3,461,371      135,529
   State and municipal securities        336,249       20,451            --           --        336,249       20,451
   Mortgage-backed securities            888,362        3,073       255,457        3,369      1,143,819        6,442
                                    -------------------------   ------------------------   -------------------------

                                    $ 12,497,747   $   59,758   $11,507,407   $  246,849   $ 24,005,154   $  306,607
                                    ================================================================================

                                                                       December 31, 2005
                                    --------------------------------------------------------------------------------
                                       Less than 12 Months          12 Months or More                Total
                                    -------------------------   ------------------------   -------------------------
                                        Fair       Unrealized       Fair      Unrealized       Fair       Unrealized
                                       Value         Losses        Value        Losses        Value         Losses
                                    -------------------------   ------------------------   -------------------------
Securities available for sale:
   U.S. government agency
     obligations                    $  4,930,785   $   71,708   $ 3,324,139   $   75,705   $  8,254,924   $  147,413
   Corporate bonds                     3,186,133       65,947     1,503,338       93,662      4,689,471      159,609
                                    -------------------------   ------------------------   -------------------------

                                    $  8,116,918   $  137,655   $ 4,827,477   $  169,367   $ 12,944,395   $  307,022
                                    =========================   ========================   =========================

Securities held to maturity:
   Mortgage-backed securities       $         --   $       --   $   313,063   $   15,550   $    313,063   $   15,550
                                    =========================   ========================   =========================

Management evaluates the investment portfolio on a quarterly basis to determine if investments have suffered an other than temporary decline in value. In addition, management monitors market trends and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

At December 31, 2006, 46 debt securities have unrealized losses with aggregate depreciation of 1.26% from the Company's amortized cost basis. These unrealized losses relate principally to the fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies and whether downgrades by bond rating agencies have occurred. As management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

For the years ended December 31, 2006 and 2005, there were no realized gains or losses.

During July, 2006 the Company transferred securities of $317,505 from held to maturity to available for sale. The unrealized loss at the transfer date was $18,941. The decision to transfer is consistent with management's current practice of classifying all securities purchased as available for sale. The Company will be unable to classify securities as held to maturity until a minimum of one year after the transfer date.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.     Securities (Continued)

The amortized cost and fair value at December 31, 2006, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                                            Available for Sale
                                                       ----------------------------
                                                         Amortized       Fair
                                                           Cost          Value
                                                       ----------------------------
Due in one year or less                                $  5,792,037   $  5,781,661
Due after one year through five years                    21,858,509     21,803,481
Due after five years through ten years                   10,107,896     10,063,799
Due after ten years                                       4,847,000      4,769,989
Mortgage-backed securities                                3,375,693      3,412,693
                                                       ----------------------------

                                                       $ 45,981,135   $ 45,831,623
                                                       ============================

Securities with a carrying amount of approximately $31,376,000 and $0 were pledged to secure deposits as required or permitted by law at December 31, 2006 and 2005, respectively.

Note 4.     Loans

The components of loans, including loans held for sale, are as follows:

                                                               December 31,
                                                       ----------------------------
                                                            2006         2005
                                                       ----------------------------
Real estate loans:
   One-to-four-family, including loans held for sale   $120,354,967   $ 97,593,753
   Multi-family                                           8,894,805      5,390,062
   Commercial                                            68,576,997     11,074,014
   Construction and land                                 17,181,453      2,316,920
                                                       ----------------------------
      Total real estate loans                           215,008,222    116,374,749
                                                       ----------------------------
Consumer:
   Automobile                                             2,027,611      1,081,458
   Home equity                                            3,364,296             --
   Other                                                  1,733,280        175,916
                                                       ----------------------------
      Total consumer loans                                7,125,187      1,257,374
Commercial business                                      25,907,065             --
                                                       ----------------------------
         Total gross loans                              248,040,474    117,632,123
   Less:
     Undisbursed portion of construction loans           (1,256,940)    (1,421,612)
     Deferred loan origination fees, net                    (48,064)      (137,013)
     Allowance for loan losses                           (1,710,247)      (428,419)
                                                       ----------------------------

                                                       $245,025,223   $115,645,079
                                                       ============================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 4.     Loans (Continued)

The loan portfolio includes a concentration of loans in commercial real estate amounting to approximately $68,577,000 and $11,074,000 as of December 31, 2006 and 2005, respectively. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions with commercial real estate compare favorably with the Company's credit loss experience on its loan portfolio as a whole. The concentration of credit with commercial real estate is taken into consideration by management in determining the allowance for loan losses. The Company's opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

On occasion, the Bank originates loans secured by single-family dwellings with high loan to value ratios exceeding 90 percent. The Bank does not consider the level of such loans to be a significant concentration of credit as of December 31, 2006 or 2005.

An analysis of the allowance for loan losses follows:

                                                             Years Ended
                                                            December 31,
                                                    ----------------------------
                                                        2006            2005
                                                    ----------------------------
Balance,  beginning                                 $    428,419   $    428,419
   Allow ance acquired in business combination           911,021             --
   Provision for loan losses                             366,667             --
   Loans  charged-off                                     (1,460)            --
   Recoveries                                              5,600             --
                                                    ----------------------------

Balance,  ending                                    $  1,710,247   $    428,419
                                                    ============================

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2006 and 2005 are summarized as follows:

                                                            December 31,
                                                    ----------------------------
                                                        2006           2005
                                                    ----------------------------
Balance, beginning of year                          $  3,384,486   $  2,210,065
Balance acquired in business combination               2,863,069             --
Additions                                              3,089,295      1,863,521
Repayments                                              (600,545)      (689,100)
                                                    ----------------------------

Balance, end of year                                $  8,736,305   $  3,384,486
                                                    ============================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 4.     Loans (Continued)

The following table presents data on impaired loans, in accordance with FAS 114, as amended, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," and non-accrual loans:

                                                                                 December 31,
                                                                         --------------------------
                                                                             2006          2005
                                                                         --------------------------
Impaired loans for which there is a related allowance for loan losses    $  3,253,108   $        --
Impaired loans for which there is no related allowance for loan losses         71,640            --
                                                                         --------------------------
             Total impaired loans                                        $  3,324,748   $        --
                                                                         ==========================
Allowance for loan losses for impaired loans included in the allowance
   for loan losses                                                       $    364,213   $        --
                                                                         ==========================
Average recorded investment in impaired loans                            $    802,317   $        --
                                                                         ==========================
Cash basis income recognized from impaired loans                         $    207,820   $        --
                                                                         ==========================
Loans contractually past due over 90 days and still accruing interest    $     16,267   $    11,035
                                                                         ==========================
Loans no longer accruing interest, not included in impaired              $    580,439   $     4,453
                                                                         ==========================
Loans no longer accruing interest, included in impaired                  $    790,849   $        --
                                                                         ==========================

Note 5.     Property and Equipment

The components of property and equipment are as follows:

                                                                                December 31,
                                                                         --------------------------
                                                                             2006          2005
                                                                         --------------------------
Land                                                                     $  1,215,629   $   266,369
Buildings and improvements                                                  5,448,290     1,041,991
Construction in process                                                       168,676            --
Furniture and equipment                                                       810,329       291,173
                                                                         --------------------------
                                                                            7,642,924     1,599,533
Less accumulated depreciation                                                 750,245       739,447
                                                                         --------------------------

                                                                         $  6,892,679   $   860,086
                                                                         ==========================

Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $215,870 and $55,999, respectively.

The Company has begun a renovation project of one of its existing facilities in Edwardsville with an anticipated completion date during the second quarter of 2007. Total cost of the renovation is estimated at $1.5 million.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 6.     Mortgage Servicing Rights

The amount of loans serviced by the Company for the benefit of others is not included in the accompanying consolidated balance sheets. The unpaid principal balance for these loans was approximately $35,518,000 at December 31, 2006.

Mortgage servicing rights activity is summarized as follows:

                                                            Years Ended
                                                            December 31,
                                                     --------------------------
                                                         2006           2005
                                                     --------------------------

Balance, beginning                                   $        --   $         --
Balance acquired                                         385,000
Additions                                                 79,013             --
Amortization                                             (52,000)            --
                                                     --------------------------

Balance, ending                                      $   412,013   $         --
                                                     ==========================

There was no valuation allowance at December 31, 2006.

Estimated future amortization expense on mortgage servicing rights is as follows:

Year ended                                                             Amount
--------------------------------------------------------------------------------
   December 31, 2007                                               $     93,458
   December 31, 2008                                                     75,429
   December 31, 2009                                                     59,244
   December 31, 2010                                                     47,106
   December 31, 2011                                                     38,011
   Thereafter                                                            98,765
                                                                   ------------
                                                                   $    412,013
                                                                   ============

Note 7.     Core Deposit Intangible

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

                                                                   December 31,
                                                                       2006
                                                                   ------------

Core deposit intangible                                            $  2,391,000
Accumulated amortization                                                317,000
                                                                   ------------

             Total                                                 $  2,074,000
                                                                   ============

Amortization expense on core deposit intangible for the year ended December 31, 2006 was $317,000.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 7.     Core Deposit Intangible (Continued)

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year ended                                                              Amount
--------------------------------------------------------------------------------
   December 31, 2007                                                  $  546,000
   December 31, 2008                                                     403,000
   December 31, 2009                                                     297,000
   December 31, 2010                                                     224,000
   December 31, 2011                                                     196,000

Note 8.     Deposits

Deposits at December 31 are summarized as follows:

                                                           December 31,
                                                 -------------------------------
                                                     2006              2005
                                                 -------------------------------

Noninterest bearing                              $  22,037,287    $           --
Interest bearing transaction accounts               84,701,314                --
Savings                                             22,899,823        23,845,491
Time                                               141,191,222        78,266,633
                                                 -------------------------------

                                                 $ 270,829,646    $  102,112,124
                                                 ===============================

Interest expense on deposits for the year ended December 31, is summarized as follows:

                                                           Years ended
                                                          December 31,
                                                 -------------------------------
                                                     2006              2005
                                                 -------------------------------

Interest bearing transaction accounts            $     635,756    $           --
Savings                                                672,156           483,366
Time                                                 4,640,568         2,490,375
                                                 -------------------------------

                                                 $   5,948,480    $    2,973,741
                                                 ===============================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $18,653,000 and $13,072,000 at December 31, 2006 and
2005 respectively. Generally, individual deposits in excess of $100,000 are not insured by the FDIC.

At December 31, 2006, the Company had one major customer from which the total deposits were $42,200,000, or 15.6% of the Company's total deposits.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 8.     Deposits (Continued)

At December 31, 2006, the scheduled maturities of time deposits are as follows:

Year ended                                                            Amount
--------------------------------------------------------------------------------
   December 31, 2007                                              $   93,703,143
   December 31, 2008                                                  24,919,388
   December 31, 2009                                                   9,215,309
   December 31, 2010                                                   6,332,090
   December 31, 2011                                                   6,888,969
   Thereafter                                                            132,323
                                                                  --------------
                                                                  $  141,191,222
                                                                  ==============

At December 31, 2006 and 2005, the Company had brokered deposits of $681,227 and none, respectively.

Note 9.     Federal Home Loan Bank Advances

Federal Home Loan Bank advances are summarized as follows:

                                                          December 31,
                                                 -------------------------------
                                                      2006             2005
                                                 -------------------------------

4.06% advance, due July 2007                     $   6,419,787    $           --
4.33% advance, due March 2008                        2,962,990                --
5.96% advance, due February 2009                       493,834                --
2.95% advance, due March 2009                          449,309                --
                                                 -------------------------------
                                                 $  10,325,920    $           --
                                                 ===============================

At December 31, 2006, in addition to FHLB stock, eligible residential real estate loans totaling approximately $85,618,000 were pledged to the FHLB to secure advances outstanding.

Note 10.    Securities Sold under Agreement to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 11.    Subordinated Debentures

The Company assumed subordinated debentures from Clover Leaf. Clover Leaf issued $4.0 million in May 2005 in cumulative trust preferred securities through a newly formed special-purpose trust, Clover Leaf Statutory Trust I. The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I. Trust I is a wholly-owned unconsolidated subsidiary of the Company, and its sole asset is the junior subordinated deferrable interest debentures. Distributions are cumulative and are payable at a fixed rate of 6.08% for 5 years and then adjusted quarterly at a variable rate of 1.85% over the 3 month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's capital stock. For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions. In conjunction with the acquisition on July 10, 2006, a market value adjustment of ($223,000) was recorded.

Note 12.    Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                         Years Ended
                                                         December 31,
                                                  --------------------------
                                                      2006          2005
                                                  --------------------------
Federal:
   Current                                        $   961,515    $   846,000
   Deferred                                           (50,000)       124,000
                                                  --------------------------
      Total                                           911,515        970,000
                                                  --------------------------

State:
   Current                                            125,000        152,000
   Deferred                                           (10,000)        26,000
                                                  --------------------------
      Total                                           115,000        178,000
                                                  --------------------------

      Total                                       $ 1,026,515    $ 1,148,000
                                                  ==========================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 12.    Income Taxes (Continued)

The Company's income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2006 and 2005, as follows:

                                                           December 31,
                                                    ---------------------------
                                                       2006           2005
                                                    ---------------------------

Expected income taxes                               $ 1,002,108    $ 1,053,792
Income tax effect of:
   State taxes, net of federal income tax benefit        74,750        115,700
   Tax exempt interest                                  (31,048)            --
   Income taxed at lower rates                          (26,852)       (30,108)
   Other                                                  7,557          8,616
                                                    ---------------------------

                                                    $ 1,026,515    $ 1,148,000
                                                    ===========================

The tax effects of principal temporary differences are shown in the following table:

                                                            December 31,
                                                     ---------------------------
                                                        2006            2005
                                                     ---------------------------

Allowance for loan losses                            $   612,442    $   165,370
Deferred compensation                                    181,564             --
ESOP expense                                              19,610             --
Accrued expenses                                          54,179             --
Deferred loan fees, net                                       --         52,887
Purchase accounting adjustments for:
   Loans                                                 454,100             --
   Securities                                            167,672             --
Unrealized loss on securities available for sale          56,695        119,180
Other                                                     13,795         23,202
                                                     ---------------------------
      Deferred tax asset                               1,560,057        360,639
                                                     ---------------------------

FHLB stock                                              (515,620)      (491,916)
Core deposit intangible                                 (788,120)            --
Mortgage servicing rights                               (156,565)            --
Purchase accounting adjustments for:
   Premises and equipment                               (470,140)            --
   FHLB advances                                         (49,020)            --
   Subordinated debt                                     (76,754)            --
   Time deposits                                         (10,260)            --
Deferred loan costs, net                                 (67,353)            --
Premises and equipment basis                              (6,542)       (31,108)
Other                                                   (375,600)        (5,044)
                                                     ---------------------------
      Deferred tax liability                          (2,515,974)      (528,068)
                                                     ---------------------------

      Net deferred tax (liability)                   $  (955,917)   $  (167,429)
                                                     ===========================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 12.    Income Taxes (Continued)

Retained earnings at December 31, 2006 and 2005 include approximately $3,044,000 and $1,968,000, respectively, of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 and $762,000, respectively, at December 31, 2006 and 2005.

Note 13.    Employee Benefits

In 2006, the Company adopted a 401k plan and profit sharing defined contribution plan covering substantially all of its employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. The Company contributed $59,051 to the plan for the profit sharing contribution for the year ended December 31, 2006. The 401k component of the plan allows participants to defer a portion of their compensation up to 50%. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. The Company matches the employee contributions for the 401k plan up to 2% of compensation. Total expense recorded for the Company's match for the 401k plan was $58,165 for the year ended December 31, 2006.

As a result of the acquisition on July 10, 2006, certain directors participate in a deferred compensation agreement. The Bank accrues the liability for these agreements based on the present value of the amount the director is currently eligible to receive. The Company recorded expenses of $15,823 in 2006, related to these agreements. At December 31, 2006 and 2005, the Bank had a recorded liability in the amount of $468,725 and none, respectively, for these plans.

First Federal had a profit-sharing plan for those employees who met certain eligibility requirements until the plan termination date of June 30, 2006. The annual contribution to the plan was determined by the Board of Directors, and did not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the six months ended June 30, 2006 and year ended December 31, 2005, was $46,018 and $96,385, for 2006 and 2005, respectively.

The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. The Clover Leaf Financial Corp. employees become eligible to participate in the plan on January 1, 2007. In connection with the stock offering in 2004, the Company loaned funds to the ESOP for the purchase of the Company's common stock at the initial public offering at $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level annual payments of $70,318 over 20 years beginning December 31, 2004. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $88,062 and $60,318 was incurred in 2006 and 2005, respectively.

Dividends on unallocated ESOP shares, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding notes.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 13.    Employee Benefits (Continued)

ESOP shares prior to the conversion date have been adjusted by the exchange ratio of 1.936.

The following table reflects the shares held by the plan at December 31, 2006 and 2005:

                                                                 December 31,
                                                               -----------------
                                                                2006      2005
                                                               -----------------
Unallocated shares (fair value at December 31,
   2006 and 2005 of $1,662,477 and $1,047,590, respectively)   144,563   153,067
Allocated shares                                                26,196    17,692
                                                               -----------------
                                                               170,759   170,759
                                                               =================

Note 14.    Capital Ratios

The Company's primary source of funds is dividends received from the Bank. By regulation, the Bank is prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets, without regulatory approval. As a practical matter, dividends distributed by the Bank are restricted to amounts that maintain prudent capital levels.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

First Clover Leaf Financial Corp. an Subsididary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 14.    Capital Ratio's (Continued)

The Bank's actual capital amounts and ratios as of December 31, 2006 and 2005 are presented in the following table.

                                                                                                  To be Well
                                                                                              Capitalized Under
                                                                        For Capital           Prompt Corrective
                                                  Actual             Adequacy Purposes        Action Provisions
                                          -----------------------------------------------------------------------
                                             Amount       Ratio       Amount       Ratio       Amount       Ratio
                                          -----------------------------------------------------------------------
December 31, 2006
Tangible Capital to Tangible Assets       $ 63,234,253    16.16%   $  5,870,000     1.50%            N/A      N/A

Tier I Capital to Adjusted Total Assets   $ 63,234,253    16.16%   $ 15,654,000     4.00%   $ 19,568,000     5.00%

Tier I Capital to Risk Weighted Assets    $ 63,234,253    25.33%            N/A      N/A    $ 14,976,000     6.00%

Total Capital to Risk Weighted Assets     $ 64,944,500    26.02%   $ 19,969,000     8.00%   $ 24,960,000    10.00%

December 31, 2005
Tangible Capital to Tangible Assets       $ 29,743,000    22.13%   $  2,016,000     1.50%            N/A      N/A

Tier I Capital to Adjusted Total Assets   $ 29,743,000    22.13%   $  5,375,000     4.00%   $  6,719,000     5.00%

Tier I Capital to Risk Weighted Assets    $ 29,743,000    41.75%            N/A      N/A    $  4,274,000     6.00%

Total Capital to Risk Weighted Assets     $ 30,172,000    42.36%   $  5,699,000     8.00%   $  7,123,000    10.00%

Prior to conversion on July 10, 2006, the Mutual Holding Company waived its share of dividends declared by First Federal amounting to $517,448 and $782,732 for the years ended December 31, 2006 and 2005, respectively.

Note 15.    Commitments, Contingencies and Credit Risk

The Company and the Bank are a party to legal actions which are in the normal course of business activities. In the option of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or the results of operations of the Company.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

First Clover Leaf Financial Corp. an Subsididary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 15.    Commitments, Contingencies and Credit Risk (Continued)

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

                               Variable Rate   Fixed Rate     Total         Range of
                                Commitment     Commitment   Commitment      Rates on
                                                                           Fixed Rate
                                               (in thousands)              Commitment
                               --------------------------------------------------------
As of December 2006:
Commitments to extend credit   $      15,747   $   3,907     $ 19,654     5.50% - 18.0%
Standby letters of credit      $         811   $   2,520     $  3,331             9.25%

As of December 2005:
Commitments to extend credit   $         740   $   1,409     $  2,149    5.125% - 7.00%
Standby letters of credit      $          --   $      --     $     --               --

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event, the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2006 and 2005, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

The Company does not engage in the use of interest rate swaps, futures, forwards, or option contracts.

First Clover Leaf Financial Corp. an Subsididary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 16.    Fair Value of Financial Instruments

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

Loans
-----

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans including loans held for sale are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values where applicable. The carrying amount of accrued interest receivable approximates its fair value.

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

First Clover Leaf Financial Corp. an Subsididary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 16.    Fair Value of Financial Instruments (Continued)

Federal Home Loan Bank advances
-------------------------------

The fair value of variable rate Federal Home Loan Bank advances approximate carrying value. The fair value of fixed rate Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on current rates for similar advances.

Securities sold under agreement to repurchase
---------------------------------------------

The carrying amounts of securities sold under agreement to repurchase approximate fair value.

Subordinated debentures
-----------------------

The trust preferred debentures are privately held; therefore the carrying value approximates fair value.

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                            December 31, 2006                 December 31, 2005
                                     -----------------------------------------------------------------
                                        Carrying           Fair           Carrying           Fair
                                         Amount            Value           Amount            Value
                                     -----------------------------------------------------------------
Financial Assets:
   Cash and cash equivalents         $   92,664,953   $   92,664,953   $    3,427,901   $    3,427,901
   Interest-bearing time deposits           285,668          285,668          250,000          250,000
   Securities                            45,831,623       45,831,623       13,297,604       13,282,054
   Federal Home Loan Bank stock           5,603,773        5,603,773        6,213,940        6,213,940
   Loans, net                           245,025,223      243,432,846      115,645,079      115,114,575
   Accrued interest receivable            1,555,823        1,555,823          439,632          439,632

Financial Liabilities:
   Non-interest bearing deposits         22,037,287       22,037,287               --               --
   Interest bearing deposits            248,792,359      248,808,392      102,112,124      101,567,169
   Federal Home Loan Bank advances       10,325,920       10,268,056               --               --
   Securities sold under agreement
     to repurchase                       29,437,580       29,437,580               --               --
   Subordinated debentures                3,798,016        3,798,016               --               --
   Accrued interest payable                 685,617          685,617            4,755            4,755

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

First Clover Leaf Financial Corp. an Subsididary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 17.    Liquidation Account

As required by current regulations, a liquidation account in the amount of $20.7 million was established in conjunction with the Conversion.

As a result, each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder's or supplemental account holder's deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance. The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Any purchase of the Company common stock will be conducted in accordance with applicable laws and regulations.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 18.    Condensed Financial Statements of Parent Company

Financial information pertaining only to First Clover Leaf Financial Corp. at December 31, 2006 and 2005 is as follows:

                                 Balance Sheets
                           December 31, 2006 and 2005

                                                             2006             2005
                                                        ------------------------------
   Cash and cash equivalents                            $  14,607,620   $   1,492,980
   Investment securities available for sale                 5,324,207       5,708,356
   Loans, net                                               1,000,000              --
   ESOP note receivable                                       781,842         805,100
   Investment in common stock of subsidiary                75,076,371      29,612,458
   Other assets                                               444,139          75,292
                                                        ------------------------------
      Total assets                                      $  97,234,179   $  37,694,186
                                                        ==============================

Liabilities and Stockholders' Equity
   Subordinated debentures                              $   3,798,016   $          --
   Accrued interest payable                                    15,323              --
   Other liabilities                                           92,315         (13,396)
                                                        ------------------------------
      Total liabilities                                     3,905,654         (13,396)
                                                        ------------------------------
Stockholders' equity
   Common stock                                               907,403         392,006
   Additional paid-in-capital                              71,031,467      16,538,534
   Retained earnings                                       22,212,827      21,759,719
   Accumulated other comprehensive (loss)                     (92,817)       (187,842)
   Unearned ESOP shares                                      (730,355)       (794,835)
                                                        ------------------------------
Stockholders' Equity                                       93,328,525      37,707,582
                                                        ------------------------------
      Total liabilities and stockholders' equity        $  97,234,179   $  37,694,186
                                                        ==============================

                         Condensed Statements of Income
                 For the Years Ended December 31, 2006 and 2005

                                                             2006            2005
                                                        -----------------------------
Dividends from subsidiary                               $          --   $          --
Interest income                                               352,703         338,785
                                                        -----------------------------
                                                              352,703         338,785

Interest expense                                              149,171              --
Other income                                                     (446)             --
Operating expenses                                            391,309         191,628
                                                        -----------------------------

      Income (loss) before income taxes and equity in
         undistributed net income of subsidiary              (188,223)        147,157

Applicable income taxes                                       (71,600)         47,000
                                                        -----------------------------

      Income (loss) before equity in undistributed
         net income of subsidiary                            (116,623)        100,157

Equity in undistributed net income of subsidiary            1,953,274       1,762,676
                                                        -----------------------------

      Net income                                        $   1,836,651   $   1,862,833
                                                        =============================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 18.    Condensed Financial Statements of Parent Company (Continued)

                       Condensed Statements of Cash Flows
                 For the Years Ended December 31, 2006 and 2005

                                                                                 2006            2005
                                                                            -------------------------------
Cash Flows from Operating Activities
   Net income                                                               $    1,836,651   $   1,862,833
   Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed net income of subsidiary                          (1,953,274)     (1,762,676)
      Amortization of premiums and discounts on securities                           1,511          (6,923)
      Premiums and discounts on subordinated debentures                             21,016              --
      ESOP expense                                                                  88,062          60,318
      Decrease (increase) in other assets                                          (81,412)         14,889
      (Decrease) increase in other liabilities                                     (64,894)          8,009
                                                                            -------------------------------
         Net cash provided by (used in) operating activities                      (152,340)        176,450
                                                                            -------------------------------

Cash Flows from Investing Activities
      Proceeds from calls and maturities of available-for-sale securities          400,000         800,000
      Investment in subsidiary                                                          --         (60,318)
      Loans purchased                                                           (1,000,000)             --
      Repayment of ESOP loan                                                        23,258          27,662
      Capital contributed to subsidiary                                        (20,074,600)             --
      Cash paid in acquisition                                                  (4,751,648)             --
                                                                            -------------------------------
         Net cash flows provided by (used in) investing activities             (25,402,990)        767,344
                                                                            -------------------------------

Cash Flows from Financing Activities
   Issuance of common stock, net                                                40,144,878              --
   Dividends                                                                    (1,474,908)       (636,647)
                                                                            -------------------------------
         Net cash flows provided by (used in) financing activities              38,669,970        (636,647)
                                                                            -------------------------------

         Net increase in cash and cash equivalents                              13,114,640         307,147

Cash and cash equivalents at beginning of year                                   1,492,980       1,185,833
                                                                            -------------------------------

Cash and cash equivalents at end of year                                    $   14,607,620   $   1,492,980
                                                                            ===============================

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 19.    Selected Quarterly Financial Data (Unaudited)

The results of operations by quarter for the years ended December 31, 2006 and 2005 were as follows:

                                      First         Second         Third        Fourth
Year Ended December 31, 2006         Quarter        Quarter       Quarter       Quarter
-----------------------------------------------------------------------------------------
Interest income                    $ 1,914,585   $  2,018,482   $ 4,832,311   $ 5,103,914
Interest expense                       872,568        988,291     2,303,154     2,381,010
                                   ------------------------------------------------------
   Net interest income               1,042,017      1,030,191     2,529,157     2,722,904
Provisions for loan losses                  --            --         66,667       300,000
                                   ------------------------------------------------------
   Net interest income after
      provisions for loan losses     1,042,017      1,030,191     2,462,490     2,422,904
Other income                             1,092          1,848        71,978       170,878
Other expenses                         504,239        562,325     1,665,444     1,608,224
                                   ------------------------------------------------------
Income before income taxes             538,870        469,714       869,024       985,558
Income taxes                           205,000        178,000       344,900       298,615
                                   ------------------------------------------------------
   Net income                      $   333,870   $    291,714   $   524,124   $   686,943
                                   ======================================================
Basic earnings per share           $      0.05   $       0.04   $      0.06   $      0.08
                                   ======================================================
Diluted earnings per share         $      0.05   $       0.04   $      0.06   $      0.08
                                   ======================================================

                                      First         Second         Third        Fourth
Year Ended December 31, 2005         Quarter        Quarter       Quarter       Quarter
-----------------------------------------------------------------------------------------
Interest income                    $ 1,929,426   $  1,944,349   $ 1,930,387   $ 1,944,023
Interest expense                       666,069        693,716       781,361       846,534
                                   ------------------------------------------------------
   Net interest income               1,263,357      1,250,633     1,149,026     1,097,489
Provisions for loan losses                  --             --            --            --
                                   ------------------------------------------------------
   Net interest income after
      provisions for loan losses     1,263,357      1,250,633     1,149,026     1,097,489
Other income                             3,591         4,476          2,315         3,599
Other expenses                         411,788        446,920       424,087       480,858
                                   ------------------------------------------------------
Income before income taxes             855,160        808,189       727,254       620,230
Income taxes                           315,000        317,700       276,700       238,600
                                   ------------------------------------------------------
   Net income                      $   540,160   $    490,489   $   450,554   $   381,630
                                   ======================================================
Basic earnings per share           $      0.07   $       0.07   $      0.06   $      0.05
                                   ======================================================
Diluted earnings per share         $      0.07   $       0.07   $      0.06   $      0.05
                                   ======================================================

Weighted-average shares outstanding for periods prior to the Conversion and Reorganization Date have been adjusted by the exchange ratio of 1.936 to calculate earnings per share.

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm on the Supplementary Information

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2006 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ McGladrey & Pullen LLP

Champaign, Illinois
March 19, 2007

McGladrey & Pullen LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2006

--------------------------------------------------------------------------------

                                                                                                               Consolidated
                                                                                                             First Clover Leaf
                                                     First Clover Leaf   First Clover Leaf                    Financial Corp.
                                                           Bank           Financial Corp.    Eliminations     and Subsidiary
                                                     --------------------------------------------------------------------------
Assets

Cash and due from banks                              $      71,611,435   $      14,607,620   $ (14,076,603)  $      72,142,452
Federal funds sold                                          20,522,501                  --              --          20,522,501
                                                     --------------------------------------------------------------------------
      Total cash and cash equivalents                       92,133,936          14,607,620     (14,076,603)         92,664,953
Interest-bearing time deposits                                 285,668                  --              --             285,668
Securities available for sale                               40,507,416           5,324,207              --          45,831,623
Securities held to maturity                                         --                  --              --                  --
Federal Home Loan Bank stock                                 5,603,773                  --              --           5,603,773
Loans, net of allowance for loan losses                    243,022,905           1,000,000              --         244,022,905
Loans held for sale                                          1,002,318                  --              --           1,002,318
Note receivable - ESOP                                              --             781,842        (781,842)                 --
Investment in subsidiary                                            --          75,076,371     (75,076,371)                 --
Property and equipment, net                                  6,892,679                  --              --           6,892,679
Accrued interest receivable                                  1,487,420              68,403              --           1,555,823
Mortgage servicing rights                                      412,013                  --              --             412,013
Goodwill                                                     9,402,608                  --              --           9,402,608
Core deposit intangible                                      2,074,000                  --              --           2,074,000
Other assets                                                   167,687             375,736              --             543,423
                                                     --------------------------------------------------------------------------

      Total assets                                   $     402,992,423   $      97,234,179   $ (89,934,816)  $     410,291,786
                                                     ==========================================================================

Liabilities and Stockholders' Equity

Liabilities
  Deposits:
    Noninterest bearing                              $      36,110,398   $              --   $ (14,073,111)  $      22,037,287
    Interest bearing                                       248,795,851                  --          (3,492)        248,792,359
                                                     --------------------------------------------------------------------------
      Total deposits                                       284,906,249                  --     (14,076,603)        270,829,646
Federal Home Loan Bank advances                             10,325,920                  --                          10,325,920
Securities sold under agreement to repurchase               29,437,580                  --              --          29,437,580
Subordinated debentures                                             --           3,798,016              --           3,798,016
Accrued interest payable                                       670,294              15,323              --             685,617
Note payable ESOP                                              781,842                  --        (781,842)                 --
Other liabilities                                            1,794,167              92,315              --           1,886,482
                                                     --------------------------------------------------------------------------
      Total liabilities                                    327,916,052           3,905,654     (14,858,445)        316,963,261
                                                     --------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock                                                   --                  --              --                  --
  Common stock                                                      10             907,403             (10)            907,403
  Additional paid-in capital                                51,757,905          71,031,467     (51,757,905)         71,031,467
  Retained earnings                                         24,095,313          22,212,827     (24,095,313)         22,212,827
  Accumulated other comprehensive (loss)                       (46,502)            (92,817)         46,502             (92,817)
  Unearned Employee Stock Ownership
    Plan shares                                               (730,355)           (730,355)        730,355            (730,355)
                                                     --------------------------------------------------------------------------
      Total stockholders' equity                            75,076,371          93,328,525     (75,076,371)         93,328,525
                                                     --------------------------------------------------------------------------

      Total liabilities and stockholders' equity     $     402,992,423   $      97,234,179   $ (89,934,816)  $     410,291,786
                                                     ==========================================================================

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2006

--------------------------------------------------------------------------------

                                                                                                                Consolidated
                                                                                                             First Clover Leaf
                                                     First Clover Leaf   First Clover Leaf                    Financial Corp.
                                                            Bank          Financial Corp.     Eliminations    and Subsidiary
                                                     --------------------------------------------------------------------------
Interest and dividend income:
  Interest and fees on loans                         $      11,305,435   $          58,514   $     (58,244)  $      11,305,705
  Securities:
    Taxable interest income                                    831,085             242,406              --           1,073,491
    Nontaxable interest income                                  98,544                  --              --              98,544
    FHLB dividends                                             230,073                  --              --             230,073
  Interest-bearing deposits and federal funds sold           1,154,726              51,783         (45,030)          1,161,479
                                                     --------------------------------------------------------------------------
        Total interest and dividend income                  13,619,863             352,703        (103,274)         13,869,292
                                                     --------------------------------------------------------------------------
Interest expense:
  Deposits                                                   5,993,510                  --         (45,030)          5,948,480
  Federal Home Loan Bank advances                              283,592                  --              --             283,592
  Securities sold under agreement to repurchase                163,780                  --              --             163,780
  Subordinated debentures                                           --             149,171              --             149,171
                                                     --------------------------------------------------------------------------
        Total interest expense                               6,440,882             149,171         (45,030)          6,545,023
                                                     --------------------------------------------------------------------------

        Net interest income                                  7,178,981             203,532         (58,244)          7,324,269

Provision for loan losses                                      366,667                  --              --             366,667
                                                     --------------------------------------------------------------------------
        Net interest income after provision for
          loan losses                                        6,812,314             203,532         (58,244)          6,957,602
                                                     --------------------------------------------------------------------------

Other income:
  Service fees on deposit accounts                              89,215                  --              --              89,215
  Other service charges and fees                                66,343                  --              --              66,343
  Loan servicing fees                                           43,239                  --              --              43,239
  Gain on sale of loans                                         98,557                  --              --              98,557
  Amortization of mortgage servicing rights                    (52,000)                 --              --             (52,000)
  Other                                                            888                (446)             --                 442
                                                     --------------------------------------------------------------------------
                                                               246,242                (446)             --             245,796
                                                     --------------------------------------------------------------------------

Other expenses:
  Compensation and employee benefits                         1,796,259               5,013         (58,244)          1,743,028
  Occupancy expense                                            435,339                  --              --             435,339
  Data processing services                                     298,834                  --              --             298,834
  Advertising                                                  202,091             119,851              --             321,942
  Director fees                                                289,150                  --              --             289,150
  Professional fees                                            111,309             196,554              --             307,863
  Charitable contributions                                      41,387                  --              --              41,387
  Amortization of core deposit intangible                      317,000                  --                             317,000
  Other                                                        515,798              69,891              --             585,689
                                                     --------------------------------------------------------------------------
                                                             4,007,167             391,309         (58,244)          4,340,232
                                                     --------------------------------------------------------------------------

        Income (loss) before income taxes                    3,051,389            (188,223)             --           2,863,166

Income taxes                                                 1,098,115             (71,600)             --           1,026,515
                                                     --------------------------------------------------------------------------
        Net income (loss)                            $       1,953,274   $        (116,623)  $          --   $       1,836,651
                                                     ==========================================================================