Form 10-K, Exhibit 13
period 2009-12-31
First Clover Leaf Financial Corp.
filed 2010-03-31
CIK 1283582

Exhibit 13

PORTIONS OF 2009 ANNUAL REPORT TO STOCKHOLDERS

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

	At December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$585,527	$653,325	$413,252	$410,292	$140,158
Loans, net (1)	411,899	430,919	284,919	245,025	115,645
Cash and cash equivalents	47,997	67,135	37,085	92,665	3,428
Securities available for sale	86,407	103,568	54,150	45,832	12,944
Securities held to maturity	—	—	—	—	353
Federal Home Loan Bank stock	6,306	6,306	5,604	5,604	6,214
Deposits	442,554	447,303	291,195	270,830	102,112
Securities sold under agreements to repurchase	18,936	55,103	15,893	29,438	—
Subordinated debentures	3,930	3,886	3,842	3,798	—
Federal Home Loan Bank advances	39,924	49,968	10,432	10,326	—
Stockholders’ equity – substantially restricted (2)	76,928	93,657	88,681	93,329	37,708

	Years Ended December 31,
	2009	2008 (4)	2007	2006 (5)	2005
	(In thousands, except per share data)
Selected Operating Data:

Total interest income	$28,008	$24,686	$22,401	$13,869	$7,748
Total interest expense	12,260	12,445	12,084	6,545	2,987
Net interest income	15,748	12,241	10,317	7,324	4,761
Provision for loan losses	5,554	777	347	367	—
Net interest income after provision for loan losses	10,194	11,464	9,970	6,957	4,761
Other income	1,418	809	626	298	14
Other expense	20,526	8,086	6,771	4,392	1,764
Income (loss) before income taxes	(8,915)	4,188	3,825	2,863	3,011
Income tax expense (benefit)	(92)	1,486	1,419	1,026	1,148
Net income (loss)	$(8,823)	$2,702	$2,406	$1,837	$1,863
Basic earnings (losses) per share (3)	$(1.08)	$0.33	$0.27	$0.23	$0.25
Diluted earnings (losses) per share (3)	$(1.08)	$0.33	$0.27	$0.23	$0.25
_________________
(1)	Net of the allowance for loan losses. Includes loans held for sale.
(2)	Stockholders’ equity is substantially restricted due to capital requirements imposed under Federal capital regulations.
(3)	Per share information for the period prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second-step conversion that was completed in July 2006.
(4)	Includes results of operations from Partners Financial Holdings, Inc. and its subsidiary, Partners Bank, after October 10, 2008.
(5)	Includes results of operations from Clover Leaf Financial Corp. after July 10, 2006.

	At or For the Years Ended December 31,
	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	(1.39)%	0.56%	0.63%	0.77%	1.34%
Return on equity (ratio of net income (loss) to average stockholders’ equity)	(10.25)	3.08	2.62	3.32	5.01
Average interest rate spread (1)	2.39	2.16	1.88	2.36	2.68
Dividend payout ratio (2)	(22.22)	72.73	88.89	104.35	76.00
Dividends per share (3)	0.24	0.24	0.24	0.24	0.19
Net interest margin (4)	2.68	2.72	2.90	3.25	3.48
Efficiency ratio (5)	119.57	61.96	61.88	57.63	36.94
Non-interest expense to average total assets	3.24	1.67	1.77	1.80	1.27
Average interest-earning assets to average interest-bearing liabilities	114.05	120.43	130.12	130.90	136.00

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	5.16%	1.25%	1.04%	0.96%	0.01%
Non-performing and impaired loans to total loans	7.07	1.75	1.50	1.60	0.01
Net charge-offs (recoveries) to average loans outstanding	0.74	0.08	0.06	—	—
Allowance for loan losses to non-performing and impaired loans	21.68	51.71	44.27	43.61	2,766.14
Allowance for loan losses to total loans	1.53	0.90	0.67	0.70	0.37

Capital Ratios:
Stockholders’ equity to total assets at end of year	13.14%	14.34%	21.46%	22.75%	26.90%
Average stockholders’ equity to average assets	13.60	18.14	24.03	23.06	26.82
Tangible capital	9.55	8.45	16.97	16.16	22.13
Tier 1 (core) capital	9.55	8.45	16.97	16.16	22.13
Tier 1 risk-based capital ratio (6)	12.88	12.59	23.32	25.33	41.75
Total risk-based capital ratio (7)	13.75	13.17	23.65	26.02	42.36

Other Data:
Number of full service offices	4	4	3	4	1
_______________________________
(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)	Per share information for periods prior to 2006 has been adjusted to reflect the 1.936-to-one exchange ratio in connection with our second step conversion that was completed in July 2006.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. The 2009 ratio includes a $9.3 million goodwill impairment expense.
(6)
For the years ended December 31, 2009, 2008, 2007 and 2006, Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank, divided by its risk-weighted assets as defined in federal regulations on required capital.  For the year ended 2005, Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings and Loan Association of Edwardsville, divided by its risk-weighted assets as defined in federal regulations on required capital.

(7)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Overview

First Clover Leaf’s results of operations depend primarily on net interest income.  Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of demand and NOW accounts, money market, savings and term certificate accounts and borrowings.  Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service charges and fee income on deposit accounts and customer debit and credit card holders as well as loan servicing income and gains on sale of loans that we sold but on which we retained the servicing rights.  Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, directors’ fees and professional fees.  Unusual items such as goodwill impairment and asset impairment may also have a significant impact on non-interest expense.  The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased to $585.5 million at December 31, 2009 from $653.3 million at December 31, 2008.  The decrease was primarily due to lower balances in cash and cash equivalents, securities available for sale, net loans and goodwill.  Cash and cash equivalents decreased to $48.0 million at December 31, 2009 compared to $67.1 million at December 31, 2008.  The $19.1 million decrease was due to a decrease in federal funds sold.  Securities available for sale decreased to $86.4 million at December 31, 2009 compared to $103.6 million at December 31, 2008 primarily due to calls, maturities and paydowns exceeding purchases by $18.1 million.  Loans including loans held for sale, net amounted to $411.9 million at December 31, 2009, compared to $430.9 million at December 31, 2008.  The decrease was primarily due to loan collections in excess of new loan originations of $13.5 million.  Goodwill decreased to $11.4 million at December 31, 2009 compared to $20.7 million at December 31, 2008.  The decrease was due to a $9.3 million impairment charge recorded in the second quarter of 2009.

Total liabilities decreased to $508.6 million at December 31, 2009 from $559.7 million at December 31, 2008.  Deposits decreased slightly to $442.6 million at December 31, 2009 from $447.3 million at December 31, 2008.  This net decrease of $4.7 million includes a decrease of $77.9 million by one significant customer.  Due to the nature of this customer’s business, large fluctuations in its deposit accounts are a normal occurrence.  First Clover Leaf Bank has also moved a portion of this customer’s deposits to a correspondent bank in order to prevent a deposit concentration. This decrease was offset by increases in several of our deposit products, the most significant increases being in our demand deposit and money market accounts.  These increases were due to both new deposit customers, as well as our current deposit customers increasing balances in their accounts.  Federal Home Loan Bank advances decreased to $39.9 million at December 31, 2009 compared to $50.0 million at December 31, 2008.  This decrease was due to repayments exceeding new advances by $10.0 million.  Securities sold under agreements to repurchase decreased to $18.9 million at December 31, 2009 from $55.1 million at December 31, 2008.  The decrease was primarily due to a decrease of $30.0 million by one significant customer.  Due to the nature of this customer’s business, large fluctuations in its accounts are a normal occurrence.  The remaining decrease was primarily a result of customers moving balances into other First Clover Leaf Bank deposit accounts due to the low interest rate environment on securities sold under agreements to repurchase.

Stockholders’ equity decreased to $76.9 million at December 31, 2009 from $93.7 million at December 31, 2008 primarily due to a net loss of $8.8 million, the repurchase of $6.5 million of shares of First Clover Leaf Financial Corp.’s common stock and the payment of cash dividends in the amount of $2.0 million.

Net interest income increased to $15.7 million for 2009 from $12.2 million for 2008.  This increase was due primarily to the increase in average balances of interest-earning assets offset by lower average interest rates.  The net interest income and average balances for 2009 reflect the first full year of operations following the acquisition of Partners Financial Holdings, Inc. and its subsidiary, Partners Bank, on October 10, 2008.

Critical Accounting Policies

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention and also considered to be impaired.  For such loans, an allowance is established when the fair value of the collateral, less estimated costs to sell, is lower than the carrying value of that loan for collateral dependent loans.  Impaired loans may also be valued based on a discounted cash flow analysis.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

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

Goodwill and Other Intangible Assets.  Over the past several years, First Clover Leaf has grown through acquisitions accounted for under the purchase method of accounting in effect at the time of the acquisitions.  Under the purchase method, First Clover Leaf is required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition.  The excess cost over the net assets acquired represents goodwill, which is not subject to periodic amortization.

Customer relationship intangibles are required to be amortized over their estimated useful lives.  The method of amortization reflects the pattern in which the economic benefits of these intangible assets are estimated to be consumed or otherwise used up.  Our customer relationship intangibles are being amortized over 7.6 and 9.7 years using the double declining balance method.  Since First Clover Leaf’s acquired customer relationships are subject to routine customer attrition, the relationships are more likely to produce greater benefits in the near-term than in the long-term, which typically supports the use of an accelerated method of amortization for the related intangible assets.  Management is required to evaluate the useful life of customer relationship intangibles to determine if events or circumstances warrant a change in the estimated life.  Should management determine the estimated life of any intangible asset is shorter than originally estimated, First Clover Leaf would adjust the amortization of that asset, which could increase future amortization expense.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired.  Goodwill recorded by First Clover Leaf in connection with its acquisitions relates to the inherent value in the businesses acquired and this value is dependent upon First Clover Leaf’s ability to provide quality, cost effective services in a competitive market place.  The continued value of recorded goodwill is impacted by the value of our stock and continued profitability of the organization.  In the event that the stock price experiences significant declines or the operations of the company lack profitability an impairment of goodwill may need to be recognized.  Any impairment recognized would adversely impact earnings in the period in which it is recognized.

First Clover Leaf utilizes a two step valuation approach to test for goodwill impairment.  We estimate the fair value of our single reporting unit as of the measurement date utilizing two valuation methodologies including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price.  We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date.  As a result of our interim analysis, an impairment charge of $9.3 million was recognized at June 30, 2009.  At our annual impairment assessment date of September 30, 2009, no additional impairment existed.  At December 31, 2009, no indications of impairment existed for which an interim assessment was considered necessary.  Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations. In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

Total Assets.  Total assets decreased to $585.5 million at December 31, 2009 from $653.3 million at December 31, 2008.  The decrease was primarily due to lower balances in cash and cash equivalents, securities available for sale, net loans and goodwill.  Cash and cash equivalents decreased to $48.0 million at December 31, 2009 from $67.1 million at December 31, 2008 due to a decrease in federal funds sold.

There were no interest-earning time deposits at December 31, 2009, compared to $5.2 million at December 31, 2008. The balance matured during 2009, and it was not renewed.

Securities available for sale decreased to $86.4 million at December 31, 2009 from $103.6 million at December 31, 2008.  The decrease was primarily due to calls, maturities and paydowns exceeding purchases by $18.1 million.  We did not incur any other-than-temporary impairments during the year ended December 31, 2009.

Loans, net, decreased to $411.9 million at December 31, 2009 from $430.9 million at December 31, 2008.  The decrease was primarily due to loan collections in excess of new loan originations of $13.5 million.  The loan portfolio has experienced some shifts in categories over the past year.  One- to four-family loans decreased to $98.1 million at December 31, 2009 from $110.9 million at December 31, 2008.  The majority of loans that are originated in this category are sold to the secondary market with the bank retaining servicing rights.  Commercial real estate loans increased to $179.9 million at December 31, 2009 from $168.4 million at December 31, 2008.   Construction and land loans decreased to $45.4 million at December 31, 2009 from $52.3 million at December 31, 2008.  Commercial business loans declined to $63.1 million at December 31, 2009 from $78.2 million at December 31, 2008.  Due to the current economic environment, new loan demand in the construction and land, and commercial business categories has significantly declined.

Property and equipment decreased to $11.1 million at December 31, 2009 from $12.5 million at December 31, 2008.  This was primarily due to the sale of a building that was acquired in the 2008 acquisition of Partners Bank.

Accrued interest receivable decreased to $2.2 million at December 31, 2009 from $2.5 million at December 31, 2008, due principally to the lower balances in securities available for sale and in loans in addition to the timing of interest on loans.

Prepaid Federal Deposit Insurance Corporation insurance premiums increased to $3.0 million at December 31, 2009 compared to $55,000 at December 31, 2008.  The increase was due to an increase in deposit volume and increased insurance assessment rates in addition to the new requirement in 2009 to prepay the estimated assessment for all of the calendar years 2010, 2011, and 2012.

A goodwill impairment charge recorded in the second quarter of 2009 in the amount of $9.3 million decreased total goodwill to $11.4 million at December 31, 2009 from $20.7 million at December 31, 2008.

Total Liabilities.  Deposits decreased to $442.6 million at December 31, 2009 from $447.3 million at December 31, 2008.  This net decrease of $4.7 million was primarily due to a decrease of $77.9 by one significant customer.  This type of fluctuation is a normal occurrence for this customer.   First Clover Leaf Bank has moved some of this customer’s deposits to a correspondent bank in order to prevent a deposit concentration. This decrease was offset by increases in several of our deposit products, the most significant increases being in our demand deposit and money market accounts.  These increases were due to both new deposit customers, as well as our current deposit customers increasing balances in their accounts.

Federal Home Loan Bank advances at December 31, 2009 were $39.9 million compared to $50.0 million at December 31, 2008.  The decrease was primarily due to repayments of $15.0 million offset by an additional advance of $5.0 million.  Securities sold under agreements to repurchase were $18.9 million at December 31, 2009 compared to $55.1 million at December 31, 2008.  The $36.2 million decrease in these borrowings was due primarily to a decrease of $30.0 million by one significant client, whose balances in this account are subject to large fluctuations due to the nature of this client’s business.  The remaining decrease was primarily a result of customers moving balances into other First Clover Leaf Bank deposit accounts due to the low interest rate environment on securities sold under agreements to repurchase. Due to repayments in loans and securities, we did not require additional borrowings to fund operations.

Stockholders’ Equity.  Stockholders’ equity decreased to $76.9 million at December 31, 2009 from $93.7 million at December 31, 2008 primarily due to the net loss of $8.8 million, the repurchase of $6.5 million of First Clover Leaf Financial Corp.’s common stock and the payment of cash dividends in the amount of $2.0 million.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008.

General.  We incurred a net loss of $8.8 million for the year ended December 31, 2009 compared to net income of $2.7 million for the year ended December 31, 2008.  The decrease in net income for the year ended December 31, 2009 resulted from a goodwill impairment charge of $9.3 million, a higher provision for loan losses and higher other expenses offset by higher net interest income and lower income taxes.

The year ended December 31, 2009 represents the first full year of operations following the acquisition of Partners Financial Holdings, Inc. and its subsidiary, Partners Bank, on October 10, 2008.  Therefore, 2008 results reflect only three months of income and expense related to Partners Bank.

During 2009, yields on all interest-earning assets continued to decline.  Our commercial loans are more sensitive to changes in market interest rates because they often have shorter terms to maturity, and therefore, the interest rates adjust more frequently.  The declining rate environment also impacted our interest-earning balances from depository institutions as those assets have adjustable-rates.  The decline in rates has also resulted in a significant number of the bonds in our security portfolio being called and being replaced with lower yielding bonds.  See additional discussion in the “Interest and fee income” section.  We continue to attempt to absorb the effects of the interest rate cuts through lowering the rates we pay on deposits.  However, our ability to lower rates paid on deposits is limited due to the already low deposit rates and the competitive environment in which we operate.  In addition, a significant number of our interest bearing deposits are time deposits, which are fixed rate contracts until maturity that do not allow for immediate repricing as rates fluctuate.  Overall, further downward pressure on interest rates is unlikely to benefit our net interest margin or net income.

Net interest income.   Net interest income increased to $15.7 million for the year ended December 31, 2009 from $12.2 million for the year ended December 31, 2008.  Net average interest-earning assets were $72.4 million for 2009, compared to $76.3 million for 2008.  The ratio of average interest-earning assets to average interest-bearing liabilities dropped to 114.05% for 2009 from 120.43% for 2008.  Our interest rate spread increased to 2.39% for 2009 from 2.16% for 2008, although our net interest margin decreased slightly to 2.68% in 2009 from 2.72% for 2008.  The average rate earned on interest-earning assets decreased by 72 basis points during 2009 to 4.77% from 5.49% during 2008, while the average rate paid on interest-bearing liabilities decreased by 95 basis points to 2.38% from 3.33% during 2008.  The increase in the interest rate spread was attributable to the cost of funds declining faster than the yield on interest-earning assets.

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

	Years Ended December 31,
	2009			2008			2007
	Average Outstanding Balance	Interest (4)	Yield/Rate	Average Outstanding Balance	Interest (4)	Yield/Rate	Average Outstanding Balance	Interest (4)	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross	$422,142	$23,947	5.67%	$340,062	$20,824	6.12%	$261,417	$17,668	6.76%
Securities	98,050	3,907	3.98	68,265	3,086	4.52	53,289	2,800	5.25
Federal Home Loan Bank stock	6,306	---	0.00	5,761	---	0.00	5,604	129	2.30
Interest-earning balances from depository institutions	61,037	154	0.25	35,845	776	2.16	35,911	1,804	5.02
Total interest-earning assets	587,535	28,008	4.77	449,933	24,686	5.49	356,221	22,401	6.29
Non-interest-earning assets	45,264			32,978			26,133
Total assets	$632,799			$482,911			$382,354

Interest-bearing liabilities:
Interest-bearing transaction	$180,606	2,893	1.60	$107,054	2,710	2.53	$57,651	2,129	3.69
Savings deposits	28,267	218	0.77	18,203	301	1.65	20,704	538	2.60
Time deposits	212,782	7,141	3.36	181,851	7,803	4.29	161,104	7,807	4.85
Securities sold under agreement to repurchase	44,669	59	0.13	38,627	374	0.97	20,105	735	3.66
Federal Home Loan Bank advances	44,903	1,651	3.68	24,016	958	3.99	10,387	577	5.56
Subordinated debentures	3,907	298	7.63	3,862	299	7.74	3,818	298	7.81
Total interest-bearing liabilities	515,134	12,260	2.38	373,613	12,445	3.33	273,769	12,084	4.41
Non-interest-bearing liabilities	31,573			21,686			16,722
Total liabilities	546,707			395,299			290,491
Stockholders’ equity	86,092			87,612			91,863
Total liabilities and stockholders’ equity	$632,799			$482,911			$382,354

Net interest income		$15,748			$12,241			$10,317
Net interest rate spread (1)			2.39%			2.16%			1.88%
Net interest-earning assets (2)	$72,401			$76,320			$82,452
Net interest margin (3)			2.68%			2.72%			2.90%
Ratio of interest-earning assets to interest-bearing liabilities			114.05%			120.43%			130.12%
_________________________
(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represent net interest income divided by average total interest-earning assets.
(4)	Interest on loans includes $218,847, $190,804 and $150,383 of loan fees collected in 2009, 2008 and 2007, respectively.

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

	Year Ended December 31, 2009 vs. 2008
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)

Interest-earning assets:
Loans	$5,023	$(1,900)	$3,123
Securities	1,348	(527)	821
Interest-earning balances from depository institutions	544	(1,166)	(622)

Total interest-earning assets	6,915	(3,593)	3,322

Interest-bearing liabilities:
Interest-bearing transactions	1,862	(1,679)	183
Savings deposits	166	(249)	(83)
Time deposits	1,322	(1,984)	(662)
Securities sold under agreement to repurchase	60	(375)	(315)
Federal Home Loan Bank advances	832	(139)	693
Subordinated debentures	3	(4)	(1)

Total interest-bearing liabilities	4,245	(4,430)	(185)

Change in net interest income	$2,670	$837	$3,507

	Year Ended December 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)

Interest-earning assets:
Loans	$5,324	$(2,168)	$3,156
Securities	785	(499)	286
Federal Home Loan Bank stock	4	(133)	(129)
Interest-earning balance from depository institutions	(3)	(1,025)	(1,028)

Total interest-earning assets	6,110	(3,825)	2,285

Interest-bearing liabilities:
Interest-bearing transactions	1,823	(1,242)	581
Savings deposits	(64)	(173)	(237)
Time deposits	1,010	(1,014)	(4)
Securities sold under agreement to repurchase	678	(1,039)	(361)
Federal Home Loan Bank advances	758	(377)	381
Subordinated debentures	4	(3)	1

Total interest-bearing liabilities	4,209	(3,848)	361

Change in net interest income	$1,901	$23	$1,924

Interest and fee income.  Interest and fee income on loans increased to $23.9 million for 2009 from $20.8 million for 2008.  This increase was primarily a result of a higher average balance of loans due primarily as a result of our October 2008 acquisition of Partners Bank.  The average balance of loans was $422.1 million and $340.1 million during 2009 and 2008, respectively. The average yield on loans decreased to 5.67% for 2009 from 6.12% for 2008.  Interest income on loans for 2009 and 2008 included amortization of the purchase accounting adjustment for loans of $60,000 and $277,000, respectively.

Interest income on securities increased to $3.9 million for 2009 from $3.1 million for 2008.  Interest income on securities increased due primarily to a higher average balance as a result of the October 2008 acquisition of Partners Bank.  The increase was offset slightly by a decline in yield.  The average balance of securities was $98.1 million and $68.3 million for 2009 and 2008, respectively.  The average yield on securities decreased to 3.98% for 2009 from 4.52% for 2008.  The purchase accounting amortization recorded in 2009 and 2008 increased interest income on securities by $55,000 and $100,000, respectively.

We must maintain an investment portfolio that meets our pledging and collateral needs.  Due to the decreasing rate environment, we had a significant number of higher yielding bonds called, requiring us to reinvest these funds at lower rates.

Interest on other interest-earning deposits decreased due to a decline in yield.  The average balance of other interest-earning deposits was $61.0 million and $35.8 million for 2009 and 2008, respectively.  The average yield on other interest-earning deposits decreased to 0.25% for 2009 compared to 2.16% for 2008.  The lower yield on other interest-earning deposits was due to a declining interest rate environment, specifically the federal fund rate, which reprices on a daily basis.  Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense.  Interest expense on deposits decreased to $10.3 million for 2009 from $10.8 million for 2008.  Although the average balance of interest bearing deposits increased to $421.7 million during 2009 from $307.1 million for 2008, the average rate on interest-bearing deposits decreased to 2.43% for 2009 from 3.52% for 2008.

Interest on securities sold under agreements to repurchase decreased to $59,000 from $374,000 due to a significant decline in yield despite higher average balances.  The average balance of securities sold under agreements to repurchase was $44.7 million and $38.6 million for 2009 and 2008, respectively.  The average rate declined to 0.13% for 2009 from 0.97% for 2008.

Interest on Federal Home Loan Bank advances increased due primarily to a higher average balance offset by a decline in yield.  The increase in average balances was related to advances acquired in the Partners Bank acquisition.  In addition, a $20.0 million borrowing was utilized in October 2008 to finance the cash consideration paid in conjunction with the Partners Bank acquisition.  The average balance of Federal Home Loan Bank advances was $44.9 million and $24.0 million for 2009 and 2008, respectively.  The average yield on Federal Home Loan Bank advances decreased to 3.68% for 2009 compared to 3.99% for 2008.

Provision for loan losses.  Provision for loan losses increased to $5.6 million for 2009 from $777,000 for 2008.  Provision for loan losses is based upon management’s consideration of current economic conditions, the Company’s loan portfolio composition and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans.  Non-performing and impaired loans totaled $29.1 million at December 31, 2009 compared to $7.5 million at December 31, 2008.

Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in the Company’s provision for loan losses.  In addition, during 2009, management increased the general allocation percentages used in the calculation of our provision for loan losses.  Management revised the percentage allocation to be comprised of the previous three years of historical losses as this more accurately reflects the risk of our current portfolio.  Management also reviewed the current economic conditions and determined that the general allocation percentages should be increased to take into account the increased unemployment rate, the declining market value of collateral, and the increase in our past due and non-accrual loan ratios.  Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses.  The Office of Thrift Supervision may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income.  Non-interest income increased to $1.4 million for the year ended December 31, 2009 from $809,000 for the year ended December 31, 2008.  The most significant increase was in gain on sale of loans.  This income category increased $337,000 for the year ended December 31, 2009, compared to the year ended December 31, 2008 as we sold into the secondary market $27.9 million of conforming, fixed-rate mortgage loans to manage interest risk in the low interest rate environment.  Service fees on deposit accounts and other service charges and fees increased $164,000 for the year ended December 31, 2009, compared to the prior year ended December 31, 2008.  This increase was primarily related to the increase in our deposit balances as a result of the Partners Bank acquisition, as well as increased non sufficient fund charges, and increased debit and credit card surcharge fees.

Non-interest expense.  Non-interest expense increased to $20.5 million for 2009 from $8.1 million for 2008.  The largest contributor to the increase was goodwill impairment which was $9.3 million in 2009 with no goodwill impairment recorded in 2008.  Additionally, our FDIC insurance premiums increased significantly to $773,000 in 2009 due to the special assessment and increased assessment rates.

Compensation and employee benefits increased to $4.5 million for 2009 from $3.6 million for 2008.  Compensation and employee benefits increased primarily as a result of a higher number of personnel added during 2008 due to growth of the Company, the addition of our Wood River branch, and the Partners Bank acquisition.

Occupancy expense rose to $1.4 million for 2009 compared to $1.1 million for 2008.  Occupancy expense increased primarily due to expenses related to our new branch office in Wood River, Illinois that opened during the second quarter of 2008, and depreciation expense related to the expansion and renovation of one of our Edwardsville branches that was completed in the fourth quarter of 2008.

Data processing services increased to $566,000 for 2009 from $479,000 for 2008.  Data processing services rose primarily as a result of the growth in our loans and deposits.  This growth is a result of our acquisition of Partners Bank.  Data processing expense also increased as we enhanced our product lines and began offering additional services to our customers.

Professional services increased to $859,000 for 2009 from $580,000 for 2008.  Professional services increased primarily as a result of increased consulting fees which will continue through the 1st quarter of 2010 resulting from the merger agreement with Partners Bank.

FDIC insurance premiums increased to $773,000 for 2009 from $97,000 for 2008.  This increase included a $280,000 special assessment by the FDIC which was recorded in June 2009.  The remainder of the increase was due to an increase in deposit volume and increased insurance assessment rates which are expected to continue.

Impairment loss on assets totaled $475,000 for 2009 with no impairment loss recorded in 2008.  A loss of $403,000 was related to the sale of a building acquired in the Partners Bank acquisition that was classified as held for sale.  In addition, a loss of $72,000 was related to the disposition of Independent Bankers Bank stock that was deemed to have no value after the FDIC took over the organization in December 2009.  The stock was originally acquired through the Partners Bank acquisition in 2008.

Other expenses increased $234,000 to $1.6 million in 2009 from $1.4 million in 2008.  Expenses related to foreclosed property, which is included in other expenses, increased to $205,000 for 2009 compared to $51,000 for 2008.  The increase in expense was primarily due to an increase in the number of properties held by the bank during the year as a result of the declining economic environment in 2009.

Income taxes.  Income taxes decreased to a benefit of $92,000 for 2009 from an expense of $1.5 million for 2008.  The 2009 goodwill impairment expense is not a deductible loss for tax purposes (see Note 12 to the Consolidated Financial Statements).  The effective tax rate was 1.03% for 2009 versus 35.5% for 2008.  The primary reason for the decrease in the effective tax rate was the non-deductible goodwill impairment.

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

Net Portfolio Value

The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.  The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value.  The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value.  Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments.  However, given the current low level of market interest rates, First Clover Leaf did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points for December 2009.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The tables below set forth, as of December 31, 2009 and 2008, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2009 table below indicates that at December 31, 2009, in the event of a 100 basis point decrease in interest rates, we would experience a 2% increase in the net portfolio value.  In the event of a 300 basis point increase in interest rates, we would experience a 19% decrease in net portfolio value.

December 31, 2009
	NPV			Net Portfolio Value as a Percentage of Present Value of Assets
		Estimated Increase (Decrease) in NPV
Change in Interest Rates (basis points)	Estimated NPV	Amount	Percent	NPV Ratio	Change in (basis points)
(Dollars in thousands)
+300	$61,633	$(14,434)	(19)%	10.70%	(202)
+200	67,256	(8,811)	(12)	11.51	(121)
+100	73,007	(3,060)	(4)	12.32	(40)
+50	73,964	(2,102)	(3)	12.44	(28)
—	76,067	—	—	12.72	—
-50	76,961	895	1	12.82	10
-100	77,806	1,739	2	12.92	20

December 31, 2008
	NPV			Net Portfolio Value as a Percentage of Present Value of Assets
		Estimated Increase (Decrease) in NPV
Change in Interest Rates (basis points)	Estimated NPV	Amount	Percent	NPV Ratio	Change in (basis points)
(Dollars in thousands)
+300	$57,120	$(9,578)	(14)%	9.05%	(121)
+200	61,568	(5,130)	(8)	9.64	(62)
+100	65,158	(1,541)	(2)	10.10	(16)
+50	65,955	(743)	(1)	10.18	(8)
—	66,698	—	—	10.26	—
-50	66,721	23	—	10.24	(2)
-100	65,417	(1,281)	(2)	10.04	(22)

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities.  At December 31, 2009 and 2008, $48.0 million and $67.1 million, respectively, were invested in cash and cash equivalents.  The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities.  During the years ended December 31, 2009 and 2008, our loan originations, net of collected principal, totaled $13.5 million and $45.6 million, respectively.  We sold $28.5 million and $15.4 million of loans in 2009 and 2008, respectively.  Cash received from calls, maturities and paydowns of available-for-sale investment securities totaled $141.0 million and $257.1 million for 2009 and 2008, respectively.  We purchased $122.9 million and $254.1 million in available-for-sale investment securities during 2009 and 2008, respectively.  During 2008 our purchases and then subsequent maturities of available-for-sale securities were substantially higher than the current year due to activity in short-term investments which was necessary to meet our pledging needs.

Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors.  The net decrease in total deposits was $4.7 million for 2009 compared to an increase of $156.0 million for 2008, of which $108.5 million resulted from the acquisition of Partners Bank in October 2008.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds.  At December 31, 2009, we had $39.9 million in advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $58.8 million.  Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “reverse repurchase agreements”) if we require additional liquidity. At December 31, 2009, our repurchase agreements totaled $18.9 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under Office of Thrift Supervision regulations.  Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements.  First Clover Leaf Bank was considered “well-capitalized” at December 31, 2009.  See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2009, we had outstanding commitments to extend credit of $41.7 million and standby letters of credit of $6.4 million.  At December 31, 2009, certificates of deposit scheduled to mature within one year totaled $119.2 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case.  In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets.  Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents.  In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2009 and 2008, First Clover Leaf Bank had $41.7 million and $53.4 million, respectively, of commitments to extend credit, and $6.4 million and $4.3 million, respectively, of standby letters of credit.

Contractual Obligations.  In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2009.  The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.
	Payments Due by Period
Contractual Obligations	Less than One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
	(In thousands)

Federal Home Loan Bank advances	$23,016	$9,491	$6,461	$956	$39,924
Subordinated debentures	—	—	—	3,930	3,930
Certificates of deposit	119,160	71,233	8,591	43	199,027
Securities sold under agreements to repurchase	18,936	—	—	—	18,936
Total	$161,112	$80,724	$15,052	$4,929	$261,817

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
12.31.09

McGladrey & Pullen LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.

Contents

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Financial Statements
Consolidated balance sheets	F-2
Consolidated statements of operations	F-3
Consolidated statements of stockholders’ equity	F-4
Consolidated statements of cash flows	F-5 and F-6
Notes to consolidated financial statements	F-7 – F-37
Report of Independent Registered Public Accounting Firm on the Supplementary Information	F-38
Supplementary Information
Consolidating balance sheet information	F-39
Consolidating statement of income information	F-40

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. and Subsidiary (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine managements’ assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, included in the accompanying management’s report on internal control over financial reporting and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP
Champaign, Illinois
March 31, 2010

McGladrey & Pullen LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and due from banks	$14,104,442	$19,290,559
Interest-earning deposits	14,306,726	13,562,730
Federal funds sold	19,585,586	34,282,095
Total cash and cash equivalents	47,996,754	67,135,384

Interest-earning time deposits	-	5,210,461
Securities available for sale	86,407,138	103,567,578
Federal Home Loan Bank stock	6,306,273	6,306,273
Loans, net of allowance for loan losses of $6,316,829 and $3,895,246
at December 31, 2009 and 2008, respectively	410,110,923	430,678,727
Loans held for sale	1,787,900	240,000
Property and equipment, net	11,096,748	12,512,865
Accrued interest receivable	2,183,520	2,461,320
Prepaid Federal Deposit Insurance Corporation insurance premiums	2,993,995	54,851
Goodwill	11,385,323	20,685,323
Core deposit intangible	1,480,001	1,948,001
Foreclosed assets	1,084,548	632,796
Mortgage servicing rights	680,776	657,660
Other assets	2,012,715	1,233,555

Total assets	$585,526,614	$653,324,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Noninterest bearing	$49,533,776	$24,994,196
Interest bearing	393,020,692	422,308,722
Total deposits	442,554,468	447,302,918

Federal Home Loan Bank advances	39,924,000	49,967,919
Securities sold under agreements to repurchase	18,936,168	55,103,313
Subordinated debentures	3,930,208	3,886,144
Accrued interest payable	1,211,552	1,245,555
Other liabilities	2,041,941	2,162,236
Total liabilities	508,598,337	559,668,085

Commitments, Contingencies and Credit Risk (Note 15)

Stockholders' Equity:
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock, $.10 par value, 20,000,000 shares authorized, 10,142,123 shares issued	1,014,212	1,014,212
Additional paid-in capital	81,360,749	81,339,895
Retained earnings	12,451,069	23,230,811
Accumulated other comprehensive income	1,726,434	1,195,673
Unearned Employee Stock Ownership Plan shares	(614,932)	(658,856)
Treasury stock, at cost; 2009 2,181,600 shares; 2008 1,348,370 shares	(19,009,255)	(12,465,026)
Total stockholders' equity	76,928,277	93,656,709

Total liabilities and stockholders' equity	$585,526,614	$653,324,794

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008

	2009	2008
Interest and dividend income:
Interest and fees on loans	$23,947,127	$20,824,362
Securities:
Taxable interest income	3,309,871	2,814,235
Nontaxable interest income	597,601	271,419
Interest-earning deposits, federal funds sold, and other	153,596	776,086
Total interest and dividend income	28,008,195	24,686,102

Interest expense:
Deposits	10,251,782	10,814,018
Federal Home Loan Bank advances	1,651,067	958,422
Securities sold under agreements to repurchase	59,193	373,560
Subordinated debentures	298,286	298,982
Total interest expense	12,260,328	12,444,982

Net interest income	15,747,867	12,241,120

Provision for loan losses	5,553,990	776,866

Net interest income after provision for loan losses	10,193,877	11,464,254

Other income:
Service fees on deposit accounts	322,017	245,221
Other service charges and fees	277,691	190,537
Loan servicing fees	183,209	117,970
Gain on sale of loans	577,828	240,923
Other	56,940	14,565
	1,417,685	809,216

Other expenses:
Compensation and employee benefits	4,508,815	3,641,782
Occupancy expense	1,449,030	1,097,578
Data processing services	565,572	479,275
Director fees	212,050	245,550
Professional fees	858,880	579,720
Federal Deposit Insurance Corporation insurance premiums	773,284	97,307
Amortization of core deposit intangible	468,000	447,000
Amortization of mortgage servicing rights	271,822	89,019
Goodwill impairment	9,300,000	-
Impairment loss on assets	475,283	-
Other	1,643,680	1,408,280
	20,526,416	8,085,511

Income (loss) before income taxes	(8,914,854)	4,187,959

Income taxes	(92,177)	1,485,525

Net income (loss)	$(8,822,677)	$2,702,434

Basic earnings (losses) per share	$(1.08)	$0.33
Diluted earnings (losses) per share	$(1.08)	$0.33

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2009 and 2008

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unearned Employee Stock Ownership Plan Shares	Treasury Stock	Total

Balance, December 31, 2007	907,403	71,039,791	22,522,223	242,750	(645,318)	(5,385,446)	88,681,403

Comprehensive income:
Net income	-	-	2,702,434	-	-	-	2,702,434
Other comprehensive income, net of tax:
Unrealized gains on securities available for sale arising during period, net of taxes of $559,019	-	-	-	952,923	-	-	952,923
Comprehensive income							3,655,357
Issuance of 1,068,092 shares of common stock	106,809	10,210,960	-	-	-	-	10,317,769
Dividends ($0.24 per share)	-	-	(1,993,846)	-	-	-	(1,993,846)
Purchase of 857,170 shares of treasury stock	-	-	-	-	-	(7,079,580)	(7,079,580)
Allocation of ESOP shares	-	89,144	-	-	(13,538)	-	75,606

Balance, December 31, 2008	1,014,212	81,339,895	23,230,811	1,195,673	(658,856)	(12,465,026)	93,656,709

Comprehensive income (loss):
Net loss	-	-	(8,822,677)	-	-	-	(8,822,677)
Other comprehensive income, net of tax:
Unrealized gains on securities available for sale arising during period, net of taxes of $311,962	-	-	-	530,761	-	-	530,761
Comprehensive loss							(8,291,916)
Dividends ($0.24 per share)	-	-	(1,957,065)	-	-	-	(1,957,065)
Purchase of 833,230 shares of treasury stock	-	-	-	-	-	(6,544,229)	(6,544,229)
Allocation of ESOP shares	-	20,854	-	-	43,924	-	64,778

Balance, December 31, 2009	$1,014,212	$81,360,749	$12,451,069	$1,726,434	$(614,932)	$(19,009,255)	$76,928,277

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(8,822,677)	$2,702,434
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(1,392,486)	283,000
Amortization (accretion) of:
Deferred loan origination (fees) costs, net	41,844	80,338
Premiums and discounts on securities	(86,758)	(564,699)
Core deposit intangible	468,000	447,000
Mortgage servicing rights	271,822	89,019
Amortization of fair value adjustments on:
Loans	(59,500)	(277,000)
Time deposits	(143,500)	(93,000)
Federal Home Loan Bank advances	(38,999)	9,000
Subordinated debt	44,064	44,064
Investment securities	(55,400)	(100,400)
Property & equipment	16,071	16,071
Goodwill impairment	9,300,000	-
Impairment loss on assets	475,283	-
Provision for loan losses	5,553,990	776,866
Depreciation	704,813	551,814
ESOP expense	64,778	75,606
Gain on sale of loans	(577,828)	(240,923)
Loss on sale of foreclosed assets	30,561	15,000
Proceeds from sales of loans held for sale	28,497,476	15,417,291
Originations of loans held for sale	(29,467,548)	(15,416,368)
Change in assets and liabilities:
Increase in prepaid Federal Deposit Insurance Corporation insurance premiums	(2,939,144)	(47,135)
Decrease in accrued interest receivable	277,800	97,886
Increase in mortgage servicing rights	(294,938)	(159,623)
Increase in other assets	(262,896)	(222,011)
Decrease in accrued interest payable	(34,003)	(291,870)
Increase (decrease) in other liabilities	443,965	(80,110)
Net cash flows provided by operating activities	2,014,790	3,112,250

Cash Flows from Investing Activities:
Proceeds from maturity of interest-earning time deposits	25,847,832	17,744,286
Purchase of interest-earning time deposits	(20,637,371)	(12,906,689)
Available for sale securities:
Purchases	(122,950,000)	(254,090,000)
Proceeds from calls, maturities, and paydowns	141,023,571	257,091,594
Decrease (increase) in loans, net of principal collected	13,487,667	(45,626,674)
Purchase of property and equipment	(470,546)	(4,058,551)
Proceeds from the sale of property and equipment	762,246	-
Proceeds from the sale of foreclosed assets	1,061,490	285,000
Cash paid in acquisition, net	-	(11,487,848)
Net cash flows provided by (used in) investing activities	38,124,889	(53,048,882)

(Continued)

First Clover Leaf Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows from Financing Activities:
Net increase (decrease) in deposit accounts	$(4,604,950)	$47,526,998
Net increase (decrease) in securities sold under agreements to repurchase	(36,167,145)	26,092,869
Proceeds from Federal Home Loan Bank advances	5,000,000	30,000,000
Repayments of Federal Home Loan Bank advances	(15,004,920)	(4,000,000)
Decrease in Federal Funds purchased	-	(10,559,000)
Repurchase of common stock	(6,544,229)	(7,079,580)
Cash dividends paid	(1,957,065)	(1,993,846)
Net cash flows provided by (used in) financing activities	(59,278,309)	79,987,441

Net increase (decrease) in cash and cash equivalents	(19,138,630)	30,050,809

Cash and Cash Equivalents:
Beginning	67,135,384	37,084,575

Ending	$47,996,754	$67,135,384

Supplemental Schedule of Noncash Investing and Financing Activities:
Common stock issued in acquisition of Partners Financial Holdings, Inc.	$-	$10,317,769
Assets acquired in settlement of loans	1,543,803	932,796

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$12,432,766	$12,347,144
Income taxes, net of refunds	1,329,593	1,585,071

Net cash received (paid) in acquisition:
Cash paid to Partners Financial shareholders	$-	$(10,360,224)
Acquisition costs paid	-	(1,238,164)
Cash paid for options/warrants/severances	-	(1,568,276)
	-	(13,166,664)
Cash and cash equivalents acquired	-	1,678,816

Net cash paid in acquisition	$-	$(11,487,848)

See Accompanying Notes to Consolidated Financial Statements.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

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

Use of estimates:  In preparing the accompanying consolidated financial statements, the Company’s management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses, the value of goodwill, and the fair value of investment securities.

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

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank.  The total of those reserve balances were approximately $3,117,000 and $5,400,000, respectively, at December 31, 2009 and 2008.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-earning time deposits:  Interest-earning time deposits in banks are carried at cost.  The Bank did not have any interest-earning time deposits at December 31, 2009.  At December 31, 2008, interest-earning time deposits amounted to $5,210,461.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies (Continued)

Securities:  Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.  Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the probability of the Company being more-likely-than-not required to sell the securities prior to recovery of amortized cost.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

We assess whether we intend to sell or it is more likely than not that we will be required to sell a security before recovery of its amortized cost basis less any current-period credit losses.  For debt securities that are considered other-than-temporarily impaired and that we do not intend to sell and will not be required to sell prior to recovery of our amortized cost basis, we separate the amount of the impairments into the amount that is credit related (credit loss component) and the amount due to all other factors.  The credit loss component is recognized in earnings and is the difference between the security’s amortized cost basis and the present value of its expected future cash flows.  The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit related and is recognized in other comprehensive income.

Federal Home Loan Bank stock:  The Company held Federal Home Loan Bank of Chicago (FHLB) stock of $6.3 million for each of the years ended December 31, 2009 and 2008.  The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are “restricted” in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.  There has been no other-than-temporary write-downs recorded.

Loans:  The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by the fair value of the collateral if the loan is collateral dependent.

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

The accrual of interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention and also considered to be impaired.  For such loans, an allowance is established when the fair value of the collateral, less estimated costs to sell, is lower than the carrying value of that loan for collateral dependent loans.  Impaired loans may also be valued based on a discounted cash flow analysis.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

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

Foreclosed assets:  Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property’s fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.  There was approximately $1.1 million and $633,000, respectively, in foreclosed assets at December 31, 2009 and 2008.

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

Goodwill:  Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired.  Goodwill recorded by First Clover Leaf in connection with its acquisitions relates to the inherent value in the businesses acquired and this value is dependent upon First Clover Leaf’s ability to provide quality, cost effective services in a competitive market place.  The continued value of recorded goodwill is impacted by the value of our stock and continued profitability of the organization.  In the event that the stock price experiences significant declines or the operations of the company lack profitability an impairment of goodwill would need to be recognized.  Any impairment recognized would adversely impact earnings in the period in which it is recognized.

Goodwill is tested annually for impairment, or more frequently if events or changes in circumstances indicate there may be an impairment.  If the carrying amount of the reporting unit goodwill exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  Operations of the Company are managed and financial performance is evaluated on a company-wide basis.  As a result, all of the Company’s operations are considered by management to be aggregated in one reporting unit.  Accordingly, all goodwill will be assigned to the operations of the Company as one reporting unit.  Management has elected September 30th as the date for our annual impairment analysis.  As a result of an interim analysis at June 30, 2009, an impairment of $9.3 million was recorded.  At our annual impairment assessment date of September 30, 2009, no additional impairment existed.

Core deposit intangible:  Core deposit intangible represents the value of acquired customer relationships.  The balances created from our 2006 acquisition and our 2008 acquisition are being amortized over 7.6 and 9.7 years, respectively,  using the double declining balance method.

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

In June 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which became effective for the Company on January 1, 2007.  The guidance prescribes recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being recognized upon ultimate settlement.  The Company has no uncertain tax positions for which a liability has been recorded.

Earnings (losses) per common share:  Basic earnings (losses) per share represents net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding.  Employee stock ownership plan shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.

	Year Ended December 31,
	2009	2008

Net earnings (losses) available to common stockholders	$(8,822,677)	$2,702,434
Basic potential common shares:
Weighted average shares outstanding	8,274,830	8,409,109
Weighted average unallocated Employee Stock Ownership
Plan shares	(124,322)	(132,835)
Basic weighted average shares outstanding	8,150,508	8,276,274

Dilutive potential common shares	-	-

Diluted weighted average shares outstanding	8,150,508	8,276,274

Basic and diluted earnings (losses) per share	$(1.08)	$0.33

Segment reporting:  Management views the Company as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Company as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

Fair value measurements:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies (Continued)

Recent accounting pronouncements:  The following accounting standards were recently issued relating to the financial services industry:

In June 2009, the FASB issued revised guidance for accounting for the transfers of financial assets.  The guidance removes the concept of a qualifying special-purpose entity.  This guidance also clarifies the requirements for isolation and limitations on portions of financial assets eligible for sale accounting.  This guidance is effective for fiscal years beginning after November 15, 2009.  The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.  ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value of such liability using one or more of the techniques prescribed by the update.  The Company is currently evaluating the impact that adoption will have on the Company’s consolidated financial statements.

Reclassifications:  Certain reclassifications have been made to the balances, with no effect on net income (loss) or stockholders’ equity, as of and for the year ended December 31, 2008, to be consistent with the classifications adopted as of and for the year ended December 31, 2009.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 2.	Business Combination

On October 10, 2008, the Company acquired Partners Financial Holdings Inc. (Partners), the parent company of Partners Bank.  Stockholders of Partners received total merger consideration of $20.7 million, consisting of 1,068,092 shares of First Clover Leaf common stock and $10.4 million of cash, or $9.66 of merger consideration per share of Partners.  The Company incurred acquisition costs of $1.2 million.  In addition, First Clover Leaf paid $1.6 million in cash for outstanding Partners options, warrants and severances.  The Partners acquisition was accounted for using the purchase method under SFAS No. 141, Business Combinations.  Fair value adjustments on the assets acquired and liabilities assumed will be depreciated or amortized as applicable, over the estimated useful lives of the related assets and liabilities.  The core deposit intangible of $867,000 will be amortized over 9.7 years using the double declining balance method, and goodwill was recorded for $11.3 million.

The statement of operations for the year ended December 31, 2008 includes the results of operations of the acquired entity from October 11, 2008 through December 31, 2008.

The following pro forma information, including the effects of the purchase accounting adjustments and assumed impact of additional borrowings, summarizes the results of operations for the year ended December 31, 2008 as though the Partners acquisition had been completed as of the beginning of the year.  Since no consideration was given to operational efficiencies or expanded products and services, the pro forma summary information does not necessarily reflect the results of operations as they would have been obtained if the acquisition had occurred on the date indicated.

2008
Total interest income	$31,146,186
Total interest expense	16,008,675
15,137,511
Provision for loan losses	994,000
Other income	1,026,869
Other expenses	10,297,058
Income before income taxes	4,873,322

Income taxes	1,976,700

Net income	$2,896,622

Proforma basic and diluted earnings per share	$0.32
Proforma basic and diluted average shares outstanding	9,134,740

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Securities

The amortized cost and fair values of securities available for sale, with gross unrealized gains and losses, are summarized as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. government agency obligations	$47,783,283	$770,854	$(39,618)	$48,514,519
Corporate bonds	2,596,146	45,710	(95,938)	2,545,918
State and municipal securities	14,468,352	910,564	-	15,378,916
Other securities	3,501	-	-	3,501
Mortgage-backed securities	18,815,746	1,148,552	(14)	19,964,284

	$83,667,028	$2,875,680	$(135,570)	$86,407,138

	December 31, 2008
U.S. government agency obligations	$58,413,597	$965,204	$(32,656)	$59,346,145
Corporate bonds	3,093,991	-	(264,725)	2,829,266
State and municipal securities	12,238,209	303,990	(91,616)	12,450,583
Other securities	75,251	-	-	75,251
Mortgage-backed securities	27,848,619	1,018,724	(1,010)	28,866,333

	$101,669,667	$2,287,918	$(390,007)	$103,567,578

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Securities (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2009 and 2008, are summarized as follows:

	2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
U.S. government agency obligations	$8,469,750	$37,800	$1,995,000	$1,818	$10,464,750	$39,618
Corporate bonds	-	-	751,062	95,938	751,062	95,938
Mortgage-backed securities	8,254	14	-	-	8,254	14

	$8,478,004	$37,814	$2,746,062	$97,756	$11,224,066	$135,570

	2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
U.S. government agency obligations	$4,996,362	$32,656	$-	$-	$4,996,362	$32,656
Corporate bonds	2,152,307	94,684	676,959	170,041	2,829,266	264,725
State and municipal securities	1,657,919	91,616	-	-	1,657,919	91,616
Mortgage-backed securities	297,325	1,010	-	-	297,325	1,010

	$9,103,913	$219,966	$676,959	$170,041	$9,780,872	$390,007

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

At December 31, 2009, the Company had 11 securities in an unrealized loss position which included: eight U.S. government sponsored agency obligations, two corporate bonds, and one mortgage-backed security.  These securities had an aggregate depreciation of 1.19% from the Company’s amortized cost basis.  The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows.  The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of amortized cost.  Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Securities (Continued)

The amortized cost and fair value at December 31, 2009, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

	Available for Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$4,267,495	$4,319,290
Due after one year through five years	37,996,825	39,029,287
Due after five years through ten years	18,543,892	19,035,272
Due after ten years	4,039,569	4,055,504
Mortgage-backed securities	18,815,746	19,964,284
Other securities	3,501	3,501

	$83,667,028	$86,407,138

Securities with a carrying amount of approximately $78,977,000 and $86,796,000 were pledged to secure deposits as required or permitted by law at December 31, 2009 and 2008, respectively.

Note 4.	Loans

The components of loans, including loans held for sale, are as follows:

	At December 31,
	2009	2008
Real estate loans:
One-to-four-family, including loans held for sale	$98,080,406	$110,925,168
Multi-family	20,946,534	18,150,435
Commercial	179,923,276	168,432,417
Construction and land	45,447,453	52,337,453
	344,397,669	349,845,473
Consumer:
Automobile	1,383,023	1,317,978
Home equity	9,870,907	7,144,922
Other	1,223,508	1,806,881
	12,477,438	10,269,781

Commercial business	63,134,579	78,159,496

Total gross loans	420,009,686	438,274,750
Less undisbursed portion of construction loans	(1,772,947)	(3,401,803)
Less deferred loan origination fees, net	(21,087)	(58,974)
Less allowance for loan losses	(6,316,829)	(3,895,246)

	$411,898,823	$430,918,727

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 4.	Loans (Continued)

The loan portfolio includes a concentration of loans in commercial real estate amounting to approximately $179,923,000 and $168,432,000 as of December 31, 2009 and 2008, respectively.  The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers.  The concentration of credit with commercial real estate is taken into consideration by management in determining the allowance for loan losses.  The Company’s opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral.  These estimates are affected by changing economic conditions and the economic prospects of borrowers.

On occasion, the Company originates loans secured by single-family dwellings with high loan to value ratios exceeding 90%.  The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2009 or 2008.

An analysis of the allowance for loan losses follows:

	Year Ended December 31,
	2009	2008
Balance, beginning	$3,895,246	$1,897,945
Allowance acquired in business combination	-	1,475,876
Provision for loan losses	5,553,990	776,866
Loans charged-off	(3,134,605)	(271,403)
Recoveries	2,198	15,962

Balance, ending	$6,316,829	$3,895,246

The acquired allowance was reviewed prior to the acquisition.  The acquired allowance was related to homogeneous loan pools and performing commercial loans.  The amount of the allowance that was carried over contained no specific reserves and was related to the loan portfolio for which management had performed an analysis and determined there to be no evidence of deterioration in credit quality.

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans including the undisbursed commitments are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Balance, beginning of year	$11,718,292	$11,595,024
Additions	1,501,456	1,637,289
Repayments	(3,158,841)	(1,514,021)

Balance, end of year	$10,060,907	$11,718,292

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 4.	Loans (Continued)

The following table presents data on impaired loans, in accordance with FASB ASC Topic 310 and non-accrual loans:

	December 31,
	2009	2008
Impaired loans for which there is a related allowance for loan losses	$17,260,097	$2,973,652
Impaired loans for which there is no related allowance for loan losses	8,248,180	1,679,453

Total impaired loans	$25,508,277	$4,653,105

Allowance for loan losses for impaired loans included in the allowance for loan losses	$1,909,854	$505,942
Average recorded investment in impaired loans	$17,731,303	$5,536,048
Cash basis income recognized from impaired loans	$1,003,905	$234,716
Loans contractually past due over 90 days and still accruing interest	$2,580,077	$763,659
Loans no longer accruing interest, not included in impaired	$1,043,432	$2,116,553
Loans no longer accruing interest, included in impaired	$10,689,777	$3,500,954

Note 5.	Property and Equipment

The components of property and equipment are as follows:

	December 31,
	2009	2008
Land	$1,874,648	$1,992,392
Buildings and improvements	9,107,791	9,300,394
Construction in process	14,896	1,017,514
Furniture and equipment	1,788,978	1,644,342
	12,786,313	13,954,642
Less accumulated depreciation	1,689,565	1,441,777

	$11,096,748	$12,512,865

Depreciation expense for the years ended December 31, 2009, and 2008 amounted to $704,813 and $551,814, respectively.

During the first quarter of 2009, the building addition and renovation at one of our existing facilities in Edwardsville, Illinois was completed.  Total cost of the building addition and renovation was $1.1 million.  During 2009, the Company sold one building which had been acquired through the Partners acquisition.  Sale of that building and its related equipment resulted in a $1.2 million decline in our property and equipment.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 6.	Mortgage Servicing Rights

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were approximately $70,914,000 and $62,043,000 at December 31, 2009 and 2008, respectively.

The fair values of these servicing rights were approximately $680,000 and $658,000, respectively, at December 31, 2009 and 2008.  The fair value of servicing rights was determined using a discount rate of 8.00%, monthly prepayment speeds ranging from 1.75% to 3.63%, depending on the stratification of the specific right, ancillary income of $48.00 per loan annually, and incremental cost to service of $42.50 per loan annually.  The ancillary income and cost to service assumptions include projected loan defaults.

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended December 31,
	2009	2008
Balance, beginning	$657,660	$404,441
Balance acquired in business combination	-	182,615
Mortgage servicing rights capitalized	294,938	159,623
Mortgage servicing rights amortized	(200,757)	(89,019)
Provision for loss in fair value	(71,065)	-

Balance, ending	$680,776	$657,660

Valuation allowances:

Balance, beginning	$38,155	$38,155
Additions	71,065	-
Reductions	-	-
Write-downs	-	-

Balance, ending	$109,220	$38,155

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2010	$135,323
2011	122,027
2012	116,341
2013	114,293
2014	106,459
Thereafter	86,333

$680,776

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 7.	Core Deposit Intangible

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2009	2008
Core deposit intangible	$3,258,000	$3,258,000
Accumulated amortization	1,777,999	1,309,999

	$1,480,001	$1,948,001

Amortization expense on core deposit intangible for the years ended December 31, 2009 and 2008 was $468,000 and $447,000, respectively.

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year Ending December 31,	Amount
2010	$359,000
2011	304,000
2012	281,000
2013	223,000
2014	116,001

Note 8.	Deposits

Deposits are summarized as follows:

	December 31,
	2009	2008
Noninterest bearing	$49,533,776	$24,994,196
Interest bearing transaction accounts	175,051,476	196,566,850
Savings	18,942,269	18,236,020
Time	199,026,947	207,505,852

	$442,554,468	$447,302,918

Included in time deposits are $3.2 million and $17.3 million of brokered deposits for the years ended December 31, 2009 and 2008, respectively.  Included in interest bearing transaction accounts is $17.4 million of brokered deposits for the year ended December 31, 2009.  There were no brokered deposits included in interest bearing transaction accounts for the year ended December 31, 2008.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.	Deposits (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2009	2008
Interest bearing transaction accounts	$2,893,114	$2,710,097
Savings	74,062	300,667
Time	7,284,606	7,803,254

	$10,251,782	$10,814,018

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $64,346,000 and $47,028,000 at December 31, 2009 and 2008, respectively.  Generally, individual deposits in excess of $100,000 are not insured by the FDIC; however, the FDIC is currently insuring individual deposits up to $250,000 through December 31, 2013.

At December 31, 2009, the Company had one major customer from which the total deposits were $10,037,000, or 2.3% of the Company’s total deposits compared to $87,924,000 or 19.7% of the Company’s total deposits at December 31, 2008.

At December 31, 2009, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Amount
2010	$119,160,006
2011	47,543,931
2012	23,689,423
2013	5,475,254
2014	3,115,251
Thereafter	43,082

$199,026,947

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 9.	Federal Home Loan Bank Advances

The Bank had total advances from the Federal Home Loan Bank (“FHLB”) of $39.9 million and $50.0 million at December 31, 2009 and 2008, respectively.  The weighted average interest rate on the advances was 3.54% and 3.90% at December 31, 2009 and 2008, respectively.  The range of rates on the outstanding advances at December 31, 2009 varied from 2.93% to 5.17%.

The contractual maturities of advances are as follows:

FHLB Advances

Year Ending December 31,	Amount
2010	$23,016,000
2011	3,017,000
2012	6,474,000
2013	6,461,000
2016	956,000
$39,924,000

At December 31, 2009, in addition to FHLB stock, eligible residential real estate loans totaling approximately $58,760,000 were pledged to the FHLB to secure advances outstanding compared to $107,499,000 at December 31, 2008.

Note 10.	Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature daily.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  The balance of our securities sold under agreements to repurchase fluctuates based upon our customers’ needs and activity.  The Company has one significant customer whose balances fluctuate on a regular basis.  Due to the nature of this customer’s business, large fluctuations in its accounts are a normal occurrence.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.

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

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 12.	Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Year Ended December 31,
	2009	2008
Federal:
Current	$1,089,398	$1,036,600
Deferred	(1,132,575)	225,000
	(43,177)	1,261,600

State:
Current	210,911	165,925
Deferred	(259,911)	58,000
	(49,000)	223,925

	$(92,177)	$1,485,525

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended December 31,
	2009	2008
Expected income taxes	$(3,120,199)	$1,465,786
Income tax effect of:
State taxes, net of federal income tax benefit	(32,120)	145,688
Tax exempt interest, net	(201,560)	(86,067)
Income taxed at lower rates	89,148	(41,880)
Goodwill impairment loss	3,255,000	-
Other	(82,446)	1,998

	$(92,177)	$1,485,525

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 12.	Income Taxes (Continued)

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$2,423,647	$1,445,885
Deferred compensation	258,304	230,568
ESOP expense	64,903	49,910
Accrued expenses	146,837	44,299
Purchase accounting adjustments for:
Loans	97,238	117,799
Securities	299,449	314,191
Time deposits	28,337	82,270
Premises and equipment	44,184	-
Other	26,458	307
	3,389,357	2,285,229

Deferred tax liabilities:
Federal Home Loan Bank stock	(640,438)	(627,506)
Core deposit intangible	(574,507)	(740,240)
Mortgage servicing rights	(264,264)	(249,911)
Unrealized gain on securities available for sale	(1,014,202)	(702,240)
Purchase accounting adjustments for:
Premises and equipment	(309,274)	(308,864)
Federal Home Loan Bank advances	(29,502)	(14,060)
Subordinated debentures	(27,092)	(43,265)
Deferred loan costs, net	(13,813)	(29,423)
Premises and equipment	-	(133,979)
	(2,873,092)	(2,849,488)

Net deferred taxes	$516,265	$(564,259)

Retained earnings at December 31, 2009 and 2008 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2009 and 2008.  Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 13.	Employee Benefits

The Company has adopted a 401k plan and profit sharing defined contribution plan covering substantially all of its employees.  The contribution to the plan for the profit sharing contribution is determined by the Board of Directors.  The Company contributed $99,520 and $65,535 to the plan for the profit sharing contribution for the years ended December 31, 2009 and 2008, respectively.  The 401k component of the plan allows participants to defer a portion of their compensation up to 50%.  Such deferral accumulates on a tax deferred basis until the employee withdraws the funds.  The Company matches the employee contributions for the 401k plan up to 2% of compensation.  Total expense recorded for the Company’s match for the 401k plan was $61,731 and $40,895 for the years ended December 31, 2009 and 2008, respectively.

Certain directors participate in a deferred compensation agreement.  The Bank accrues the liability for these agreements based on the present value of the amount the director is currently eligible to receive.  The Company recorded expenses of $13,006 and $23,736 in 2009 and 2008, respectively, related to these agreements.  At December 31, 2009 and 2008, the Bank had a recorded liability in the amount of $665,423 and $621,418, respectively, for these plans.

The Company has an employee stock ownership plan (ESOP) that covers substantially all employees who have attained the age of 21 and completed one year of service.  In connection with its initial stock offering in 2004, the Company loaned funds to the ESOP for the purchase of its common stock at the initial public offering price.  The loan is being repaid based on a variable interest rate over 20 years beginning December 31, 2004.  All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year’s debt service to the sum of total principal and interest payments over the remaining life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $64,778 and $75,606 was incurred for the years ended December 31, 2009 and 2008, respectively.

Dividends on unallocated ESOP shares, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding note.

The following table reflects the shares held by the plan at December 31, 2009 and 2008:

	2009	2008
Unallocated shares (fair value at December 31, 2009 and 2008 of $875,025 and $875,027 respectively)	119,051	127,555
Allocated shares	51,708	43,204

	170,759	170,759

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.	Capital Ratios

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank's actual capital amounts and ratios as of December 31, 2009 and 2008 are presented in the following table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2009
Tangible Capital to Tangible Assets	$54,322,000	9.55%	$8,537,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	$54,322,000	9.55%	$22,764,000	4.00%	$28,455,000	5.00%

Tier I Capital to Risk Weighted Assets	$54,322,000	12.88%	N/A	N/A	$25,297,000	6.00%

Total Capital to Risk Weighted Assets	$57,985,000	13.75%	$33,729,000	8.00%	$42,161,000	10.00%

	2008
Tangible Capital to Tangible Assets	$52,928,000	8.45%	$9,393,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	$52,928,000	8.45%	$25,048,000	4.00%	$31,310,000	5.00%

Tier I Capital to Risk Weighted Assets	$52,928,000	12.59%	N/A	N/A	$25,216,000	6.00%

Total Capital to Risk Weighted Assets	$55,351,000	13.17%	$33,621,000	8.00%	$42,026,000	10.00%

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 15.	Commitments, Contingencies and Credit Risk

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

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

	Variable Rate Commitments	Fixed Rate Commitments	Total Commitments	Range of Rates on Fixed Rate Commitments
	2009
Commitments to extend credit	$33,654,649	$8,029,863	$41,684,512	2.51% - 18%
Standby letters of credit	$1,836,784	$4,542,563	$6,379,347	4.00% - 9.25%

	2008
Commitments to extend credit	$30,799,132	$22,645,005	$53,444,137	2.00% - 18%
Standby letters of credit	$227,929	$4,032,980	$4,260,909	3.25% - 9.25%

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event, the customer does not perform in accordance with the terms of the agreement with the third party; the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2009 and 2008, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

The Company does not engage in the use of interest rate swaps, futures, forwards, or option contracts.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 16.	Fair Value of Financial Instruments

FASB ASC Topic 825, Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  Fair value is determined under the framework established by ASC Topic 820, Fair Value Measurement and Disclosures.  ASC Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.  The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2009 and 2008 and the methods and assumptions used to estimate those fair values.

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

Federal Home Loan Bank stock:  The Company is required to maintain these equity securities as a member of the Federal Home Loan Bank of Chicago and in amounts as required by this institution.  These equity securities are “restricted” in that they can only be sold back to the respective institution or another member institution at par.  Therefore, they are less liquid than other tradable securities and their fair value is not readily available.

Loans:  Fair values are estimated for portfolios of loans with similar financial characteristics.  Loans are segregated by type such as commercial, commercial real estate, residential mortgage, indirect and other consumer loans.  Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.  The fair value of fixed rate loans and non-performing loans is estimated by discounting future cash flows using discount rates that reflect the Company’s current pricing for loans with similar characteristics, such as loan type, credit risk, pricing and remaining maturity.

Accrued interest receivable:  The carrying amount of accrued interest receivable approximates its fair value.

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

Accrued interest payable:  The carrying amount of accrued interest payable approximates its fair value.

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$47,996,754	$47,996,754	$67,135,384	$67,135,384
Interest-earning time deposits	-	-	5,210,461	5,210,461
Securities	86,407,138	86,407,138	103,567,578	103,567,578
Federal Home Loan Bank stock	6,306,273	6,306,273	6,306,273	6,306,273
Loans, net	411,898,823	412,792,748	430,918,727	437,952,913
Accrued interest receivable	2,183,520	2,183,520	2,461,320	2,461,320

Financial liabilities:
Non-interest bearing deposits	49,533,776	49,533,776	24,994,196	24,994,196
Interest bearing deposits	393,020,692	395,518,484	422,308,722	424,696,738
Federal Home Loan Bank advances	39,924,000	40,471,672	49,967,919	50,673,734
Securities sold under agreement to repurchase	18,936,168	18,936,168	55,103,313	55,103,313
Subordinated debentures	3,930,208	3,992,868	3,886,144	3,957,709
Accrued interest payable	1,211,552	1,211,552	1,245,555	1,245,555

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

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 17.	Fair Value Disclosures

The Company determines the fair market values of its financial instruments based on the fair value hierarchy established in ASC Topic 820, Fair Value Measurements and Disclosures, which requires an entity to maximize the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  The guidance also describes three levels of inputs that may be used to measure fair value.

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

Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level during the period ended December 31, 2009 and 2008 are summarized below:

	December 31, 2009
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Investment securities:
U.S. government agency obligations	$-	$48,514,519	$-	$48,514,519
Corporate bonds	-	2,545,918	-	2,545,918
State and municipal securities	-	15,378,916	-	15,378,916
Other securities	-	3,501	-	3,501
Mortgage-backed securities	-	19,964,284	-	19,964,284
Total investment securities available for sale	$-	$86,407,138	$-	$86,407,138

	December 31, 2008
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Investment securities:
U.S. government agency obligations	$-	$59,346,145	$-	$48,514,519
Corporate bonds	-	2,829,266	-	2,545,918
State and municipal securities	-	12,450,583	-	15,378,916
Other securities	-	75,251	-	3,501
Mortgage-backed securities	-	28,866,333	-	19,964,284
Total investment securities available for sale	$-	$103,567,578	$-	$103,567,578

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 17.	Fair Value Disclosures (Continued)

Assets and liabilities measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2009 and 2008 are summarized below:

	December 31, 2009
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Impaired loans	$-	$23,360,155	$238,268	$23,598,423
Foreclosed assets	$-	$1,084,548	$-	$1,084,548
Goodwill	$-	$11,385,323	$-	$11,385,323

	December 31, 2008
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Impaired loans	$-	$4,147,163	$-	$4,147,163

Impaired loans that are collateral dependent have been written down to the fair value of the collateral, less estimated costs to sell, of $23.6 million through the establishment of specific reserves or by recording charge-offs when the carrying value exceeds the fair value of the collateral.  Valuation techniques consistent with the market approach, income approach, and/or cost approach were used to measure fair value and primarily included observable inputs for the individual impaired loans being evaluated such as recent sales of similar assets or observable market data for operational or carrying costs.  In cases where such inputs were unobservable, the loan balance is reflected within the Level 3 hierarchy.  The calculated valuation amount does not necessarily represent the value of the loan if sold to a willing buyer.  Management believes it is more likely than not that a workout solution or liquidation of the collateral is the best use of the asset and therefore has measured fair value based on the underlying collateral of the loan.  If management were to sell the impaired loan portfolio to a third party instead of liquidating the collateral, the measurement of fair value could be significantly different.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 18.	Liquidation Account

As required by current regulations, a liquidation account in the amount of $20.7 million was established in conjunction with the Conversion.

As a result, each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed.  The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.  The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $4.4 million at December 31, 2009.

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 19.	Condensed Financial Statements of Parent Company

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

Balance Sheets
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and cash equivalents	$9,359,004	$17,641,151
Investment securities available for sale	404,916	1,197,852
ESOP note receivable	693,938	732,620
Investment in common stock of subsidiary	69,591,683	77,414,367
Other assets	921,592	672,467

Total assets	$80,971,133	$97,658,457

LIABILITIES AND STOCKHOLDERS' EQUITY
Subordinated debentures	$3,930,208	$3,886,144
Accrued interest payable	39,210	35,727
Other liabilities	73,438	79,877
Total liabilities	4,042,856	4,001,748

Stockholders' Equity:
Common stock	1,014,212	1,014,212
Additional paid-in-capital	81,360,749	81,339,895
Retained earnings	12,451,069	23,230,811
Accumulated other comprehensive income	1,726,434	1,195,673
Unearned ESOP shares	(614,932)	(658,856)
Treasury stock, at cost	(19,009,255)	(12,465,026)
	76,928,277	93,656,709

Total liabilities and stockholders' equity	$80,971,133	$97,658,457

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 19.	Condensed Financial Statements of Parent Company

Condensed Statements of Income
For the Years Ended December 31, 2009 and 2008

	2009	2008
Dividends from subsidiary	$-	$28,000,000
Interest income	66,919	268,345
	66,919	28,268,345

Interest expense	298,286	298,982
Other income	11,361	1,627
Operating expenses	437,552	329,544

Income (loss) before income tax benefit and equity in
undistributed net income of subsidiary	(657,558)	27,641,446

Income tax benefit	(250,200)	(136,300)

Income (loss) before equity in undistributed net income of subsidiary	(407,358)	27,777,746

Equity in undistributed (distributions in excess of) net income (loss) of subsidiary	(8,415,319)	(25,075,312)

Net income (loss)	$(8,822,677)	$2,702,434

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 19.	Condensed Financial Statements of Parent Company (Continued)

Condensed Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(8,822,677)	$2,702,434
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed (distributions in excess of) net income (loss) of subsidiary, net of dividends	8,415,319	(2,924,688)
Amortization of premiums and discounts on securities	(2,318)	(11,273)
Premiums and discounts on subordinated debentures	44,064	44,064
Increase in other assets	(249,125)	(149,854)
Increase in accrued interest payable	3,483	17,178
Increase (decrease) in other liabilities	(8,281)	53,367
Net cash used in operating activities	(619,535)	(268,772)

Cash Flows from Investing Activities:
Proceeds from calls and maturities of available for sale securities	800,000	4,875,000
Loans purchased (repaid), net	-	3,000,000
Dividend received from subsidiary	-	28,000,000
Cash paid in acquisition, net	-	(13,109,379)
Net cash flows provided by investing activities	800,000	22,765,621

Cash Flows from Financing Activities:
Repayment of ESOP loan	38,682	26,542
Purchase of treasury stock	(6,544,229)	(7,079,580)
Dividends	(1,957,065)	(1,993,846)
Net cash flows used in financing activities	(8,462,612)	(9,046,884)

Net increase (decrease) in cash and cash equivalents	(8,282,147)	13,449,965

Cash and Cash Equivalents:
Beginning of year	17,641,151	4,191,186

End of year	$9,359,004	$17,641,151

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 20.	Selected Quarterly Financial Data (Unaudited)

The results of operations by quarter for the years ended December 31, 2009 and 2008 were as follows:

	Year Ended December 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$7,268,416	$6,991,928	$6,943,636	$6,804,215
Interest expense	3,156,372	3,256,008	3,020,210	2,827,738
	4,112,044	3,735,920	3,923,426	3,976,477
Provisions for loan losses	240,270	428,720	1,000,000	3,885,000
	3,871,774	3,307,200	2,923,426	91,477
Other income	402,934	347,751	332,324	334,676
Other expenses	2,609,317	12,155,615	2,974,161	2,787,323
Income (loss) before income taxes	1,665,391	(8,500,664)	281,589	(2,361,170)

Income taxes	611,496	292,900	70,100	(1,066,673)

Net income (loss)	$1,053,895	$(8,793,564)	$211,489	$(1,294,497)

Basic earnings (losses) per share	$0.12	$(1.08)	$0.03	$(0.16)
Diluted earnings (losses) per share	$0.12	$(1.08)	$0.03	$(0.16)

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$5,857,303	$5,651,163	$5,776,450	$7,401,186
Interest expense	3,163,059	2,894,376	2,923,872	3,463,675
	2,694,244	2,756,787	2,852,578	3,937,511
Provisions for loan losses	170,833	186,033	145,000	275,000
	2,523,411	2,570,754	2,707,578	3,662,511
Other income	150,266	214,866	228,215	215,869
Other expenses	1,747,324	1,884,096	1,923,033	2,531,058
Income before income taxes	926,353	901,524	1,012,760	1,347,322

Income taxes	351,900	307,625	367,300	458,700

Net income	$574,453	$593,899	$645,460	$888,622

Basic earnings per share	$0.07	$0.07	$0.08	$0.11
Diluted earnings per share	$0.07	$0.07	$0.08	$0.11

First Clover Leaf Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Note 21.	Subsequent Events

Events occurring subsequent to December 31, 2009, have been evaluated as to their potential impact to the financial statements through the date of issuance of this report.

On January 26, 2010, the Board of Directors of the Company declared a cash dividend on the Company’s common stock of $0.06 per share for the quarter ended December 31, 2009.  The dividend was payable to stockholders of record as of February 12, 2010 and was paid on February 19, 2010.

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm
     on the Supplementary Information

To the Board of Directors
First Clover Leaf Financial Corp. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2009 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP
Champaign, Illinois
March 31, 2010

McGladrey & Pullen LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2009

	First Clover Leaf Bank	First Clover Leaf Financial Corp.	Eliminations	Consolidated First Clover Leaf Financial Corp. and Subsidiary
ASSETS
Cash and due from banks	$14,104,442	$9,359,004	$(9,359,004)	$14,104,442
Interest-earning deposits	14,306,726	-	-	14,306,726
Federal funds sold	19,585,586	-	-	19,585,586
Total cash and cash equivalents	47,996,754	9,359,004	(9,359,004)	47,996,754

Securities available for sale	86,002,222	404,916	-	86,407,138
Federal Home Loan Bank stock	6,306,273	-	-	6,306,273
Loans, net of allowance for loan losses	410,110,923	-	-	410,110,923
Loans held for sale	1,787,900	-	-	1,787,900
Note receivable - ESOP	-	693,938	(693,938)	-
Investment in subsidiary	-	69,591,683	(69,591,683)	-
Property and equipment, net	11,096,748	-	-	11,096,748
Accrued interest receivable	2,181,348	2,172	-	2,183,520
Prepaid Federal Deposit Insurance Corporation insurance premiums	2,993,995			2,993,995
Goodwill	11,385,323	-	-	11,385,323
Core deposit intangible	1,480,001	-	-	1,480,001
Foreclosed assets	1,084,548	-	-	1,084,548
Mortgage servicing rights	680,776	-	-	680,776
Other assets	1,093,295	919,420	-	2,012,715

Total assets	$584,200,106	$80,971,133	$(79,644,625)	$585,526,614

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Noninterest bearing	$58,892,780	$-	$(9,359,004)	$49,533,776
Interest bearing	393,020,692	-	-	393,020,692
Total deposits	451,913,472	-	(9,359,004)	442,554,468

Federal Home Loan Bank advances	39,924,000	-		39,924,000
Securities sold under agreements to repurchase	18,936,168	-	-	18,936,168
Subordinated debentures	-	3,930,208	-	3,930,208
Accrued interest payable	1,172,342	39,210	-	1,211,552
Note payable ESOP	693,938	-	(693,938)	-
Other liabilities	1,968,503	73,438	-	2,041,941
Total liabilities	514,608,423	4,042,856	(10,052,942)	508,598,337

Stockholders' Equity:
Preferred stock	-	-	-	-
Common stock	10	1,014,212	(10)	1,014,212
Additional paid-in capital	55,772,087	81,360,749	(55,772,087)	81,360,749
Retained earnings	12,711,414	12,451,069	(12,711,414)	12,451,069
Accumulated other comprehensive income	1,723,104	1,726,434	(1,723,104)	1,726,434
Unearned Employee Stock Ownership
Plan shares	(614,932)	(614,932)	614,932	(614,932)
Treasury stock, at cost	-	(19,009,255)	-	(19,009,255)
Total stockholders' equity	69,591,683	76,928,277	(69,591,683)	76,928,277

Total liabilities and stockholders' equity	$584,200,106	$80,971,133	$(79,644,625)	$585,526,614

First Clover Leaf Financial Corp. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2009

	First Clover Leaf Bank	First Clover Leaf Financial Corp.	Eliminations	Consolidated First Clover Leaf Financial Corp. and Subsidiary
Interest and dividend income:
Interest and fees on loans	$23,947,127	$23,810	$(23,810)	$23,947,127
Securities:
Taxable interest income	3,266,762	43,109	-	3,309,871
Nontaxable interest income	597,601	-	-	597,601
Interest-earning deposits, federal funds sold, and other	153,596	-	-	153,596
Total interest and dividend income	27,965,086	66,919	(23,810)	28,008,195

Interest expense:
Deposits	10,251,782	-	-	10,251,782
Federal Home Loan Bank advances	1,651,067	-	-	1,651,067
Securities sold under agreements to repurchase	59,193	-	-	59,193
Subordinated debentures	-	298,286	-	298,286
Total interest expense	11,962,042	298,286	-	12,260,328

Net interest income (loss)	16,003,044	(231,367)	(23,810)	15,747,867

Provision for loan losses	5,553,990	-	-	5,553,990

Net interest income (loss) after provision for loan losses	10,449,054	(231,367)	(23,810)	10,193,877

Other income:
Service fees on deposit accounts	322,017	-	-	322,017
Other service charges and fees	277,691	-	-	277,691
Loan servicing fees	183,209	-	-	183,209
Gain on sale of loans	577,828	-	-	577,828
Other	45,579	11,361	-	56,940
	1,406,324	11,361	-	1,417,685

Other expenses:
Compensation and employee benefits	4,476,090	56,535	(23,810)	4,508,815
Occupancy expense	1,449,030	-	-	1,449,030
Data processing services	565,572	-	-	565,572
Director fees	212,050	-	-	212,050
Professional fees	579,551	279,329	-	858,880
Federal Deposit Insurance Corporation insurance premiums	773,284	-	-	773,284
Amortization of core deposit intangible	468,000	-	-	468,000
Amortization of mortgage servicing rights	271,822	-	-	271,822
Goodwill impairment	9,300,000	-	-	9,300,000
Impairment loss on assets	475,283	-	-	475,283
Other	1,541,992	101,688	-	1,643,680
	20,112,674	437,552	(23,810)	20,526,416

Loss before income taxes	(8,257,296)	(657,558)	-	(8,914,854)

Income taxes	158,023	(250,200)	-	(92,177)

Net loss	$(8,415,319)	$(407,358)	$-	$(8,822,677)

Market for Common Stock

First Clover Leaf Financial Corp.’s common stock trades on the Nasdaq Capital Market under the trading symbol “FCLF.”

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated.  As of December 31, 2009, there were 7,960,523 shares of our common stock issued and outstanding held by approximately 780 holders of record.

We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends.

Year Ended December 31, 2009	High	Low	Dividend Paid Per Share

Fourth quarter	$7.75	$6.50	$0.06
Third quarter	8.00	7.00	0.06
Second quarter	8.79	6.48	0.06
First quarter	7.75	6.86	0.06

Year Ended December 31, 2008	High	Low	Dividend Paid Per Share

Fourth quarter	$9.00	$6.40	$0.06
Third quarter	9.23	8.20	0.06
Second quarter	10.05	8.43	0.06
First quarter	10.50	9.55	0.06

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 4:00 p.m. Illinois time on May 25, 2010 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

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

STOCK LISTING The Company's Common Stock trades on the Nasdaq Capital Market under the symbol "FCLF."
ANNUAL REPORT ON FORM 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2009, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. 6814 Goshen Road, Edwardsville, Illinois 62025.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM McGladrey & Pullen, LLP 1806 Fox Drive Champaign, Illinois 61820

DIRECTORS AND OFFICERS

DIRECTORS		OFFICERS

Joseph Helms Chairman of the Board Semi-retired, Veterinarian, Hawthorne Animal Hospital	Gary D. Niebur Mayor of Edwardsville, Illinois	Lisa R. Fowler Senior Vice President and Chief Lending Officer
Robert W. Schwartz Vice Chairman of the Board President, Schwartz Ventures	Dean Pletcher Retired, Owner and Operator Pletcher Funeral Home	Darlene F. McDonald Senior Vice President and Chief Financial Officer
Nina Baird Retired, Edwardsville City Clerk	Gerard A. Schuetzenhofer President, Coldwell Banker Brown Realtors/Coldwell Banker Commercial Brown Realtors	Brad Rench Executive Vice President and Chief Operating Officer
Donald Engelke Senior Vice President, First Clover Leaf Bank	Joseph Stevens Owner, Market Basket Grocery & Garden Center
Harry Gallatin Retired, Athletic Director at Southern Illinois University- Edwardsville	Dennis M. Terry President & Chief Executive Officer, First Clover Leaf Bank
Joseph J. Gugger Partner, Fastechnology LLC Owner, Gugger Group, Inc.	Dennis E. Ulrich Managing Principal, Scheffel and Company, P.C.
Kenneth P. Highlander Retired, President, Ready-Mix Services Inc.