Form 10-K, Exhibit 13
period 2011-12-31
First Clover Leaf Financial Corp.
filed 2012-03-28
CIK 1283582

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

Exhibit 13

PORTIONS OF 2011 ANNUAL REPORT TO STOCKHOLDERS

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

	At December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Selected Financial Condition Data:

Total assets	$562,725	$574,970	$585,527	$653,325	$413,252
Loans, net (1)	389,296	387,568	411,899	430,919	284,919
Cash and cash equivalents	39,361	66,253	47,997	67,135	37,085
Securities available for sale	85,575	78,475	86,407	103,568	54,150
Federal Home Loan Bank stock	6,306	6,306	6,306	6,306	5,604
Deposits	414,758	447,483	442,554	447,303	291,195
Securities sold under agreement to repurchase	36,874	21,457	18,936	55,103	15,893
Subordinated debentures	4,000	3,974	3,930	3,886	3,842
Federal Home Loan Bank advances	26,944	21,924	39,924	49,968	10,432
Stockholders' equity - restricted (2)	77,714	77,333	76,928	93,657	88,681

	Years Ended December 31,
	2011	2010	2009	2008 (3)	2007
	(Dollars in thousands, except per share data)
Selected Operating Data:

Total interest income	$23,728	$25,441	$28,008	$24,686	$22,401
Total interest expense	6,453	8,936	12,260	12,445	12,084
Net interest income	17,275	16,505	15,748	12,241	10,317
Provisions for loan losses	5,292	2,573	5,554	777	347
Net interest income after provision for loan losses	11,983	13,932	10,194	11,464	9,970
Other income	2,089	2,246	1,418	809	626
Other expense	11,742	10,400	20,527	8,085	6,771
Income (loss) before income taxes	2,330	5,778	(8,915)	4,188	3,825
Income tax expense (benefit)	435	1,972	(92)	1,486	1,419
Net income (loss)	$1,895	$3,806	$(8,823)	$2,702	$2,406
Basic earnings (losses) per share	$0.24	$0.49	$(1.08)	$0.33	$0.27
Diluted earnings (losses) per share	$0.24	$0.49	$(1.08)	$0.33	$0.27

(1)	Net of the allowance for loan losses. Includes loans held for sale.
(2)	Stockholders’ equity is restricted due to capital requirements imposed under Federal capital regulations.
(3)	2008 operating data includes results of operations from Partners Financial Holdings, Inc. and its subsidiary, Partners Bank, after October 10, 2008.

	At or For the Years Ended December 31,
	2011	2010	2009	2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average
total assets)	0.33%	0.65%	(1.39)%	0.56%	0.63%
Return on equity (ratio of net income (loss) to average
stockholders' equity)	2.41	4.88	(10.25)	3.08	2.62
Average interest rate spread (1)	3.09	2.77	2.39	2.16	1.88
Dividend payout ratio (2)	100.00	48.98	(22.22)	72.73	88.89
Dividends per share	0.24	0.24	0.24	0.24	0.24
Net interst margin (3)	3.29	3.04	2.68	2.72	2.90
Efficiency ratio (4)	60.64	55.46	119.57	61.96	61.88
Non-interest expense to average total assets	2.06	1.79	3.24	1.67	1.77
Average interest-earning assets to average
interest-bearing liabilities	116.14	116.45	114.05	120.43	130.12

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	4.52%	4.08%	5.16%	1.25%	1.04%
Non-performing and impaired loans to total loans	5.05	5.06	7.07	1.75	1.50
Net charge-offs to average loans outstanding	0.82	0.78	0.74	0.08	0.06
Allowance for loan losses to non-performing and impaired
loans	39.76	29.19	21.68	51.71	44.27
Allowance for loan losses to total loans	2.01	1.48	1.53	0.90	0.67

Capital Ratios:
Stockholders' equity to total assets at end of year	13.81%	13.45%	13.14%	14.34%	21.46%
Average stockholders' equity to average assets	13.81	13.43	13.60	18.14	24.03
Tangible capital	11.33	10.50	9.55	8.45	16.97
Tier 1 (core) capital	11.33	10.50	9.55	8.45	16.97
Tier 1 risk-based capital ratios (5)	16.80	15.69	12.88	12.59	23.32
Total risk-based capital ratios (6)	17.62	16.22	13.75	13.17	23.65

Other Data:
Number of full service offices	4	4	4	4	3

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. The 2009 ratio includes a $9.3 million goodwill impairment expense.
(5)	Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank divided by its risk-weighted assets as defined in federal regulations on required capital.
(6)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.

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

Overview

First Clover Leaf’s results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of demand and NOW accounts, money market, savings and term certificate accounts and borrowings. Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges and fee income on deposit accounts and customer debit and credit card holders as well as loan servicing income, gain on sale of securities and gain on sale of loans that we sold but on which we retained the servicing rights. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, Federal Deposit Insurance Corporation insurance premiums, professional fees, and foreclosed asset related expenses. Unusual items such as goodwill impairment and asset impairment may also have a significant impact on non-interest expense. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased to $562.7 million at December 31, 2011 from $575.0 million at December 31, 2010. The decrease was primarily due to lower balances in cash and cash equivalents offset by increases in securities available for sale, bank-owned life insurance, and in foreclosed assets. Cash and cash equivalents decreased to $39.4 million at December 31, 2011 compared to $66.3 million at December 31, 2010. The $26.9 million decrease was primarily due to a decrease of $20.2 million in federal funds sold and a decrease of $5.7 million in interest-earning deposits. Securities available for sale increased to $85.6 million at December 31, 2011 compared to $78.5 million at December 31, 2010 primarily due to purchases exceeding calls, maturities, paydowns, and sales by $5.4 million. As of December 31, 2011, the Company had $5.1 million invested in bank-owned life insurance, which was purchased in August, 2011. Foreclosed assets increased to $5.8 million at December 31, 2011 compared to $3.8 million at December 31, 2010.

Total liabilities decreased to $485.0 million at December 31, 2011 from $497.6 million at December 31, 2010. Deposits decreased to $414.8 million at December 31, 2011 from $447.5 million at December 31,

2010. This net decrease of $32.7 million was primarily due to a $26.2 million decrease in our time deposit accounts and a decrease of $13.7 million in our interest bearing transaction accounts offset by a $5.1 million increase in our noninterest-bearing deposits and a $2.1 million increase in our savings accounts. Federal Home Loan Bank advances increased to $26.9 million at December 31, 2011 compared to $21.9 million at December 31, 2010. This increase was due to new advances exceeding repayments by $5.0 million. Securities sold under agreements to repurchase increased to $36.9 million at December 31, 2011 from $21.5 million at December 31, 2010.

Stockholders’ equity increased to $77.7 million at December 31, 2011 from $77.3 million at December 31, 2010 primarily due to net income of $1.9 million and a net increase in unrealized gains on securities of $677,000 offset by the payment of cash dividends in the amount of $1.9 million and the repurchase of common stock in the amount of $398,000.

Net interest income increased to $17.3 million for 2011 from $16.5 million for 2010. This increase was due primarily to the decline in interest rates for interest-bearing liabilities being greater than the decline in interest rates for interest-earning assets.

Critical Accounting Policies

First Clover Leaf considers the allowance for loan losses and goodwill and other intangible assets to be its critical accounting estimates, due to the higher degree of judgment and complexity than its other significant accounting estimates.

Allowance for loan losses. The allowance for loan losses is a valuation account that reflects our evaluation of the probable incurred credit losses in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific but are reflective of the probable incurred losses in the loan portfolio, including management’s periodic review of loan collectibility in light of historical experience, the nature and volume of the loan portfolio, prevailing economic conditions such as housing trends, inflation rates and unemployment rates, and geographic concentrations of loans within First Clover Leaf Bank’s immediate market area.

There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. During 2011, management modified the general component allocation method used in the calculation of our allowance for loan losses. The non-impaired loan portfolio is now analyzed by homogeneous loan pools for losses within those particular loan pools as well as risk migration and qualitative adjustments for each loan pool.

In addition, the Office of the Comptroller of the Currency (“OCC”), as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

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

 First Clover Leaf utilizes a two step valuation approach to test for goodwill impairment. We estimate the fair value of our single reporting unit as of the measurement date utilizing two valuation methodologies including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price. We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date. In June 2009, we recorded an impairment charge of $9.3 million. At our annual impairment assessment date of September 30, 2011, our analysis indicated that no additional impairment existed. Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations. In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

Total Assets. Total assets decreased to $562.7 million at December 31, 2011 from $575.0 million at December 31, 2010. The decrease was primarily due to lower balances in cash and cash equivalents offset by increases in securities available for sale, bank-owned life insurance, and in foreclosed assets.

Cash and cash equivalents decreased to $39.4 million at December 31, 2011 from $66.3 million at December 31, 2010 primarily due to a decrease of $20.2 million in federal funds sold and a decrease of $5.7 million in interest-earning deposits. This decrease in cash and cash equivalents was due to a decline in deposit accounts.

Securities available for sale increased to $85.6 million at December 31, 2011 compared to $78.5 million at December 31, 2010 primarily due to purchases exceeding calls, maturities, paydowns, and sales by $5.4 million.

Loans, net, increased slightly but remained at $387.6 million at December 31, 2011 and 2010. While the overall loan portfolio had little change, the individual categories did fluctuate. One- to four-family loans decreased to $115.5 million at December 31, 2011 from $120.6 million at December 31, 2010. Multi-family real estate loans increased to $39.5 million at December 31, 2011 from $25.3 million at December 31, 2010. Commercial real estate loans decreased to $128.7 million at December 31, 2011 from $130.0 million at December 31, 2010. Construction and land loans decreased to $44.2 million at December 31, 2011 from $52.5 million at December 31, 2010. Commercial business loans decreased to $48.7 million at December 31, 2011 from $51.8 million at December 31, 2010. Due to the current economic environment, we continued to see reduced loan demand.

As of December 31, 2011, the Company had $5.1 million invested in bank-owned life insurance, which was purchased in August, 2011. The Company purchased the bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as allowed. No additional benefit plans were added.

Foreclosed assets increased to 18 properties held at December 31, 2011 with a value of $5.8 million compared to 13 properties at December 31, 2010 with a value of $3.8 million. We transferred 20 loans into foreclosed assets during the year ended December 31, 2011. During the same time period we received proceeds of $2.1 million from the sale of 15 properties that had been classified as foreclosed assets.

Prepaid Federal Deposit Insurance Corporation insurance premiums decreased to $1.4 million at December 31, 2011 compared to $2.3 million at December 31, 2010. The decrease represents the portion of the prepayment that was expensed during 2011, which was originally required to be prepaid in 2009 along with the estimated assessment for the calendar year 2012.

Total Liabilities. Deposits decreased to $414.8 million at December 31, 2011 from $447.5 million at December 31, 2010. This net decrease of $32.7 million was primarily due to a $26.2 million decrease in our time deposit accounts and a decrease of $13.7 million in our interest bearing transaction accounts offset by a $5.1 million increase in our noninterest-bearing deposits and a $2.1 million increase in our savings accounts. Reduced loan demand has led to a reduced need for cash; therefore, we were able to reduce our reliance on higher yielding time deposits.

Federal Home Loan Bank advances at December 31, 2011 were $26.9 million compared to $21.9 million at December 31, 2010. The increase was primarily due to additional advances of $10.0 million offset by repayments of $5.0 million. Securities sold under agreements to repurchase were $36.9 million at December 31, 2011 compared to $21.5 million at December 31, 2010.

Stockholders’ Equity. Stockholders’ equity increased to $77.7 million at December 31, 2011 from $77.3 million at December 31, 2010 primarily due to net income of $1.9 million and a net increase in unrealized gains on securities of $677,000 offset by the payment of cash dividends in the amount of $1.9 million and the repurchase of common stock in the amount of $398,000.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010.

General. We recorded net income of $1.9 million and $3.8 million for the years ended December 31, 2011 and 2010, respectively. The decrease in net income for the year ended December 31, 2011 resulted primarily from higher provision for loan losses and increased foreclosed asset related expenses offset by a higher net interest income and lower income taxes in 2011.

During 2011, yields on loans and securities continued to decline primarily due to assets re-pricing in the current rate environment. Our commercial loans are more sensitive to changes in market interest rates because they often have shorter terms to maturity, and, therefore, the interest rates adjust more frequently. A significant number of the bonds in our securities portfolio have been called and were replaced with lower yielding bonds. Our interest-earning balances from depository institutions have remained at a constant rate from 2010 to 2011. We have also experienced time deposits re-pricing as they mature, however, these fixed-rate contracts do not allow for immediate re-pricing as rates fluctuate. Our ability to lower rates paid on deposits is limited due to the already low deposit rates and the competitive environment in which we operate. Overall, further downward pressure on interest rates is unlikely to significantly benefit our net interest margin or net income.

Net interest income. Net interest income increased to $17.3 million for the year ended December 31, 2011 from $16.5 million for the year ended December 31, 2010. Net average interest-earning assets were $73.0 million for 2011, compared to $76.6 million for 2010. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 116.14% for 2011 from 116.45% for 2010. Our interest rate spread increased to 3.09% for 2011 from 2.77% for 2010, and our net interest margin increased to 3.29% in 2011 from 3.04% for 2010. The average rate earned on interest-earning assets decreased by 17 basis points during 2011 to 4.52% from 4.69% during 2010, while the average rate paid on interest-bearing liabilities decreased by 49 basis points to 1.43% from 1.92% during 2010. The increase in the interest rate spread was attributable to the cost of funds declining faster than the yield on interest-earning assets.

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

	Years Ended December 31,
	2011			2010			2009
	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross	$393,732	$21,217	5.39%	$405,296	$22,562	5.57%	$422,142	$23,947	5.67%
Securities	84,536	2,405	2.84	85,413	2,767	3.24	98,050	3,907	3.98
Federal Home Loan Bank stock	6,306	6	0.10	6,306	—	0.00	6,306	—	0.00
Interest-earning balance from
depository institutions	40,520	100	0.25	45,439	112	0.25	61,037	154	0.25
Total interest-earning
assets	525,094	23,728	4.52	542,454	25,441	4.69	587,535	28,008	4.77
Non-interest-earning assets	44,307			38,705			45,264
Total assets	$569,401			$581,159			$632,799

Interest-bearing liabilities:
Interest-bearing transaction	$202,391	1,817	0.90	$190,368	2,285	1.20	$180,606	2,893	1.60
Savings deposits	21,422	153	0.71	21,475	152	0.71	28,267	218	0.77
Time deposits	178,266	3,844	2.16	194,688	5,293	2.72	212,782	7,141	3.36
Securities sold under
agreement to repurchase	22,824	11	0.05	25,738	27	0.10	44,669	59	0.13
Federal Home Loan Bank
advances	23,220	512	2.20	29,603	994	3.36	44,903	1,651	3.68
Subordinated debentures	3,995	116	2.90	3,951	185	4.68	3,907	298	7.63
Total interest-bearing
liabilities	452,118	6,453	1.43	465,823	8,936	1.92	515,134	12,260	2.38
Non-interest-bearing liabilities	38,631			37,292			31,573
Total liabilities	490,749			503,115			546,707
Stockholders' equity	78,652			78,044			86,092
Total liabilities and
stockholders' equity	$569,401			$581,159			$632,799

Net interest income		$17,275			$16,505			$15,748
Net interest rate spread (1)			3.09%			2.77%			2.39%
Net interest-earning assets (2)	$72,976			$76,631			$72,401
Net interest margin (3)			3.29%			3.04%			2.68%
Ratio of interest-earning assets
to interest-bearing liabilities			116.14%			116.45%			114.05%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Interest on loans includes $225,284, $228,152 and $218,847 of loan fees collected in 2011, 2010 and 2009, respectively.

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

	Year Ended December 31,
	2011 vs. 2010
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$(640)	$(705)	$(1,345)
Securities	(26)	(336)	(362)
Federal Home Loan Bank stock	6	—	6
Interest-earning balances from depository
institutions	(12)	—	(12)

Total interest-earning assets	(672)	(1,041)	(1,713)

Interest-bearing liabilities:
Interest-bearing transactions	141	(609)	(468)
Savings deposits	1	—	1
Time deposits	(449)	(1,000)	(1,449)
Securities sold under agreement to repurchase	(4)	(12)	(16)
Federal Home Loan Bank advances	(213)	(269)	(482)
Subordinated debentures	2	(71)	(69)

Total interest-bearing liabilities	(522)	(1,961)	(2,483)

Change in net interest income	$(150)	$920	$770

	Year Ended December 31,
	2010 vs. 2009
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$(968)	$(417)	$(1,385)
Securities	(506)	(634)	(1,140)
Interest-earning balances from depository
institutions	(41)	(1)	(42)

Total interest-earning assets	(1,515)	(1,052)	(2,567)

Interest-bearing liabilities:
Interest-bearing transactions	154	(762)	(608)
Savings deposits	(53)	(13)	(66)
Time deposits	(605)	(1,243)	(1,848)
Securities sold under agreement to repurchase	(24)	(8)	(32)
Federal Home Loan Bank advances	(562)	(95)	(657)
Subordinated debentures	4	(117)	(113)

Total interest-bearing liabilities	(1,086)	(2,238)	(3,324)

Change in net interest income	$(429)	$1,186	$757

Interest and fee income. Interest and fee income on loans decreased to $21.2 million for 2011 from $22.6 million for 2010. This decrease was primarily a result of a decline in yield and a lower average balance of loans. The average yield on loans decreased to 5.39% for 2011 from 5.57% for 2010. The average balance of loans was $393.7 million and $405.3 million during 2011 and 2010, respectively. Interest income on loans for 2011 and 2010 included amortization of the purchase accounting adjustment for loans of $41,000 and $58,000, respectively. The purchase accounting adjustments are a result of our 2006 and 2008 acquisitions.

Interest income on securities decreased to $2.4 million for 2011 from $2.8 million for 2010. Interest income on securities decreased due primarily to a lower yield and a lower average balance of securities. The average yield on securities decreased to 2.84% for 2011 from 3.24% for 2010. The average balance of securities was $84.5 million and $85.4 million for 2011 and 2010, respectively. The purchase accounting amortization recorded in 2011 and 2010 increased interest income on securities by $72,000 and $59,000, respectively.

We maintain an investment portfolio that meets our pledging and collateral needs. Due to the low rate environment, we had a number of higher yielding bonds called, requiring us to reinvest these funds at lower rates.

Interest on other interest-earning deposits decreased due to a decline in average balances. The average balance of other interest-earning deposits was $40.5 million and $45.4 million for 2011 and 2010, respectively. The average yield on other interest-earning deposits was 0.25% for 2011 and for 2010.

Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense. Interest expense on deposits decreased to $5.8 million for 2011 from $7.7 million for 2010. The average balance of interest bearing deposits decreased to $402.1 million during 2011 from $406.5 million for 2010, and the average rate on interest-bearing deposits decreased to 1.45% for 2011 from 1.90% for 2010. The purchase accounting amortization recorded in 2011 and 2010 decreased interest expense for deposits by $26,000 and $44,000, respectively.

Interest on securities sold under agreements to repurchase decreased to $11,000 from $27,000 due to a decline in rate, along with a decline in average balances. The average rate declined to 0.05% for 2011 from 0.10% for 2010. The average balance of securities sold under agreements to repurchase was $22.8 million and $25.7 million for 2011 and 2010, respectively.

Interest on Federal Home Loan Bank advances decreased in 2011 due to a lower average balance and a decline in rate. The decrease in average balances was primarily the result of several advances maturing late in 2010. The average balance of Federal Home Loan Bank advances was $23.2 million and $29.6 million for 2011 and 2010, respectively. The average rate on Federal Home Loan Bank advances decreased to 2.20% for 2011 compared to 3.36% for 2010 primarily from restructuring the advances during the fourth quarter of 2010. The purchase accounting amortization recorded in 2011 increased interest expense on Federal Home Loan Bank advances by $20,000. There was no net impact on interest expense for 2010 from purchase accounting amortization.

Interest expense on subordinated debentures decreased to $116,000 for 2011 from $185,000 for 2010. In accordance with the terms of our subordinated debentures, in June 2010 the rate converted from a fixed rate to a variable rate that adjusts quarterly. Given the low interest rate environment, the average rate declined to 2.90% for 2011 compared to 4.68% for 2010. Interest expense on subordinated debentures included amortization of the purchase accounting adjustment for subordinated debt of $26,000 and $44,000 for 2011 and 2010, respectively. The purchase accounting adjustment for subordinated debt was fully amortized as of June 2011.

Provision for loan losses. Provision for loan losses increased to $5.3 million for 2011 from $2.6 million for 2010. Provision for loan losses is based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio composition and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans. The increase in provision for loan losses for 2011 was primarily attributable to declining collateral values on impaired loans and increases in substandard loans. Non-performing and impaired loans totaled $19.6 million at December 31, 2011 and 2010. Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in First Clover Leaf’s provision for loan losses. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. During 2011, management modified the general component allocation method used in the calculation of our allowance for loan losses. The non-impaired loan portfolio is now analyzed by homogeneous loan pools for losses within those particular loan pools as well as risk migration and qualitative adjustments for each loan pool.

In addition, the Office of the Comptroller of the Currency (“OCC”), as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income. Non-interest income decreased to $2.1 million for the year ended December 31, 2011 from $2.2 million for the year ended December 31, 2010. The largest variation in 2011 from 2010 was a decrease of $209,000 in gain on sale of securities. Gain on sale of securities totaled $455,000 for the year ended December 31, 2011 compared to $664,000 for the year ended December 31, 2010. We sold fewer securities in 2011 than we did in 2010. Gain on sale of loans increased to $572,000 for the year ended December 31, 2011, compared to $555,000 for the year ended December 31, 2010. The increase was due to a slightly higher volume of loan sales in 2011 compared to 2010. Other non-interest income increased $45,000 to $129,000 for the year ended December 31, 2011 compared to $84,000 for the year ended December 31, 2010. The increase was due to earnings on bank-owned life insurance which was purchased in August, 2011.

Non-interest expense. Non-interest expense increased $1.3 million to $11.7 million for 2011 from $10.4 million for 2010. The category with the largest increase from 2010 to 2011 was foreclosed asset related expenses with an increase of $717,000.

Compensation and employee benefits increased to $4.9 million for 2011 from $4.7 million for 2010. Compensation and employee benefits increased primarily as a result of increased salaries and payroll taxes. The increase was due to standard merit increases as well as an increased staffing level over the prior year. The additional staffing was partially attributed to the opening of a Loan Processing Office in Highland, Illinois in 2011.

Occupancy expense declined $98,000 to $1.3 million for the year 2011 compared to $1.4 million for the year 2010. The decrease was due primarily to lower real estate taxes, depreciation expense and operating costs.

Professional services increased $211,000 to $551,000 for 2011 from $340,000 for 2010. The increase was due primarily to the 2010 reversal of $150,000 of accrued expenses in connection with a consulting agreement which was based on certain contingencies that ultimately were not attained.

FDIC insurance premiums increased to $910,000 for 2011 from $752,000 for 2010. This increase was due to additional expenses recorded in connection with adjusting the prepaid FDIC insurance premiums during 2011.

Foreclosed asset related expenses increased $717,000 to $976,000 for 2011 compared to $259,000 for 2010. The increase in expense was primarily due to write-downs on the value of foreclosed properties of $449,000 for 2011 from $10,000 for 2010. The increase was also due to additional expenses related to the increased number of properties held by the bank during 2011.

Other expenses increased to $1.8 million in 2011 from $1.5 million in 2010. The increase was primarily due to increases in insurance expense and marketing expense.

Income taxes. Income tax expense decreased to $435,000 for 2011 from $2.0 million for 2010. The primary reason for the decrease in income taxes was the lower level of pre-tax income for the 2011 period. In addition, we had an increased level of tax exempt income, attributable to the increased balance of our tax exempt municipal investment portfolio and the addition of bank-owned life insurance income in 2011. We also reduced our current tax expense and increased our deferred tax asset due to adjustments in our deferred tax inventory and the increased Illinois state tax rate effective in 2011. The effective tax rate was 18.67% for 2011 compared to 34.13% for 2010.

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

Net Portfolio Value

The Office of the Comptroller of Currency requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Previously, the Office of Thrift Supervision provided all institutions that filed a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. Institutions are now required to develop their own rate sensitivity analysis report, or contract with a third party vendor who specializes in the analysis of interest rate risk analysis. First Clover Leaf utilized an independent third party to analyze interest rate risk sensitivity as of December 31, 2011 and the Office of Thrift Supervision’s interest rate sensitivity report as of December 31, 2010. Both models used a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The models estimate the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases of up to 300 basis points or decreases of 100 points in 100 basis point increments. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column.

The tables below set forth, as of December 31, 2011 and 2010, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2011 table below indicates that at December 31, 2011, in the event of a 100 basis point decrease in interest rates, we would experience a 4% increase in the net portfolio value. In the event of a 300 basis point increase in interest rates, we would experience a 23% decrease in net portfolio value.

December 31, 2011
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+300	$60,442	$(17,906)	(23)%	11.37%	(247)
+200	67,778	(10,570)	(13)	12.45	(139)
+100	74,290	(4,058)	(5)	13.36	(48)
—	78,348	—	—	13.84	—
-100	81,292	2,944	4	14.17	33

December 31, 2010
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+300	$69,537	$(12,789)	(16)%	12.26%	(179)
+200	74,569	(7,757)	(9)	12.99	(106)
+100	78,978	(3,348)	(4)	13.61	(44)
+50	80,653	(1,673)	(2)	13.83	(22)
—	82,326	—	—	14.05	—
-50	83,121	795	1	14.14	9
-100	84,741	2,415	3	14.36	32

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2011 and 2010, $39.4 million and $66.3 million, respectively, were invested in cash and cash equivalents. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities. During the year ended December 31, 2011, loan originations exceeded principal collections by $9.9 million. During the year ended December 31, 2010, our principal collections on loans exceeded loan origination by $15.9 million. We received proceeds from sales of loans of $28.1 million and $22.6 million of one-to-four family real estate loans in 2011 and 2010, respectively. Cash received from calls, maturities and paydowns of available-for-sale investment securities totaled $63.0 million and $137.6 million for 2011 and 2010, respectively. During 2011 and 2010, we also received proceeds of $8.3 million and $11.9 million, respectively, from sales of available-for-sale investment securities. We purchased $76.6 million and $141.7 million in available-for-sale investment securities during 2011 and 2010, respectively. In addition, during 2011, the Company purchased bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as allowed. As of December 31, 2011, the Company had $5.1 million invested in bank-owned life insurance. Previously, the Company did not have any bank-owned life insurance.

Deposit flows are generally affected by market interest rates, the products offered by local competitors, and other factors. The net decrease in total deposits was $32.7 million for 2011 compared to an increase of $5.0 million for 2010.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2011, we had $26.9 million in advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $26.4 million. Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “repurchase agreements”) if we require additional liquidity. At December 31, 2011, our repurchase agreements totaled $36.9 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under OCC regulations. Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements. First Clover Leaf Bank was considered “well-capitalized” at December 31, 2011. See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2011, we had outstanding commitments to extend credit of $55.5 million and standby letters of credit of $4.1 million. At December 31, 2011, certificates of deposit scheduled to mature within one year totaled $100.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2011 and 2010, First Clover Leaf Bank had $55.5 million and $49.4 million, respectively, of commitments to extend credit, and $4.1 million and $4.6 million, respectively, of standby letters of credit.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2011. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
	(Dollars in thousands)

Federal Home Loan Bank advances	$10,000	$14,493	$2,451	$-	$26,944
Subordinated debentures	-	-	-	4,000	4,000
Certificates of deposit	100,669	44,218	12,326	66	157,279
Securities sold under agreements
to repurchase	36,874	-	-	-	36,874
Total	$147,543	$58,711	$14,777	$4,066	$225,097

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

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends declared per share for the periods indicated. As of December 31, 2011, there were 7,727,756 shares of our common stock issued and outstanding held by approximately 740 holders of record.

We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends.

Year Ended December 31, 2011	High	Low	Dividend Declared Per Share

Fourth quarter	$6.50	$5.74	$0.06
Third quarter	7.15	5.89	0.06
Second quarter	7.47	6.85	0.06
First quarter	7.50	6.45	0.06

Year Ended December 31, 2010	High	Low	Dividend Declared Per Share

Fourth quarter	$6.78	$5.60	$0.06
Third quarter	6.00	5.20	0.06
Second quarter	6.99	5.25	0.06
First quarter	7.35	6.11	0.06

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 4:00 p.m. Illinois time on May 22, 2012 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

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

STOCK LISTING The Company's Common Stock trades on the Nasdaq Capital Market under the symbol "FCLF."

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2011, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. 6814 Goshen Road, Edwardsville, Illinois 62025.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Crowe Horwath LLP One Mid America Plaza P.O. Box 3697 Oak Brook, Illinois 60522

DIRECTORS AND OFFICERS
DIRECTORS	OFFICERS

Gerard A. Schuetzenhofer

Chairman of the Board

President, Coldwell Banker
Brown Realtors/Coldwell Banker
Commercial Brown Realtors

Joseph J. Gugger

Vice Chairman of the Board

Partner, Fastechnology LLC

Owner, Gugger Group, Inc

Joseph Stevens Owner, Market Basket Grocery & Garden Center Dennis M. Terry President & Chief Executive Officer, First Clover Leaf Bank	William Barlow Senior Vice President & Senior Lender Lisa R. Fowler Senior Vice President & Chief Lending Officer

Joseph Helms

Semi-retired, Veterinarian,

Hawthorne Animal Hospital

Kenneth P. Highlander

Retired, President, Ready-Mix
Services Inc.

Gary D. Niebur

Executive Director,

Edwardsville YMCA

Mayor of Edwardsville, Illinois

Dennis E. Ulrich Managing Principal, Scheffel and Company, P.C. Mary Westerhold Vice President & Chief Financial Officer, Madison Communications Company	Darlene F. McDonald Senior Vice President & Chief Financial Officer Brad Rench Executive Vice President & Chief Operating Officer

FIRST CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheet of First Clover Leaf Financial Corp. (the Company) as of December 31, 2011 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 28, 2012

F-1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheet of First Clover Leaf Financial Corp. and Subsidiary (the Company) as of December 31, 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/McGladrey & Pullen, LLP

Champaign, Illinois

March 31, 2011

F-2.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
ASSETS

Cash and due from banks	$10,336,923	$11,294,266
Interest-earning deposits	7,083,526	12,773,854
Federal funds sold	21,940,960	42,184,927
Total cash and cash equivalents	39,361,409	66,253,047

Interest-earning time deposits	1,738,498	1,718,651
Securities available for sale	85,575,351	78,474,908
Federal Home Loan Bank stock	6,306,273	6,306,273
Loans, net of allowance for loan losses of $7,789,262 and
$5,728,395 at 2011 and 2010, respectively	387,634,646	387,567,638
Loans held for sale	1,661,750	—
Property and equipment, net	10,088,154	10,562,321
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	5,067,935	—
Core deposit intangible	816,000	1,120,000
Foreclosed assets	5,822,864	3,844,347
Mortgage servicing rights	651,409	601,325
Accrued interest receivable	1,726,319	1,866,511
Prepaid FDIC insurance premiums	1,439,197	2,301,408
Other assets	3,449,851	2,968,232

Total assets	$562,724,979	$574,969,984

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest bearing	$39,256,851	$34,172,434
Interest bearing	375,501,432	413,310,775
Total deposits	414,758,283	447,483,209

Federal Home Loan Bank advances	26,944,000	21,924,000
Securities sold under agreements to repurchase	36,874,298	21,457,075
Subordinated debentures	4,000,000	3,974,272
Accrued interest payable	417,828	561,687
Other liabilities	2,016,445	2,236,302
Total liabilities	485,010,854	497,636,545

Commitments and Contingent Liabilities (Note 15)

Stockholders' Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized,
no shares issued	—	—
Common stock, $.10 par value, 20,000,000 shares authorized,
7,727,756 and 7,887,702 shares issued and outstanding at
2011 and 2010	772,776	788,770
Additional paid-in capital	61,230,512	62,116,845
Retained earnings	14,418,656	14,384,059
Accumulated other comprehensive income	1,292,181	614,774
Unearned Employee Stock Ownership Plan shares	—	(571,009)
Total stockholders' equity	77,714,125	77,333,439

Total liabilities and stockholders' equity	$562,724,979	$574,969,984

See notes to consolidated financial statements. F-3.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31, 2011 and 2010

	2011	2010
Interest and dividend income:
Interest and fees on loans	$21,216,983	$22,562,083
Securities:
Taxable interest income	1,678,079	2,170,774
Nontaxable interest income	726,594	595,869
Federal Home Loan Bank dividends	6,306	—
Interest-earning deposits, federal funds sold, and other	99,949	111,992
Total interest and dividend income	23,727,911	25,440,718

Interest expense:
Deposits	5,813,221	7,729,676
Federal Home Loan Bank advances	511,987	993,646
Securities sold under agreements to repurchase	11,179	27,060
Subordinated debentures	116,115	185,075
Total interest expense	6,452,502	8,935,457

Net interest income	17,275,409	16,505,261

Provision for loan losses	5,292,000	2,573,000

Net interest income after provision for loan losses	11,983,409	13,932,261

Other income:
Service fees on deposit accounts	398,730	395,460
Other service charges and fees	338,510	343,993
Loan servicing fees	194,722	203,929
Gain on sale of securities	454,920	663,814
Gain on sale of loans	572,395	554,575
Other	129,461	83,999
	2,088,738	2,245,770

Other expenses:
Compensation and employee benefits	4,918,828	4,699,393
Occupancy expense	1,269,013	1,367,504
Data processing services	643,362	664,073
Director fees	149,150	186,500
Professional fees	550,581	340,155
FDIC insurance premiums	910,468	751,589
Foreclosed asset related expenses	976,130	259,142
Amortization of core deposit intangible	304,000	360,001
Amortization of mortgage servicing rights	178,127	273,499
Other	1,842,378	1,498,218
	11,742,037	10,400,074

Income before income taxes	2,330,110	5,777,957

Income tax expense	435,082	1,972,085

Net income	$1,895,028	$3,805,872

Net income	$1,895,028	$3,805,872
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale,
net of reclassifications and taxes	677,407	(1,111,660)
Comprehensive income	$2,572,435	$2,694,212

Basic earnings per share	$0.24	$0.49
Diluted earnings per share	$0.24	$0.49

See notes to consolidated financial statements. F-4.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

					Unearned
				Accumulated	Employee
		Additional		Other	Stock
	Common	Paid-in	Retained	Comprehensive	Ownership
	Stock	Capital	Earnings	Income	Plan Shares	Total

Balance, December 31, 2009	$796,052	$62,569,654	$12,451,069	$1,726,434	$(614,932)	$76,928,277

Net income	—	—	3,805,872	—	—	3,805,872
Other comprehensive income	—	—	—	(1,111,660)	—	(1,111,660)
Dividends ($0.24 per share)	—	—	(1,872,882)	—	—	(1,872,882)
Repurchase of 72,821 shares
of common stock	(7,282)	(461,652)	—	—	—	(468,934)
Allocation of ESOP shares	—	8,843	—	—	43,923	52,766

Balance, December 31, 2010	788,770	62,116,845	14,384,059	614,774	(571,009)	77,333,439

Net income	—	—	1,895,028	—	—	1,895,028
Other comprehensive income	—	—	—	677,407	—	677,407
Dividends ($0.24 per share)	—	—	(1,860,431)	—	—	(1,860,431)
Repurchase of 59,493 shares
of common stock	(5,949)	(392,367)	—	—	—	(398,316)
Allocation of ESOP shares	—	14,856	—	—	52,142	66,998
Repayment of ESOP note
including cancellation
of 100,453 shares	(10,045)	(508,822)	—	—	518,867	—

Balance, December 31, 2011	$772,776	$61,230,512	$14,418,656	$1,292,181	$—	$77,714,125

See notes to consolidated financial statements. F-5.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net income	$1,895,028	$3,805,872
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Deferred income taxes	726,284	176,474
Amortization (accretion) of:
Deferred loan origination costs, net	(10,581)	92,228
Premiums and discounts on securities	(145,787)	(843,918)
Core deposit intangible	304,000	360,001
Mortgage servicing rights (including provision)	178,127	273,499
Amortization of fair value adjustments	(76,756)	(100,465)
Provision for loan losses	5,292,000	2,573,000
Depreciation	566,608	592,552
ESOP expense	66,998	52,766
Gain on sale of securities available for sale	(454,920)	(663,814)
Gain on sale of loans	(572,395)	(554,575)
Gain on sale of property and equipment	(77,595)	(35,089)
Loss on sale of foreclosed assets	57,475	6,215
Write-down on foreclosed assets	449,274	9,500
Earnings on bank-owned life insurance	(67,935)	—
Proceeds from sales of loans held for sale	28,067,760	22,605,506
Originations of loans held for sale	(29,157,115)	(20,263,031)
Change in assets and liabilities:
Mortgage servicing rights	(228,211)	(194,048)
Accrued interest receivable and other assets	(205,500)	(122,395)
Accrued interest payable	(143,859)	(649,865)
Other liabilities	(617,698)	846,867
Net cash provided by operating activities	5,845,202	7,967,280

Cash flows from investing activities
Purchase of interest-earning time deposits	(19,847)	(1,718,651)
Available for sale securities:
Purchases	(76,612,719)	(141,739,231)
Proceeds from calls, maturities, and paydowns	62,988,659	137,621,361
Proceeds from sales	8,271,072	11,852,666
(Increase) decrease in loans	(9,898,804)	15,925,994
Purchase of property and equipment	(176,335)	(120,329)
Proceeds from the sale of property and equipment	145,418	81,222
Proceeds from the sale of foreclosed assets	2,106,166	1,234,149
Purchase of bank-owned life insurance	(5,000,000)	—
Net cash (used in) provided by investing activities	(18,196,390)	23,137,181

See notes to consolidated financial statements. F-6.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

	2011	2010
Cash flows from financing activities
Net (decrease) increase in deposit accounts	$(32,698,926)	$4,972,741
Net increase in securities sold under agreements to repurchase	15,417,223	2,520,907
Proceeds from Federal Home Loan Bank advances	10,000,000	5,000,000
Repayments of Federal Home Loan Bank advances	(5,000,000)	(23,000,000)
Repurchase of common stock	(398,316)	(468,934)
Cash dividends paid	(1,860,431)	(1,872,882)
Net cash used in financing activities	(14,540,450)	(12,848,168)

Net (decrease) increase in cash and cash equivalents	(26,891,638)	18,256,293

Cash and cash equivalents:
Beginning	66,253,047	47,996,754

Ending	$39,361,409	$66,253,047

Supplemental schedule of noncash investing and financing activities
Assets acquired in settlement of loans	$5,006,432	$4,009,663
Loans made to finance sales of foreclosed assets	415,000	385,000
Repayment of ESOP note	612,762	—

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$6,576,633	$9,585,258
Income taxes, net of refunds	1,091,728	1,170,000

See notes to consolidated financial statements. F-7.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Principles of Consolidation: The consolidated financial statements include the accounts of First Clover Leaf Financial Corp. and its wholly owned subsidiary, First Clover Leaf Bank. The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominate practices in the banking industry. The financial statements also include a wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I. All material intercompany accounts and transactions have been eliminated in the consolidation.

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

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. Those reserve balances were approximately $2,864,000 and $4,786,000, respectively, at December 31, 2011 and 2010.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-Earning Time Deposits: Interest-earning time deposits in banks are carried at cost. At December 31, 2011 and 2010 interest-earning time deposits amounted to $1,738,498 and $1,718,651, respectively.

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

(Continued) F-8.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company evaluates its debt securities for other-than-temporary impairment (OTTI) on an ongoing basis for those securities with a fair value below amortized cost. The review takes into consideration current market conditions, issuer rating changes and trends, the credit worthiness of the obligator of the security, current analysts’ evaluations, failure of the issuer to make scheduled interest or principal payments, the Company’s lack of intent to sell the security or whether it is more-likely-than-not that the Company will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term OTTI is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Any portion of such a decline in value associated with credit loss is recognized in earnings as an impairment loss with the remaining noncredit-related component being recognized in other comprehensive income. A credit loss is determined by assessing whether the amortized cost basis of the security will be recovered, by comparing the present value of cash flows expected to be collected from the security, computed using original yield as the discount rate, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is considered to be the "credit loss."

Federal Home Loan Bank Stock: The Company held Federal Home Loan Bank of Chicago (FHLB) stock of $6.3 million for each of the years ended December 31, 2011 and 2010. The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are "restricted" in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.

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

(Continued) F-9.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value which is based on market pricing. All loans sold to the Federal National Mortgage Association are required to have a current appraisal. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance for loan losses is evaluated on at least a quarterly basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management considers the allowance for loan losses at December 31, 2011 and 2010 to be at an adequate level. However, changes may be necessary if further economic and other conditions differ substantially from the current environment. To the extent actual outcomes differ from the estimates, additional provision for credit losses may be required that would reduce future earnings.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements related to delinquency.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

(Continued) F-10.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans. Once the non-impaired loans are separated into the specified loan pools, we analyze the pools using three criteria: historical loss data, risk migration, and qualitative adjustments. Historical data involves a three year look-back at gross charge-offs specific to each portfolio segment. We utilize a rolling 12 quarter analysis which takes into account the most recent quarter-end along with three prior quarter-ends to accumulate a full year. This model assumes a heavier weighting on the most recent four quarters. Currently that weighting is 60% for the most recent four quarters; 30% for the next consecutive four quarters; and 10% for the last four quarters. This data is analyzed and used to arrive at a base for our reserve percentage. Risk Migration involves a similar three-year look-back at each portfolio segment by risk code mix. This mix is compared to the current period’s risk code mix in order to arrive at a numerical percentage of increase or decrease in perceived risk within each portfolio segment. The percentage difference is then weighted according to relevance of the segment, and the resulting numerical percentage is used to increase or decrease the historical base reserve percentage. The qualitative adjustments are determined based on various publications, market research, economic reports and management’s expertise and knowledge of the immediate lending market.

The following factors were considered for accessing the need for quantitative adjustments during the most recent three years;

•	local, regional, and national economy
•	financial industry/regulation/legal
•	value of underlying collateral
•	portfolio concentrations/volume
•	past due, non-accrual, asset quality trending
•	lending policy/procedures
•	loan review/oversight
•	staff depth and experience
•	competition

The qualitative adjustments are applied to the historical loss factor which has also been adjusted to account for the risk migration analysis to arrive at a final loss factor. The combined loss factor by risk category is then applied to the non-impaired loan balance of the respective risk category to determine the general reserve. The general reserve is reduced for guaranteed loans or loans secured by liquid assets, by applying a weighted average of the general loss factor to the pool of secured loans and then subtracting that resulting figure from the loss allocation. The total amount of general reserve is then combined with the total amount of specific reserve on impaired loans to arrive at the total allowance for loan losses.

(Continued) F-11.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The consideration of all of these factors results in a loss allocation percentage for each portfolio segment. The following portfolio segments have been identified:

Real Estate Loans:

One-to-four family (owner occupied and non-owner occupied)

Multi-family

Commercial (owner occupied and non-owner occupied)

Construction and land

Commercial

Commercial business

Consumer

Home equity

Automobile and other

In the quarter ended June 30, 2011, the Bank modified its general component allocation method. The general component was previously analyzed based on non-impaired credits being separated into risk categories for the purposes of estimating credit losses. Risk categories were determined using a variety of financial indicators applied consistently to all credits within the portfolio. The potential loss factor that was applied to each of the risk categories was based on historical losses sustained within those categories, weighted with generally accepted regulatory and industry averages with consideration given to current economic conditions. For all loans that were classified in the Pass category, which was the majority of our loans, we assigned a potential loss factor based on the most recent three years of loss history and utilized only three risk categories. Beginning with the June 30, 2011 quarter-end, the non-impaired portfolio that makes up the general component of the Bank’s allowance allocation was separated into homogeneous loan pools according to similar risk characteristics.

The Bank’s management computed the prior model and the revised model in parallel for the first two quarters of 2011 in order to test the integrity of the revised model. As of June 30, 2011, the revised model indicated a level of required reserves of approximately $90,000 more than the prior model. Management believes that the method of analyzing the portfolio by homogeneous loan pools and considering the losses within those particular pools as well as the risk migration of the pools and reviewing more risk categories provides for a more precise calculation. Also the migration analysis allows for a smoother transition of loans through the evaluation cycle and allows for upgrades and downgrades to be captured in a timely manner, therefore allowing management to reserve for the risks in the portfolio as they occur.

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

(Continued) F-12.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

One-to-four-family real estate loans are predominately collateralized by properties located in our market area. Due to overwhelming customer demand in the low interest rate environment, virtually all of these loans have fixed rates of interest. We generally sell most of the conforming, fixed-rate loans that we originate, but we generally retain the servicing rights on these loans. We may lend up to 80% of the property’s appraised value, or up to 100% of the property’s appraised value if the borrower obtains private mortgage insurance. We require title insurance on all of our one-to-four-family mortgage loans, and we also require that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property. We also require a property appraisal for all one-to-four family loans that are underwritten to comply with secondary market standards. Appraisals are conducted by independent appraisers from a list approved by our board of directors.

Multi-family real estate loans are generally secured by apartment buildings and rental properties with five or more units. All of our multi-family real estate loans are secured by properties located within our lending area. Multi-family real estate loans generally are offered with interest rates that adjust after one, three or five years. The interest rate adjustments are tied to either a Treasury Bill Index tied to the adjustment period, or to a Cost of Funds index. When originating multi-family real estate loans we evaluate the qualifications and financial condition of the borrower, profitability and expertise, as well as the value and condition of the mortgaged property securing the loans. We also consider the financial resources of the borrower, the borrower’s experience in owning or managing a similar property, and the borrower’s payment history with us and other financial institutions. Multi-family real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loans. All multi family real estate loans over $250,000 are appraised by outside independent appraisers approved by the board of directors.

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

Construction lending generally involves a greater degree of risk than our other real estate lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the project. The construction phase of a loan generally lasts up to six months, and the interest rate charged generally corresponds to the rate of the committed permanent loan, with loan-to value ratios of up to 80%, (or up to 100% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less. Our procedures for underwriting construction loans include an assessment of the borrower’s credit history and the borrower’s ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan. We use the same underwriting standards and procedures for construction/permanent lending as we do for one-to-four family residential real estate lending.

(Continued) F-13.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Although we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed-versus adjustable rate loans, and the interest rates offered on each type of loan by competing lenders in our market area. Loan originations are derived from a number of sources, including existing or prior customers and walk-in customers.

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

Property and Equipment: Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets, which are 2-50 years for buildings and improvements and 2-10 years for furniture and equipment.

Foreclosed Assets: Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is initially recorded at the property’s fair value at the date of foreclosure less estimated selling costs. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are recognized or expensed as incurred.

(Continued) F-14.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Servicing Rights: Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of one-to-four family loans, a portion of the cost of originating the loan is allocated to the servicing right based on fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. To determine impairment the Company applies a pooling methodology to the servicing valuation, in which loans with similar characteristics are "pooled" together for valuation purposes. Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from the portfolio. Earnings are projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income and costs to service the loans. If the Company later determines that all or a portion of the impairment no longer exists for a particular pool, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Goodwill: Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected September 30 as the date to perform the annual impairment test. At our annual impairment assessment date of September 30, 2011, no goodwill impairment existed.

Core Deposit Intangible: Core deposit intangible represents the value of acquired customer relationships. The balances created from our 2006 and 2008 acquisitions are being amortized over 7.6 and 9.7 years, respectively, using the double declining balance method.

Bank-Owned Life Insurance: The Company has purchased life insurance policies on certain key employees. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

Income tax expense (benefit) is the tax payable (refundable) for the period plus or minus the change during the period in deferred tax assets and liabilities.

(Continued) F-15.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings Per Common Share: Basic earnings per share represents net income available to common stockholders divided by the weighted average number of common shares outstanding. Employee stock ownership plan shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. No dilutive potential common shares existed at December 31, 2011 and 2010.

	Year Ended
	December 31,
	2011	2010

Net income	$1,895,028	$3,805,872
Basic potential common shares:
Weighted average shares outstanding	7,858,511	7,925,906
Weighted average unallocated Employee Stock Ownership
Plan shares	(105,924)	(115,818)
Basic weighted average shares outstanding	7,752,587	7,810,088

Dilutive potential common shares	—	—

Diluted weighted average shares outstanding	7,752,587	7,810,088

Basic and diluted earnings per share	$0.24	$0.49

Fair Value Measurements: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(Continued) F-16.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments: While management monitors revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Recent Accounting Pronouncements: The following accounting standards were recently issued relating to the financial services industry:

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires new disclosures that facilitate financial statement users’ evaluation of the following: (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables; (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (3) the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period were effective December 31, 2010. The disclosures about activity that occurs during a reporting period were effective for the interim reporting periods beginning March 31, 2011. The adoption of this guidance significantly expanded existing disclosure requirements but did not have an impact on the Company’s financial position, results of operations or cash flows.

In April 2011, the FASB amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. With regard to determining whether a concession has been granted, the ASU clarifies that creditors are precluded from using the effective interest method to determine whether a concession has been granted. In the absence of using the effective interest method, a creditor must now focus on other considerations such as the value of the underlying collateral, evaluation of other collateral or guarantees, the debtor’s ability to access other funds at market rates, interest rate increases and whether the restructuring results in a delay in payment that is insignificant. This guidance was effective for the interim reporting periods beginning July 1, 2011, and was applied retrospectively to the beginning of the annual period of adoption. For purposes of measuring impairment on newly identified troubled debt restructurings, the amendments were applied prospectively beginning July 1, 2011. The adoption of this guidance when applied retrospectively did not have a material impact on the Company’s operating results or financial condition.

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The Company is currently evaluating the impact of this amendment on the consolidated financial statements.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholder’s equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. Adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

(Continued) F-17.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2011, the FASB amended existing guidance relating to goodwill impairment testing. The amendment permits an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The amendments in this guidance are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Adoption of this guidance is not expected to have a material impact on the Company’s assessment of goodwill impairment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities with gross unrealized gains and losses, are summarized as follows:

	December 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$31,226,753	$517,236	$—	$31,743,989
Corporate bonds	1,949,836	12,444	(123,956)	1,838,324
State and municipal securities	25,063,842	1,329,567	(17,291)	26,376,118
Other securities	3,501	—	—	3,501
Mortgage-backed: residential	25,280,227	425,272	(92,080)	25,613,419

	$83,524,159	$2,284,519	$(233,327)	$85,575,351

	December 31, 2010
U.S. government agency obligations	$41,856,949	$846,029	$(12,585)	$42,690,393
Corporate bonds	2,096,569	43,509	(82,439)	2,057,639
State and municipal securities	17,803,252	358,089	(387,070)	17,774,271
Other securities	3,501	—	—	3,501
Mortgage-backed: residential	15,738,693	362,007	(151,596)	15,949,104

	$77,498,964	$1,609,634	$(633,690)	$78,474,908

(Continued) F-18.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2011 and 2010, are summarized as follows:

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Corporate bonds	$—	$—	$576,044	$(123,956)	$576,044	$(123,956)
State and municipal securities	1,448,738	(17,291)	—	—	1,448,738	(17,291)
Mortgage-backed: residential	9,805,765	(92,080)	—	—	9,805,765	(92,080)

	$11,254,503	$(109,371)	$576,044	$(123,956)	$11,830,547	$(233,327)

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency
obligations	$2,486,130	$(12,585)	$—	$—	$2,486,130	$(12,585)
Corporate bonds	—	—	617,561	(82,439)	617,561	(82,439)
State and municipal securities	8,028,070	(387,070)	—	—	8,028,070	(387,070)
Mortgage-backed: residential	8,437,418	(151,596)	—	—	8,437,418	(151,596)

	$18,951,618	$(551,251)	$617,561	$(82,439)	$19,569,179	$(633,690)

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

At December 31, 2011, the Company had 13 securities in an unrealized loss position which included: one corporate bond, four state and municipal securities, and eight mortgage-backed securities. These securities had an aggregate depreciation of 1.93% from the Company’s amortized cost basis. The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows. While our one corporate bond has been in an unrealized loss position for more than 12 months and is currently at an 18% unrealized loss position, which we believe is interest rate driven, there have been no defaults by the bond issuer to date, and the bond remains above investment grade. The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of amortized cost. Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

The amortized cost and fair value at December 31, 2011, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Other securities have no stated maturity. Therefore, stated maturities are not disclosed for these categories.

(Continued) F-19.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

	Amortized	Fair
	Cost	Value
Due in one year or less	$20,871,215	$21,038,119
Due after one year through five years	16,273,949	16,840,621
Due after five years through ten years	5,663,453	6,070,656
Due after ten years	15,431,814	16,009,035
Mortgage-backed: residential	25,280,227	25,613,419
Other securities	3,501	3,501

	$83,524,159	$85,575,351

Securities with a carrying amount of approximately $78,425,000 and $74,023,000 were pledged to secure deposits as required or permitted by law at December 31, 2011 and 2010, respectively.

At year-end 2011 and 2010, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity. The Company sold $8,271,072 of securities during 2011 resulting in gross realized gains of $455,048 and gross realized losses of $128. The Company sold $11,852,666 of securities during 2010 resulting in gross realized gains of $663,814 and no realized losses. The tax related to these net realized gains and losses was $161,497 and $235,654 for 2011 and 2010, respectively.

(Continued) F-20.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS

The components of loans are as follows:

	At December 31,
	2011	2010
Real estate loans:
One-to-four family	$115,540,320	$120,609,290
Multi-family	39,481,726	25,320,664
Commercial	128,656,804	130,031,058
Construction and land	44,192,020	52,504,983
	327,870,870	328,465,995

Commercial business	48,676,963	51,750,005

Consumer:
Home equity	19,139,850	20,957,605
Automobile and other	1,414,711	1,655,166
	20,554,561	22,612,771

Total gross loans	397,102,394	402,828,771
Less undisbursed portion of construction loans	(1,725,311)	(9,589,505)
Less deferred loan origination costs (fees), net	46,825	56,767
Less allowance for loan losses	(7,789,262)	(5,728,395)

	$387,634,646	$387,567,638

 The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and companies in which these individuals have a 10% or more beneficial ownership. Changes in these loans for the years ended December 31, 2011 and 2010 are summarized as follows:

	Year Ended
	December 31,
	2011	2010
Balance, beginning of year	$10,347,217	$10,060,907
Additions	9,753,434	1,549,743
Repayments	(695,809)	(598,253)
Change in status of borrower	(2,000)	(665,180)

Balance, end of year	$19,402,842	$10,347,217

(Continued) F-21.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

The loan portfolio includes a concentration of loans in commercial real estate amounting to approximately $128,657,000 and $130,031,000 as of December 31, 2011 and 2010, respectively. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. The concentration of credit within commercial real estate is taken into consideration by management in determining the allowance for loan losses. The Company’s opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

On occasion, the Company originates loans secured by single-family dwellings with high loan to value ratios exceeding 90%. The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2011 or 2010.

The recorded investment in loans does not include accrued interest and loan origination fees due to immateriality.

The following tables present our past-due loans, segregated by class, as of December 31:

December 31, 2011

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$679,214	$49,977	$946,915	$1,676,106	$113,864,214	$115,540,320	$404,984
Multi-family	—	—	235,837	235,837	39,245,889	39,481,726	—
Commercial	—	1,745,863	762,168	2,508,031	126,148,773	128,656,804	—
Construction and land	155,125	229,500	7,130,658	7,515,283	36,676,737	44,192,020	—
	834,339	2,025,340	9,075,578	11,935,257	315,935,613	327,870,870	404,984

Commercial business	202,874	126,674	193,697	523,245	48,153,718	48,676,963	—

Consumer:
Home equity	109,795	123,527	141,777	375,099	18,764,751	19,139,850	—
Automobile and other	—	—	—	—	1,414,711	1,414,711	—
	109,795	123,527	141,777	375,099	20,179,462	20,554,561	—

Total	$1,147,008	$2,275,541	$9,411,052	$12,833,601	$384,268,793	$397,102,394	$404,984

(Continued) F-22.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

December 31, 2010

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$1,720,358	$280,962	$1,566,637	$3,567,957	$117,041,333	$120,609,290	$80,886
Multi-family	905,719	—	505,964	1,411,683	23,908,981	25,320,664	—
Commercial	506,017	217,380	1,200,761	1,924,158	128,106,900	130,031,058	—
Construction and land	—	—	6,147,208	6,147,208	46,357,775	52,504,983	—
	3,132,094	498,342	9,420,570	13,051,006	315,414,989	328,465,995	80,886

Commercial business	—	—	43,118	43,118	51,706,887	51,750,005	11,842

Consumer:
Home equity	119,671	55,466	367,304	542,441	20,415,164	20,957,605	—
Automobile and other	—	297	—	297	1,654,869	1,655,166	—
	119,671	55,763	367,304	542,738	22,070,033	22,612,771	—
Total	$3,251,765	$554,105	$9,830,992	$13,636,862	$389,191,909	$402,828,771	$92,728

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

Year-end non-accrual loans, segregated by class, are as follows:

	At December 31,
	2011	2010
Real estate loans:
One-to-four family	$1,203,351	$2,950,416
Multi-family	1,119,696	505,964
Commercial	762,168	1,698,202
Construction and land	7,690,156	6,612,127
	10,775,371	11,766,709

Commercial business	249,695	31,277

Consumer:
Home equity	141,777	451,194
	141,777	451,194
Total non-accrual loans	$11,166,843	$12,249,180

(Continued) F-23.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

A summary analysis of the allowance for loan losses follows:

	Year Ended
	December 31,
	2011	2010
Balance, beginning	$5,728,395	$6,316,829
Provision for loan losses	5,292,000	2,573,000
Loans charged-off	(3,369,852)	(3,309,666)
Recoveries	138,719	148,232

Balance, ending	$7,789,262	$5,728,395

 The following table presents the activity in the allowance for loan losses for the year ended December 31, 2011. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

December 31, 2011

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$1,161,865	$(421,102)	$37,211	(504)	$777,470
Multi-family	299,964	(227,662)	—	707,378	779,680
Commercial	1,043,023	(378,921)	7,740	485,272	1,157,114
Construction and land	2,151,810	(1,753,982)	71,474	3,465,271	3,934,573
	4,656,662	(2,781,667)	116,425	4,657,417	6,648,837

Commercial business	868,572	(482,744)	22,294	561,547	969,669

Consumer
Home equity	193,756	(105,441)	—	44,919	133,234
Automobile and other	9,405	—	—	28,117	37,522
	203,161	(105,441)	—	73,036	170,756

Total	$5,728,395	$(3,369,852)	$138,719	$5,292,000	$7,789,262

(Continued) F-24.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

The following tables separate the allocation of the allowance for loan losses and the loan balances between loans evaluated both individually and collectively as of December 31, 2011, and 2010.

December 31, 2011

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$383,825	$393,645	$777,470	$2,531,092	$113,009,228	$115,540,320
Multi-family	356,260	423,420	779,680	3,640,570	35,841,156	39,481,726
Commercial	98,754	1,058,360	1,157,114	3,357,048	125,299,756	128,656,804
Construction and land	2,080,706	1,853,867	3,934,573	7,845,281	36,346,739	44,192,020
	2,919,545	3,729,292	6,648,837	17,373,991	310,496,879	327,870,870

Commercial business	161,786	807,883	969,669	1,563,746	47,113,217	48,676,963

Consumer:
Home equity	13,814	119,420	133,234	651,248	18,488,602	19,139,850
Automobile and other	—	37,522	37,522	—	1,414,711	1,414,711
	13,814	156,942	170,756	651,248	19,903,313	20,554,561

Total	$3,095,145	$4,694,117	$7,789,262	$19,588,985	$377,513,409	$397,102,394

December 31, 2010

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$292,589	$905,529	$1,198,118	$3,911,857	$116,697,433	$120,609,290
Multi-family	125,604	174,360	299,964	1,864,849	23,455,815	25,320,664
Commercial	26,558	1,043,023	1,069,581	5,108,802	124,922,256	130,031,058
Construction and land	1,670,208	418,791	2,088,999	6,982,940	45,522,043	52,504,983
	2,114,959	2,541,703	4,656,662	17,868,448	310,597,547	328,465,995

Commercial business	12,766	855,806	868,572	635,231	51,114,774	51,750,005

Consumer:
Home equity	—	193,756	193,756	568,717	20,388,888	20,957,605
Automobile and other	—	9,405	9,405	—	1,655,166	1,655,166
	—	203,161	203,161	568,717	22,044,054	22,612,771

Total	$2,127,725	$3,600,670	$5,728,395	$19,072,396	$383,756,375	$402,828,771

(Continued) F-25.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

Credit Quality Indicators: As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit’s risk profile. Credits classified as watch generally receive a review more frequently than annually. The risk category of homogeneous loans such as consumer loans and smaller balance loans is evaluated when the loan becomes delinquent. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protected by the current worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention - A special mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future adversely affect the obligor. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard - A substandard asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the institution will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

Doubtful - An asset that has all the weaknesses inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off. Therefore, there is no balance to report at December 31, 2011.

(Continued) F-26.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

The following tables present our credit quality indicators as of December 31, 2011, and 2010:

December 31, 2011

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$111,752,817	$1,245,332	$2,126,651	$415,520	$115,540,320
Multi-family	35,841,156	—	3,640,570	—	39,481,726
Commercial	117,634,711	3,856,453	7,061,405	104,235	128,656,804
Construction and land	25,903,980	950,000	17,338,040	—	44,192,020
	291,132,664	6,051,785	30,166,666	519,755	327,870,870

Commercial business	44,805,581	474,961	3,396,421	—	48,676,963

Consumer:
Home equity	17,980,458	471,386	688,006	—	19,139,850
Automobile and other	1,411,319	—	3,392	—	1,414,711
	19,391,777	471,386	691,398	—	20,554,561

Total	$355,330,022	$6,998,132	$34,254,485	$519,755	$397,102,394

December 31, 2010

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$114,935,462	$1,052,773	$2,578,679	$2,042,376	$120,609,290
Multi-family	23,455,816	—	1,358,884	505,964	25,320,664
Commercial	113,169,937	11,332,714	5,458,407	70,000	130,031,058
Construction and land	45,232,786	605,162	5,094,896	1,572,139	52,504,983
	296,794,001	12,990,649	14,490,866	4,190,479	328,465,995

Commercial business	45,833,013	5,281,761	635,231	—	51,750,005

Consumer:
Home equity	19,725,070	145,534	827,396	259,605	20,957,605
Automobile and other	1,655,166	—	—	—	1,655,166
	21,380,236	145,534	827,396	259,605	22,612,771
Total	$364,007,250	$18,417,944	$15,953,493	$4,450,084	$402,828,771

(Continued) F-27.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

The following tables provide details of impaired loans, segregated by class, as of December 31, 2011, and 2010. The unpaid contractual balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans.

December 31, 2011

	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real Estate Loans:
One-to-four family	$799,309	$799,309	$—	$1,556,530	$33,329	$5,193
Multi-family	387,757	235,837	—	2,190,031	88,194	3,995
Commercial	1,954,587	1,954,587	—	3,226,800	179,230	2,012
Construction and land	2,227,340	1,976,340	—	3,837,418	3,876	—
	5,368,993	4,966,073	—	10,810,779	304,629	11,200

Commercial business	270,304	270,304	—	460,871	13,465	—

Consumer:
Home equity	637,433	637,434	—	583,781	21,051	—
Automobile and other	—	—	—	—	—	—
	637,433	637,434	—	583,781	21,051	—
Subtotal	$6,276,730	$5,873,811	$—	$11,855,431	$339,145	$11,200

With an allowance recorded:
Real Estate Loans:
One-to-four family	$1,731,783	$1,731,783	$383,825	$1,114,300	$3,144	$—
Multi-family	3,404,733	3,404,733	356,260	1,790,613	19,853	—
Commercial	1,402,461	1,402,461	98,754	619,241	38,585	4,827
Construction and land	6,799,046	5,868,941	2,080,706	3,003,567	—	—
	13,338,023	12,407,918	2,919,545	6,527,721	61,582	4,827

Commercial business	1,293,442	1,293,442	161,786	642,990	24,732	—

Consumer:
Home equity	13,814	13,814	13,814	23,851	—	—
Automobile and other	—	—	—	2,368	—	—
	13,814	13,814	13,814	26,219	—	—
Subtotal	$14,645,279	$13,715,174	$3,095,145	$7,196,930	$86,314	$4,827
Total	$20,922,009	$19,588,985	$3,095,145	$19,052,361	$425,459	$16,027

(Continued) F-28.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

December 31, 2010

	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real Estate Loans:
One-to-four family	$2,722,577	$2,722,577	$—
Multi-family	1,358,885	1,358,885	—
Commercial	5,414,205	4,990,315	—
Construction and land	1,300,482	921,482	—
	10,796,149	9,993,259	—

Commercial business	617,248	520,877	—

Consumer:
Home equity	568,717	568,717	—
Automobile and other	—	—	—
	568,717	568,717	—
Subtotal	$11,982,114	$11,082,853	$—

With an allowance recorded:
Real Estate Loans:
One-to-four family	$1,281,704	$1,189,280	$292,589
Multi-family	505,964	505,964	125,604
Commercial	118,487	118,487	26,558
Construction and land	6,828,663	6,061,458	1,670,208
	8,734,818	7,875,189	2,114,959

Commercial business	114,354	114,354	12,766

Consumer:
Home equity	—	—	—
Automobile and other	—	—	—
	—	—	—
Subtotal	$8,849,172	$7,989,543	$2,127,725
Total	$20,831,286	$19,072,396	$2,127,725

The following table presents additional information for impaired loans as of December 31, 2010.

Average Recorded Investment	$23,648,902
Interest Income Recognized	562,527
Cash-Basis Income Recognized	122,724

(Continued) F-29.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $1,275,718 of specific reserves on $9,349,510 of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2011. There were no allocations of specific reserves on $250,033 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2010. The Company has no commitments to lend additional amounts as of December 31, 2011 and 2010 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ending December 31, 2011, the terms of $11,385,750 of loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 11 months to three years.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2011:

December 31, 2011

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
One-to-four family	2	$1,025,174	$1,025,174
Multi-family	2	5,894,771	5,894,771
Commercial	1	657,933	657,933
Construction and land	2	3,413,137	2,232,002
	7	10,991,015	9,809,880

Commercial Business	1	55,998	55,998

Consumer:
Home equity	2	338,737	338,737

Total	10	$11,385,750	$10,204,615

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $1,275,718 and charge offs of $1,181,135 during the year ending December 31, 2011.

There are no troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2011.

(Continued) F-30.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 4 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	December 31,
	2011	2010
Land	$1,808,958	$1,830,711
Buildings and improvements	8,685,469	8,796,739
Construction in process	21,270	14,896
Furniture and equipment	919,468	829,502
	11,435,165	11,471,848
Less accumulated depreciation	(1,347,011)	(909,527)

	$10,088,154	$10,562,321

Depreciation expense for the years ended December 31, 2011 and 2010 amounted to $566,608 and $592,552, respectively.

NOTE 5 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $78,483,000 and $68,332,000 at December 31, 2011 and 2010, respectively.

The carrying amount of servicing rights recorded on loans serviced for others was approximately $651,000 and $601,000, respectively, at December 31, 2011 and 2010, which approximated their fair value. The fair value of servicing rights at December 31, 2011 was determined using a discount rate of 9.00%, monthly prepayment speeds ranging from 252% to 694%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The fair value of servicing rights at December 31, 2010 was determined using a discount rate of 8.00%, monthly prepayment speeds ranging from 178% to 833%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The ancillary income and cost to service assumptions include projected loan defaults.

(Continued) F-31.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 5 - MORTGAGE SERVICING RIGHTS (Continued)

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended
	December 31,
	2011	2010
Balance, beginning	$601,325	$680,776
Mortgage servicing rights capitalized	228,211	194,048
Mortgage servicing rights amortized	(138,900)	(216,908)
Provision for loss in fair value	(39,227)	(56,591)

Balance, ending	$651,409	$601,325

Valuation allowances:

Balance, beginning	$165,811	$109,220
Additions	39,227	56,591

Balance, ending	$205,038	$165,811

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2012	$140,723
2013	122,872
2014	102,606
2015	69,095
2016	35,475
Thereafter	180,638

$651,409

(Continued) F-32.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 6 - CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2011	2010
Core deposit intangible	$3,258,000	$3,258,000
Less accumulated amortization	(2,442,000)	(2,138,000)

	$816,000	$1,120,000

Amortization expense on core deposit intangible for the years ended December 31, 2011 and 2010 was $304,000 and $360,001, respectively.

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year Ending December 31,	Amount
2012	$281,000
2013	264,000
2014	75,000
2015	58,000
2016	58,000

NOTE 7 - GOODWILL

The Company reported goodwill from its acquisition of Clover Leaf Bank in 2006 in the amount of $9,402,608 and its acquisition of Partners Bank in 2008 in the amount of $11,282,715, for a total of $20,685,323 in goodwill. In June 2009, we recorded an impairment charge of $9,300,000, reducing the amount of goodwill to $11,385,323. In accordance with ASC Topic 350, Intangibles- Goodwill and Other, goodwill and intangible assets with indefinite useful lives are no longer amortized; rather they are assessed, at least annually, for impairment. The Company tests goodwill for impairment on an annual basis as of September 30, or more often if events or circumstances indicate there may be impairment. Management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

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

(Continued) F-33.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 7 - GOODWILL (Continued)

Due to the current economic environment and other uncertainties, it is possible that our estimates and assumptions may adversely change in the future, and we may be required to record additional goodwill impairment losses in future periods. It is not possible at this time to determine if any such future impairment loss would result or, it if does, whether such charge would be material. However, any such future impairment loss would be limited to the remaining goodwill balance of $11,385,323 at December 31, 2011. Subsequent reversal of goodwill impairment losses is not permitted. At our annual impairment assessment date of September 30, 2011, our analysis indicated that no further impairment existed.

NOTE 8 - DEPOSITS

Deposits are summarized as follows:

	December 31,
	2011	2010
Noninterest bearing	$39,256,851	$34,172,434
Interest bearing transaction accounts	196,120,029	209,846,389
Savings	22,101,944	19,982,473
Time	157,279,459	183,481,913

	$414,758,283	$447,483,209

Included in time deposits were approximately $32,495,000 and $45,846,000 of brokered deposits for the years ended December 31, 2011 and 2010, respectively. Included in interest bearing transaction accounts were approximately $21,226,000 and $24,441,000 of brokered deposits for the years ended December 31, 2011 and 2010, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended
	December 31,
	2011	2010
Interest bearing transaction accounts	$1,816,588	$2,285,206
Savings	153,271	151,622
Time	3,843,362	5,292,848

	$5,813,221	$7,729,676

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $70,493,000 and $80,811,000 at December 31, 2011 and 2010, respectively.

(Continued) F-34.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 8 - DEPOSITS (Continued)

At December 31, 2011, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Amount
2012	$100,669,443
2013	35,691,649
2014	8,526,093
2015	6,987,657
2016	5,338,756
Thereafter	65,861

$157,279,459

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had total advances from the Federal Home Loan Bank (FHLB) of $26,944,000 and $21,924,000 at December 31, 2011 and 2010, respectively. The weighted average interest rate on the advances was 1.10% and 1.33% at December 31, 2011 and 2010, respectively. The range of rates on the outstanding advances at December 31, 2011 varied from 0.08% to 4.58%.

The contractual maturities of advances are as follows:

Year Ending December 31,	Amount
2012	$10,000,000
2013	7,999,000
2014	6,493,750
2015	1,484,750
2016	966,500
$26,944,000

At December 31, 2011, in addition to FHLB stock, eligible residential real estate loans totaling approximately $55,045,000 were pledged to the FHLB to secure advances outstanding compared to $56,612,000 at December 31, 2010.

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

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

Securities sold under agreements to repurchase are secured by securities with an approximate carrying amount of $47,432,000 and $45,674,000 at year-end 2011 and 2010, respectively.

(Continued) F-35.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2011	2010
Average daily balance during the year	$22,823,940	$25,738,274
Average interest rate during the year	0.05%	0.10%
Maximum month-end balance during the year	$36,874,298	$44,433,402
Weighted average interest rate at year-end	0.00%	0.14%

NOTE 11 - SUBORDINATED DEBENTURES

The financial statements also include the following wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I. The sole asset of this trust is junior subordinated deferrable interest debentures. Clover Leaf issued $4,000,000 in May 2005 in cumulative trust preferred securities through this newly formed special-purpose trust. The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I. Distributions are cumulative and were payable at a fixed rate of 6.08% through May 2010 and then adjusted quarterly at a variable rate of 1.85% over the three month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security. At December 31, 2011 the interest rate was 2.40%. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock. For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

NOTE 12 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Year Ended
	December 31,
	2011	2010
Federal:
Current	$859,716	$1,449,943
Deferred	(607,705)	171,566
	252,011	1,621,509

State:
Current	301,650	345,668
Deferred	(118,579)	4,908
	183,071	350,576

	$435,082	$1,972,085

(Continued) F-36.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 12 - INCOME TAXES (Continued)

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended
	December 31,
	2011	2010
Expected income taxes	$815,538	$2,022,285
Income tax effect of:
State taxes, net of federal income tax benefit	113,052	227,875
Tax exempt interest, net	(265,610)	(215,371)
Income taxed at lower rates	(23,301)	(57,780)
Other	(204,597)	(4,924)

	$435,082	$1,972,085

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$3,109,480	$2,207,408
Deferred compensation	218,716	280,422
ESOP expense	—	74,774
Accrued expenses	61,219	107,502
Purchase accounting adjustments for:
Loans	60,616	74,879
Securities	195,896	209,770
Time deposits	1,198	11,257
Deferred Fees and Costs	18,388	21,988
Other	69,384	69,384
	3,734,897	3,057,384

Deferred tax liabilities:
Federal Home Loan Bank stock	(658,620)	(640,438)
Core deposit intangible	(325,748)	(434,762)
Mortgage servicing rights	(260,043)	(233,422)
Unrealized gain on securities available for sale	(759,011)	(361,696)
Purchase accounting adjustments for:
Premises and equipment	(305,223)	(303,035)
Federal Home Loan Bank advances	(22,355)	(29,502)
Subordinated debentures	—	(9,987)
Premises and equipment	(82,631)	(52,245)
	(2,413,631)	(2,065,087)

Net deferred taxes	$1,321,266	$992,297

(Continued) F-37.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 12 - INCOME TAXES (Continued)

Retained earnings at December 31, 2011 and 2010 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2011 and 2010. Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

NOTE 13 - EMPLOYEE BENEFITS

The Company has adopted a 401k plan and profit sharing defined contribution plan covering substantially all of its employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. The Company contributed $109,464 and $99,863 to the plan for the profit sharing contribution for the years ended December 31, 2011 and 2010, respectively. The 401k component of the plan allows participants to defer up to 50% of their compensation. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. The Company matches the employee contributions for the 401k plan up to 2% of compensation. Total expense recorded for the Company’s match for the 401k plan was $65,250 and $62,819 for the years ended December 31, 2011 and 2010, respectively.

Certain directors participate in a deferred compensation agreement. The Company accrues the liability for these agreements based on the present value of the amount the director is currently eligible to receive. The Company recorded expenses of $5,812 and $10,362 in 2011 and 2010, respectively, related to these agreements. At December 31, 2011 and 2010, the Company had a recorded liability in the amount of $547,885 and $732,763, respectively, for these plans.

The Company had an employee stock ownership plan (ESOP) that covered substantially all employees who had attained the age of 21 and completed one year of service. The Company terminated the ESOP effective December 31, 2011. The Company loaned funds to the ESOP for the purchase of its common stock. The loan was being repaid based on a variable interest rate over 20 years beginning December 31, 2004. All shares were held in a suspense account for allocation among the participants as the loan was repaid. Shares were released for allocation to participants based upon the ratio of the current year’s debt service to the sum of total principal and interest payments over the remaining life of the note. Shares released from the suspense account were allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares were committed to be released to compensate employees, the contra equity account was reduced and the Company recognized compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $66,998 and $52,766 was incurred for the years ended December 31, 2011 and 2010, respectively.

Dividends on unallocated ESOP shares, together with Company contributions, were used by the ESOP to repay principal and interest on the outstanding note. Normal allocations for 2011 occurred as usual.

In conjunction with the termination of the ESOP, 100,453 shares at $6.10 per share were cancelled and applied as repayment of the ESOP loan. The remaining 1,591 unallocated shares were then allocated to the participants based on their pro-rata share. The allocated shares will be distributed to the participants after the Company receives the final IRS determination letter that the ESOP is officially terminated.

(Continued) F-38.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 13 - EMPLOYEE BENEFITS (Continued)

The following table reflects the shares held by the plan at December 31, 2011 and 2010:

	2011	2010

Unallocated shares (fair value at December 31, 2010 of $749,509)	—	110,547
Additional shares purchased and allocated	4,560	—
Allocated shares	70,306	60,212

	74,866	170,759

NOTE 14 - CAPITAL RATIOS

Banks and holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Company must meet specific capital guidelines that involve quantitative measures of the Bank’s and the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s and the Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2011 and 2010, that the Bank and the Company meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the Bank was considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval from the OCC. Under these regulations, the amount of dividends that may be paid without prior consent in any calendar year is limited to the current year’s profits combined with retained net profits of the preceding two years, subject to the capital requirements described above.

(Continued) F-39.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 14 - CAPITAL RATIOS (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2011 and 2010 are presented in the following table.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2011
Tangible Capital to Tangible Assets	$62,025,000	11.33%	$8,215,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	62,025,000	11.33%	21,906,000	4.00%	$27,382,000	5.00%

Tier I Capital to Risk Weighted Assets	62,025,000	16.80%	14,767,000	4.00%	22,150,000	6.00%

Total Capital to Risk Weighted Assets	65,033,000	17.62%	29,534,000	8.00%	36,917,000	10.00%

	2010
Tangible Capital to Tangible Assets	$58,904,000	10.50%	$8,412,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	58,904,000	10.50%	22,432,000	4.00%	$28,039,000	5.00%

Tier I Capital to Risk Weighted Assets	58,904,000	15.69%	15,013,000	4.00%	22,520,000	6.00%

Total Capital to Risk Weighted Assets	60,898,000	16.22%	30,027,000	8.00%	37,534,000	10.00%

The Company’s actual capital amounts and ratios as of December 31, 2011 and 2010 are presented in the following table.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2011
Tangible Capital to Tangible Assets	$63,570,000	11.59%	$8,229,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	63,570,000	11.59%	22,509,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	63,570,000	17.17%	14,812,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	70,570,000	19.06%	29,624,000	8.00%	N/A	N/A

	2010
Tangible Capital to Tangible Assets	$63,612,000	11.33%	$8,419,000	1.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	63,612,000	11.33%	22,450,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	63,612,000	16.91%	15,046,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	69,580,000	18.50%	30,092,000	8.00%	N/A	N/A

(Continued) F-40.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 15 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

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

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with offbalance-sheet risk follows:

				Range of Rates
	Variable Rate	Fixed Rate	Total	on Fixed Rate
	Commitments	Commitments	Commitments	Commitments
	2011
Commitments to extend credit	$34,303,938	$21,177,992	$55,481,930	3.00% - 18.00%
Standby letters of credit	$1,481,605	$2,583,942	$4,065,547	3.50% - 9.25%

	2010
Commitments to extend credit	$40,434,568	$8,977,545	$49,412,113	3.50% - 18.00%
Standby letters of credit	$1,633,332	$2,969,681	$4,603,013	4.00% - 9.25%

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is

(Continued) F-41.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 15 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2011 and 2010, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

The Company does not engage in the use of interest rate swaps, futures, forwards, or option contracts.

NOTE 16 - FAIR VALUE MEASUREMENTS

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

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 - Inputs other than quoted prices included with Level 1 that are observable for the asset or liability either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived from or corroborated by market data by correlation or other means.

•	Level 3 - Unobservable inputs for determining the fair value of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. The Company has no securities classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. For these investments, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. They also use model processes, such as the Option Adjusted Spread model to assess interest rate impact and develop prepayment scenarios. In the case of municipal securities, information on the Bloomberg terminal such as credit ratings, credit support, and call features are used to set the matrix values for the issues, which will be used to determine the yields from which the market values are calculated each month. Because they are not price quote valuations, the pricing methods are considered Level 2 inputs. At this time all of the Company’s securities fall within the Level 2 hierarchy for pricing. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company currently has no securities classified within Level 3. During the year ended December 31, 2011 and 2010, there were no transfers between Level 1 and Level 2. The valuation methodology was consistent for the years ended December 31, 2011 and 2010.

(Continued) F-42.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis segregated by fair value hierarchy level during the period ended December 31, 2011 and 2010 are summarized below:

	December 31, 2011
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$31,743,989	$—	$31,743,989
Corporate bonds	—	1,838,324	—	1,838,324
State and municipal securities	—	26,376,118	—	26,376,118
Other securities	—	3,501	—	3,501
Mortgage-backed: residential	—	25,613,419	—	25,613,419
Total securities available for sale	$—	$85,575,351	$—	$85,575,351

	December 31, 2010
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$42,690,393	$—	$42,690,393
Corporate bonds	—	2,057,639	—	2,057,639
State and municipal securities	—	17,774,271	—	17,774,271
Other securities	—	3,501	—	3,501
Mortgage-backed: residential	—	15,949,104	—	15,949,104
Total securities available for sale	$—	$78,474,908	$—	$78,474,908

(Continued) F-43.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2011 and 2010 are summarized below:

	December 31, 2011
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate loans:
One-to-four family	$—	$—	$224,060	$224,060
Commercial	—	—	755,000	755,000
Construction and land	—	—	407,193	407,193

Total foreclosed assets	$—	$—	$1,386,253	$1,386,253

Impaired loans:
Real estate loans:
One-to-four family	$—	$—	$1,347,958	$1,347,958
Multi-family	—	—	3,048,473	3,048,473
Commercial	—	—	1,303,707	1,303,707
Construction and land	—	—	3,788,235	3,788,235
	$—	$—	$9,488,373	$9,488,373

Commercial business	$—	$—	$1,131,656	$1,131,656

Total impaired loans	$—	$—	$10,620,029	$10,620,029

(Continued) F-44.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2010
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Impaired loans:
Real estate loans:
One-to-four family	$—	$—	$896,691	$896,691
Multi-family	—	—	380,360	380,360
Commercial	—	—	91,929	91,929
Construction and land	—	—	4,391,250	4,391,250
	$—	$—	$5,760,230	$5,760,230

Commercial business	$—	$—	$101,588	$101,588

Total impaired loans	$—	$—	$5,861,818	$5,861,818

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $13,715,174, with a valuation allowance of $3,095,145 at December 31, 2011, resulting in a net increase in provision for loan losses of $967,420 for the year ended December 31, 2011. At December 31, 2010, impaired loans had a principal balance of $7,989,543, with a valuation allowance of $2,127,725, resulting in a net increase in provision for loan losses of $217,871 for the year ended December 31, 2010.

Impaired loans that are collateral dependent have been written down to the fair value of the collateral, less estimated costs to sell, through the establishment of a specific allowance or by recording charge-offs when the carrying value exceeds the fair value of the collateral. Valuation techniques consistent with the market approach, income approach, and/or cost approach were used to measure fair value and primarily included observable inputs for the individual impaired loans being evaluated such as recent sales of similar assets or observable market data for operational or carrying costs. In cases where such inputs were unobservable, the loan balance is reflected within the Level 3 hierarchy. Additionally, due to the volatility in the market and the subjectivity that goes into the valuation process, specifically the discounts on appraisals, management has determined it is appropriate to classify impaired loans in Level 3. The calculated valuation amount does not necessarily represent the value of the loans if sold to a willing buyer. Management believes it is more likely than not that a workout solution or liquidation of the collateral is the best use of the asset and therefore has measured fair value based on the underlying collateral of the loans. If management were to sell the impaired loan portfolio to a third party instead of liquidating the collateral, the measurement of fair value could be significantly different.

Foreclosed assets are collateral dependent and are recorded at the lesser of the recorded investment in the receivable or the appraised value less costs to sell and may be revalued on a nonrecurring basis. Foreclosed assets measured at fair value less costs to sell on a nonrecurring basis during the year ended December 31, 2011, had a net carrying amount of $1,386,253, which is made up of the outstanding balance of $1,835,527, net of write-downs of $449,274. For the year ended December 31, 2010, no foreclosed assets were measured at fair value on a nonrecurring basis.

(Continued) F-45.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Federal Home Loan Bank Stock: The Company is required to maintain these equity securities as a member of the Federal Home Loan Bank of Chicago and in amounts as required by this institution. These equity securities are "restricted" in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other tradable securities and their fair value is not readily available.

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segmented by type such as real estate, commercial business, and consumer loans. Each loan segment is further segregated into fixed and adjustable rate interest terms and by performing and non-performing classifications. The fair value of fixed rate loans is estimated by discounting future cash flows using discount rates that reflect the Company’s current pricing for loans with similar characteristics, such as loan type, pricing and remaining maturity. Additional factors are applied to the loan portfolio by loan quality categories. Impaired loans that have been written down to the fair value of the corresponding collateral, less estimated costs to sell, are not included in this table as those amounts were presented previously.

Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values disclosed for demand deposits (savings) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances: The fair value of Federal Home Loan Bank advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances.

Securities Sold Under Agreements to Repurchase: The carrying amounts of securities sold under agreements to repurchase approximate fair value.

(Continued) F-46.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Subordinated debentures: This debenture was a fixed/floating rate instrument. It was at a fixed rate for the first five years, and then it converted to a floating rate based on the three-month LIBOR rate plus 1.85% as of June 15, 2010 which re-prices quarterly. The fair value of variable rate trust preferred debentures approximate carrying value. Prior to June 15, 2010, the trust preferred debentures had a fixed rate and the fair value was estimated using discounted cash flow analyses based on current rates for similar advances.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value. The estimated fair values and related carrying or notional amounts of the Company’s financial instruments are as follows:

The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2011 and 2010 that have not been previously presented and the methods and assumptions used to estimate those fair values.

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$39,361,409	$39,361,409	$66,253,047	$66,253,047
Interest-earning time deposits	1,738,498	1,738,498	1,718,651	1,718,651
Federal Home Loan Bank stock	6,306,273	N/A	6,306,273	N/A
Loans, net (excluding impaired
loans with a reserve allocation)	377,014,617	388,315,138	381,705,820	381,847,802
Accrued interest receivable	1,726,319	1,726,319	1,866,511	1,866,511

Financial liabilities:
Non-interest bearing deposits	39,256,851	39,256,851	34,172,434	34,172,434
Interest bearing deposits	375,501,432	376,697,157	413,310,775	415,075,294
Federal Home Loan Bank advances	26,944,000	27,208,915	21,924,000	22,021,145
Securities sold under agreement
to repurchase	36,874,298	36,874,298	21,457,075	21,457,075
Subordinated debentures	4,000,000	4,000,000	3,974,272	3,974,272
Accrued interest payable	417,828	417,828	561,687	561,687

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

(Continued) F-47.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 18 - LIQUIDATION ACCOUNT

As required by current regulations, a liquidation account in the amount of $20.7 million was established in conjunction with our 2006 mutual to stock conversion.

As a result, each eligible account holder or supplemental account holder is entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance. The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $3.4 million at December 31, 2011.

NOTE 19 – OTHER COMPREHENSIVE INCOME (LOSS)

The following is a summary of the accumulated other comprehensive income balances, net of tax:

	Year Ended
	December 31,
	2011	2010

Balance, beginning	$614,774	$1,726,434
Unrealized gains (losses) on securities available for sale arising during the period	1,530,168	(1,100,352)
Reclassification adjustment for realized gains included in income	(454,920)	(663,814)
Net unrealized gains (losses)	1,690,022	(37,732)
Tax effect	397,841	(652,506)
Balance, ending	$1,292,181	$614,774

(Continued) F-48.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
Assets
Cash and cash equivalents	$4,497,942	$7,309,622
Loans, net	262,109	272,990
ESOP note receivable	—	653,999
Investment in common stock of subsidiary	76,169,460	72,624,930
Other assets	860,891	545,144

Total assets	$81,790,402	$81,406,685

Liabilities and Stockholders' Equity
Subordinated debentures	$4,000,000	$3,974,272
Accrued interest payable	7,802	7,362
Other liabilities	68,475	91,612
Total liabilities	4,076,277	4,073,246

Stockholders' Equity
Common stock	772,776	788,770
Additional paid-in-capital	61,230,512	62,116,845
Retained earnings	14,418,656	14,384,059
Accumulated other comprehensive income	1,292,181	614,774
Unearned ESOP shares	—	(571,009)
	77,714,125	77,333,439

Total liabilities and stockholders' equity	$81,790,402	$81,406,685

(Continued) F-49.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

	2011	2010
Interest income	$38,108	$36,551
Interest expense	(116,115)	(185,075)
Other income	4	6,260
Other expenses	(393,932)	(314,324)

Loss before income tax benefit and equity in
undistributed net income of subsidiary	(471,935)	(456,588)

Income tax benefit	179,600	173,650

Loss before equity in undistributed net income of subsidiary	(292,335)	(282,938)

Equity in undistributed net income of subsidiary	2,187,363	4,088,810

Net income	$1,895,028	$3,805,872

(Continued) F-50.

FIRST CLOVER LEAF FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2011 and 2010

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net income	$1,895,028	$3,805,872
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Equity in undistributed net income of subsidiary	(2,187,363)	(4,088,810)
Amortization of premiums and discounts on securities	—	(526)
Premiums and discounts on subordinated debentures	25,728	44,064
(Increase) decrease in other assets	(315,747)	376,448
Increase (decrease) in accrued interest payable	440	(31,848)
(Decrease) increase in other liabilities	(23,137)	20,285
Net cash provided by (used in) operating activities	(605,051)	125,485

Cash Flows from Investing Activities
Purchases of available for sale securities	(5,499,999)	(7,000,000)
Proceeds from calls and maturities of available for sale securities	5,499,999	7,400,000
Loan (purchases) payments	10,881	(272,990)
Net cash provided by investing activities	10,881	127,010

Cash Flows from Financing Activities
Repayment of ESOP loan	41,237	39,939
Repurchase of common stock	(398,316)	(468,934)
Dividends	(1,860,431)	(1,872,882)
Net cash used in financing activities	(2,217,510)	(2,301,877)

Net decrease in cash and cash equivalents	(2,811,680)	(2,049,382)

Cash and cash equivalents:
Beginning of year	7,309,622	9,359,004

End of year	$4,497,942	$7,309,622

F-51.

SUPPLEMENTARY INFORMATION

52.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SUPPLEMENTARY INFORMATION

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the consolidated financial statements of First Clover Leaf Financial Corp. as of and for the year ended December 31, 2011, and our report thereon dated March 28, 2012, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating balance sheet and consolidated statement of operations are presented for the purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with U.S. generally accepted accounting principles. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 28, 2012

F-53.

FIRST CLOVER LEAF FINANCIAL CORP.
CONSOLIDATING BALANCE SHEET
December 31, 2011

	First Clover Leaf	First Clover Leaf
	Bank	Financial Corp.	Eliminations	Consolidated
ASSETS

Cash and due from banks	$10,336,923	$4,497,942	$(4,497,942)	$10,336,923
Interest-earning deposits	7,083,526	—	—	7,083,526
Federal funds sold	21,940,960	—	—	21,940,960
Total cash and cash equivalents	39,361,409	4,497,942	(4,497,942)	39,361,409

Interest-earning time deposits	1,738,498	—	—	1,738,498
Securities available for sale	85,575,351	—	—	85,575,351
Federal Home Loan Bank stock	6,306,273	—	—	6,306,273
Loans, net of allowance for loan losses	389,034,287	262,109	—	389,296,396
Investment in bank subsidiary	—	76,169,460	(76,169,460)	—
Property and equipment, net	10,088,154	—	—	10,088,154
Goodwill	11,385,323	—	—	11,385,323
Bank-owned life insurance	5,067,935	—	—	5,067,935
Core deposit intangible	816,000	—	—	816,000
Foreclosed assets	5,822,864	—	—	5,822,864
Mortgage servicing rights	651,409	—	—	651,409
Accrued interest receivable	1,726,319	—	—	1,726,319
Prepaid FDIC insurance premiums	1,439,197	—		1,439,197
Other assets	2,588,960	860,891	—	3,449,851

Total assets	$561,601,979	$81,790,402	$(80,667,402)	$562,724,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest bearing	$43,754,793	$—	$(4,497,942)	$39,256,851
Interest bearing	375,501,432	—	—	375,501,432
Total deposits	419,256,225	—	(4,497,942)	414,758,283

Federal Home Loan Bank advances	26,944,000	—	—	26,944,000
Securities sold under agreements to repurchase	36,874,298	—	—	36,874,298
Subordinated debentures	—	4,000,000	—	4,000,000
Accrued interest payable	410,026	7,802	—	417,828
Other liabilities	1,947,970	68,475	—	2,016,445
Total liabilities	485,432,519	4,076,277	(4,497,942)	485,010,854

Stockholders' Equity
Preferred stock	—	—	—	—
Common stock	100	772,776	(100)	772,776
Additional paid-in capital	55,889,591	61,230,512	(55,889,591)	61,230,512
Retained earnings	18,987,588	14,418,656	(18,987,588)	14,418,656
Accumulated other comprehensive income	1,292,181	1,292,181	(1,292,181)	1,292,181
Total stockholders' equity	76,169,460	77,714,125	(76,169,460)	77,714,125

Total liabilities and
stockholders' equity	$561,601,979	$81,790,402	$(80,667,402)	$562,724,979

F-54.

FIRST CLOVER LEAF FINANCIAL CORP
CONSOLIDATING STATEMENT OF OPERATIONS

Year ended December 31, 2011

	First Clover Leaf	First Clover Leaf
	Bank	Financial Corp.	Eliminations	Consolidated
Interest and dividend income:
Interest and fees on loans	$21,202,835	$35,403	$(21,255)	$21,216,983
Securities:
Taxable interest income	1,675,374	2,705	—	1,678,079
Nontaxable interest income	726,594	—	—	726,594
Federal Home Loan Bank dividends	6,306	—	—	6,306
Interest-earning deposits, federal funds sold, and
other	99,949	—	—	99,949
Total interest and dividend income	23,711,058	38,108	(21,255)	23,727,911

Interest expense:
Deposits	5,813,221	—	—	5,813,221
Federal Home Loan Bank advances	511,987	—	—	511,987
Securities sold under agreements to repurchase	32,434	—	(21,255)	11,179
Subordinated debentures	—	116,115	—	116,115
Total interest expense	6,357,642	116,115	(21,255)	6,452,502

Net interest income (loss)	17,353,416	(78,007)	—	17,275,409
	—
Provision for loan losses	5,292,000	—	—	5,292,000

Net interest income (loss) after
provision for loan losses	12,061,416	(78,007)	—	11,983,409

Other income:
Service fees on deposit accounts	398,730	—	—	398,730
Other service charges and fees	338,510	—	—	338,510
Loan servicing fees	194,722	—	—	194,722
Gain on sale of securities	454,920			454,920
Gain on sale of loans	572,395	—	—	572,395
Other	129,457	4	—	129,461
	2,088,734	4	—	2,088,738

Other expenses:
Compensation and employee benefits	4,861,969	56,859	—	4,918,828
Occupancy expense	1,269,013	—	—	1,269,013
Data processing services	643,362	—	—	643,362
Director fees	149,150	—	—	149,150
Professional fees	361,458	189,123	—	550,581
FDIC insurance premiums	910,468	—	—	910,468
Foreclosed asset related expenses	976,130	—	—	976,130
Amortization of core deposit intangible	304,000	—	—	304,000
Amortization of mortgage servicing rights	178,127	—	—	178,127
Other	1,694,428	147,950	—	1,842,378
	11,348,105	393,932	—	11,742,037

Income before income taxes	2,802,045	(471,935)	—	2,330,110

Income tax expense (benefit)	614,682	(179,600)	—	435,082

Net income	$2,187,363	$(292,335)	$—	$1,895,028

F-55.