Form 10-K, Exhibit 13
period 2012-12-31
First Clover Leaf Financial Corp.
filed 2013-03-29
CIK 1283582

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

PORTIONS OF 2012 ANNUAL REPORT TO STOCKHOLDERS

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF FIRST CLOVER LEAF FINANCIAL CORP.

The following information is derived from the audited consolidated financial statements of First Clover Leaf Financial Corp. For additional information, reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of First Clover Leaf Financial Corp. and related notes included elsewhere in this Annual Report.

	At December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Selected Financial Condition Data:

Total assets	$600,769	$562,725	$574,970	$585,527	$653,325
Loans, net (1)	394,869	387,635	387,568	411,899	430,919
Cash and cash equivalents	71,415	39,361	66,253	47,997	67,135
Securities available for sale	88,280	85,575	78,475	86,407	103,568
Federal Home Loan Bank stock	2,888	6,306	6,306	6,306	6,306
Deposits	460,374	414,758	447,483	442,554	447,303
Securities sold under agreements to repurchase	34,495	36,874	21,457	18,936	55,103
Subordinated debentures	4,000	4,000	3,974	3,930	3,886
Federal Home Loan Bank advances	21,967	26,944	21,924	39,924	49,968
Stockholders’ equity - restricted (2)	78,256	77,714	77,333	76,928	93,657

	Years Ended December 31,
	2012	2011	2010	2009	2008 (3)
	(Dollars in thousands, except per share data)
Selected Operating Data:

Total interest income	$21,653	$23,728	$25,441	$28,008	$24,686
Total interest expense	4,468	6,453	8,936	12,260	12,445
Net interest income	17,185	17,275	16,505	15,748	12,241
Provisions for loan losses	1,550	5,292	2,573	5,554	777
Net interest income after provision for loan losses	15,635	11,983	13,932	10,194	11,464
Other income	2,969	2,089	2,246	1,418	809
Other expense	12,494	11,742	10,400	20,527	8,085
Income (loss) before income taxes	6,110	2,330	5,778	(8,915)	4,188
Income tax expense (benefit)	2,045	435	1,972	(92)	1,486
Net income (loss)	$4,065	$1,895	$3,806	$(8,823)	$2,702
Basic earnings (losses) per share	$0.53	$0.24	$0.49	$(1.08)	$0.33
Diluted earnings (losses) per share	$0.53	$0.24	$0.49	$(1.08)	$0.33

(1)         The totals at December 31, 2009 and 2008 include loans held for sale of $1.8 million and $240,000, respectively.

(2)         Stockholders’ equity is restricted due to capital requirements imposed under Federal capital regulations.

(3)         2008 operating data includes results of operations from Partners Financial Holdings, Inc. and its subsidiary, Partners Bank, after October 10, 2008.

	At or For the Years Ended December 31,
	2012	2011	2010	2009	2008

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.74%	0.33%	0.65%	(1.39)%	0.56%
Return on equity (ratio of net income (loss) to average stockholders’ equity)	5.17	2.41	4.88	(10.25)	3.08
Average interest rate spread (1)	3.22	3.09	2.77	2.39	2.16
Dividend payout ratio (2)	45.28	100.00	48.98	(22.22)	72.73
Dividends per share	0.24	0.24	0.24	0.24	0.24
Net interest margin (3)	3.39	3.29	3.04	2.68	2.72
Efficiency ratio (4)	61.99	60.64	55.46	119.57	61.96
Non-interest expense to average total assets	2.26	2.06	1.79	3.24	1.67
Average interest-earning assets to average interest-bearing liabilities	119.23	116.14	116.45	114.05	120.43

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	3.03%	4.52%	4.08%	5.16%	1.25%
Non-performing and impaired loans to total loans	2.96	5.05	5.06	7.07	1.75
Net charge-offs to average loans outstanding	0.85	0.82	0.78	0.74	0.08
Allowance for loan losses to non-performing and impaired loans	50.89	39.76	29.19	21.68	51.71
Allowance for loan losses to total loans	1.51	2.01	1.48	1.53	0.90

Capital Ratios:
Stockholders’ equity to total assets at end of year	13.03%	13.81%	13.45%	13.14%	14.34%
Average stockholders’ equity to average assets	14.23	13.81	13.43	13.60	18.14
Tier 1 (core) capital ratio	11.45	11.33	10.50	9.55	8.45
Tier 1 risk-based capital ratio (5)	17.89	16.80	15.69	12.88	12.59
Total risk-based capital ratio (6)	18.82	17.62	16.22	13.75	13.17

Other Data:
Number of full service offices	4	4	4	4	4

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

(4)         The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.  The 2009 ratio reflects a $9.3 million goodwill impairment expense.

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

Forward Looking Statements

This document contains certain “forward-looking statements,” which may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Overview

First Clover Leaf’s results of operations depend primarily on net interest income.  Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of demand and NOW accounts, money market, savings and term certificate accounts and borrowings.  Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service charges and fee income on deposit accounts and customer debit and credit card holders as well as loan servicing income, gain on sale of securities and gain on sale of loans that we sold but on which we retained the servicing rights.  Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, professional fees, Federal Deposit Insurance Corporation insurance premiums, and foreclosed asset related expenses.  Unusual items such as goodwill impairment and asset impairment may also have a significant impact on non-interest expense.  The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets increased to $600.8 million at December 31, 2012 from $562.7 million at December 31, 2011.  The increase was primarily due to higher balances of cash and cash equivalents, securities available for sale, and loans, partially offset by a lower balance of Federal Home Loan Bank stock.  Cash and cash equivalents increased to $71.4 million at December 31, 2012 compared to $39.4 million at December 31, 2011.  The $32.0 million increase was primarily due to an increase of $17.5 million in federal funds sold and an increase of $13.5 million in cash and due from banks.  Securities available for sale increased to $88.3 million at December 31, 2012 compared to $85.6 million at December 31, 2011 primarily due to purchases exceeding calls, maturities, principal repayments, and sales by $3.5 million.  Loans increased $7.3 million to $394.9 million at December 31, 2012 compared to $387.6 million at December 31, 2011 primarily due to new loan originations exceeding principal repayments and maturities.  Federal Home Loan Bank stock decreased to $2.9 million at December 31, 2012 from $6.3 million at December 31, 2011.  The Company elected to have $3.4 million of excess voluntary stock redeemed during 2012.

Total liabilities increased to $522.5 million at December 31, 2012 from $485.0 million at December 31, 2011.  Deposits increased to $460.4 million at December 31, 2012 from $414.8 million at December 31, 2011.  This net increase of $45.6 million was primarily due to a $21.1 million increase in our noninterest-bearing deposits, a $27.7 million increase in our interest-bearing transaction accounts, and an increase of $3.6 million in our savings accounts offset by a $6.8 million decrease in our time deposits.  The significant increase in deposits is primarily related to two business relationships.  Due to the nature of these customers’ business, large fluctuations in their accounts are customary.  Federal Home Loan Bank advances decreased to $22.0 million at December 31, 2012 compared to $26.9 million at December 31, 2011.  This decrease was primarily due to repayments exceeding new advances by $5.0 million.  Securities sold under agreements to repurchase decreased to $34.5 million at December 31, 2012 from $36.9 million at December 31, 2012.

Stockholders’ equity increased to $78.3 million at December 31, 2012 from $77.7 million at December 31, 2011 primarily due to net income of $4.1 million offset by the payment of cash dividends in the amount of $1.8 million and the repurchase of common stock in the amount of $1.6 million.

Net interest income decreased to $17.2 million for 2012 from $17.3 million for 2011.  This decrease was due primarily to lower average balances partially offset by the decline in interest rates for interest-bearing liabilities being greater than the decline in interest rates for interest-earning assets.

Critical Accounting Policies

First Clover Leaf considers the allowance for loan losses and goodwill and other intangible assets to be its critical accounting estimates, due to the higher degree of judgment and complexity than its other significant accounting estimates.

Allowance for loan losses.  The allowance for loan losses is a valuation account that reflects our evaluation of the probable incurred credit losses in our loan portfolio.  We maintain the allowance through provisions for loan losses that we charge against income.  We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

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

Goodwill and Other Intangible Assets.  Over the past several years, First Clover Leaf has grown, in part, through acquisitions accounted for under the purchase method of accounting in effect at the time of the acquisitions.  Under the purchase method, First Clover Leaf was required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition.  The excess cost over the net assets acquired represents goodwill, which is not subject to periodic amortization.

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

The goodwill impairment analysis allows the assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than the carrying value.  If it is determined that we should proceed with impairment testing, we then estimate the fair value of our single reporting unit as of the measurement date utilizing two approaches including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price.  We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date.  At our annual impairment assessment date of September 30, 2012, our analysis indicated that no additional impairment existed.  Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations. In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Total Assets.  Total assets increased to $600.8 million at December 31, 2012 from $562.7 million at December 31, 2011.  The increase was primarily due to higher balances of cash and cash equivalents securities available for sale, and loans, partially offset by a lower balance of Federal Home Loan Bank stock.

Cash and cash equivalents increased to $71.4 million at December 31, 2012 from $39.4 million at December 31, 2011 primarily due to an increase of $13.5 million in cash and due from banks and an increase of $17.5 million in federal funds sold.  The increase in cash and cash equivalents was primarily due to an increase in deposit accounts, described below.

Securities available for sale increased to $88.3 million at December 31, 2012 compared to $85.6 million at December 31, 2011 primarily due to purchases exceeding calls, maturities, principal repayments, and sales by $3.5 million.

Loans, net, increased to $394.9 million at December 31, 2012 from $387.6 million at December 31, 2011.  The Company hired additional experienced lenders to facilitate loan growth.  Commercial real estate loans increased $10.1 million to $138.8 million at December 31, 2012 from $128.7 million at December 31, 2011.  Construction and land loans decreased $14.0 million to $30.1 million at December 31, 2012 from $44.2 million at December 31, 2011.  In 2012, the Company did not participate as significantly in this type of lending as is prior years due to the economic slowdown and the higher risk associated with this type of lending.  Commercial business loans increased $22.6 million to $71.3 million at December 31, 2012 from $48.7 million at December 31, 2011.  Home equity loans decreased $7.1 million to $12.1 million at December 31, 2012 from $19.1 million at December 31, 2011.

Federal Home Loan Bank stock decreased $3.4 million to $2.9 million at December 31, 2012 from $6.3 million at December 31, 2011.  Prior to the first quarter of 2012 the Federal Home Loan Bank of Chicago was prohibited from redeeming excess voluntary stock.  However, it has since started a program to redeem the stock in increments.  The Company elected to have $3.4 million of excess voluntary stock redeemed during 2012.  The Company is currently required to hold $2.0 million in Federal Home Loan Bank of Chicago stock in order to be a member bank.  This amount is based annually on the greater of 1% of mortgage-related assets or 5% of outstanding Federal Home Loan Bank of Chicago advances.

Total Liabilities.  Deposits increased to $460.4 million at December 31, 2012 from $414.8 million at December 31, 2011.  This net increase of $45.6 million was primarily due to a $21.1 million increase in our noninterest-bearing deposits, a $27.7 million increase in our interest-bearing transaction accounts, and an increase of $3.6 million in our savings accounts offset by a $6.8 million decrease in our time deposits.  Increases in other deposit products have enabled us to reduce our reliance on higher yielding time deposits.  The significant increase in deposits is primarily related to two business relationships.  Due to the nature of these customers’ business, large fluctuations in their accounts are customary.

Federal Home Loan Bank advances at December 31, 2012 were $22.0 million compared to $26.9 million at December 31, 2011.  The decrease was primarily due to repayments exceeding additional advances by $5.0 million.

Stockholders’ Equity.  Stockholders’ equity increased to $78.3 million at December 31, 2012 from $77.7 million at December 31, 2011 primarily due to net income of $4.1 million offset by the payment of cash dividends in the amount of $1.8 million and the repurchase of common stock in the amount of $1.6 million.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011.

General.  We recorded net income of $4.1 million and $1.9 million for the years ended December 31, 2012 and 2011, respectively.  The increase in net income for the year ended December 31, 2012 resulted primarily from a lower provision for loan losses and increased gain on sale of loans, offset by higher income taxes, and higher compensation and employee benefits expense.

During 2012, yields on loans and securities continued to decline primarily due to assets re-pricing in the current rate environment.  Our commercial loans are more sensitive to changes in market interest rates because they often have shorter terms to maturity, and, therefore, the interest rates adjust more frequently.  In addition, our one-to-four family loan portfolio experienced a high volume of refinancing activity.  A significant number of the bonds in our securities portfolio have been called and were replaced with lower yielding bonds.  Additionally, our mortgage-backed securities receive monthly principal repayments.  Our interest-earning balances from depository institutions have remained at a constant rate from 2011 to 2012.  We have also experienced time deposits re-pricing as they mature, however, these fixed-rate contracts do not allow for immediate re-pricing as rates fluctuate.  Our ability to lower rates paid on deposits is limited due to the already low deposit rates and the competitive environment in which we operate.  Overall, further downward pressure on interest rates is unlikely to significantly benefit our net interest margin or net income.

Net interest income.   Net interest income decreased slightly to $17.2 million for the year ended December 31, 2012 from $17.3 million for the year ended December 31, 2011.  Net average interest-earning assets were $81.8 million for 2012, compared to $73.0 million for 2011.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 119.23% for 2012 from 116.14% for 2011.  Our interest rate spread increased to 3.22% for 2012 from 3.09% for 2011, and our net interest margin increased to 3.39% in 2012 from 3.29% for 2011.  The average rate earned on interest-earning assets decreased by 25 basis points during 2012 to 4.27% from 4.52% during 2011, while the average rate paid on interest-bearing liabilities decreased by 38 basis points to 1.05% from 1.43% during 2011.  The increase in the interest rate spread was attributable to the cost of funds declining faster than the yield on interest-earning assets.

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

	Years Ended December 31,
	2012			2011			2010
	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross	$397,667	$19,613	4.93%	$393,732	$21,217	5.39%	$405,296	$22,562	5.57%
Securities	81,670	1,967	2.41	84,536	2,405	2.84	85,413	2,767	3.24
Federal Home Loan Bank stock	3,892	9	0.23	6,306	6	0.10	6,306	—	0.00
Interest-earning balance from depository institutions	23,942	64	0.27	40,520	100	0.25	45,439	112	0.25
Total interest-earning assets	507,171	21,653	4.27	525,094	23,728	4.52	542,454	25,441	4.69
Non-interest-earning assets	45,502			44,307			38,705
Total assets	$552,673			$569,401			$581,159

Interest-bearing liabilities:
Interest-bearing transactions	$194,916	1,204	0.62	$202,391	1,817	0.90	$190,368	2,285	1.20
Savings deposits	24,115	115	0.48	21,422	153	0.71	21,475	152	0.71
Time deposits	150,524	2,515	1.67	178,266	3,844	2.16	194,688	5,293	2.72
Securities sold under agreement to repurchase	25,946	18	0.07	22,824	11	0.05	25,738	27	0.10
Federal Home Loan Bank advances	25,876	518	2.00	23,220	512	2.20	29,603	994	3.36
Subordinated debentures	4,000	98	2.45	3,995	116	2.90	3,951	185	4.68
Total interest-bearing liabilities	425,377	4,468	1.05	452,118	6,453	1.43	465,823	8,936	1.92
Non-interest-bearing liabilities	48,657			38,631			37,292
Total liabilities	474,034			490,749			503,115
Stockholders’ equity	78,639			78,652			78,044
Total liabilities and stockholders’ equity	$552,673			$569,401			$581,159

Net interest income		$17,185			$17,275			$16,505
Net interest rate spread (1)			3.22%			3.09%			2.77%
Net interest-earning assets (2)	$81,794			$72,976			$76,631
Net interest margin (3)			3.39%			3.29%			3.04%
Ratio of interest-earning assets to interest-bearing liabilities			119.23%			116.14%			116.45%

(1)  Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)  Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)  Net interest margin represents net interest income divided by average total interest-earning assets.

(4)  Interest on loans includes $205,021, $241,047, and $195,210 of loan fees collected in 2012, 2011, and 2010, respectively.

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

	Year Ended December 31,
	2012 vs. 2011
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$219	$(1,823)	$(1,604)
Securities	(84)	(354)	(438)
Federal Home Loan Bank stock	(2)	5	3
Interest-earning balances from depository institutions	(41)	5	(36)

Total interest-earning assets	92	(2,167)	(2,075)

Interest-bearing liabilities:
Interest-bearing transactions	(67)	(546)	(613)
Savings deposits	17	(55)	(38)
Time deposits	(595)	(734)	(1,329)
Securities sold under agreement to repurchase	2	5	7
Federal Home Loan Bank advances	58	(52)	6
Subordinated debentures	—	(18)	(18)

Total interest-bearing liabilities	(585)	(1,400)	(1,985)

Change in net interest income	$677	$(767)	$(90)

	Year Ended December 31,
	2011 vs. 2010
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$(640)	$(705)	$(1,345)
Securities	(26)	(336)	(362)
Interest-earning balances from depository institutions	6	—	6
	(12)	—	(12)

Total interest-earning assets	(672)	(1,041)	(1,713)

Interest-bearing liabilities:
Interest-bearing transactions
Savings deposits	141	(609)	(468)
Time deposits	1	—	1
Securities sold under agreement to repurchase	(449)	(1,000)	(1,449)
Federal Home Loan Bank advances	(4)	(12)	(16)
Subordinated debentures	(213)	(269)	(482)
	2	(71)	(69)

Total interest-bearing liabilities	(522)	(1,961)	(2,483)

Change in net interest income	$(150)	$920	$770

Interest and fee income.  Interest and fee income on loans decreased to $19.6 million for 2012 from $21.2 million for 2011.  This decrease was primarily a result of a decline in yield partially offset by a higher average balance of loans.  The average yield on loans decreased to 4.93% for 2012 from 5.39% for 2011.  The average balance of loans was $397.7 million and $393.7 million during 2012 and 2011, respectively. Interest income on loans for 2012 and 2011 included amortization of the purchase accounting adjustment for loans of $28,000 and $41,000, respectively.  The purchase accounting adjustments are a result of our 2006 and 2008 acquisitions.

Interest income on securities decreased to $2.0 million for 2012 from $2.4 million for 2011.  Interest income on securities decreased primarily due to a lower yield along with a lower average balance of securities.  The average yield on securities decreased to 2.41% for 2012 from 2.84% for 2011.  The average balance of securities was $81.7 million and $84.5 million for 2012 and 2011, respectively.  The purchase accounting amortization recorded in 2012 and 2011 increased interest income on securities by $64,000 and $72,000, respectively.

Interest on other interest-earning deposits decreased primarily due to a decline in average balances.  The average balance of other interest-earning deposits was $23.9 million and $40.5 million for 2012 and 2011, respectively.  The average yield on other interest-earning deposits was 0.27% for 2012 and 0.25% for 2011.

Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense.  Interest expense on deposits decreased to $3.8 million for 2012 from $5.8 million for 2011.  The average balance of interest-bearing deposits decreased to $369.6 million during 2012 from $402.1 million for 2011, and the average rate on interest-bearing deposits decreased to 1.04% for 2012 from 1.45% for 2011.  The purchase accounting amortization recorded in 2012 and 2011 decreased interest expense for deposits by $3,000 and $26,000, respectively.

Interest on securities sold under agreements to repurchase increased to $18,000 from $11,000 due to an increase in rate along with a higher average balance.  The average rate increased to 0.07% for 2012 from 0.05% for 2011.  The average balance of securities sold under agreements to repurchase was $25.9 million and $22.8 million for 2012 and 2011, respectively.

Interest on Federal Home Loan Bank advances increased in 2012 due to a higher average balance partially offset by a decline in rate.  The average balance of Federal Home Loan Bank advances was $25.9 million and $23.2 million for 2012 and 2011, respectively.  The average rate on Federal Home Loan Bank advances decreased to 2.00% for 2012 compared to 2.20% for 2011.  The purchase accounting amortization recorded in 2012 and 2011 increased interest expense on Federal Home Loan Bank advances by $23,000 and $20,000, respectively.

Interest expense on subordinated debentures decreased to $98,000 for 2012 from $116,000 for 2011.  The average rate declined to 2.45% for 2012 compared to 2.90% for 2011.  Interest expense on subordinated debentures included amortization of the purchase accounting adjustment for subordinated debt of $26,000 for 2011.  The purchase accounting adjustment for subordinated debt was fully amortized as of June 2011.

Provision for loan losses.  The provision for loan losses decreased to $1.6 million for 2012 from $5.3 million for 2011.  The decrease was primarily due to the reduced amount of non-performing and impaired loans throughout 2012.  Non-performing and impaired loans totaled $11.7 million and $19.6 million at December 31, 2012 and 2011, respectively.  The allowance for loan losses to non-performing and impaired loans increased to 50.89% at December 31, 2012 compared to 39.76% at December 31, 2011.  The provision for loan losses is based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans.  Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in First Clover Leaf’s provision for loan losses.  There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

In addition, the OCC, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses.  The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income.  Non-interest income increased to $3.0 million for the year ended December 31, 2012 from $2.1 million for the year ended December 31, 2011.  The largest variation in 2012 from 2011 was an increase of $1.0 million in gain on sale of loans.  Gain on sale of loans increased to $1.6 million for the year ended December 31, 2012, compared to $572,000 for the year ended December 31, 2011.  The increase was due to a higher volume of loan sales in 2012 compared to 2011 in addition to an increased basis point spread on loans sold.  Gain on sale of securities decreased $287,000, totaling $168,000 for the year ended December 31, 2012 compared to $455,000 for the year ended December 31, 2011.  We sold fewer securities in 2012 than we did in 2011.  Other non-interest income increased $107,000 to $237,000 for the year ended December 31, 2012 compared to $129,000 for the year ended December 31, 2011.  The increase was due to earnings on bank-owned life insurance which was purchased in August, 2011.

Non-interest expense.  Non-interest expense increased $752,000 to $12.5 million for 2012 from $11.7 million for 2011.  The category with the largest increase from 2011 to 2012 was compensation and employee benefits with an increase of $1.1 million.

Compensation and employee benefits increased to $6.0 million for 2012 from $4.9 million for 2011 due to normal compensation and staffing decisions.

FDIC insurance premiums decreased to $469,000 for 2012 from $910,000 for 2011.  During 2011, additional expense was recorded in connection with adjusting the prepaid FDIC insurance premiums.  In addition, the basis for the premium calculation changed in 2011 from deposits to asset balance.  Our average assets decreased from 2011 to 2012.

Foreclosed asset related expenses decreased $322,000 to $654,000 for 2012 compared to $976,000 for 2011.  The decrease in expense was primarily due to a reduction in necessary property repairs.

Other expenses increased to $2.2 million in 2012 from $1.8 million in 2011.  The increase was primarily due to increases in marketing expense, supervisory expense and deposit account promotion expenses.

Income taxes.  Income tax expense increased to $2.0 million for 2012 from $435,000 for 2011.  The primary reason for the increase in income taxes was the higher level of pre-tax income for the 2012 period.  The effective tax rate was 33.5% for 2012 compared to 18.77% for 2011.  The effective tax rate for the prior year was lower primarily due to tax exempt income comprising a higher portion of total income.

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

During the relatively low interest rate environment that has existed in recent years, we have implemented the following strategies to manage interest rate risk: (i) maintaining a high equity-to-assets ratio; and (ii) offering a variety of adjustable rate loan products, including adjustable rate one-to-four family, multi-family and non-residential mortgage loans, short-term consumer loans, and a variety of adjustable-rate commercial loans.  By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, we are better positioned to react to increases in market interest rates.  However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value

The Office of the Comptroller of Currency requires the Company to monitor and test interest rate risk under increasing and decreasing rate shocks.  First Clover Leaf utilized an independent third party to analyze interest rate risk sensitivity as of December 31, 2012 and 2011.  The model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value (“NPV”).  The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases of up to 300 basis points or decreases of 100 points in 100 basis point increments.  In 2012, the model was revised to incorporate the OCC’s preferred analysis which estimates the changes for an instantaneous rate increase of up to 400 basis points.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column.

The tables below set forth, as of December 31, 2012 and 2011, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2012 table below indicates that at December 31, 2012, in the event of a 100 basis point decrease in interest rates, we would experience a 5% increase in the net portfolio value.  In the event of a 400 basis point increase in interest rates, we would experience a 32% decrease in net portfolio value.

December 31, 2012
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$57,089	$(26,302)	(32)%	10.28%	(351)
+300	64,544	(18,847)	(23)	11.38	(241)
+200	71,946	(11,445)	(14)	12.40	(139)
+100	78,843	(4,548)	(5)	13.29	(50)
—	83,391	—	—	13.79	0
-100	87,342	3,951	5	14.24	45

December 31, 2011
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+300	$60,442	$(17,906)	(23)%	11.37%	(247)
+200	67,778	(10,570)	(13)	12.45	(139)
+100	74,290	(4,058)	(5)	13.36	(48)
—	78,348	—	—	13.84	—
-100	81,292	2,944	4	14.17	33

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities.  At December 31, 2012 and 2011, $71.4 million and $39.4 million, respectively, were invested in cash and cash equivalents.  The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities.  During the years ended December 31, 2012 and 2011, loan originations exceeded principal collections by $11.0 million and $9.9 million, respectively.  We received proceeds from sales of loans of $57.8 million and $28.1 million of one-to-four family real estate loans in 2012 and 2011, respectively.  Cash received from calls, maturities and principal repayments of available-for-sale investment securities totaled $41.3 million and $63.0 million for 2012 and 2011, respectively.  During 2012 and 2011, we also received proceeds of $5.5 million and $8.3 million, respectively, from sales of available-for-sale investment securities.  We purchased $50.2 million and $76.6 million in available-for-sale investment securities during 2012 and 2011, respectively.  In addition, during 2011, the Company purchased $5.0 million of bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as permitted by federal regulation.  There were no additional purchases of bank-owned life insurance during 2012.

Deposit flows are generally affected by market interest rates, the products offered by local competitors, and other factors.  The net increase in total deposits was $45.6 million for 2012 compared to a decrease of $32.7 million for 2011.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds.  At December 31, 2012, we had $22.0 million in advances from the Federal Home Loan Bank of Chicago and an additional available borrowing limit of approximately $43.0 million.  Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “repurchase agreements”) if we require additional liquidity. At December 31, 2012, our repurchase agreements totaled $34.5 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under OCC regulations.  Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements.  First Clover Leaf Bank was considered “well-capitalized” at December 31, 2012.  See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2012, we had outstanding commitments to extend credit of $51.5 million and standby letters of credit of $699,000.  At December 31, 2012, certificates of deposit scheduled to mature within one year totaled $86.7 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case.  In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets.  Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents.  In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2012 and 2011, First Clover Leaf Bank had $51.5 million and $55.5 million, respectively, of commitments to extend credit, and $699,000 and $4.1 million, respectively, of standby letters of credit.

Contractual Obligations.  In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2012.  The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
	(Dollars in thousands)

Federal Home Loan Bank advances	$7,999	$12,994	$974	$—	$21,967
Subordinated debentures	—	—	—	4,000	4,000
Certificates of deposit	86,691	36,672	27,097	64	150,524
Securities sold under agreements to repurchase	34,495	—	—	—	34,495
Total	$129,185	$49,666	$28,071	$4,064	$210,986

Recent Accounting Pronouncements

See Note 1 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of First Clover Leaf Financial Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Market for Common Stock

First Clover Leaf Financial Corp.’s common stock trades on the Nasdaq Capital Market under the trading symbol “FCLF.”

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends declared per share for the periods indicated.  As of December 31, 2012, there were 7,481,317 shares of our common stock issued and outstanding held by approximately 700 holders of record.

We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends.  In addition, the Company is subject to state law limitations on the payment of dividends.  Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Year Ended December 31, 2012	High	Low	Dividend Declared Per Share

Fourth quarter	$6.44	$5.85	$0.06
Third quarter	6.25	5.74	0.06
Second quarter	7.13	5.96	0.06
First quarter	7.48	6.00	0.06

Year Ended December 31, 2011	High	Low	Dividend Declared Per Share

Fourth quarter	$6.50	$5.74	$0.06
Third quarter	7.15	5.89	0.06
Second quarter	7.47	6.85	0.06
First quarter	7.50	6.45	0.06

STOCKHOLDER INFORMATION

ANNUAL MEETING	TRANSFER AGENT

The Annual Meeting of Stockholders will be held at 4:00 p.m. Illinois time on May 30, 2013 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 525-7686. This is the number to call if you require a change of address or need records or information about lost certificates.

STOCK LISTING	ANNUAL REPORT ON FORM 10-K

The Company’s Common Stock trades on the Nasdaq Capital Market under the symbol “FCLF.”

A copy of the Company’s Form 10-K for the year ended December 31, 2012, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. 6814 Goshen Road, Edwardsville, Illinois 62025.

SPECIAL COUNSEL	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	Crowe Horwath LLP One Mid America Plaza P.O. Box 3697 Oak Brook, Illinois 60522

DIRECTORS AND OFFICERS

DIRECTORS		OFFICERS

Gerard A. Schuetzenhofer

Chairman of the Board

President, Coldwell Banker
Brown Realtors/Coldwell Banker
Commercial Brown Realtors

Joseph J. Gugger

Vice Chairman of the Board

Partner, Fastechnology LLC

Owner, Gugger Group, Inc

Joseph Helms

Retired, Veterinarian,

Hawthorne Animal Hospital

Gary D. Niebur

Executive Director,

Edwardsville YMCA

Mayor of Edwardsville, Illinois

Joseph Stevens

Owner, Market Basket

Grocery & Garden Center

Dennis M. Terry

President & Chief Executive
Officer, First Clover Leaf Bank

William Barlow Senior Vice President & Senior Lender Lisa R. Fowler Senior Vice President & Chief Lending Officer Darlene F. McDonald Senior Vice President & Chief Financial Officer
Kenneth P. Highlander Retired, President, Ready-Mix Services Inc.	Mary Westerhold Vice President & Chief Financial Officer, Madison Communications Company	Brad Rench Executive Vice President & Chief Operating Officer

FIRST CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheet of First Clover Leaf Financial Corp. (the Company) as of December 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 15, 2013

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
ASSETS

Cash and due from banks	$23,798,795	$10,336,923
Interest-earning deposits	8,161,322	7,083,526
Federal funds sold	39,454,481	21,940,960
Total cash and cash equivalents	71,414,598	39,361,409

Interest-earning time deposits	1,749,744	1,738,498
Securities available for sale	88,280,080	85,575,351
Federal Home Loan Bank stock	2,887,763	6,306,273
Loans, net of allowance for loan losses of $5,944,585 and $7,789,262 at 2012 and 2011, respectively	394,868,626	387,634,646
Loans held for sale	1,827,000	1,661,750
Property and equipment, net	10,157,929	10,088,154
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	5,244,335	5,067,935
Core deposit intangible	535,000	816,000
Foreclosed assets	6,505,912	5,822,864
Mortgage servicing rights	811,783	651,409
Accrued interest receivable	1,592,307	1,726,319
Prepaid FDIC insurance premiums	1,001,161	1,439,197
Other assets	2,507,471	3,449,851

Total assets	$600,769,032	$562,724,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$60,330,245	$39,256,851
Interest-bearing	400,043,801	375,501,432
Total deposits	460,374,046	414,758,283

Federal Home Loan Bank advances	21,966,750	26,944,000
Securities sold under agreements to repurchase	34,494,579	36,874,298
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	284,270	417,828
Other liabilities	1,392,984	2,016,445
Total liabilities	522,512,629	485,010,854

Commitments and Contingent Liabilities (Note 15)

Stockholders’ Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, $.10 par value, 20,000,000 shares authorized, 7,481,317 and 7,727,756 shares issued and outstanding at 2012 and 2011	748,132	772,776
Additional paid-in capital	59,660,244	61,230,512
Retained earnings	16,651,916	14,418,656
Accumulated other comprehensive income	1,196,111	1,292,181
Total stockholders’ equity	78,256,403	77,714,125

Total liabilities and stockholders’ equity	$600,769,032	$562,724,979

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31, 2012 and 2011

	2012	2011
Interest and dividend income:
Interest and fees on loans	$19,613,434	$21,216,983
Securities:
Taxable interest income	1,129,813	1,678,079
Nontaxable interest income	836,665	726,594
Federal Home Loan Bank dividends	9,170	6,306
Interest-earning deposits, federal funds sold, and other	63,712	99,949
Total interest and dividend income	21,652,794	23,727,911

Interest expense:
Deposits	3,833,610	5,813,221
Federal Home Loan Bank advances	518,647	511,987
Securities sold under agreements to repurchase	17,839	11,179
Subordinated debentures	97,914	116,115
Total interest expense	4,468,010	6,452,502

Net interest income	17,184,784	17,275,409

Provision for loan losses	1,550,000	5,292,000

Net interest income after provision for loan losses	15,634,784	11,983,409

Other income:
Service fees on deposit accounts	370,082	398,730
Other service charges and fees	375,045	338,510
Loan servicing fees	219,117	194,722
Gain on sale of securities	167,978	454,920
Gain on sale of loans	1,599,694	572,395
Other	236,870	129,461
	2,968,786	2,088,738

Other expenses:
Compensation and employee benefits	5,959,622	4,918,828
Occupancy expense	1,257,849	1,269,013
Data processing services	703,957	643,362
Director fees	151,700	149,150
Professional fees	519,331	550,581
FDIC insurance premiums	469,104	910,468
Foreclosed asset related expenses	653,736	976,130
Amortization of core deposit intangible	281,000	304,000
Amortization of mortgage servicing rights	286,165	178,127
Other	2,211,571	1,842,378
	12,494,035	11,742,037

Income before income taxes	6,109,535	2,330,110

Income tax expense	2,045,034	435,082

Net income	$4,064,501	$1,895,028

Net income	$4,064,501	$1,895,028
Other comprehensive income:
Unrealized gains on securities available for sale arising during the period	15,485	1,530,168
Reclassification adjustment for realized gains included in income	(167,978)	(454,920)
Tax effect	56,423	(397,841)
Net of tax	(96,070)	677,407
Comprehensive income	$3,968,431	$2,572,435

Basic earnings per share	$0.53	$0.24
Diluted earnings per share	$0.53	$0.24

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2012 and 2011

					Unearned
				Accumulated	Employee
		Additional		Other	Stock
	Common	Paid-in	Retained	Comprehensive	Ownership
	Stock	Capital	Earnings	Income	Plan Shares	Total

Balance, January 1, 2011	$788,770	$62,116,845	$14,384,059	$614,774	$(571,009)	$77,333,439

Net income	—	—	1,895,028	—	—	1,895,028
Other comprehensive income	—	—	—	677,407	—	677,407
Dividends ($0.24 per share)	—	—	(1,860,431)	—	—	(1,860,431)
Repurchase of 59,493 shares of common stock	(5,949)	(392,367)	—	—	—	(398,316)
Allocation of ESOP shares	—	14,856	—	—	52,142	66,998
Repayment of ESOP note including cancellation of 100,453 shares	(10,045)	(508,822)	—	—	518,867	—

Balance, December 31, 2011	772,776	61,230,512	14,418,656	1,292,181	—	77,714,125

Net income	—	—	4,064,501	—	—	4,064,501
Other comprehensive income	—	—	—	(96,070)	—	(96,070)
Dividends ($0.24 per share)	—	—	(1,831,241)	—	—	(1,831,241)
Repurchase of 246,439 shares of common stock	(24,644)	(1,570,268)	—	—	—	(1,594,912)

Balance, December 31, 2012	$748,132	$59,660,244	$16,651,916	$1,196,111	$—	$78,256,403

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$4,064,501	$1,895,028
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(194,146)	726,284
Amortization (accretion) of:
Deferred loan origination costs, net	(96,673)	(10,581)
Premiums and discounts on securities	862,311	(145,787)
Core deposit intangible	281,000	304,000
Mortgage servicing rights	286,165	178,127
Fair value adjustments	(56,289)	(76,756)
Provision for loan losses	1,550,000	5,292,000
Depreciation	551,495	566,608
ESOP expense	—	66,998
Gain on sale of securities available for sale	(167,978)	(454,920)
Gain on sale of loans	(1,599,694)	(572,395)
Gain on sale of property and equipment	—	(77,595)
(Gain) loss on sale of foreclosed assets	(17,860)	57,475
Write-down on foreclosed assets	392,776	449,274
Earnings on bank-owned life insurance	(176,400)	(67,935)
Increase in mortgage servicing rights	(446,539)	(228,211)
Proceeds from sales of loans held for sale	57,750,004	28,067,760
Originations of loans held for sale	(56,315,560)	(29,157,115)
Change in assets and liabilities:
Accrued interest receivable and other assets	1,708,574	(205,500)
Accrued interest payable	(133,558)	(143,859)
Other liabilities	(567,038)	(617,698)
Net cash provided by operating activities	7,675,091	5,845,202

Cash flows from investing activities
Purchase of interest-earning time deposits	(11,246)	(19,847)
Available for sale securities:
Purchases	(50,213,584)	(76,612,719)
Proceeds from calls, maturities, and principal repayments	41,274,632	62,988,659
Proceeds from sales	5,451,797	8,271,072
Redemption of FHLB stock	3,418,510	—
Increase in loans	(11,026,356)	(9,898,804)
Purchase of property and equipment	(637,341)	(176,335)
Proceeds from the sale of property and equipment	—	145,418
Proceeds from the sale of foreclosed assets	1,308,795	2,106,166
Purchase of bank-owned life insurance	—	(5,000,000)
Net cash used in investing activities	(10,434,793)	(18,196,390)

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

	2012	2011
Cash flows from financing activities
Net increase (decrease) in deposit accounts	$45,618,763	$(32,698,926)
Net (decrease) increase in securities sold under agreements to repurchase	(2,379,719)	15,417,223
Proceeds from Federal Home Loan Bank advances	10,000,000	10,000,000
Repayments of Federal Home Loan Bank advances	(15,000,000)	(5,000,000)
Repurchase of common stock	(1,594,912)	(398,316)
Cash dividends paid	(1,831,241)	(1,860,431)
Net cash provided by (used in) financing activities	34,812,891	(14,540,450)

Net increase (decrease) in cash and cash equivalents	32,053,189	(26,891,638)

Cash and cash equivalents:
Beginning	39,361,409	66,253,047

Ending	$71,414,598	$39,361,409

Supplemental schedule of noncash investing and financing activities
Assets acquired in settlement of loans	$2,590,259	$5,006,432
Loans made to finance sales of foreclosed assets	223,500	415,000
Repayment of ESOP note	—	612,762

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$4,581,818	$6,576,633
Income taxes, net of refunds	1,685,000	1,091,728

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Clover Leaf Financial Corp. (the Company) is a one-bank holding company, whose wholly-owned savings bank subsidiary, First Clover Leaf Bank (the Bank), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities.  The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

Principles of Consolidation:  The consolidated financial statements include the accounts of the Company and the Bank and have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominate practices in the banking industry. The financial statements also include two wholly-owned entities on a deconsolidated basis, Clover Leaf Financial Services, and First Clover Leaf Statutory Trust I.  All material intercompany accounts and transactions have been eliminated in the consolidation.

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

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. Those reserve balances were approximately $3,062,000 and $2,864,000, respectively, at December 31, 2012 and 2011.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-Earning Time Deposits:  Interest-earning time deposits in banks are carried at cost.  At December 31, 2012 and 2011 interest-earning time deposits amounted to $1,749,744 and $1,738,498, respectively.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

Federal Home Loan Bank Stock:  The Company held Federal Home Loan Bank of Chicago (FHLB) stock of $2,887,763 and $6,306,273 for the years ended December 31, 2012 and 2011, respectively.  The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are “restricted” in that they can only be redeemed by the respective institution at par. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.

Loans:  The Company offers real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company’s debtors to comply with repayment terms is dependent upon the real estate and general economic conditions in this area.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans held for sale:  Loans originated and intended for sale are carried at the lower of cost or estimated fair value which is based on market pricing.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses:  The allowance for loan losses is a valuation account for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Management estimates the allowance balance required using our historical loan loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance for loan losses is evaluated on at least a quarterly basis by management.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Management considers the allowance for loan losses at December 31, 2012 and 2011 to be at an adequate level.  However, changes may be necessary if further economic and other conditions differ substantially from the current environment.  To the extent actual outcomes differ from the estimates, additional provision for credit losses may be required that would reduce future earnings.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off.  Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements related to delinquency.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings.  All troubled debt restructurings are classified as impaired.

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

All loans classified as substandard are evaluated for impairment along with loans over $250,000 categorized as special mention.  If a loan is impaired, we further test to see if it is considered collateral dependent.  If the loan is collateral dependent, a portion of the allowance is allocated so that the loan is reported at the fair value of the collateral.  If the loan is not collateral dependent, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

The general component of the allowance covers non-impaired loans.  Once the non-impaired loans are separated into the specified loan pools, we analyze the pools using two criteria: historical loss data, and qualitative adjustments.  Historical data involves a three year look-back at gross charge-offs specific to each portfolio segment.  We utilize three years of data summarized by quarter.  This model assumes a heavier weighting on the most recent years.  Currently that weighting is 60% for the most recent year; 30% for the prior year; and 10% for the third year.  These data are analyzed and used to arrive at a base for our reserve percentage.  The qualitative adjustments are determined based on various publications, market research, economic reports and management’s expertise and knowledge of the immediate lending market and include the following:

•                  Changes in sector’s portfolio health

•                  Changes in non-impaired classified assets

•                  National and/or local economic conditions

•                  Changes in financial industry/regulation

•                  Changes in value of underlying collateral

•                  Changes in segment concentrations

•                  Changes in volume/nature of loan portfolio

•                  Changes in past dues, non-accruals/asset quality

•                  Changes in lending policies/underwriting practices

•                  Changes in loan review/oversight

•                  Changes in staff depth/experience

•                  Changes in competition/legal

The consideration of all of these factors results in a loss allocation percentage for each portfolio segment.  The following portfolio segments have been identified:

Real Estate Loans:

One-to-four family (owner occupied and non-owner occupied)

Multi-family

Commercial (owner occupied and non-owner occupied)

Construction and land

Commercial

Commercial business

Consumer

Home equity

Automobile and other

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

One-to-four family real estate loans are predominately collateralized by properties located in our market area.  Due to overwhelming customer demand in the low interest rate environment, virtually all of these loans have fixed rates of interest.  We generally sell most of the conforming, fixed-rate loans that we originate, but we generally retain the servicing rights on these loans.  We may lend up to 80% of the property’s appraised value, or up to 100% of the property’s appraised value if the borrower obtains private mortgage insurance.  We require title insurance on all of our one-to-four family real estate loans, and we also require that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property.  We also require a property appraisal for all one-to-four family loans that are underwritten to comply with secondary market standards.  Appraisals are conducted by independent appraisers from a list approved by our board of directors.

Multi-family real estate loans are generally secured by apartment buildings and rental properties with five or more units.  All of our multi-family real estate loans are secured by properties located within our market area.  Multi-family real estate loans generally are offered with interest rates that adjust after one, three or five years.  The interest rate adjustments are tied to either a Treasury Bill Index tied to the adjustment period, or to a Cost of Funds index.  When originating multi-family real estate loans we evaluate the qualifications and financial condition of the borrower, profitability and expertise, as well as the value and condition of the mortgaged property securing the loans.  We also consider the financial resources of the borrower, the borrower’s experience in owning or managing a similar property, and the borrower’s payment history with us and other financial institutions.  Multi-family real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loans.  All multi- family real estate loans over $250,000 are appraised by outside independent appraisers approved by the board of directors.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction lending generally involves a greater degree of risk than our other real estate lending.  The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the project.  The construction phase of a loan generally lasts up to six months, and the interest rate charged generally corresponds to the rate of the committed permanent loan, with loan-to- value ratios of up to 80%, (or up to 100% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less.  Our procedures for underwriting construction loans include an assessment of the borrower’s credit history and the borrower’s ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan.  We use the same underwriting standards and procedures for construction/permanent lending as we do for one-to-four family residential real estate lending.

Commercial business loans vary in type and may be secured or unsecured for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes.  The terms of these loans are generally for less than five years.  The loans are either fixed-rate or carry variable interest rates indexed to the prime rate.  Commercial credit decisions are based upon a complete credit review of the borrower.  A determination is made as to the borrower’s ability to repay in accordance with the proposed terms as well as an overall assessment of the credit risks involved.  Personal guarantees of borrowers are generally required.  In evaluating a commercial business loan, we consider debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.  Credit agency reports of the borrower’s credit history as well as bank checks and trade investigations supplement the analysis of the borrower’s creditworthiness.

Although we originate fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed-versus adjustable- rate loans, and the interest rates offered on each type of loan by competing lenders in our market area. Loan originations are derived from a number of sources, including existing or prior customers and walk-in customers.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Goodwill:  Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected September 30 as the date to perform the annual impairment test.  Our annual impairment assessment for 2012 and 2011 resulted in no goodwill impairment.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Earnings Per Common Share:  Basic earnings per share represents net income available to common stockholders divided by the weighted average number of common shares outstanding.  Employee stock ownership plan shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  No dilutive potential common shares existed at December 31, 2012 and 2011.

	Year Ended
	December 31,
	2012	2011

Net income	$4,064,501	$1,895,028
Basic potential common shares:
Weighted average shares outstanding	7,632,662	7,858,511
Weighted average unallocated Employee Stock Ownership Plan shares	—	(105,924)
Basic weighted average shares outstanding	7,632,662	7,752,587

Dilutive potential common shares	—	—

Diluted weighted average shares outstanding	7,632,662	7,752,587

Basic and diluted earnings per share	$0.53	$0.24

Fair Value Measurements:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16 and 17.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Recent Accounting Pronouncements:  The following accounting standard was recently issued relating to the financial services industry:

In September 2011, the FASB amended existing guidance relating to goodwill impairment testing.  The amendment permits an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  The amendments in this guidance were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or stockholders’ equity.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 2 — SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities with gross unrealized gains and losses are summarized as follows:

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$19,596,009	$212,845	$(15,352)	$19,793,502
State and municipal securities	35,068,040	1,375,995	(40,112)	36,403,923
Other securities(1)	248,501	—	—	248,501
Mortgage-backed: residential	31,468,831	427,194	(61,871)	31,834,154

	$86,381,381	$2,016,034	$(117,335)	$88,280,080

	December 31, 2011
U.S. government agency obligations	$31,226,753	$517,236	$—	$31,743,989
Corporate bonds	1,949,836	12,444	(123,956)	1,838,324
State and municipal securities	25,063,842	1,329,567	(17,291)	26,376,118
Other securities	3,501	—	—	3,501
Mortgage-backed: residential	25,280,227	425,272	(92,080)	25,613,419

	$83,524,159	$2,284,519	$(233,327)	$85,575,351

(1)  Includes a Certificate of Deposit in the amount of $245,000

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 2 — SECURITIES AVAILABLE FOR SALE (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2012 and 2011, are summarized as follows:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$1,490,123	$(15,352)	$—	$—	$1,490,123	$(15,352)
State and municipal securities	6,952,889	(40,112)	—	—	6,952,889	(40,112)
Mortgage-backed: residential	13,828,613	(57,637)	329,715	(4,234)	14,158,328	(61,871)

	$22,271,625	$(113,101)	$329,715	$(4,234)	$22,601,340	$(117,335)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Corporate bonds	$—	$—	$576,044	$(123,956)	$576,044	$(123,956)
State and municipal securities	1,448,738	(17,291)	—	—	1,448,738	(17,291)
Mortgage-backed: residential	9,805,765	(92,080)	—	—	9,805,765	(92,080)

	$11,254,503	$(109,371)	$576,044	$(123,956)	$11,830,547	$(233,327)

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

At December 31, 2012, the Company had 23 securities in an unrealized loss position which included: one agency security, 12 state and municipal securities, and 10 mortgage-backed securities.  These securities had an aggregate depreciation of 0.52% from the Company’s amortized cost basis.  The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows.  While one of our mortgage-backed securities has been in an unrealized loss position for more than 12 months and is currently at a 1% unrealized loss position, which we believe is interest rate driven, there have been no defaults to date, and the security remains above investment grade.  The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of amortized cost.  Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2012.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 2 — SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value at December 31, 2012, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Other securities have no stated maturity.  Therefore, stated maturities are not disclosed for these categories.

	Amortized	Fair
	Cost	Value
Due in one year or less	$13,358,995	$13,468,827
Due after one year through five years	11,438,149	11,728,731
Due after five years through ten years	10,640,111	11,126,670
Due after ten years	19,226,794	19,873,196
Other securities	248,501	248,501
Mortgage-backed: residential	31,468,831	31,834,155

	$86,381,381	$88,280,080

Securities with a carrying amount of approximately $77,431,000 and $78,425,000 were pledged to secure deposits as required or permitted by law at December 31, 2012 and 2011, respectively.

At year-end 2012 and 2011, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.  The Company sold $5,283,819 of securities during 2012 resulting in gross realized gains of $167,978.  The Company sold $7,816,152 of securities during 2011 resulting in gross realized gains of $455,048 and gross realized losses of $128. The tax related to these net realized gains and losses was $56,273 and $161,497 for 2012 and 2011, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS

The components of loans are as follows:

	At December 31,
	2012	2011
Real estate loans:
One-to-four family	$112,350,393	$115,540,320
Multi-family	42,203,212	39,481,726
Commercial	138,766,873	128,656,804
Construction and land	30,143,957	44,192,020
	323,464,435	327,870,870

Commercial business	71,251,082	48,676,963

Consumer:
Home equity	12,062,108	19,139,850
Automobile and other	1,462,909	1,414,711
	13,525,017	20,554,561

Total gross loans	408,240,534	397,102,394
Undisbursed portion of construction loans	(7,376,713)	(1,725,311)
Deferred loan origination costs (fees), net	(50,610)	46,825
Allowance for loan losses	(5,944,585)	(7,789,262)

Loans, net	$394,868,626	$387,634,646

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and companies in which these individuals have a 10% or more beneficial ownership.  Changes in these loans for the years ended December 31, 2012 and 2011 are summarized as follows:

	Year Ended
	December 31,
	2012	2011
Balance, beginning of year	$19,402,842	$10,347,217
Additions	1,748,927	9,753,434
Repayments	(13,023,026)	(695,809)
Change in status of borrower	—	(2,000)

Balance, end of year	$8,128,743	$19,402,842

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

The loan portfolio includes a concentration of loans in commercial real estate amounting to approximately $138,767,000 and $128,657,000 as of December 31, 2012 and 2011, respectively.  The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers.  The concentration of credit within commercial real estate is taken into consideration by management in determining the allowance for loan losses.  The Company’s opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral.  These estimates are affected by changing economic conditions and the economic prospects of borrowers.

On occasion, the Company originates loans secured by single-family dwellings with loan to value ratios exceeding 90%.  The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2012 or 2011.

The recorded investment in loans does not include accrued interest and loan origination fees due to immateriality.  The recorded investment in construction and land includes undisbursed commitments of $7,376,713 and $1,725,311 at December 31, 2012 and 2011, respectively.

The following tables present our past-due loans, segregated by class, as of December 31:

December 31, 2012

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$318,052	$577,608	$1,811,054	$2,706,714	$109,643,679	$112,350,393	$182,770
Multi-family	—	—	—	—	42,203,212	42,203,212	—
Commercial	638,330	—	535,402	1,173,732	137,593,141	138,766,873	—
Construction and land	—	—	375,418	375,418	29,768,539	30,143,957	—
	956,382	577,608	2,721,874	4,255,864	319,208,571	323,464,435	182,770

Commercial business	217,800	—	286,692	504,492	70,746,590	71,251,082	26,234

Consumer:
Home equity	48,383	34,980	49,090	132,453	11,929,655	12,062,108	—
Automobile and other	—	4,244	5,492	9,736	1,453,173	1,462,909	—
	48,383	39,224	54,582	142,189	13,382,828	13,525,017	—

Total	$1,222,565	$616,832	$3,063,148	$4,902,545	$403,337,989	$408,240,534	$209,004

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

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

Year-end non-accrual loans, segregated by class, are as follows:

	At December 31,
	2012	2011
Real estate loans:
One-to-four family	$2,087,073	$1,203,351
Multi-family	3,005,771	1,119,696
Commercial	3,466,342	762,168
Construction and land	2,456,419	7,690,156
	11,015,605	10,775,371

Commercial business	260,458	249,695

Consumer:
Home equity	185,531	141,777
Automobile and other	9,735	—
	195,266	141,777
Total non-accrual loans	$11,471,329	$11,166,843

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ended December 31, 2012 and 2011.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Year ended December 31, 2012

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$777,470	$(263,026)	$1,565	$331,276	$847,285
Multi-family	779,680	—	34,312	144,311	958,303
Commercial	1,157,114	(576,046)	235,354	451,659	1,268,081
Construction and land	3,934,573	(2,123,047)	21,541	(420,065)	1,413,002
	6,648,837	(2,962,119)	292,772	507,181	4,486,671

Commercial business	969,669	(649,749)	18,225	957,969	1,296,114

Consumer
Home equity	133,234	(92,056)	—	110,447	151,625
Automobile and other	37,522	(2,297)	547	(25,597)	10,175
	170,756	(94,353)	547	84,850	161,800

Total	$7,789,262	$(3,706,221)	$311,544	$1,550,000	$5,944,585

Year ended December 31, 2011

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$1,161,865	$(421,102)	$37,211	(504)	$777,470
Multi-family	299,964	(227,662)	—	707,378	779,680
Commercial	1,043,023	(378,921)	7,740	485,272	1,157,114
Construction and land	2,151,810	(1,753,982)	71,474	3,465,271	3,934,573
	4,656,662	(2,781,667)	116,425	4,657,417	6,648,837

Commercial business	868,572	(482,744)	22,294	561,547	969,669

Consumer
Home equity	193,756	(105,441)	—	44,919	133,234
Automobile and other	9,405	—	—	28,117	37,522
	203,161	(105,441)	—	73,036	170,756

Total	$5,728,395	$(3,369,852)	$138,719	$5,292,000	$7,789,262

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

The following tables separate the allocation of the allowance for loan losses and the loan balances between loans evaluated both individually and collectively as of December 31, 2012, and 2011:

December 31, 2012

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$210,336	$636,949	$847,285	$2,060,316	$110,290,077	$112,350,393
Multi-family	533,850	424,453	958,303	3,005,771	39,197,441	42,203,212
Commercial	34,812	1,233,269	1,268,081	3,237,893	135,528,980	138,766,873
Construction and land	—	1,413,002	1,413,002	2,456,419	27,687,538	30,143,957
	778,998	3,707,673	4,486,671	10,760,399	312,704,036	323,464,435

Commercial business	22,713	1,273,401	1,296,114	260,458	70,990,624	71,251,082

Consumer:
Home equity	28,117	123,508	151,625	185,531	11,876,577	12,062,108
Automobile and other	2,572	7,603	10,175	9,735	1,453,174	1,462,909
	30,689	131,111	161,800	195,266	13,329,751	13,525,017

Total	$832,400	$5,112,185	$5,944,585	$11,216,123	$397,024,411	$408,240,534

December 31, 2011

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$383,825	$393,645	$777,470	$2,531,092	$113,009,228	$115,540,320
Multi-family	356,260	423,420	779,680	3,640,570	35,841,156	39,481,726
Commercial	98,754	1,058,360	1,157,114	3,357,048	125,299,756	128,656,804
Construction and land	2,080,706	1,853,867	3,934,573	7,845,281	36,346,739	44,192,020
	2,919,545	3,729,292	6,648,837	17,373,991	310,496,879	327,870,870

Commercial business	161,786	807,883	969,669	1,563,746	47,113,217	48,676,963

Consumer:
Home equity	13,814	119,420	133,234	651,248	18,488,602	19,139,850
Automobile and other	—	37,522	37,522	—	1,414,711	1,414,711
	13,814	156,942	170,756	651,248	19,903,313	20,554,561

Total	$3,095,145	$4,694,117	$7,789,262	$19,588,985	$377,513,409	$397,102,394

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted.   This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur.  As such, it is not practical or desirable to defer the write-off.  Therefore, there is no balance to report at December 31, 2012 or 2011.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

The following tables present our credit quality indicators, segregated by class, as of December 31, 2012, and 2011:

December 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$108,197,672	$1,882,095	$1,763,954	$506,672	$112,350,393
Multi-family	36,428,424	2,769,017	3,005,771	—	42,203,212
Commercial	121,242,335	11,221,414	6,303,124	—	138,766,873
Construction and land	26,808,635	120,699	2,839,205	375,418	30,143,957
	292,677,066	15,993,225	13,912,054	882,090	323,464,435

Commercial business	70,155,966	834,657	257,897	2,562	71,251,082

Consumer:
Home equity	11,840,875	35,703	185,530	—	12,062,108
Automobile and other	1,453,175	—	4,243	5,491	1,462,909
	13,294,050	35,703	189,773	5,491	13,525,017

Total	$376,127,082	$16,863,585	$14,359,724	$890,143	$408,240,534

December 31, 2011

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$111,752,817	$1,245,332	$2,126,651	$415,520	$115,540,320
Multi-family	35,841,156	—	3,640,570	—	39,481,726
Commercial	117,634,711	3,856,453	7,061,405	104,235	128,656,804
Construction and land	25,903,980	950,000	17,338,040	—	44,192,020
	291,132,664	6,051,785	30,166,666	519,755	327,870,870

Commercial business	44,805,581	474,961	3,396,421	—	48,676,963

Consumer:
Home equity	17,980,458	471,386	688,006	—	19,139,850
Automobile and other	1,411,319	—	3,392	—	1,414,711
	19,391,777	471,386	691,398	—	20,554,561

Total	$355,330,022	$6,998,132	$34,254,485	$519,755	$397,102,394

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

The following tables provide details of impaired loans, segregated by class, as of and for periods indicated.  The unpaid contractual balance represents the recorded balance prior to any partial charge-offs.  The recorded investment represents customer balances net of any partial charge-offs recognized on the loans.

	As of December 31, 2012			As of December 31, 2011
	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real estate loans:
One-to-four family	$494,195	$494,195	$—	$799,309	$799,309	$—
Multi-family	367,883	215,963	—	387,757	235,837	—
Commercial	3,015,172	2,702,491	—	1,954,587	1,954,587	—
Construction and land	4,480,653	2,456,419	—	2,227,340	1,976,340	—
	8,357,903	5,869,068	—	5,368,993	4,966,073	—

Commercial business	2,562	2,562	—	270,304	270,304	—

Consumer:
Home equity	157,413	157,413	—	637,433	637,434	—
Subtotal	$8,517,878	$6,029,043	$—	$6,276,730	$5,873,811	$—

With an allowance recorded:
Real estate loans:
One-to-four family	$1,566,121	$1,566,121	$210,336	$1,731,783	$1,731,783	$383,825
Multi-family	2,789,808	2,789,808	533,849	3,404,733	3,404,733	356,260
Commercial	535,402	535,402	34,812	1,402,461	1,402,461	98,754
Construction and land	—	—	—	6,799,046	5,868,941	2,080,706
	4,891,331	4,891,331	778,997	13,338,023	12,407,918	2,919,545

Commercial business	257,896	257,896	22,713	1,293,442	1,293,442	161,786

Consumer:
Home equity	28,118	28,118	28,118	13,814	13,814	13,814
Automobile and other	9,735	9,735	2,572	—	—	—
	37,853	37,853	30,690	13,814	13,814	13,814
Subtotal	5,187,080	5,187,080	832,400	14,645,279	13,715,174	3,095,145
Total	$13,704,958	$11,216,123	$832,400	$20,922,009	$19,588,985	$3,095,145

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

	For the year ended December 31, 2012			For the year ended December 31, 2011
	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate loans:
One-to-four family	$825,566	$8,634	$—	$1,556,530	$33,329	$5,193
Multi-family	180,524	—	—	2,190,031	88,194	3,995
Commercial	2,045,209	—	—	3,226,800	179,230	2,012
Construction and land	2,171,336	10,322	—	3,837,418	3,876	—
	5,222,635	18,956	—	10,810,779	304,629	11,200

Commercial business	142,047	925	—	460,871	13,465	—

Consumer:
Home equity	241,267	—	—	583,781	21,051	—
Automobile and other	688	—	—	—	—	—
	241,955	—	—	583,781	21,051	—
Subtotal	$5,606,637	$19,881	$—	$11,855,431	$339,145	$11,200

With an allowance recorded:
Real estate loans:
One-to-four family	$986,926	$604	$—	$1,114,300	$3,144	$—
Multi-family	3,201,616	27,971	—	1,790,613	19,853	—
Commercial	1,404,895	8,000	—	619,241	38,585	4,827
Construction and land	2,345,953	3,746	—	3,003,567	—	—
	7,939,390	40,321	—	6,527,721	61,582	4,827

Commercial business	593,375	1,132	—	642,990	24,732	—

Consumer:
Home equity	57,724	—	—	23,851	—	—
Automobile and other	3,032	—	—	2,368	—	—
	60,756	—	—	26,219	—	—
Subtotal	8,593,521	41,453	—	7,196,930	86,314	4,827
Total	$14,200,158	$61,334	$—	$19,052,361	$425,459	$16,027

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings:

The Company has allocated $584,810 of specific reserves on $8,934,496 of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012.  The Company had $1,275,718 of allocations of specific reserves on $9,349,510 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2011.  The Company has no commitments to lend additional amounts as of December 31, 2012 and 2011 to customers with outstanding loans that are classified as troubled debt restructurings.

During the years ending December 31, 2012 and 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; payment and maturity changes not available in the market; forbearance agreements; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 6 months to one year.

The following tables present loans, by class, modified as troubled debt restructurings that occurred during the years ended December 31, 2012 and 2011:

Year ended December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
One-to-four family	4	$447,799	$444,508
Multi-family	1	449,055	215,963
Commercial	3	2,978,384	2,702,490
Construction and land	2	1,609,566	1,094,688

Total	10	$5,484,804	$4,457,649

The troubled debt restructurings described above resulted in a net decrease in the allowance for loan losses of $26,610 and charge offs of $312,682 during the year ended December 31, 2012.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 3 - LOANS (Continued)

Year ended December 31, 2011

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

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $1,275,718 and charge offs of $1,181,135 during the year ended December 31, 2011.

The following table presents the troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2012.  There were no troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2011.

Year ended December 31, 2012

	Number of Contracts	Recorded Investment (as of period end)
Real estate loans:
One-to-four family	1	$303,503

Total	1	$303,503

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $14,407 but resulted in no charge offs during the year ending December 31, 2012.

A loan is considered to be in payment default once it is 60 days contractually past due under the modified terms.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 4 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	December 31,
	2012	2011
Land	$1,808,958	$1,808,958
Buildings and improvements	9,075,751	8,685,469
Construction in process	—	21,270
Furniture and equipment	1,171,726	919,468
	12,056,435	11,435,165
Less accumulated depreciation	(1,898,506)	(1,347,011)

	$10,157,929	$10,088,154

Depreciation expense for the years ended December 31, 2012 and 2011 amounted to $551,495 and $566,608, respectively.

NOTE 5 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were approximately $101,473,000 and $78,483,000 at December 31, 2012 and 2011, respectively.

The carrying amount of servicing rights recorded on loans serviced for others was $811,783 and $651,409, respectively, at December 31, 2012 and 2011, which approximated their fair value.  The fair value of servicing rights at December 31, 2012 was determined using a discount rate of 9.00%, monthly prepayment speeds ranging from 246% to 698%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually.  The fair value of servicing rights at December 31, 2011 was determined using a discount rate of 9.00%, monthly prepayment speeds ranging from 252% to 694%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually.  The ancillary income and cost to service assumptions include projected loan defaults.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 5 - MORTGAGE SERVICING RIGHTS (Continued)

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended
	December 31,
	2012	2011
Balance, beginning	$651,409	$601,325
Mortgage servicing rights capitalized	446,539	228,211
Mortgage servicing rights amortized	(257,579)	(138,900)
Provision for loss in fair value	(28,586)	(39,227)

Balance, ending	$811,783	$651,409

Valuation allowances:

Balance, beginning	$205,038	$165,811
Additions	28,586	39,227

Balance, ending	$233,624	$205,038

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2013	$152,517
2014	142,557
2015	111,143
2016	71,093
2017	65,854
Thereafter	268,619

$811,783

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 6 - CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2012	2011
Core deposit intangible	$3,258,000	$3,258,000
Less accumulated amortization	(2,723,000)	(2,442,000)

	$535,000	$816,000

Amortization expense on core deposit intangible for the years ended December 31, 2012 and 2011 was $281,000 and $304,000, respectively.

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year Ending December 31,	Amount
2013	$264,000
2014	75,000
2015	58,000
2016	58,000
2017	58,000

NOTE 7 - GOODWILL

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

As outlined in ASC Topic 350, an entity has the option in its annual goodwill impairment testing to first assess certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, an entity must perform the two-step impairment test.  The first impairment test involves two approaches; (i) the comparable transactions approach, and (ii) the control premium approach. The first approach, used to identify potential impairment, involves comparing the fair value of the reporting unit to its carrying value including goodwill.  If the fair value of the reporting unit exceeds its carrying value, goodwill is not considered impaired.  If the carrying value exceeds fair value, there is an indication of impairment, and the second approach is performed to measure the amount of impairment.  The second approach involves calculating an implied fair value of goodwill for the reporting unit, in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first valuation methodology, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of the reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment charge is recorded against earnings for the excess.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 7 - GOODWILL (Continued)

Due to the current economic environment and other uncertainties, it is possible that our estimates and assumptions may adversely change in the future, and we may be required to record additional goodwill impairment losses in future periods.  It is not possible at this time to determine if any such future impairment loss would result or, it if does, whether such charge would be material.  However, any such future impairment loss would be limited to the remaining goodwill balance of $11,385,323 at December 31, 2012.  Subsequent reversal of goodwill impairment losses is not permitted.  At our annual impairment assessment date of September 30, 2012, our analysis indicated that no further impairment existed.

NOTE 8 - DEPOSITS

Deposits are summarized as follows:

	December 31,
	2012	2011
Noninterest-bearing	$60,330,245	$39,256,851
Interest-bearing transaction accounts	223,830,488	196,120,029
Savings	25,689,456	22,101,944
Time	150,523,857	157,279,459

	$460,374,046	$414,758,283

Included in time deposits were approximately $29,201,000 and $32,495,000 of brokered deposits for the years ended December 31, 2012 and 2011, respectively.  Included in interest-bearing transaction accounts were approximately $48,076,000 and $21,226,000 of brokered deposits for the years ended December 31, 2012 and 2011, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended
	December 31,
	2012	2011
Interest-bearing transaction accounts	$1,203,755	$1,816,588
Savings	115,143	153,271
Time	2,514,712	3,843,362

	$3,833,610	$5,813,221

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $70,786,000 and $70,493,000 at December 31, 2012 and 2011, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 8 - DEPOSITS (Continued)

At December 31, 2012, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Amount
2013	$86,690,819
2014	22,134,236
2015	14,537,730
2016	12,914,613
2017	14,182,058
Thereafter	64,401

$150,523,857

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had total advances from the Federal Home Loan Bank (FHLB) of $21,966,750 and $26,944,000 at December 31, 2012 and 2011, respectively.  The weighted average interest rate on the advances was 1.27% and 1.10% at December 31, 2012 and 2011, respectively.  The range of rates on the outstanding advances at December 31, 2012 varied from 0.46% to 4.58%.

The contractual maturities of advances are as follows:

Year Ending December 31,	Amount
2013	$7,999,000
2014	11,499,000
2015	1,495,000
2016	973,750
$21,966,750

At December 31, 2012, in addition to FHLB stock, eligible residential real estate loans totaling approximately $66,444,000 were pledged to the FHLB to secure advances outstanding compared to $55,045,000 at December 31, 2011.

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

Securities sold under agreements to repurchase are secured by securities with an approximate carrying amount of $44,143,000 and $47,432,000 at year-end 2012 and 2011, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2012	2011
Average daily balance during the year	$25,945,603	$22,823,940
Average interest rate during the year	0.06%	0.05%
Maximum month-end balance during the year	$34,494,579	$36,874,298
Weighted average interest rate at year-end	0.06%	0.00%

NOTE 11 - SUBORDINATED DEBENTURES

The financial statements also include the following wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I.  The sole asset of this trust is junior subordinated deferrable interest debentures.  Clover Leaf issued $4,000,000 in May 2005 in cumulative trust preferred securities through this newly formed special-purpose trust.  The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I.  Distributions are cumulative and were payable at a fixed rate of 6.08% through May 2010 and then adjusted quarterly at a variable rate of 1.85% over the three month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security.  At December 31, 2012 the interest rate was 2.24%.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.  The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company.  The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010.  Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock.  For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 12 - INCOME TAXES

The Company and the Bank file consolidated federal income tax returns and Illinois state income tax returns.  The Company and the Bank are no longer subject to examination by federal and state taxing authorities for years prior to 2009 and 2008, respectively.

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Year Ended
	December 31,
	2012	2011
Federal:
Current	$1,366,578	$859,716
Deferred	125,033	(607,705)
	1,491,611	252,011

State:
Current	484,310	301,650
Deferred	69,113	(118,579)
	553,423	183,071

	$2,045,034	$435,082

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended
	December 31,
	2012	2011
Expected income taxes	$2,138,337	$815,538
Income tax effect of:
State taxes, net of federal income tax benefit	332,911	113,052
Tax exempt interest, net	(333,886)	(265,610)
Income taxed at lower rates	(61,095)	(23,301)
Other	(31,233)	(204,597)

	$2,045,034	$435,082

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 12 - INCOME TAXES (Continued)

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$2,393,884	$3,109,480
Deferred compensation	176,433	218,716
Accrued expenses	—	61,219
Purchase accounting adjustments for:
Loans	49,988	60,616
Securities	162,889	195,896
Time deposits	—	1,198
Deferred fees and costs	—	18,388
OREO writedowns and expenses	316,132	—
Other	56,188	69,384
	3,155,514	3,734,897

Deferred tax liabilities:
Federal Home Loan Bank stock	(304,238)	(658,620)
Core deposit intangible	(215,445)	(325,748)
Mortgage servicing rights	(326,905)	(260,043)
Unrealized gain on securities available for sale	(702,588)	(759,011)
Purchase accounting adjustments for:
Premises and equipment	(301,426)	(305,223)
Federal Home Loan Bank advances	(13,390)	(22,355)
Premises and equipment	(107,979)	(82,631)
	(1,971,971)	(2,413,631)

Net deferred taxes	$1,183,543	$1,321,266

Retained earnings at December 31, 2012 and 2011 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2012 and 2011.  Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 13 - EMPLOYEE BENEFITS

The Company has adopted a 401(k) plan and defined contribution profit sharing plan covering substantially all of its employees.  The contribution to the plan for the profit sharing contribution is determined by the Board of Directors.  The Company contributed $107,278 and $109,464 to the plan for the profit sharing contribution for the years ended December 31, 2012 and 2011, respectively.  The 401(k) component of the plan allows participants to defer up to 50% of their compensation.  Such deferral accumulates on a tax deferred basis until the employee withdraws the funds.  The Company matched the employee contributions for the 401(k) plan up to 3% of compensation for the year ended December 31, 2012 and up to 2% of compensation for the year ended December 31, 2011.  Total expense recorded for the Company’s match for the 401(k) plan was $89,123 and $65,250 for the years ended December 31, 2012 and 2011, respectively.

Certain directors participate in a deferred compensation agreement.  The Company was accruing the liability for these agreements based on the present value of the amount the director is currently eligible to receive. The Company recorded expenses of $176 and $5,812 in 2012 and 2011, respectively, related to these agreements.  At December 31, 2011, the Company had a recorded liability in the amount of $547,885 for this plan.  Effective in February 2012, the Company terminated this agreement and adopted a new deferred compensation agreement which is managed by an independent third party.  Participants in the program choose their investment options and compensation is sent directly from the Company to the plan manager.  Deferred funds are no longer maintained by the Company.

The Company had an employee stock ownership plan (ESOP) that covered eligible employees.  The Company terminated the ESOP effective December 31, 2011.  The Company had loaned funds to the ESOP for the purchase of its common stock.  All shares were held in a suspense account for allocation among the participants as the loan was repaid. Shares were released for allocation to participants based upon the ratio of the current year’s debt service to the sum of total principal and interest payments over the remaining life of the note. Shares released from the suspense account were allocated among the participants based upon their pro rata annual compensation.  The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares were committed to be released to compensate employees, the contra equity account was reduced and the Company recognized compensation expense equal to the average fair market value of the shares committed to be released.  Compensation expense of $66,998 was incurred for the year ended December 31, 2011.  There was no compensation expense incurred for the year ended December 31, 2012 due to the ESOP’s termination.

In conjunction with the termination of the ESOP, 100,453 shares with a value of $6.10 per share were cancelled and applied as repayment of the ESOP loan.  The remaining 1,591 unallocated shares were then allocated to the participants based on their pro-rata share.  As of December 31, 2011 there were 74,866 allocated shares held by the ESOP.  These allocated shares were distributed to the participants prior to December 31, 2012.  As of December 31, 2012 the ESOP no longer held any shares.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 14 - CAPITAL RATIOS

Banks and holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Company must meet specific capital guidelines that involve quantitative measures of the Bank’s and the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s and the Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2012 and 2011, that the Bank and the Company meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the Bank was considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval from the Office of the Comptroller of the Currency.  Under these regulations, the amount of dividends that may be paid without prior consent in any calendar year is limited to the current year’s profits combined with retained net profits of the preceding two years, subject to the capital requirements described above.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 14 - CAPITAL RATIOS (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2012 and 2011 are presented in the following table.

			For Capital		To be Well Capitalized Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2012
Tier I Capital to Adjusted Total Assets	$67,253,000	11.45%	$23,487,000	4.00%	$29,359,000	5.00%

Tier I Capital to Risk Weighted Assets	67,253,000	17.89%	15,039,000	4.00%	22,558,000	6.00%

Total Capital to Risk Weighted Assets	70,766,000	18.82%	30,077,000	8.00%	37,597,000	10.00%

	2011
Tier I Capital to Adjusted Total Assets	$62,025,000	11.33%	$21,906,000	4.00%	$27,382,000	5.00%

Tier I Capital to Risk Weighted Assets	62,025,000	16.80%	14,767,000	4.00%	22,150,000	6.00%

Total Capital to Risk Weighted Assets	65,033,000	17.62%	29,534,000	8.00%	36,917,000	10.00%

The Company’s actual capital amounts and ratios as of December 31, 2012 and 2011 are presented in the following table.

			For Capital		To be Well Capitalized Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2012
Tier I Capital to Adjusted Total Assets	$65,059,000	10.64%	$24,463,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	65,059,000	17.25%	15,082,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	72,572,000	19.25%	30,164,000	8.00%	N/A	N/A

	2011
Tier I Capital to Adjusted Total Assets	$63,570,000	11.59%	$22,509,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	63,570,000	17.17%	14,812,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	70,570,000	19.06%	29,624,000	8.00%	N/A	N/A

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

				Range of Rates
	Variable Rate	Fixed Rate	Total	on Fixed Rate
	Commitments	Commitments	Commitments	Commitments
	2012
Commitments to extend credit	$15,111,371	$36,383,833	$51,495,204	1.00% - 18.00%
Standby letters of credit	50,000	649,356	699,356	4.50% - 9.25%

	2011
Commitments to extend credit	$34,303,938	$21,177,992	$55,481,930	3.00% - 18.00%
Standby letters of credit	1,481,605	2,583,942	4,065,547	3.50% - 9.25%

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2012 and 2011, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 15 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

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

Securities: The fair value of available-for-sale securities are determined by various valuation methodologies.  Where quoted market prices are available in an active market, securities are classified within Level 1.  The Company has no securities classified within Level 1.  If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics.  For these investments, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations.  They also use model processes, such as the Option Adjusted Spread model to assess interest rate impact and develop prepayment scenarios.  In the case of municipal securities, information on the Bloomberg terminal such as credit ratings, credit support, and call features are used to set the matrix values for the issues, which will be used to determine the yields from which the market values are calculated each month.  Because they are not price quote valuations, the pricing methods are considered Level 2 inputs.  At this time all of the Company’s securities fall within the Level 2 hierarchy for pricing.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company currently has no securities classified within Level 3.  During the years ended December 31, 2012 and 2011, there were no transfers between Level 1 and Level 2.  The valuation methodology was consistent for the years ended December 31, 2012 and 2011.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Foreclosed assets are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both foreclosed assets and collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.  On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis segregated by fair value hierarchy level during the periods ended December 31, 2012 and 2011 are summarized below:

	Fair Value Measurements at December 31, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$19,793,502	$—	$19,793,502
State and municipal securities	—	36,403,923	—	36,403,923
Other securities	—	248,501	—	248,501
Mortgage-backed: residential	—	31,834,154	—	31,834,154
Total securities available for sale	$—	$88,280,080	$—	$88,280,080

	Fair Value Measurements at December 31, 2011 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$31,743,989	$—	$31,743,989
Corporate bonds	—	1,838,324	—	1,838,324
State and municipal securities	—	26,376,118	—	26,376,118
Other securities	—	3,501	—	3,501
Mortgage-backed: residential	—	25,613,419	—	25,613,419
Total securities available for sale	$—	$85,575,351	$—	$85,575,351

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2012 and 2011 are summarized below:

	Fair Value Measurements at December 31, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate:
Commercial	$—	$—	$755,000	$755,000
Construction and land	—	—	2,926,988	2,926,988

Total foreclosed assets	$—	$—	$3,681,988	$3,681,988

Impaired loans:
Real estate loans:
One-to-four family	$—	$—	$1,355,785	$1,355,785
Multi-family	—	—	2,255,959	2,255,959
Commercial	—	—	500,590	500,590
	—	—	4,112,334	4,112,334

Commercial business	—	—	235,183	235,183

Consumer:
Automobile and other	—	—	7,163	7,163
	—	—	7,163	7,163

Total impaired loans	$—	$—	$4,354,680	$4,354,680

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

	Fair Value Measurements at December 31, 2011 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate:
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

Foreclosed assets are collateral dependent and are recorded at the lesser of the recorded investment in the receivable or the appraised value less costs to sell and may be revalued on a nonrecurring basis.  Foreclosed assets measured at fair value less costs to sell on a nonrecurring basis during the year ended December 31, 2012, had a net carrying amount of $3,681,988, which is made up of the outstanding balance of $4,342,988, net of cumulative write-downs of $661,000 which includes $350,000 that occurred during the year ended December 31, 2012.  At December 31, 2011, foreclosed assets had a carrying amount of $1,386,253, which was made up of the outstanding balance of $1,835,527, net of write-downs of $449,274.

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $5,187,080, with a valuation allowance of $832,400 at December 31, 2012, resulting in a net increase in provision for loan losses of $263,542 for the year ended December 31, 2012.  At December 31, 2011, impaired loans had a principal balance of $13,715,174 with a valuation allowance of $3,095,145, resulting in a net increase in provision for loan losses of $967,420 for the year ended December 31, 2011.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2012:

	Fair Value	Valuation Techniques	Unobservable Inputs	Range	Weighted Average

Foreclosed assets:
Real estate:
Commercial	$755,000	Sales Comparison	Adjustment for difference between comparable sales	1% to 24%	10.5%
Construction and land	2,926,988	Sales Comparison	Adjustment for difference between comparable sales	-4% to 47%	19.3%

Impaired loans:
Real estate loans:
One-to-four family	$1,355,785	Sales Comparison	Adjustment for difference between comparable sales	-5% to 9%	5.7%
Multi-family	2,255,959	Sales Comparison	Adjustment for difference between comparable sales	1% to 18%	10.0%
Commercial	500,590	Sales Comparison	Adjustment for difference between comparable sales	5% to 17%	12.3%
Commercial business	235,183	Sales Comparison	Adjustment for difference between comparable sales	4% to 50%	22.8%
Automobile and other	7,163	Liquidation Value	Adjustment to reflect realizable value	0% to 50%	50.0%

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

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents:  The carrying amounts of cash and cash equivalents approximate fair values given the short-term nature and active market for U.S. currency and are classified as Level 1.

Interest-Earning Time Deposits:  Due to the short-term nature of these deposits, the carrying amounts of these deposits approximate fair values.  However, since it is unusual to observe a quoted price in an active market during the outstanding term these deposits are classified as Level 2.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Loans:  Fair values are estimated for portfolios of loans with similar financial characteristics.  Loans are segmented by type such as real estate, commercial business, and consumer loans.  Each loan segment is further segregated into fixed and adjustable rate interest terms and by performing and non-performing classifications.  The fair value of fixed rate loans is estimated by either observable market prices or by discounting future cash flows using discount rates that reflect the Company’s current pricing for loans with similar characteristics, such as loan type, pricing and remaining maturity resulting in a Level 3 classification.  Impaired loans that have no specific reserve are classified as Level 3.  Impaired loans that have been written down to the fair value of the corresponding collateral, less estimated costs to sell, are not included in this table as those amounts were presented previously.  The fair value computed is not necessarily an exit price.

Accrued Interest Receivable:  The carrying amount of accrued interest receivable approximates its fair value.  Accrued interest receivable related to interest-earning time deposits and securities is classified as Level 2.  Accrued interest receivable related to loans is classified as Level 3.

Deposits:  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts) and are classified as Level 1. The carrying amounts for interest-bearing money market and savings accounts approximate their fair values at the reporting date and are classified as Level 1. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Federal Home Loan Bank Advances:  The fair value of Federal Home Loan Bank  advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances resulting in a Level 2 classification.

Securities Sold Under Agreements to Repurchase:  The carrying amounts of securities sold under agreements to repurchase approximate fair value resulting in a Level 2 classification.

Subordinated debentures:  This debenture is a floating rate instrument which re-prices quarterly.  The fair value of variable rate trust preferred debentures approximate carrying value resulting in a Level 2 classification.

Accrued Interest Payable:  The carrying amount of accrued interest payable approximates its fair value.  Accrued interest payable related to interest-bearing money market and savings accounts is classified as Level 1.  All other accrued interest payable is classified as Level 2.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2012 and 2011 that have not been previously presented and the methods and assumptions used to estimate those fair values.

		Fair Value Measurements at December 31, 2012 Using:
	Carrying	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Financial assets:
Cash and cash equivalents	$71,414,598	$71,414,598	$—	$—	$71,414,598
Interest-earning time deposits	1,749,744	—	1,749,744	—	1,749,744
Federal Home Loan Bank stock	2,887,763	—	—	—	N/A
Loans, net (excluding impaired loans at fair value)	390,513,946	—	—	398,541,271	398,541,271
Accrued interest receivable	1,592,307	—	445,151	1,147,156	1,592,307

Financial liabilities:
Non-interest bearing deposits	60,330,245	60,330,245	—	—	60,330,245
Interest-bearing deposits	400,043,801	249,519,944	151,235,158	—	400,755,102
Federal Home Loan Bank advances	21,966,750	—	22,222,771	—	22,222,771
Securities sold under agreement to repurchase	34,494,579	—	34,494,579	—	34,494,579
Subordinated debentures	4,000,000	—	4,000,000	—	4,000,000
Accrued interest payable	284,270	27,481	256,789	—	284,270

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2011
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$39,361,409	$39,361,409
Interest-earning time deposits	1,738,498	1,738,498
Federal Home Loan Bank stock	6,306,273	N/A
Loans, net (excluding impaired loans at fair value)	377,014,617	388,315,138
Accrued interest receivable	1,726,319	1,726,319

Financial liabilities:
Non-interest bearing deposits	39,256,851	39,256,851
Interest-bearing deposits	375,501,432	376,697,157
Federal Home Loan Bank advances	26,944,000	27,208,915
Securities sold under agreement to repurchase	36,874,298	36,874,298
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	417,828	417,828

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

NOTE 18 - LIQUIDATION ACCOUNT

As required by current regulations, a liquidation account in the amount of $20,700,000 was established in conjunction with our 2006 mutual to stock conversion.

As a result, each eligible account holder or supplemental account holder is entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed.  The liquidation account will never be increased despite any increase after conversion in the related deposit balance.  The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $3,300,000 at December 31, 2012.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
Assets
Cash and cash equivalents	$823,324	$4,497,942
Loans, net	247,971	262,109
Investment in common stock of subsidiary	80,450,227	76,169,460
Other assets	832,501	860,891

Total assets	$82,354,023	$81,790,402

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000,000	$4,000,000
Accrued interest payable	7,950	7,802
Other liabilities	89,670	68,475
Total liabilities	4,097,620	4,076,277

Stockholders’ Equity
Common stock	748,132	772,776
Additional paid-in-capital	59,660,244	61,230,512
Retained earnings	16,651,916	14,418,656
Accumulated other comprehensive income	1,196,111	1,292,181
	78,256,403	77,714,125

Total liabilities and stockholders’ equity	$82,354,023	$81,790,402

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years ended December 31, 2012 and 2011

	2012	2011
Interest income	$14,245	$38,108
Interest expense	(97,914)	(116,115)
Other income	—	4
Other expenses	(420,211)	(393,932)

Loss before income tax benefit and equity in undistributed net income of subsidiary	(503,880)	(471,935)

Income tax benefit	191,544	179,600

Loss before equity in undistributed net income of subsidiary	(312,336)	(292,335)

Equity in undistributed net income of subsidiary	4,376,837	2,187,363

Net income	$4,064,501	$1,895,028

Comprehensive income	$3,968,431	$2,572,435

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

	2012	2011
Cash Flows from Operating Activities
Net income	$4,064,501	$1,895,028
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net income of subsidiary	(4,376,837)	(2,187,363)
Premiums and discounts on subordinated debentures	—	25,728
Decrease (increase) in other assets	28,390	(315,747)
Increase in accrued interest payable	148	440
Increase (decrease) in other liabilities	21,195	(23,137)
Net cash (used in) operating activities	(262,603)	(605,051)

Cash Flows from Investing Activities
Purchases of available for sale securities	(2,999,983)	(5,499,999)
Proceeds from calls and maturities of available for sale securities	2,999,983	5,499,999
Loan payments	14,138	10,881
Net cash provided by investing activities	14,138	10,881

Cash Flows from Financing Activities
Repayment of ESOP loan	—	41,237
Repurchase of common stock	(1,594,912)	(398,316)
Dividends	(1,831,241)	(1,860,431)
Net cash used in financing activities	(3,426,153)	(2,217,510)

Net decrease in cash and cash equivalents	(3,674,618)	(2,811,680)

Cash and cash equivalents:
Beginning of year	4,497,942	7,309,622

End of year	$823,324	$4,497,942