Form 10-K, Exhibit 13
period 2013-12-31
First Clover Leaf Financial Corp.
filed 2014-03-31
CIK 1283582

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

PORTIONS OF 2013 ANNUAL REPORT TO STOCKHOLDERS

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

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Selected Financial Condition Data:

Total assets	$622,044	$600,769	$562,725	$574,970	$585,527
Loans, net (1)	372,569	394,869	387,635	387,568	411,899
Cash and cash equivalents	84,694	71,415	39,361	66,253	47,997
Securities available for sale	117,777	88,280	85,575	78,475	86,407
Federal Home Loan Bank stock	2,888	2,888	6,306	6,306	6,306
Deposits	502,540	460,374	414,758	447,483	442,554
Securities sold under agreements to repurchase	26,766	34,495	36,874	21,457	18,936
Subordinated debentures	4,000	4,000	4,000	3,974	3,930
Federal Home Loan Bank advances	13,980	21,967	26,944	21,924	39,924
Stockholders’ equity (2)	73,096	78,256	77,714	77,333	76,928

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:

Total interest income	$19,822	$21,653	$23,728	$25,441	$28,008
Total interest expense	3,316	4,468	6,453	8,936	12,260
Net interest income	16,506	17,185	17,275	16,505	15,748
Provisions for loan losses	485	1,550	5,292	2,573	5,554
Net interest income after provision for loan losses	16,021	15,635	11,983	13,932	10,194
Other income	2,169	2,969	2,089	2,246	1,418
Other expense	13,448	12,494	11,742	10,400	20,527
Income (loss) before income taxes	4,742	6,110	2,330	5,778	(8,915)
Income tax expense (benefit)	1,386	2,045	435	1,972	(92)
Net income (loss)	$3,356	$4,065	$1,895	$3,806	$(8,823)
Basic earnings (losses) per share	$0.46	$0.53	$0.24	$0.49	$(1.08)
Diluted earnings (losses) per share	$0.46	$0.53	$0.24	$0.49	$(1.08)

(1)         The amount at December 31, 2009 includes loans held for sale of $1.8 million.  Loans held for sale were excluded from loans, net for the other years.

(2)         Stockholders’ equity is restricted due to capital requirements imposed under Federal capital regulations.

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.55%	0.74%	0.33%	0.65%	(1.39)%
Return on equity (ratio of net income (loss) to average stockholders’ equity)	4.40	5.17	2.41	4.88	(10.25)
Average interest rate spread (1)	2.85	3.22	3.09	2.77	2.39
Dividend payout ratio (2)	52.17	45.28	100.00	48.98	(22.22)
Dividends per share	0.24	0.24	0.24	0.24	0.24
Net interest margin (3)	2.95	3.39	3.29	3.04	2.68
Efficiency ratio (4)	72.01	61.99	60.64	55.46	119.57
Non-interest expense to average total assets	2.20	2.26	2.06	1.79	3.24
Average interest-earning assets to average interest-bearing liabilities	117.43	119.23	116.14	116.45	114.05

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	2.06%	3.03%	4.52%	4.08%	5.16%
Non-performing and impaired loans to total loans	1.94	2.96	5.05	5.06	7.07
Net charge-offs to average loans outstanding	0.22	0.85	0.82	0.78	0.74
Allowance for loan losses to non-performing and impaired loans	77.28	50.89	39.76	29.19	21.68
Allowance for loan losses to total loans	1.50	1.51	2.01	1.48	1.53

Capital Ratios:
Stockholders’ equity to total assets at end of year	11.75%	13.03%	13.81%	13.45%	13.14%
Average stockholders’ equity to average assets	12.48	14.23	13.81	13.43	13.60
Tier 1 (core) capital ratio	10.75	11.45	11.33	10.50	9.55
Tier 1 risk-based capital ratio (5)	16.63	17.89	16.80	15.69	12.88
Total risk-based capital ratio (6)	17.53	18.82	17.62	16.22	13.75

Other Data:
Number of full service offices	5	4	4	4	4

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

Total assets increased to $622.0 million at December 31, 2013 from $600.8 million at December 31, 2012.  The increase was primarily due to higher balances of cash and cash equivalents and securities available for sale, partially offset by a decrease in loans.  Cash and cash equivalents increased to $84.7 million at December 31, 2013 compared to $71.4 million at December 31, 2012.  The $13.3 million increase was primarily due to an increase of $22.2 million in federal funds sold, partially offset by a decrease of $9.4 million in cash and due from banks.  Securities available for sale increased to $117.8 million at December 31, 2013 compared to $88.3 million at December 31, 2012 primarily due to purchases exceeding calls, maturities, principal repayments, and sales by $34.5 million.  Loans decreased $22.3 million to $372.6 million at December 31, 2013 compared to $394.9 million at December 31, 2012 primarily due to principal repayments and maturities exceeding new loan originations.

Total liabilities increased to $548.9 million at December 31, 2013 from $522.5 million at December 31, 2012.  Deposits increased to $502.5 million at December 31, 2013 from $460.4 million at December 31,

2012.  This net increase of $42.1 million was primarily due to a $68.7 million increase in our interest-bearing transaction accounts, partially offset by a $23.0 million decrease in our time deposits.  Increases in other deposit products have enabled us to reduce our reliance on higher yielding time deposits.  The significant increase in interest-bearing transaction accounts was due primarily to fluctuations in certain customers’ accounts, due to the transitional nature of these accounts.  Federal Home Loan Bank advances decreased to $14.0 million at December 31, 2013 compared to $22.0 million at December 31, 2012.  This decrease was primarily due to repayments of $8.0 million.  Securities sold under agreements to repurchase decreased to $26.8 million at December 31, 2013 from $34.5 million at December 31, 2012.

Stockholders’ equity decreased to $73.1 million at December 31, 2013 from $78.3 million at December 31, 2012 primarily due to the repurchase of common stock in the amount of $3.9 million, other comprehensive loss on securities of $2.9 million, and the payment of cash dividends in the amount of $1.7 million, partially offset by net income of $3.4 million.

Net interest income decreased to $16.5 million for 2013 from $17.2 million for 2012.  This decrease was due primarily to the decline in interest rates for interest-earning assets being greater than the decline in interest rates for interest-bearing liabilities partially offset by higher average balances.

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

The goodwill impairment analysis allows the assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than the carrying value.  If it is determined that we should proceed with impairment testing, we then estimate the fair value of our single reporting unit as of the measurement date utilizing two approaches including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price.  We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date.  At our annual impairment assessment date of September 30, 2013, our analysis indicated that no additional impairment existed.  Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations.  In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total Assets.  Total assets increased to $622.0 million at December 31, 2013 from $600.8 million at December 31, 2012.  The increase was primarily due to higher balances of cash and cash equivalents and securities available for sale, partially offset by a decrease in loans.

Cash and cash equivalents increased to $84.7 million at December 31, 2013 from $71.4 million at December 31, 2012 primarily due to an increase of $22.2 million in federal funds sold partially offset by a decrease of $9.4 million in cash and due from banks.  This increase was due to normal fluctuations in certain business deposit accounts and the transitional nature of other business accounts.

Securities available for sale increased to $117.8 million at December 31, 2013 compared to $88.3 million at December 31, 2012.  The increase was due primarily to purchases of $110.4 million partially offset by calls, maturities and principal repayments of $66.9 million and sales of $9.0 million.  Overall, our mortgage-backed securities increased $1.0 million, state and municipal securities increased $2.3 million, U.S. treasury securities increased $5.0 million, and U.S. government agency securities increased $21.1 million.  The securities purchased primarily have short-term call dates.  This strategy was utilized to invest some of our excess cash balance while new loan originations are at decreased levels.

Loans, net, decreased to $372.6 million at December 31, 2013 from $394.9 million at December 31, 2012.  This was primarily due to loan repayments exceeding loan originations.  We had no loans held for sale at December 31, 2013 compared to $1.8 million at December 31, 2012.  Due to the current economic environment, we continue to see reduced loan demand.  Commercial real estate loans decreased $18.0 million to $120.8 million at December 31, 2013 from $138.8 million at December 31, 2012.  Construction and land loans decreased $16.1 million to $14.0 million at December 31, 2013 from $30.1 million at December 31, 2012.  Partially offsetting these declines, our one-to-four family loans increased $6.5 million to $118.9 million at December 31, 2013 from $112.4 million at December 31, 2012.

Bank-owned life insurance increased to $8.5 million at December 31, 2013 from $5.2 million at December 31, 2012 due to an additional purchase of $3.0 million.  The Company purchased the additional bank-owned life insurance to offset some of the expenses of our existing employee benefit plans, as allowed by federal regulation.  No additional benefit plans were added.

There was no prepaid FDIC insurance premium balance at December 31, 2013 compared to $1.0 million at December 31, 2012.  In December 2009, the FDIC required all insured depository institutions to prepay their estimated assessments through 2012.  Our actual assessment expense was less than estimated, and the remaining balance was reimbursed in June 2013.

Other assets increased to $4.3 million at December 31, 2013 from $2.5 million at December 31, 2012.  The increase was primarily due to a change in deferred income taxes of $1.7 million related to the unrealized losses on securities available for sale as of December 31, 2013.

Total Liabilities.  Total liabilities increased to $548.9 million at December 31, 2013 from $522.5 million at December 31, 2012.  Deposits increased to $502.5 million at December 31, 2013 from $460.4 million at December 31, 2012.  This net increase of $42.1 million was primarily due to a $68.7 million increase in our interest-bearing transaction accounts, and an increase of $1.5 million in our savings accounts partially offset by a $5.1 million decrease in our noninterest-bearing deposits, and a $23.0 million decrease in our time deposits.  Increases in other deposit products have enabled us to reduce our reliance on higher yielding time deposits.  The significant increase in interest-bearing transaction accounts was due primarily to fluctuations in certain customers’ accounts, due to the transitional nature of these accounts.

Federal Home Loan Bank advances at December 31, 2013 were $14.0 million compared to $22.0 million at December 31, 2012.  The decrease was due to repayments of $8.0 million.

Securities sold under agreements to repurchase decreased $7.7 million to $26.8 million at December 31, 2013 from $34.5 million at December 31, 2012.  This decrease was due primarily to normal fluctuations in these business accounts.

Stockholders’ Equity.  Stockholders’ equity decreased to $73.1 million at December 31, 2013 from $78.3 million at December 31, 2012 primarily due to the repurchase of common stock in the amount of $3.9 million, other comprehensive loss on securities of $2.9 million, and the payment of cash dividends in the amount of $1.7 million, partially offset by net income of $3.4 million.

The other comprehensive loss on securities is due to rising interest rates for securities which are creating unrealized losses.  It is anticipated that the increasing rate trend may continue and increase those losses.  The Company has the liquidity and ability to hold the securities until maturity and does not anticipate recognizing those losses.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012.

General.  We recorded net income of $3.4 million and $4.1 million for the years ended December 31, 2013 and 2012, respectively.  The decrease in net income for the year ended December 31, 2013 resulted primarily from lower interest income, a decline in gain on sale of loans, and higher foreclosed asset related expenses offset in part by lower interest expense, lower provision for loan losses, and lower income tax expense.

During 2013, yields on loans and securities continued to decline primarily due to assets re-pricing in the current rate environment.  Our commercial loans are the most sensitive to changes in market interest rates because they often have shorter terms to maturity, and, therefore, the interest rates adjust more frequently.  In addition to having bonds in our securities portfolio having been called and replaced with lower yielding bonds, we have increased the number of bonds in our securities portfolio.  These new bonds also have a lower yield compared to previous years due to the current rate environment.

We have also experienced time deposits re-pricing as they mature; however, these fixed-rate contracts do not allow for immediate re-pricing as rates fluctuate.  Our ability to lower rates paid on deposits is limited due to the already low deposit rates and the competitive environment in which we operate.  Overall, further downward pressure on interest rates is unlikely to significantly benefit our net interest margin or net income.  The Company’s yield on earning assets and cost of funds are largely dependent on the interest rate environment.  While the decline in industry interest rates has slowed, competitive and market forces continue to pressure the yield on our earning assets.

Net interest income.   Net interest income decreased to $16.5 million for the year ended December 31, 2013 from $17.2 million for the year ended December 31, 2012.  Net average interest-earning assets were $82.9 million for 2013, compared to $81.8 million for 2012.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 117.43% for 2013 from 119.23% for 2012.  Our interest rate spread decreased to 2.85% for 2013 from 3.22% for 2012, and our net interest margin decreased to 2.95% in 2013 from 3.39% for 2012.  The average rate earned on interest-earning assets decreased by 72 basis points during 2013 to 3.55% from 4.27% during 2012, while the average rate paid on interest-bearing liabilities decreased by 35 basis points to 0.70% from 1.05% during 2012.  The decrease in the interest rate spread was attributable to the yield on interest-earning assets declining faster than the cost of funds.

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

	Years Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate	Average Outstanding Balance	Interest (4)	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross	$381,791	$17,589	4.61%	$397,667	$19,613	4.93%	$393,732	$21,217	5.39%
Securities	105,344	2,051	1.95	81,670	1,967	2.41	84,536	2,405	2.84
Interest-earning balance from depository institutions	71,583	182	0.25	27,834	73	0.26	46,826	106	0.23
Total interest-earning assets	558,718	19,822	3.55	507,171	21,653	4.27	525,094	23,728	4.52
Non-interest-earning assets	51,993			45,502			44,307
Total assets	$610,711			$552,673			$569,401

Interest-bearing liabilities:
Interest-bearing transactions	$258,136	1,018	0.39	$194,916	1,204	0.62	$202,391	1,817	0.90
Savings deposits	27,029	78	0.29	24,115	115	0.48	21,422	153	0.71
Time deposits	138,024	1,674	1.21	150,524	2,515	1.67	178,266	3,844	2.16
Securities sold under agreement to repurchase	28,496	14	0.05	25,946	18	0.07	22,824	11	0.05
Federal Home Loan Bank advances	20,111	444	2.21	25,876	518	2.00	23,220	512	2.20
Subordinated debentures	4,000	88	2.20	4,000	98	2.45	3,995	116	2.90
Total interest-bearing liabilities	475,796	3,316	0.70	425,377	4,468	1.05	452,118	6,453	1.43
Non-interest-bearing liabilities	58,703			48,657			38,631
Total liabilities	534,499			474,034			490,749
Stockholders’ equity	76,212			78,639			78,652
Total liabilities and stockholders’ equity	$610,711			$552,673			$569,401

Net interest income		$16,506			$17,185			$17,275
Net interest rate spread (1)			2.85%			3.22%			3.09%
Net interest-earning assets (2)	$82,922			$81,794			$72,976
Net interest margin (3)			2.95%			3.39%			3.29%
Ratio of interest-earning assets to interest-bearing liabilities			117.43%			119.23%			116.14%

(1)  Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)  Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)  Net interest margin represents net interest income divided by average total interest-earning assets.

(4)  Interest on loans includes $118,054, $205,021, and $241,047 of loan fees collected in 2013, 2012, and 2011, respectively.

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

	Year Ended December 31,
	2013 vs. 2012
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$(793)	$(1,231)	$(2,024)
Securities	570	(486)	84
Interest-earning balances from depository institutions	120	(11)	109

Total interest-earning assets	(103)	(1,728)	(1,831)

Interest-bearing liabilities:
Interest-bearing transactions	400	(586)	(186)
Savings deposits	14	(51)	(37)
Time deposits	(208)	(633)	(841)
Securities sold under agreement to repurchase	2	(6)	(4)
Federal Home Loan Bank advances	(116)	42	(74)
Subordinated debentures	—	(10)	(10)

Total interest-bearing liabilities	92	(1,244)	(1,152)

Change in net interest income	$(195)	$(484)	$(679)

	Year Ended December 31,
	2012 vs. 2011
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$219	$(1,823)	$(1,604)
Securities	(84)	(354)	(438)
Interest-earning balances from depository institutions	(43)	10	(33)

Total interest-earning assets	92	(2,167)	(2,075)

Interest-bearing liabilities:
Interest-bearing transactions	(67)	(546)	(613)
Savings deposits	17	(55)	(38)
Time deposits	(595)	(734)	(1,329)
Securities sold under agreement to repurchase	2	5	7
Federal Home Loan Bank advances	58	(52)	6
Subordinated debentures	—	(18)	(18)

Total interest-bearing liabilities	(585)	(1,400)	(1,985)

Change in net interest income	$677	$(767)	$(90)

Interest and fee income.  Interest and fee income on loans decreased to $17.6 million for 2013 from $19.6 million for 2012.  This decrease was primarily a result of a decline in yield in addition to a lower average balance of loans.  The average yield on loans decreased to 4.61% for 2013 from 4.93% for 2012.  The average balance of loans was $381.8 million and $397.7 million during 2013 and 2012, respectively. Interest income on loans for 2013 and 2012 included amortization of the purchase accounting adjustment for loans of $31,000 and $28,000, respectively.  The purchase accounting adjustments are a result of our 2006 and 2008 acquisitions.

Interest income on securities increased to $2.1 million for 2013 from $2.0 million for 2012.  Interest income on securities increased primarily due to a higher average balance of securities partially offset by a lower yield.  The average yield on securities decreased to 1.95% for 2013 from 2.41% for 2012.  The average balance of securities was $105.3 million and $81.7 million for 2013 and 2012, respectively.  The purchase accounting amortization recorded in 2013 and 2012 increased interest income on securities by $61,000 and $64,000, respectively.

Interest on other interest-earning deposits increased primarily due to an increase in average balances.  The average balance of other interest-earning deposits was $71.6 million and $27.8 million for 2013 and 2012, respectively.  The average yield on other interest-earning deposits was 0.25% for 2013 and 0.26% for 2012.

Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense.  Interest expense on deposits decreased to $2.8 million for 2013 from $3.8 million for 2012.  The average balance of interest-bearing deposits increased to $423.2 million during 2013 from $369.6 million for 2012, and the average rate on interest-bearing deposits decreased to 0.65% for 2013 from 1.04% for 2012.  The purchase accounting amortization recorded in 2012 decreased interest expense for deposits by $3,000.  The purchase accounting adjustment for deposits was fully amortized as of March 2012.

Interest on securities sold under agreements to repurchase decreased to $14,000 from $18,000 due to a decline in rate partially offset by a higher average balance.  The average rate decreased to 0.05% for 2013 from 0.07% for 2012.  The average balance of securities sold under agreements to repurchase was $28.5 million and $25.9 million for 2013 and 2012, respectively.

Interest on Federal Home Loan Bank advances decreased in 2013 due to a lower average balance partially offset by an increase in rate.  The average balance of Federal Home Loan Bank advances was $20.1 million and $25.9 million for 2013 and 2012, respectively.  The average rate on Federal Home Loan Bank advances increased to 2.21% for 2013 compared to 2.00% for 2012.  The purchase accounting amortization recorded in 2013 and 2012 increased interest expense on Federal Home Loan Bank advances by $13,000 and $23,000, respectively.

Interest expense on subordinated debentures decreased to $88,000 for 2013 from $98,000 for 2012.  The average rate declined to 2.20% for 2013 compared to 2.45% for 2012.

Provision for loan losses.  The provision for loan losses decreased to $485,000 for 2013 from $1.6 million for 2012.  The decrease was primarily due to the reduced amount of non-performing and impaired loans throughout 2013.  Non-performing and impaired loans totaled $6.4 million and $11.7 million at December 31, 2013 and 2012, respectively.  The allowance for loan losses to non-performing and impaired loans increased to 77.28% at December 31, 2013 compared to 50.89% at December 31, 2012.  The provision for loan losses is based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans.  Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in First Clover Leaf’s provision for loan losses.  There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

In addition, the OCC, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses.  The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income.  Non-interest income decreased to $2.2 million for the year ended December 31, 2013 from $3.0 million for the year ended December 31, 2012 due primarily to a decrease of $1.0 million in gain on sale of loans to $561,000 for the year ended December 31, 2013 from $1.6 million for the year ended December 31, 2012.  The decrease was due to a lower volume of loan sales in 2013 compared to 2012.  In 2013 we sold loans totaling $24.3 million compared to $56.2 million in 2012.  Gain on sale of securities increased $191,000, totaling $359,000 for the year ended December 31, 2013 compared to $168,000 for the year ended December 31, 2012.  We sold more securities in 2013 than we did in 2012.  In 2013 we sold securities of $8.7 million compared to $5.3 million in 2012.  Loan servicing fees increased $66,000 to $285,000 for the year ended December 31, 2013 compared to $219,000 for the year ended December 31, 2012.  The increase was due to a higher number of loans sold in the last six months of 2012.

Non-interest expense.  Non-interest expense increased $953,000 to $13.4 million for 2013 from $12.5 million for 2012.  The category with the largest increase from 2012 to 2013 was foreclosed asset related expenses with an increase of $690,000.

Foreclosed asset related expenses increased $690,000 to $1.3 million for 2013 compared to $654,000 for 2012.  The increase in expense was primarily due to necessary property repairs.

Compensation and employee benefits increased to $6.3 million for 2013 from $6.0 million for 2012 due to normal compensation and staffing decisions.

Amortization of mortgage servicing rights decreased $167,000 to $119,000 for 2013 compared to $286,000 for 2012.  The decrease was due to less refinancing activity in 2013.

Income taxes.  Income tax expense decreased to $1.4 million for 2013 from $2.0 million for 2012 primarily as a result of lower pre-tax income for 2013 and a lower effective tax rate.  The effective tax rate was 29.2% for 2013 compared to 33.5% for 2012.  The effective tax rate for 2013 was lower primarily due to tax exempt income comprising a higher portion of total income.

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

Net Portfolio Value

The Office of the Comptroller of Currency requires the Company to monitor and test interest rate risk under increasing and decreasing rate shocks.  First Clover Leaf utilized an independent third party to analyze interest rate risk sensitivity as of December 31, 2013 and 2012.  The model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value (“NPV”).  The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases of up to 400 basis points or decreases of 100 points in 100 basis point increments.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column.

The tables below set forth, as of December 31, 2013 and 2012, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2013 table below indicates that at December 31, 2013, in the event of a 100 basis point decrease in interest rates, we would experience a 6% increase in the net portfolio value.  In the event of a 400 basis point increase in interest rates, we would experience a 25% decrease in net portfolio value.

December 31, 2013
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$59,863	$(19,708)	(25)%	10.68%	(208)
+300	67,556	(12,015)	(15)	11.73	(103)
+200	73,434	(6,137)	(8)	12.39	(37)
+100	78,174	(1,397)	(2)	12.84	8
—	79,571	—	—	12.76	—
-100	84,224	4,653	6	13.25	49

December 31, 2012
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$57,089	$(26,302)	(32)%	10.28%	(351)
+300	64,544	(18,847)	(23)	11.38	(241)
+200	71,946	(11,445)	(14)	12.40	(139)
+100	78,843	(4,548)	(5)	13.29	(50)
—	83,391	—	—	13.79	—
-100	87,342	3,951	5	14.24	45

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities.  At December 31, 2013 and 2012, $84.7 million and $71.4 million, respectively, were invested in cash and cash equivalents.  The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities.  During the year ended December 31, 2013, principal collections exceeded loan originations by $21.0 million.  During the year ended December 31, 2012, loan originations exceeded principal collections by $11.0 million.  We received proceeds from sales of loans of $24.9 million and $57.8 million of one-to-four family real estate loans in 2013 and 2012, respectively.  Cash received from calls, maturities and principal repayments of available-for-sale investment securities totaled $66.9 million and $41.3 million for 2012 and 2011, respectively.  During 2013 and 2012, we also received proceeds of $9.0 million and $5.5 million, respectively, from sales of available-for-sale investment securities.  We purchased $110.4 million and $50.2 million in available-for-sale investment securities during 2013 and 2012, respectively.  During 2013, the Company also purchased $3.0 million of bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as permitted by federal regulation.  There were no purchases of bank-owned life insurance during 2012.

Deposit flows are generally affected by market interest rates, the products offered by local competitors, and other factors.  The net increase in total deposits was $42.2 million and $45.6 million for 2013 and 2012, respectively.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds.  At December 31, 2013, we had $14.0 million in advances from the Federal Home Loan Bank of Chicago and an additional available borrowing limit of approximately $59.0 million.  Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “repurchase agreements”) if we require additional liquidity. At December 31, 2013, our repurchase agreements totaled $26.8 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under OCC regulations.  Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements.  First Clover Leaf Bank was considered “well-capitalized” at December 31, 2013.  See Note 14 to the Consolidated Financial Statements for additional discussion of capital requirements.

At December 31, 2013, we had outstanding commitments to extend credit of $70.2 million and standby letters of credit of $2.3 million.  At December 31, 2013, certificates of deposit scheduled to mature within one year totaled $59.6 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case.  In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets.  Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents.  In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2013 and 2012, First Clover Leaf Bank had $70.2 million and $51.5 million, respectively, of commitments to extend credit, and $2.3 million and $699,000, respectively, of standby letters of credit.

Contractual Obligations.  In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2013.  The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
	(Dollars in thousands)

Federal Home Loan Bank advances	$11,500	$2,480	$—	$—	$13,980
Subordinated debentures	—	—	—	4,000	4,000
Certificates of deposit	59,552	42,306	25,585	116	127,559
Securities sold under agreements to repurchase	26,766	—	—	—	26,766
Total	$97,818	$44,786	$25,585	$4,116	$172,305

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

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends declared per share for the periods indicated.  As of December 31, 2013, there were 7,007,283 shares of our common stock issued and outstanding held by approximately 670 holders of record.

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

Year Ended December 31, 2013	High	Low	Dividend Declared Per Share

Fourth quarter	$9.95	$8.58	$0.06
Third quarter	9.24	7.95	0.06
Second quarter	8.25	7.85	0.06
First quarter	7.95	6.25	0.06

Year Ended December 31, 2012	High	Low	Dividend Declared Per Share

Fourth quarter	$6.44	$5.85	$0.06
Third quarter	6.25	5.74	0.06
Second quarter	7.13	5.96	0.06
First quarter	7.48	6.00	0.06

STOCKHOLDER INFORMATION

ANNUAL MEETING	TRANSFER AGENT

The Annual Meeting of Stockholders will be held at 4:00 p.m. Illinois time on May 29, 2014 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

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

The Company’s Common Stock trades on the Nasdaq Capital Market under the symbol “FCLF.”

A copy of the Company’s Form 10-K for the year ended December 31, 2013, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. PO Box 540, Edwardsville, Illinois 62025.

SPECIAL COUNSEL	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	Crowe Horwath LLP One Mid America Plaza PO Box 3697 Oak Brook, Illinois 60522

DIRECTORS AND OFFICERS

DIRECTORS		OFFICERS

Gerard A. Schuetzenhofer Chairman of the Board President, Coldwell Banker Brown Realtors/Coldwell Banker Commercial Brown Realtors	P. David Kuhl President & Chief Executive Officer, First Clover Leaf Bank	William Barlow Executive Vice President & Chief Lending Officer

Joseph J. Gugger Vice Chairman of the Board Partner, Fastechnology LLC Owner, Gugger Group, Inc	Gary D. Niebur President & Chief Executive Officer, Edwardsville YMCA	Lisa R. Fowler Executive Vice President & Chief Credit Officer

Mona Haberer President & Chief Executive Officer, Hortica Insurance & Employee Benefits	Joseph Stevens Owner, Market Basket Grocery & Garden Center	Darlene F. McDonald Executive Vice President & Chief Financial Officer

Joseph Helms Retired, Veterinarian, Hawthorne Animal Hospital	Dennis M. Terry Director of Market Relations and Board Projects; Former President & Chief Executive Officer, First Clover Leaf Bank

Kenneth P. Highlander Retired, President, Ready-Mix Services Inc.	Mary Westerhold Vice President & Chief Financial Officer, Madison Communications Company

FIRST CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. (the Company) as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 14, 2014

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
ASSETS

Cash and due from banks	$14,363,461	$23,798,795
Interest-earning deposits	8,681,426	8,161,322
Federal funds sold	61,648,938	39,454,481
Total cash and cash equivalents	84,693,825	71,414,598

Interest-earning time deposits	1,766,493	1,749,744
Securities available for sale	117,776,982	88,280,080
Federal Home Loan Bank stock	2,887,763	2,887,763
Loans, net of allowance for loan losses of $5,590,668 and $5,944,585 at 2013 and 2012, respectively	372,568,962	394,868,626
Loans held for sale	—	1,827,000
Property and equipment, net	9,873,198	10,157,929
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	8,497,895	5,244,335
Core deposit intangible	271,000	535,000
Foreclosed assets	5,577,481	6,505,912
Mortgage servicing rights	918,247	811,783
Accrued interest receivable	1,551,258	1,592,307
Prepaid FDIC insurance premiums	—	1,001,161
Other assets	4,276,015	2,507,471

Total assets	$622,044,442	$600,769,032

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$55,263,604	$60,330,245
Interest-bearing	447,276,088	400,043,801
Total deposits	502,539,692	460,374,046

Federal Home Loan Bank advances	13,980,005	21,966,750
Securities sold under agreements to repurchase	26,766,169	34,494,579
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	199,764	284,270
Other liabilities	1,463,182	1,392,984
Total liabilities	548,948,812	522,512,629

Commitments and Contingent Liabilities (Note 15)

Stockholders’ Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, $.10 par value, 20,000,000 shares authorized, 7,007,283 and 7,481,317 shares issued and outstanding at 2013 and 2012	700,728	748,132
Additional paid-in capital	55,818,936	59,660,244
Retained earnings	18,268,454	16,651,916
Accumulated other comprehensive income (loss)	(1,692,488)	1,196,111
Total stockholders’ equity	73,095,630	78,256,403

Total liabilities and stockholders’ equity	$622,044,442	$600,769,032

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2013 and 2012

	2013	2012
Interest and dividend income:
Interest and fees on loans	$17,589,152	$19,613,434
Securities:
Taxable interest income	1,042,137	1,129,813
Nontaxable interest income	1,008,926	836,665
Interest-earning deposits, federal funds sold, and other	181,318	72,882
Total interest and dividend income	19,821,533	21,652,794

Interest expense:
Deposits	2,769,685	3,833,610
Federal Home Loan Bank advances	444,070	518,647
Securities sold under agreements to repurchase	13,713	17,839
Subordinated debentures	88,286	97,914
Total interest expense	3,315,754	4,468,010

Net interest income	16,505,779	17,184,784

Provision for loan losses	485,000	1,550,000

Net interest income after provision for loan losses	16,020,779	15,634,784

Other income:
Service fees on deposit accounts	371,424	370,082
Other service charges and fees	376,115	375,045
Loan servicing fees	284,875	219,117
Gain on sale of securities	359,138	167,978
Gain on sale of loans	560,526	1,599,694
Other	216,569	236,870
	2,168,647	2,968,786

Other expenses:
Compensation and employee benefits	6,298,405	5,959,622
Occupancy expense	1,353,783	1,257,849
Data processing services	723,977	703,957
Director fees	177,467	151,700
Professional fees	448,423	519,331
FDIC insurance premiums	476,731	469,104
Foreclosed asset related expenses	1,343,883	653,736
Amortization of core deposit intangible	264,000	281,000
Amortization of mortgage servicing rights	118,511	286,165
Other	2,242,177	2,211,571
	13,447,357	12,494,035

Income before income taxes	4,742,069	6,109,535

Income tax expense	1,386,008	2,045,034

Net income	$3,356,061	$4,064,501

Basic and diluted earnings per share	$0.46	$0.53
Dividends per share	$0.24	$0.24

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

Years ended December 31, 2013 and 2012

	2013	2012

Net income	$3,356,061	$4,064,501
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale arising during the period	(4,226,053)	15,485
Reclassification adjustment for realized gains included in income	(359,138)	(167,978)
Tax effect	1,696,592	56,423
Total other comprehensive loss	(2,888,599)	(96,070)
Comprehensive income	$467,462	$3,968,431

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2013 and 2012

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

Balance, January 1, 2012	$772,776	$61,230,512	$14,418,656	$1,292,181	$77,714,125

Net income	—	—	4,064,501	—	4,064,501
Other comprehensive loss	—	—	—	(96,070)	(96,070)
Dividends ($0.24 per share)	—	—	(1,831,241)	—	(1,831,241)
Repurchase of 246,439 shares of common stock	(24,644)	(1,570,268)	—	—	(1,594,912)

Balance, December 31, 2012	748,132	59,660,244	16,651,916	1,196,111	78,256,403

Net income	—	—	3,356,061	—	3,356,061
Other comprehensive loss	—	—	—	(2,888,599)	(2,888,599)
Dividends ($0.24 per share)	—	—	(1,739,523)	—	(1,739,523)
Repurchase of 474,034 shares of common stock	(47,404)	(3,841,308)	—	—	(3,888,712)

Balance, December 31, 2013	$700,728	$55,818,936	$18,268,454	$(1,692,488)	$73,095,630

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$3,356,061	$4,064,501
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	373,238	(194,146)
Amortization (accretion) of:
Deferred loan origination costs, net	(97,172)	(96,673)
Premiums and discounts on securities	796,576	862,311
Core deposit intangible	264,000	281,000
Mortgage servicing rights	118,511	286,165
Fair value adjustments	(62,140)	(56,289)
Provision for loan losses	485,000	1,550,000
Depreciation	557,113	551,495
Gain on sale of securities available for sale	(359,138)	(167,978)
Gain on sale of loans	(560,526)	(1,599,694)
(Gain) loss on sale of foreclosed assets	56,035	(17,860)
Write-down on foreclosed assets	812,687	392,776
Earnings on bank-owned life insurance	(253,560)	(176,400)
Increase in mortgage servicing rights	(224,975)	(446,539)
Proceeds from sales of loans held for sale	24,868,925	57,750,004
Originations of loans held for sale	(22,481,399)	(56,315,560)
Change in assets and liabilities:
Accrued interest receivable and other assets	(1,099,572)	1,708,574
Accrued interest payable	(84,506)	(133,558)
Other liabilities	1,766,790	(567,038)
Net cash provided by operating activities	8,231,948	7,675,091

Cash flows from investing activities
Purchase of interest-earning time deposits	(16,749)	(11,246)
Available for sale securities:
Purchases	(110,376,174)	(50,213,584)
Proceeds from calls, maturities, and principal repayments	66,891,461	41,274,632
Proceeds from sales	9,025,930	5,451,797
Redemption of FHLB stock	—	3,418,510
Decrease (increase) in loans	21,004,213	(11,026,356)
Purchase of property and equipment	(288,453)	(637,341)
Proceeds from the sale of foreclosed assets	998,050	1,308,795
Purchase of bank-owned life insurance	(3,000,000)	—
Net cash used in investing activities	(15,761,722)	(10,434,793)

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from financing activities
Net increase in deposit accounts	$42,165,646	$45,618,763
Net decrease in securities sold under agreements to repurchase	(7,728,410)	(2,379,719)
Proceeds from Federal Home Loan Bank advances	—	10,000,000
Repayments of Federal Home Loan Bank advances	(8,000,000)	(15,000,000)
Repurchase of common stock	(3,888,712)	(1,594,912)
Cash dividends paid	(1,739,523)	(1,831,241)
Net cash provided by financing activities	20,809,001	34,812,891

Net increase in cash and cash equivalents	13,279,227	32,053,189

Cash and cash equivalents:
Beginning	71,414,598	39,361,409

Ending	$84,693,825	$71,414,598

Supplemental schedule of noncash investing and financing activities
Assets acquired in settlement of loans	$1,469,619	$2,590,259
Loans made to finance sales of foreclosed assets	531,278	223,500

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$3,387,005	$4,581,818
Income taxes, net of refunds	2,348,004	1,685,000

See notes to consolidated financial statements.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Principles of Consolidation:  The consolidated financial statements include the accounts of the Company and the Bank and have been prepared in conformity with U.S. generally accepted accounting principles and conform to preponderant practices in the banking industry. The financial statements also include two wholly-owned entities on a deconsolidated basis, Clover Leaf Financial Services, and First Clover Leaf Statutory Trust I.  All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates:  In preparing the accompanying consolidated financial statements, the Company’s management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the value of goodwill, the value of mortgage servicing rights, and the fair value of financial instruments.

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

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. Those reserve balances were approximately $5,849,000 and $3,062,000, respectively, at December 31, 2013 and 2012.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-Earning Time Deposits:  Interest-earning time deposits in banks are carried at cost.  At December 31, 2013 and 2012 interest-earning time deposits amounted to $1,766,493 and $1,749,744, respectively.

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

December 31, 2013 and 2012

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

Federal Home Loan Bank Stock:  The Company held Federal Home Loan Bank of Chicago (FHLB) stock of $2,887,763 for the years ended December 31, 2013 and 2012.  The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are “restricted” in that they can only be redeemed by the respective institution at par. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.

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

December 31, 2013 and 2012

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

The allowance for loan losses is evaluated on at least a quarterly basis by management.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Management considers the allowance for loan losses at December 31, 2013 and 2012 to be at an adequate level.  However, changes may be necessary if further economic and other conditions differ substantially from the current environment.  To the extent actual outcomes differ from the estimates, additional provision for credit losses may be required that would reduce future earnings.

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

All loans classified as substandard and loans over $250,000 categorized as special mention are evaluated for impairment.  If a loan is impaired, we further test to see if it is considered collateral dependent.  If the loan is collateral dependent, a portion of the allowance is allocated so that the loan is reported at the fair value of the collateral.  If the loan is not collateral dependent, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Consumer:

Home equity

Automobile and other

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

One-to-four family real estate loans are predominately collateralized by properties located in our primary market area.  Due to overwhelming customer demand in the continuing low interest rate environment, virtually all of these loans have fixed rates of interest.  We generally sell most of the conforming, fixed-rate loans that we originate, but we generally retain the servicing rights on these loans.  We may generally lend up to 80% of the property’s appraised value, or up to 90% of the property’s appraised value if the borrower obtains private mortgage insurance.  We require title insurance on all of our one-to-four family real estate loans, and we also require that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property.  We also require a property appraisal for all one-to-four family loans that are underwritten to comply with secondary market standards.  Appraisals are conducted by independent appraisers from a list approved by our board of directors.

Multi-family real estate loans are generally secured by apartment buildings and rental properties with five or more units.  The majority of our multi-family real estate loans are secured by properties located within our market area.  Multi-family real estate loans generally are offered with interest rates that adjust after one, three or five years.  The majority of these loans either float with the prime rate or they are fixed balloon loans.  When originating multi-family real estate loans we evaluate the qualifications and financial condition of the borrower, profitability and expertise, as well as the value and condition of the mortgaged property securing the loans.  We also consider the financial resources of the borrower, the borrower’s experience in owning or managing a similar property, and the borrower’s payment history with us and other financial institutions.  Multi-family real estate loans are generally originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loans.  All multi family real estate loans over $250,000 are appraised by independent appraisers approved by the board of directors.

Commercial real estate loans are secured predominately by office buildings, and to a lesser extent warehouse properties and more specialized properties such as churches and schools.  We originate commercial real estate loans generally with a typical term of five years with balloon payments.  These loans generally amortize over 15 to 20 years.  We offer both adjustable and fixed rates of interest on commercial real estate loans, with the interest rate for adjustable rate loans tied to the prime interest rate.  We may generally lend up to 80% of the properties appraised value.  We require independent appraisals for all commercial real estate loans in excess of $250,000.  Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service.  We require title insurance on all of our commercial real estate loans, and we also require that fire and extended coverage casualty insurance be maintained.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction lending generally involves a greater degree of risk than our other real estate lending.  The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the project.  The construction phase of a loan generally lasts up to six months with loan-to value ratios of up to 80%, (or up to 90% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less.  Our procedures for underwriting construction loans include an assessment of the borrower’s credit history and the borrower’s ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan.  We use the same underwriting standards and procedures for construction/permanent lending as we do for one-to-four family residential real estate lending.

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

Consumer loans consist primarily of home equity lines of credit, automobile loans, loans secured by deposits and securities, and unsecured personal loans.  Home equity lines of credit account for the largest segment of our consumer loans.  They are generally made for owner-occupied homes and are secured by first or second mortgages on the residential properties.  We generally offer home equity lines of credit with a maximum loan to appraised value ratio of 90%, including senior liens on the subject property.  Our procedures for underwriting consumer loans include an assessment of the borrower’s credit history and ability to meet other existing debt obligations, as well as payments of principal and interest on the proposed loans.  Although the borrower’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Goodwill:  Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected September 30 as the date to perform the annual impairment test.  Our annual impairment assessment for 2013 and 2012 resulted in no goodwill impairment.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

December 31, 2013 and 2012

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

Earnings Per Common Share:  Basic earnings per share represents net income available to common stockholders divided by the weighted average number of common shares outstanding.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  No dilutive potential common shares existed at December 31, 2013 and 2012.

	Year Ended
	December 31,
	2013	2012

Net income	$3,356,061	$4,064,501

Basic weighted average shares outstanding	7,227,642	7,632,662

Dilutive potential common shares	—	—

Diluted weighted average shares outstanding	7,227,642	7,632,662

Basic and diluted earnings per share	$0.46	$0.53

Fair Value Measurements:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Notes 16 and 17.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

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

Recent Accounting Pronouncements:  The following accounting standards were recently issued relating to the financial services industry:

In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists.  These amendments provide that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability.  These amendments are effective for interim and annual reporting periods beginning after December 15, 2013.  Early adoption and retrospective application is permitted.  The Company is currently evaluating the impact of this amendment on the consolidated financial statements.

In February 2013, the Financial Accounting Standards Board issued an amendment to improve the reporting of reclassifications out of accumulated other comprehensive income.  The amendment requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items of net income either on the face of the statement that reports net income or in the financial statement notes if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to provide additional detail about those amounts in the financial statement notes. For public entities, the amendments were effective prospectively for reporting periods beginning after December 15, 2012.  The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 2 — SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities with gross unrealized gains and losses are summarized as follows:

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$41,982,901	$34,010	$(1,101,316)	$40,915,595
U.S. treasury securities	5,000,000	—	—	5,000,000
State and municipal securities	39,827,427	439,363	(1,521,921)	38,744,869
Other securities(1)	248,501	—	—	248,501
Mortgage-backed: residential	33,404,645	234,517	(771,145)	32,868,017

	$120,463,474	$707,890	$(3,394,382)	$117,776,982

	December 31, 2012
U.S. government agency obligations	$19,596,009	$212,845	$(15,352)	$19,793,502
State and municipal securities	35,068,040	1,375,995	(40,112)	36,403,923
Other securities(1)	248,501	—	—	248,501
Mortgage-backed: residential	31,468,831	427,194	(61,871)	31,834,154

	$86,381,381	$2,016,034	$(117,335)	$88,280,080

(1)  Includes a Certificate of Deposit in the amount of $245,000

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 2 — SECURITIES AVAILABLE FOR SALE (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2013 and 2012, are summarized as follows:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$32,313,881	$(962,837)	$1,364,739	$(138,479)	$33,678,620	$(1,101,316)
State and municipal securities	20,013,766	(1,112,126)	3,322,850	(409,795)	23,336,616	(1,521,921)
Mortgage-backed: residential	16,485,580	(531,722)	5,443,669	(239,423)	21,929,249	(771,145)

	$68,813,227	$(2,606,685)	$10,131,258	$(787,697)	$78,944,485	$(3,394,382)

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$1,490,123	$(15,352)	$—	$—	$1,490,123	$(15,352)
State and municipal securities	6,952,889	(40,112)	—	—	6,952,889	(40,112)
Mortgage-backed: residential	13,828,613	(57,637)	329,715	(4,234)	14,158,328	(61,871)

	$22,271,625	$(113,101)	$329,715	$(4,234)	$22,601,340	$(117,335)

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of securities.

At December 31, 2013, the Company had 97 securities in an unrealized loss position which included: 18 agency securities, 56 state and municipal securities, and 23 mortgage-backed securities.  This is an increase from 23 securities at December 31, 2012. The securities in an unrealized loss position at December 31, 2013 had an aggregate valuation adjustment of 4.12% from the Company’s amortized cost basis of these securities.  The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows.  While 14 of our securities have been in an unrealized loss position for more than 12 months and are currently at a 7.21% unrealized loss position of the company’s amortized cost basis on these securities, which we believe is interest rate driven, there have been no defaults to date, and the securities remain above investment grade.  The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of the amortized cost.  Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 2 — SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value at December 31, 2013, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Other securities have no stated maturity.  Therefore, stated maturities are not disclosed for these categories.

	Amortized	Fair
	Cost	Value
Due in one year or less	$22,871,966	$22,854,976
Due after one year through five years	14,714,218	14,701,111
Due after five years through ten years	30,988,462	29,663,113
Due after ten years	18,480,682	17,686,264
Other securities	3,501	3,501
Mortgage-backed: residential	33,404,645	32,868,017

	$120,463,474	$117,776,982

Securities with a carrying amount of approximately $88,180,000 and $77,431,000 were pledged to secure deposits as required or permitted by law at December 31, 2013 and 2012, respectively.

At year-end 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.  The Company sold $8,666,792 of securities during 2013 resulting in gross realized gains of $373,489 and gross realized losses of $14,351.  The Company sold $5,283,819 of securities during 2012 resulting in gross realized gains of $167,978. The tax related to these net realized gains and losses was $132,881 and $62,152 for 2013 and 2012, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS

The components of loans are as follows:

	At December 31,
	2013	2012
Real estate loans:
One-to-four family	$118,884,453	$112,350,393
Multi-family	40,262,269	42,203,212
Commercial	120,839,112	138,766,873
Construction and land	13,961,068	30,143,957
	293,946,902	323,464,435

Commercial business	71,940,431	71,251,082

Consumer:
Home equity	11,712,701	12,062,108
Automobile and other	1,525,594	1,462,909
	13,238,295	13,525,017

Total gross loans	379,125,628	408,240,534
Undisbursed portion of construction loans	(1,112,957)	(7,376,713)
Deferred loan origination costs (fees), net	146,959	(50,610)
Allowance for loan losses	(5,590,668)	(5,944,585)

Loans, net	$372,568,962	$394,868,626

On occasion, the Company originates loans secured by single-family dwellings with loan to value ratios exceeding 90%.  The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2013 or 2012.

The recorded investment in loans does not include accrued interest and loan origination fees due to immateriality.  The recorded investment in construction and land includes undisbursed commitments of $1,112,957 and $7,376,713 at December 31, 2013 and 2012, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The following tables present our past-due loans, segregated by class, as of December 31:

December 31, 2013

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$631,656	$116,090	$673,677	$1,421,423	$117,463,030	$118,884,453	$—
Multi-family	—	—	—	—	40,262,269	40,262,269	—
Commercial	15,162	—	30,016	45,178	120,793,934	120,839,112	—
Construction and land	—	—	—	—	13,961,068	13,961,068	—
	646,818	116,090	703,693	1,466,601	292,480,301	293,946,902	—

Commercial business	4,719	—	—	4,719	71,935,712	71,940,431	—

Consumer:
Home equity	40,473	—	30,047	70,520	11,642,181	11,712,701	—
Automobile and other	—	—	—	—	1,525,594	1,525,594	—
	40,473	—	30,047	70,520	13,167,775	13,238,295	—

Total	$692,010	$116,090	$733,740	$1,541,840	$377,583,788	$379,125,628	$—

December 31, 2012

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$318,052	$577,608	$1,811,054	$2,706,714	$109,643,679	$112,350,393	$182,770
Multi-family	—	—	—	—	42,203,212	42,203,212	—
Commercial	638,330	—	535,402	1,173,732	137,593,141	138,766,873	—
Construction and land	—	—	375,418	375,418	29,768,539	30,143,957	—
	956,382	577,608	2,721,874	4,255,864	319,208,571	323,464,435	182,770

Commercial business	217,800	—	286,692	504,492	70,746,590	71,251,082	26,234

Consumer:
Home equity	48,383	34,980	49,090	132,453	11,929,655	12,062,108	—
Automobile and other	—	4,244	5,492	9,736	1,453,173	1,462,909	—
	48,383	39,224	54,582	142,189	13,382,828	13,525,017	—

Total	$1,222,565	$616,832	$3,063,148	$4,902,545	$403,337,989	$408,240,534	$209,004

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

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

Year-end non-accrual loans, segregated by class, are as follows:

	At December 31,
	2013	2012
Real estate loans:
One-to-four family	$1,671,324	$2,087,073
Multi-family	2,100,064	3,005,771
Commercial	1,388,887	3,466,342
Construction and land	1,141,057	2,456,419
	6,301,332	11,015,605

Commercial business	—	260,458

Consumer:
Home equity	144,800	185,531
Automobile and other	—	9,735
	144,800	195,266
Total non-accrual loans	$6,446,132	$11,471,329

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ended December 31, 2013 and 2012.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Year ended December 31, 2013

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$847,285	$(549,877)	$17,036	$1,110,219	$1,424,663
Multi-family	958,303	(482,478)	—	185,533	661,358
Commercial	1,268,081	(216,750)	204,681	198,443	1,454,455
Construction and land	1,413,002	—	302,114	(1,047,031)	668,085
	4,486,671	(1,249,105)	523,831	447,164	4,208,561

Commercial business	1,296,114	(141,104)	58,924	5,146	1,219,080

Consumer
Home equity	151,625	(30,243)	331	(5,235)	116,478
Automobile and other	10,175	(7,574)	6,023	37,925	46,549
	161,800	(37,817)	6,354	32,690	163,027

Total	$5,944,585	$(1,428,026)	$589,109	$485,000	$5,590,668

Year ended December 31, 2012

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$777,470	$(263,026)	$1,565	$331,276	$847,285
Multi-family	779,680	—	34,312	144,311	958,303
Commercial	1,157,114	(576,046)	235,354	451,659	1,268,081
Construction and land	3,934,573	(2,123,047)	21,541	(420,065)	1,413,002
	6,648,837	(2,962,119)	292,772	507,181	4,486,671

Commercial business	969,669	(649,749)	18,225	957,969	1,296,114

Consumer
Home equity	133,234	(92,056)	—	110,447	151,625
Automobile and other	37,522	(2,297)	547	(25,597)	10,175
	170,756	(94,353)	547	84,850	161,800

Total	$7,789,262	$(3,706,221)	$311,544	$1,550,000	$5,944,585

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The following tables separate the allocation of the allowance for loan losses and the loan balances between loans evaluated both individually and collectively as of December 31, 2013, and 2012:

December 31, 2013

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$160,881	$1,263,782	$1,424,663	$1,720,101	$117,164,352	$118,884,453
Multi-family	—	661,358	661,358	2,100,064	38,162,205	40,262,269
Commercial	195,103	1,259,352	1,454,455	1,978,525	118,860,587	120,839,112
Construction and land	10,315	657,770	668,085	1,141,057	12,820,011	13,961,068
	366,299	3,842,262	4,208,561	6,939,747	287,007,155	293,946,902

Commercial business	131,774	1,087,306	1,219,080	131,774	71,808,657	71,940,431

Consumer:
Home equity	8,602	107,876	116,478	162,449	11,550,252	11,712,701
Automobile and other	—	46,549	46,549	—	1,525,594	1,525,594
	8,602	154,425	163,027	162,449	13,075,846	13,238,295

Total	$506,675	$5,083,993	$5,590,668	$7,233,970	$371,891,658	$379,125,628

December 31, 2012

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$210,336	$636,949	$847,285	$2,060,316	$110,290,077	$112,350,393
Multi-family	533,850	424,453	958,303	3,005,771	39,197,441	42,203,212
Commercial	34,812	1,233,269	1,268,081	3,237,893	135,528,980	138,766,873
Construction and land	—	1,413,002	1,413,002	2,456,419	27,687,538	30,143,957
	778,998	3,707,673	4,486,671	10,760,399	312,704,036	323,464,435

Commercial business	22,713	1,273,401	1,296,114	260,458	70,990,624	71,251,082

Consumer:
Home equity	28,117	123,508	151,625	185,531	11,876,577	12,062,108
Automobile and other	2,572	7,603	10,175	9,735	1,453,174	1,462,909
	30,689	131,111	161,800	195,266	13,329,751	13,525,017

Total	$832,400	$5,112,185	$5,944,585	$11,216,123	$397,024,411	$408,240,534

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted.   This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur.  As such, it is not practical or desirable to defer the write-off.  Therefore, there is no balance to report at December 31, 2013 or 2012.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The following tables present our credit quality indicators, segregated by class, as of December 31, 2013, and 2012:

December 31, 2013

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$115,491,532	$1,672,820	$1,367,925	$352,176	$118,884,453
Multi-family	35,412,469	2,749,736	2,100,064	—	40,262,269
Commercial	110,571,786	5,902,447	4,334,863	30,016	120,839,112
Construction and land	12,696,737	—	1,264,331	—	13,961,068
	274,172,524	10,325,003	9,067,183	382,192	293,946,902

Commercial business	71,074,289	534,368	331,774	—	71,940,431

Consumer:
Home equity	11,518,523	31,730	132,401	30,047	11,712,701
Automobile and other	1,525,594	—	—	—	1,525,594
	13,044,117	31,730	132,401	30,047	13,238,295

Total	$358,290,930	$10,891,101	$9,531,358	$412,239	$379,125,628

December 31, 2012

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$108,197,672	$1,882,095	$1,763,954	$506,672	$112,350,393
Multi-family	36,428,424	2,769,017	3,005,771	—	42,203,212
Commercial	121,242,335	11,221,414	6,303,124	—	138,766,873
Construction and land	26,808,635	120,699	2,839,205	375,418	30,143,957
	292,677,066	15,993,225	13,912,054	882,090	323,464,435

Commercial business	70,155,966	834,657	257,897	2,562	71,251,082

Consumer:
Home equity	11,840,875	35,703	185,530	—	12,062,108
Automobile and other	1,453,175	—	4,243	5,491	1,462,909
	13,294,050	35,703	189,773	5,491	13,525,017

Total	$376,127,082	$16,863,585	$14,359,724	$890,143	$408,240,534

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The following tables provide details of impaired loans, segregated by class, as of and for periods indicated.  The unpaid contractual balance represents the recorded balance prior to any partial charge-offs.  The recorded investment represents customer balances net of any partial charge-offs recognized on the loans.

	As of December 31, 2013			As of December 31, 2012
	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real estate loans:
One-to-four family	$1,082,196	$899,959	$—	$494,195	$494,195	$—
Multi-family	2,734,462	2,100,064	—	367,883	215,963	—
Commercial	808,008	808,008	—	3,015,172	2,702,491	—
Construction and land	1,986,485	213,251	—	4,480,653	2,456,419	—
	6,611,151	4,021,282	—	8,357,903	5,869,068	—

Commercial business	—	—	—	2,562	2,562	—

Consumer:
Home equity	132,402	132,402	—	157,413	157,413	—
Subtotal	$6,743,553	$4,153,684	$—	$8,517,878	$6,029,043	$—

With an allowance recorded:
Real estate loans:
One-to-four family	$864,017	$820,142	$160,881	$1,566,121	$1,566,121	$210,336
Multi-family	—	—	—	2,789,808	2,789,808	533,849
Commercial	1,360,876	1,170,517	195,103	535,402	535,402	34,812
Construction and land	927,806	927,806	10,315	—	—	—
	3,152,699	2,918,465	366,299	4,891,331	4,891,331	778,997

Commercial business	131,774	131,774	131,774	257,896	257,896	22,713

Consumer:
Home equity	30,047	30,047	8,602	28,118	28,118	28,118
Automobile and other	—	—	—	9,735	9,735	2,572
	30,047	30,047	8,602	37,853	37,853	30,690
Subtotal	3,314,520	3,080,286	506,675	5,187,080	5,187,080	832,400
Total	$10,058,073	$7,233,970	$506,675	$13,704,958	$11,216,123	$832,400

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

	For the year ended December 31, 2013			For the year ended December 31, 2012
	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate loans:
One-to-four family	$1,012,186	$1,010	$—	$825,566	$8,634	$—
Multi-family	1,038,953	—	—	180,524	—	—
Commercial	2,024,872	16,192	—	2,045,209	—	—
Construction and land	1,457,315	—	—	2,171,336	10,322	—
	5,533,326	17,202	—	5,222,635	18,956	—

Commercial business	12,077	—	—	142,047	925	—

Consumer:
Home equity	139,259	582	—	241,267	—	—
Automobile and other	910	—	—	688	—	—
	140,169	582	—	241,955	—	—
Subtotal	$5,685,572	$17,784	$—	$5,606,637	$19,881	$—

With an allowance recorded:
Real estate loans:
One-to-four family	$1,047,761	$—	$—	$986,926	$604	$—
Multi-family	1,544,361	—	—	3,201,616	27,971	—
Commercial	655,830	—	—	1,404,895	8,000	—
Construction and land	185,561	—	—	2,345,953	3,746	—
	3,433,513	—	—	7,939,390	40,321	—

Commercial business	275,701	4,811	—	593,375	1,132	—

Consumer:
Home equity	31,887	—	—	57,724	—	—
Automobile and other	2,704	—	—	3,032	—	—
	34,591	—	—	60,756	—	—
Subtotal	3,743,805	4,811	—	8,593,521	41,453	—
Total	$9,429,377	$22,595	$—	$14,200,158	$61,334	$—

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings:

During the years ending December 31, 2013 and 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan for periods ranging from 6 months to one year; payment and maturity changes not available in the market; forbearance agreements; or a permanent reduction of the recorded investment in the loan.

The Company has allocated $354,822 of specific reserves on $6,215,918 of loans to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013.  The Company had $584,810 of allocations of specific reserves on $8,934,496 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2012.  The Company has no commitments to lend additional amounts as of December 31, 2013 and 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

The following tables present loans, by class, modified as troubled debt restructurings that occurred during the years ended December 31, 2013 and 2012:

Year ended December 31, 2013

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
One-to-four family	8	$210,014	$207,054
Commercial	5	981,496	978,759
	13	1,191,510	1,185,813

Commercial business	1	138,002	131,774

Consumer:
Home equity	1	18,778	17,648

Total	15	$1,348,290	$1,335,235

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $134,729 and charge offs of $54,052 during the year ended December 31, 2013.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

Year ended December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
One-to-four family	4	$447,799	$444,508
Multi-family	1	449,055	215,963
Commercial	3	2,978,384	2,702,490
Construction and land	2	1,609,566	1,094,688

Total	10	$5,484,804	$4,457,649

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $26,610 and charge offs of $312,682 during the year ended December 31, 2012.

The following tables present the troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2013 and 2012.

Year ended December 31, 2013

	Number of Contracts	Recorded Investment (as of period end)
Real estate loans:
One-to-four family	1	$53,152

Total	1	$53,152

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $2,440 but resulted in no charge offs during the year ending December 31, 2013.

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 - LOANS (Continued)

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and companies in which these individuals have a 10% or more beneficial ownership.  Changes in these loans for the years ended December 31, 2013 and 2012 are summarized as follows:

	Year Ended
	December 31,
	2013	2012
Balance, beginning of year	$8,128,743	$19,402,842
Additions	2,767,710	1,748,927
Repayments	(2,703,798)	(13,023,026)
Change in status of borrower	(259,778)	—

Balance, end of year	$7,932,877	$8,128,743

The change in status of borrower represents the loans that are no longer required to be reported due to an executive officer or director no longer being associated with the Company.

NOTE 4 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	December 31,
	2013	2012
Land	$1,808,958	$1,808,958
Buildings and improvements	9,088,367	9,075,751
Furniture and equipment	1,352,260	1,171,726
	12,249,585	12,056,435
Less accumulated depreciation	(2,376,387)	(1,898,506)

	$9,873,198	$10,157,929

Depreciation expense for the years ended December 31, 2013 and 2012 amounted to $557,113 and $551,495 respectively.

NOTE 5 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of loans serviced for others were approximately $108,029,000 and $101,473,000 at December 31, 2013 and 2012, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 5 - MORTGAGE SERVICING RIGHTS (Continued)

The carrying amount of servicing rights recorded on loans serviced for others was $918,247 and $811,783, respectively, at December 31, 2013 and 2012, which approximated their fair value.  The fair value of servicing rights at December 31, 2013 was determined using a discount rate of 9.00%, monthly prepayment speeds ranging from 260% to 667%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually.  The fair value of servicing rights at December 31, 2012 was determined using a discount rate of 9.00%, monthly prepayment speeds ranging from 246% to 698%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually.  The ancillary income and cost to service assumptions include projected loan defaults.

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended
	December 31,
	2013	2012
Balance, beginning	$811,783	$651,409
Mortgage servicing rights capitalized	224,975	446,539
Mortgage servicing rights amortized	(173,239)	(257,579)
Decrease (increase) in provision for loss in fair value	54,728	(28,586)

Balance, ending	$918,247	$811,783

Valuation allowances:

Balance, beginning	$233,624	$205,038
Increase (decrease)	(54,728)	28,586

Balance, ending	$178,896	$233,624

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2014	$166,062
2015	134,648
2016	94,599
2017	89,359
2018	67,325
Thereafter	366,254

$918,247

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 - CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2013	2012
Core deposit intangible	$3,258,000	$3,258,000
Less accumulated amortization	(2,987,000)	(2,723,000)

	$271,000	$535,000

Amortization expense on core deposit intangible for the years ended December 31, 2013 and 2012 was $264,000 and $281,000, respectively.

Estimated future amortization expense on core deposit intangible for the five succeeding fiscal years is as follows:

Year Ending December 31,	Amount
2014	$75,000
2015	58,000
2016	58,000
2017	58,000
2018	22,000

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

Due to the current economic environment and other uncertainties, it is possible that our estimates and assumptions may adversely change in the future, and we may be required to record additional goodwill impairment losses in future periods.  It is not possible at this time to determine if any such future impairment loss would result or, it if does, whether such charge would be material.  However, any such future impairment loss would be limited to the remaining goodwill balance of $11,385,323 at December 31, 2013.  Subsequent reversal of goodwill impairment losses is not permitted.  At our annual impairment assessment date of September 30, 2013, our analysis indicated that no impairment existed.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 8 - DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2013	2012
Noninterest-bearing	$55,263,604	$60,330,245
Interest-bearing transaction accounts	292,542,353	223,830,488
Savings	27,174,489	25,689,456
Time	127,559,246	150,523,857

	$502,539,692	$460,374,046

Included in time deposits were approximately $18,012,000 and $29,201,000 of brokered deposits for the years ended December 31, 2013 and 2012, respectively.  Included in interest-bearing transaction accounts were approximately $106,525,000 and $48,076,000 of brokered deposits at the years ended December 31, 2013 and 2012, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended
	December 31,
	2013	2012
Interest-bearing transaction accounts	$1,018,327	$1,203,755
Savings	77,990	115,143
Time	1,673,368	2,514,712

	$2,769,685	$3,833,610

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $55,568,000 and $70,786,000 at December 31, 2013 and 2012, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 8 - DEPOSITS (Continued)

At December 31, 2013, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Amount
2014	$59,551,611
2015	22,025,292
2016	20,281,211
2017	19,552,462
2018	6,032,473
Thereafter	116,197

$127,559,246

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had total advances from the Federal Home Loan Bank (FHLB) of $13,980,005 and $21,966,750 at December 31, 2013 and 2012, respectively.  The weighted average interest rate on the advances was 1.36% and 1.27% at December 31, 2013 and 2012, respectively.  The range of rates on the outstanding advances at December 31, 2013 varied from 0.46% to 4.58%.

The contractual maturities of advances are as follows:

Year Ending December 31,	Amount
2014	$11,500,000
2015	1,500,000
2016	980,005
$13,980,005

At December 31, 2013, in addition to FHLB stock, eligible residential real estate loans totaling approximately $74,435,000 were pledged to the FHLB to secure advances outstanding compared to $66,444,000 at December 31, 2012.

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

Securities sold under agreements to repurchase are secured by securities with an approximate carrying amount of $54,673,000 and $44,143,000 at December 31, 2013 and 2012, respectively.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2013	2012
Average daily balance during the year	$28,496,423	$25,945,603
Average interest rate during the year	0.04%	0.06%
Maximum month-end balance during the year	$30,962,993	$34,494,579
Weighted average interest rate at year-end	0.05%	0.06%

NOTE 11 - SUBORDINATED DEBENTURES

The financial statements also include the following wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I.  The sole asset of this trust is junior subordinated deferrable interest debentures.  Clover Leaf issued $4,000,000 in May 2005 in cumulative trust preferred securities through this newly formed special-purpose trust.  The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I.  Distributions are cumulative and were payable at a fixed rate of 6.08% through May 2010 and then adjusted quarterly at a variable rate of 1.85% over the three month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security.  At December 31, 2013 the interest rate was 2.10%.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.  The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company.  The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010.  Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock.  For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 - INCOME TAXES

The Company and the Bank file consolidated federal income tax returns and Illinois state income tax returns.  The Company and the Bank are no longer subject to examination by federal and state taxing authorities for years prior to 2010.

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Year Ended
	December 31,
	2013	2012
Federal:
Current	$1,353,596	$1,366,578
Deferred	(432,303)	125,033
	921,293	1,491,611

State:
Current	405,650	484,310
Deferred	59,065	69,113
	464,715	553,423

	$1,386,008	$2,045,034

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended
	December 31,
	2013	2012
Expected income taxes	$1,659,724	$2,138,337
Income tax effect of:
State taxes, net of federal income tax benefit	251,528	332,911
Tax exempt interest, net	(419,935)	(333,886)
Income taxed at lower rates	(47,421)	(61,095)
Other	(57,888)	(31,233)

	$1,386,008	$2,045,034

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 - INCOME TAXES (Continued)

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$2,225,086	$2,393,884
Deferred compensation	216,455	176,433
Accrued expenses	3,980	—
Purchase accounting adjustments for:
Loans	37,179	49,988
Securities	136,811	162,889
Unrealized loss on securities available for sale	994,004	—
OREO writedowns and expenses	557,506	316,132
Other	366,107	56,188
	4,537,128	3,155,514

Deferred tax liabilities:
Federal Home Loan Bank stock	(300,687)	(304,238)
Core deposit intangible	(107,858)	(215,445)
Mortgage servicing rights	(365,462)	(326,905)
Unrealized gain on securities available for sale	—	(702,588)
Purchase accounting adjustments for:
Premises and equipment	(291,512)	(301,426)
Federal Home Loan Bank advances	(7,958)	(13,390)
Premises and equipment	(210,278)	(107,979)
	(1,283,755)	(1,971,971)

Net deferred taxes	$3,253,373	$1,183,543

Retained earnings at December 31, 2013 and 2012 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2013 and 2012.  Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 13 - EMPLOYEE BENEFITS

The Company has adopted a 401(k) plan and defined contribution profit sharing plan covering substantially all of its employees.  The contribution to the plan for the profit sharing contribution is determined by the Board of Directors.  The Company contributed $134,849 and $107,278 to the plan for the profit sharing contribution for the years ended December 31, 2013 and 2012, respectively.  The 401(k) component of the plan allows participants to defer up to 50% of their compensation.  Such deferral accumulates on a tax deferred basis until the employee withdraws the funds.  The Company matched the employee contributions for the 401(k) plan up to 3% of compensation for the years ended December 31, 2013 and 2012.  Total expense recorded for the Company’s match for the 401(k) plan was $117,366 and $89,123 for the years ended December 31, 2013 and 2012, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Bank and the Company meet all capital adequacy requirements to which they are subject.

As of December 31, 2013, the Bank was considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval from the Office of the Comptroller of the Currency.  Under these regulations, the amount of dividends that may be paid without prior consent in any calendar year is generally limited to the current year’s profits combined with retained net profits of the preceding two years, subject to the capital requirements described above.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 14 - CAPITAL RATIOS (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012 are presented in the following table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2013
Tier I Capital to Adjusted Total Assets	$65,762,000	10.75%	$24,465,000	4.00%	$30,581,000	5.00%

Tier I Capital to Risk Weighted Assets	65,762,000	16.63%	15,820,000	4.00%	23,729,000	6.00%

Total Capital to Risk Weighted Assets	69,326,000	17.53%	31,639,000	8.00%	39,549,000	10.00%

	2012
Tier I Capital to Adjusted Total Assets	$67,253,000	11.45%	$23,487,000	.4.00%	$29,359,000	5.00%

Tier I Capital to Risk Weighted Assets	67,253,000	17.89%	15,039,000	4.00%	22,558,000	6.00%

Total Capital to Risk Weighted Assets	70,766,000	18.82%	30,077,000	8.00%	37,597,000	10.00%

The Company’s actual capital amounts and ratios as of December 31, 2013 and 2012 are presented in the following table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2013
Tier I Capital to Adjusted Total Assets	$63,040,000	9.92%	$25,419,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	63,040,000	15.91%	15,847,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	70,604,000	17.82%	31,694,000	8.00%	N/A	N/A

	2012
Tier I Capital to Adjusted Total Assets	$65,059,000	10.64%	$24,463,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	65,059,000	17.25%	15,082,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	72,572,000	19.25%	30,164,000	8.00%	N/A	N/A

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with offbalance-sheet risk follows:

				Range of Rates
	Variable Rate	Fixed Rate	Total	on Fixed Rate
	Commitments	Commitments	Commitments	Commitments
	2013
Commitments to extend credit	$14,758,140	$55,460,066	$70,218,206	1.85% - 18.00%
Standby letters of credit	2,228,498	27,000	2,255,498	3.50% - 9.25%

	2012
Commitments to extend credit	$15,111,371	$36,383,833	$51,495,204	1.00% - 18.00%
Standby letters of credit	50,000	649,356	699,356	4.50% - 9.25%

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2013 and 2012, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Securities: The fair value of available-for-sale securities are determined by various valuation methodologies.  Where quoted market prices are available in an active market, securities are classified within Level 1.  The Company has no securities classified within Level 1.  If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics.  For these investments, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations.  They also use model processes, such as the Option Adjusted Spread model to assess interest rate impact and develop prepayment scenarios.  In the case of municipal securities, information on the Bloomberg terminal such as credit ratings, credit support, and call features are used to set the matrix values for the issues, which will be used to determine the yields from which the market values are calculated each month.  Because they are not price quote valuations, the pricing methods are considered Level 2 inputs.  At this time all of the Company’s securities fall within the Level 2 hierarchy for pricing.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company currently has no securities classified within Level 3.  During the years ended December 31, 2013 and 2012, there were no transfers between Level 1 and Level 2.  The valuation methodology was consistent for the years ended December 31, 2013 and 2012.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Mortgage Servicing Rights:  Annually, loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount.  If the carrying amount exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value.  Fair value is determined based on market prices for comparable mortgage servicing contracts, when available, resulting in a Level 2 classification, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data which also results in a Level 2 classification.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis segregated by fair value hierarchy level during the periods ended December 31, 2013 and 2012 are summarized below:

	Fair Value Measurements at December 31, 2013 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$40,915,595	$—	$40,915,595
U.S. treasury securities	—	5,000,000	—	5,000,000
State and municipal securities	—	38,744,869	—	38,744,869
Other securities	—	248,501	—	248,501
Mortgage-backed: residential	—	32,868,017	—	32,868,017
Total securities available for sale	$—	$117,776,982	$—	$117,776,982

	Fair Value Measurements at December 31, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$—	$19,793,502	$—	$19,793,502
State and municipal securities	—	36,403,923	—	36,403,923
Other securities	—	248,501	—	248,501
Mortgage-backed: residential	—	31,834,154	—	31,834,154
Total securities available for sale	$—	$88,280,080	$—	$88,280,080

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2013 and 2012 are summarized below:

	Fair Value Measurements at December 31, 2013 Using:
Assets:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Foreclosed assets:
Real estate:
One-to-four family	$—	$—	$103,500	$103,500
Multi-family	—	—	118,100	118,100
Commercial	—	—	692,230	692,230
Construction and land	—	—	1,901,758	1,901,758

Total foreclosed assets	$—	$—	$2,815,588	$2,815,588

Impaired loans:
Real estate loans:
One-to-four family	$—	$—	$659,261	$659,261
Commercial	—	—	975,414	975,414
Construction and land	—	—	917,491	917,491
	—	—	2,552,166	2,552,166

Consumer:
Home Equity	—	—	21,445	21,445
	—	—	21,445	21,445

Total impaired loans	$—	$—	$2,573,611	$2,573,611

Mortgage Servicing Rights	$—	$918,247	$—	$918,247

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

	Fair Value Measurements at December 31, 2012 Using:
Assets:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Foreclosed assets:
Real estate:
Commercial	$—	$—	$755,000	$755,000
Construction and land	—	—	2,926,988	2,926,988

Total foreclosed assets	$—	$—	$3,681,988	$3,681,988

Impaired loans:
Real estate loans:
One-to-four family	$—	$—	$1,355,785	$1,355,785
Multi-family	—	—	2,255,959	2,255,959
Commercial	—	—	500,590	500,590
	—	—	4,112,334	4,112,334

Commercial business	—	—	235,183	235,183

Consumer:
Automobile and other	—	—	7,163	7,163
	—	—	7,163	7,163

Total impaired loans	$—	$—	$4,354,680	$4,354,680

Mortgage Servicing Rights	$—	$811,783	$—	$811,783

Foreclosed assets are collateral dependent and are recorded at the lesser of the recorded investment in the receivable or the appraised value less costs to sell and may be revalued on a nonrecurring basis.  Foreclosed assets measured at fair value less costs to sell on a nonrecurring basis during the year ended December 31, 2013, had a net carrying amount of $2,815,588, which is made up of the outstanding balance of $4,123,275, net of cumulative write-downs of $1,307,687 which includes $812,687 that occurred during the year ended December 31, 2013.  At December 31, 2012, foreclosed assets had a carrying amount of $3,681,988, which was made up of the outstanding balance of $4,342,988, net of write-downs of $661,000.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $3,080,286, with a valuation allowance of $506,675 at December 31, 2013, resulting in a net increase in provision for loan losses of $372,982 for the year ended December 31, 2013.  At December 31, 2012, impaired loans had a principal balance of $5,187,080 with a valuation allowance of $832,400, resulting in a net increase in provision for loan losses of $263,542 for the year ended December 31, 2012.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013:

	Fair Value	Valuation Techniques	Unobservable Inputs	Range	Weighted Average

Foreclosed assets:
Real estate:
One-to-four family	$103,500	Sales Comparison	Adjustment for difference between comparable sales	-2% to 20%	8.3%
Multi-family	118,100	Sales Comparison	Adjustment for difference between comparable sales	2% to 26%	15.5%
Commercial	692,230	Sales Comparison	Adjustment for difference between comparable sales	-2% to 0%	-1.9%
Construction and land	1,901,758	Sales Comparison	Adjustment for difference between comparable sales	-21% to 36%	5.5%

Impaired loans:
Real estate loans:
One-to-four family	$659,261	Sales Comparison	Adjustment for difference between comparable sales	-11% to 27%	2.9%
Commercial	975,414	Sales Comparison	Adjustment for difference between comparable sales	-28% to 16%	-9.2%
Construction and land	917,491	Sales Comparison	Adjustment for difference between comparable sales	-14% to 36%	19.1%
Consumer:
Home Equity	21,445	Sales Comparison	Adjustment for difference between comparable sales	-9% to -3%	-5.6%

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2012:

	Fair Value	Valuation	Unobservable Inputs	Range	Weighted

Foreclosed assets:
Real estate:
Commercial	$755,000	Sales Comparison	Adjustment for difference between comparable sales	1% to 24%	10.5%
Construction and land	2,926,988	Sales Comparison	Adjustment for difference between comparable sales	-4% to 47%	19.3%

Impaired loans:
Real estate loans:
One-to-four family	$1,355,785	Sales Comparison	Adjustment for difference between comparable sales	-5% to 9%	5.7%
Multi-family	2,255,959	Sales Comparison	Adjustment for difference between comparable sales	1% to 18%	10.0%
Commercial	500,590	Sales Comparison	Adjustment for difference between comparable sales	5% to 17%	12.3%
Commercial business	235,183	Sales Comparison	Adjustment for difference between comparable sales	4% to 50%	22.8%
Consumer:
Automobile and other	7,163	Liquidation Value	Adjustment to reflect realizable value	0% to 50%	50.0%

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

December 31, 2013 and 2012

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

December 31, 2013 and 2012

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2013 and 2012 that have not been previously presented and the methods and assumptions used to estimate those fair values.

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
Financial assets:
Cash and cash equivalents	$84,693,825	$84,693,825	$—	$—	$84,693,825
Interest-earning time deposits	1,766,493	—	1,766,493	—	1,766,493
Federal Home Loan Bank stock	2,887,763	—	—	—	N/A
Loans, net (excluding impaired loans at fair value)	369,995,351	—	—	369,987,191	369,987,191
Accrued interest receivable	1,551,258	—	546,692	1,004,566	1,551,258

Financial liabilities:
Non-interest bearing deposits	55,263,604	55,263,604	—	—	55,263,604
Interest-bearing deposits	447,276,088	319,716,842	128,515,854	—	448,232,696
Federal Home Loan Bank advances	13,980,005	—	14,114,389	—	14,114,389
Securities sold under agreement to repurchase	26,766,169	—	26,766,169	—	26,766,169
Subordinated debentures	4,000,000	—	4,000,000	—	4,000,000
Accrued interest payable	199,764	15,233	184,531	—	199,764

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables summarize the changes within each classification of accumulated other comprehensive income (loss), net of tax, for the year ended December 31, 2013 and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component

For the Year Ended December 31, 2013(1)

	Unrealized Gains and Losses on Available-for-Sale Securities	Total
Accumulated Other Comprehensive Income at January 1, 2013	$1,196,111	$1,196,111

Other comprehensive loss before reclassifications	(2,662,342)	(2,662,342)
Amount reclassified from accumulated other comprehensive income(2)	(226,257)	(226,257)
Net current-period other comprehensive loss	(2,888,599)	(2,888,599)

Accumulated Other Comprehensive Loss at December 31, 2013	$(1,692,488)	$(1,692,488)

(1) All amounts are net of tax.  Amounts in parentheses indicate debits.

(2) See table below for details about reclassifications.

Reclassifications out of Accumulated Other Comprehensive Income (Loss)

For the Year Ended December 31, 2013(1)

Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$359,138	Gain on sale of securities
	(132,881)	Tax expense
Total reclassifications for the period	$226,257	Net of tax

(1) Amounts in parentheses indicate debits to profit/loss.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following tables summarize the changes within each classification of accumulated other comprehensive income, net of tax, for the year ended December 31, 2012, and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income:

Changes in Accumulated Other Comprehensive Income by Component

For the Year Ended December 31, 2012(1)

	Unrealized Gains and Losses on Available-for-Sale Securities	Total
Accumulated Other Comprehensive Income at January 1, 2012	$1,292,181	$1,292,181

Other comprehensive income before reclassifications	9,756	9,756
Amount reclassified from accumulated other comprehensive income(2)	(105,826)	(105,826)
Net current-period other comprehensive loss	(96,070)	(96,070)

Accumulated Other Comprehensive Income at December 31, 2012	$1,196,111	$1,196,111

(1) All amounts are net of tax.  Amounts in parentheses indicate debits.

(2) See table below for details about reclassifications.

Reclassifications out of Accumulated Other Comprehensive Income

For the Year Ended December 31, 2012(1)

Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$167,978	Gain on sale of securities
	(62,152)	Tax expense
Total reclassifications for the period	105,826	Net of tax

(1) Amounts in parentheses indicate debits to profit/loss.

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 19 - LIQUIDATION ACCOUNT

As required by federal regulations, a liquidation account in the amount of $20,700,000 was established in conjunction with our 2006 mutual to stock conversion.

As a result, each eligible account holder or supplemental account holder is entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed.  The liquidation account will never be increased despite any increase after conversion in the related deposit balance.  The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $3,040,000 at December 31, 2013

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
Assets
Cash and cash equivalents	$691,126	$823,324
Loans, net	—	247,971
Investment in common stock of subsidiary	75,817,958	80,450,227
Other assets	680,685	832,501

Total assets	$77,189,769	$82,354,023

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000,000	$4,000,000
Accrued interest payable	7,473	7,950
Other liabilities	86,666	89,670
Total liabilities	4,094,139	4,097,620

Stockholders’ Equity
Common stock	700,728	748,132
Additional paid-in-capital	55,818,936	59,660,244
Retained earnings	18,268,454	16,651,916
Accumulated other comprehensive income	(1,692,488)	1,196,111
	73,095,630	78,256,403

Total liabilities and stockholders’ equity	$77,189,769	$82,354,023

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years ended December 31, 2013 and 2012

	2013	2012
Dividends from subsidiary	$5,600,000	$—
Interest income	6,022	14,245
Interest expense	(88,286)	(97,914)
Other expenses	(751,605)	(420,211)

Income (loss) before income tax benefit and equity in undistributed net income of subsidiary	4,766,131	(503,880)

Income tax benefit	333,600	191,544

Income (loss) before equity in undistributed net income of subsidiary	5,099,731	(312,336)

Equity in undistributed (distributions in excess of) net income of subsidiary	(1,743,670)	4,376,837

Net income	$3,356,061	$4,064,501

Comprehensive income	$467,462	$3,968,431

(Continued)

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash Flows from Operating Activities
Net income	$3,356,061	$4,064,501
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions in excess of (equity in undistributed) net income of subsidiary	1,743,670	(4,376,837)
Decrease in other assets	151,816	28,390
(Decrease) increase in accrued interest payable	(477)	148
(Decrease) increase in other liabilities	(3,004)	21,195
Net cash (used in) operating activities	(351,934)	(262,603)

Cash Flows from Investing Activities
Purchases of available for sale securities	—	(2,999,983)
Proceeds from calls and maturities of available for sale securities	—	2,999,983
Loan payments	247,971	14,138
Net cash provided by investing activities	247,971	14,138

Cash Flows from Financing Activities
Repurchase of common stock	(3,888,712)	(1,594,912)
Dividends	(1,739,523)	(1,831,241)
Net cash used in financing activities	(5,628,235)	(3,426,153)

Net decrease in cash and cash equivalents	(132,198)	(3,674,618)

Cash and cash equivalents:
Beginning of year	823,324	4,497,942

End of year	$691,126	$823,324