Form 10-K, Exhibit 13
period 2014-12-31
First Clover Leaf Financial Corp.
filed 2015-03-31
CIK 1283582

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

Exhibit 13

PORTIONS OF 2014 ANNUAL REPORT TO STOCKHOLDERS

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

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Selected Financial Condition Data:

Total assets	$607,615	$622,044	$600,769	$562,725	$574,970
Loans, net	400,904	372,569	394,869	387,635	387,568
Cash and cash equivalents	49,066	84,694	71,415	39,361	66,253
Securities available for sale	104,471	117,777	88,280	85,575	78,475
Federal Home Loan Bank stock	2,888	2,888	2,888	6,306	6,306
Federal Reserve Bank stock	1,677	-	-	-	-
Deposits	510,307	502,540	460,374	414,758	447,483
Securities sold under agreements to repurchase	11,848	26,766	34,495	36,874	21,457
Subordinated debentures	4,000	4,000	4,000	4,000	3,974
Federal Home Loan Bank advances	2,488	13,980	21,967	26,944	21,924
Stockholders' equity (1)	77,130	73,096	78,256	77,714	77,333

	Years Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:

Total interest income	$19,317	$19,822	$21,653	$23,728	$25,441
Total interest expense	2,516	3,316	4,468	6,453	8,936
Net interest income	16,801	16,506	17,185	17,275	16,505
Provision (credit) for loan losses	(250)	485	1,550	5,292	2,573
Net interest income after provision for loan losses	17,051	16,021	15,635	11,983	13,932
Other income	2,227	2,169	2,969	2,089	2,246
Other expense	14,091	13,448	12,494	11,742	10,400
Income before income taxes	5,187	4,742	6,110	2,330	5,778
Income tax expense	1,361	1,386	2,045	435	1,972
Net income	$3,826	$3,356	$4,065	$1,895	$3,806
Basic and diluted earnings per share	$0.55	$0.46	$0.53	$0.24	$0.49

(1)	Stockholders’ equity is restricted due to capital requirements imposed under federal capital regulations.

	At or For the Years Ended December 31,
	2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.61%	0.55%	0.74%	0.33%	0.65%
Return on equity (ratio of net income to average stockholders' equity)	5.07	4.40	5.17	2.41	4.88
Average interest rate spread (1)	2.86	2.85	3.22	3.09	2.77
Dividend payout ratio (2)	43.64	52.17	45.28	100.00	48.98
Dividends per share	0.24	0.24	0.24	0.24	0.24
Net interest margin (3)	2.93	2.95	3.39	3.29	3.04
Efficiency ratio (4)	74.05	72.01	61.99	60.64	55.46
Non-interest expense to average total assets	2.31	2.20	2.26	2.06	1.79
Average interest-earning assets to average interest-bearing liabilities	115.97	117.43	119.23	116.14	116.45

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	1.75%	2.06%	3.03%	4.52%	4.08%
Non-performing and impaired loans to total loans	1.65	1.94	2.96	5.05	5.06
Net (recoveries) charge-offs to average loans outstanding	(0.06)	0.22	0.85	0.82	0.78
Allowance for loan losses to non-performing and impaired loans	82.76	77.28	50.89	39.76	29.19
Allowance for loan losses to total loans	1.37	1.50	1.51	2.01	1.48

Capital Ratios:
Stockholders' equity to total assets at end of year	12.69%	11.75%	13.03%	13.81%	13.45%
Average stockholders' equity to average assets	12.00	12.48	14.23	13.81	13.43
Tier 1 (core) capital ratio	11.22	10.75	11.45	11.33	10.50
Tier 1 risk-based capital ratio (5)	16.36	16.63	17.89	16.80	15.69
Total risk-based capital ratio (6)	17.31	17.53	18.82	17.62	16.22

Other Data:
Number of full service offices	6	5	4	4	4

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Tier 1 risk-based capital ratio represents Tier 1 capital of First Clover Leaf Bank divided by its risk-weighted assets as defined in federal regulations on required capital.
(6)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects First Clover Leaf Financial Corp.’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from our audited consolidated financial statements, which appear elsewhere in this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding First Clover Leaf Financial Corp. (“First Clover Leaf”) provided elsewhere in this annual report.

Forward Looking Statements

When used in this Annual Report, the words or phrases “will,” “are expected to,” “we believe,” “should,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to, (i) changes in general economic conditions, either nationally or in our market areas, that are worse than expected; (ii) competition among depository and other financial institutions; (iii) inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; (iv) adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (v) our ability to enter new markets successfully and capitalize on growth opportunities; (vi) our ability to successfully integrate acquired entities, if any; (vii) changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; (viii) changes resulting from shutdowns of the federal government; (ix) changes in our organization, compensation and benefit plans; (x) changes in our financial condition or results of operations that reduce capital available to pay dividends; and (xi) changes in the financial condition or future prospects of issuers of securities that we own, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements, which only speak as of the date made.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

Goodwill and Other Intangible Assets. In the past, First Clover Leaf has been involved in acquisitions accounted for under the purchase method of accounting.  Under the purchase method, First Clover Leaf was required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition.  The excess cost over the net assets acquired represents goodwill, which is not subject to periodic amortization.

Customer relationship intangibles are required to be amortized over their estimated useful lives.  The method of amortization reflects the pattern in which the economic benefits of these intangible assets are estimated to be consumed or otherwise used up.  Our customer relationship intangibles are being amortized over 9.7 years using the double declining balance method. Since First Clover Leaf’s acquired customer relationships are subject to routine customer attrition, the relationships are more likely to produce greater benefits in the near-term than in the long-term, which typically supports the use of an accelerated method of amortization for the related intangible assets.  Management is required to evaluate the useful life of customer relationship intangibles to determine if events or circumstances warrant a change in the estimated life.  Should management determine the estimated life of any intangible asset is shorter than originally estimated, First Clover Leaf would adjust the amortization of that asset, which could increase future amortization expense.

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

The goodwill impairment analysis allows the assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than the carrying value. If it is determined that we should proceed with impairment testing, we then estimate the fair value of our single reporting unit as of the measurement date utilizing two approaches including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price. We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date. At our annual impairment assessment date of September 30, 2014, our analysis indicated that no additional impairment existed. Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations. In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Overview

First Clover Leaf is a financial holding company incorporated under the laws of Maryland. Located in Edwardsville Illinois, First Clover Leaf has a wholly-owned subsidiary, First Clover Leaf Bank, National Association (“First Clover Leaf Bank”), which is a community bank operating with six branch locations in Madison and St. Clair Counties in Illinois. First Clover Leaf Bank is the source of all of the Company’s revenue. First Clover Leaf common stock is listed on the NASDAQ Capital Market and is traded under the symbol “FCLF”.

First Clover Leaf’s results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, and the interest paid on interest-bearing liabilities. Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

While much internal focus has been directed toward organic growth in 2014, our commitment to credit quality remains strong. Our success in growing loans was well-balanced across our footprint, as we serviced the funding needs of local businesses that support our communities. Moreover, as our loan portfolio expanded, our credit metrics continued to strengthen. Our non-performing and impaired loans and other non-performing assets declined to $10.6 million at December 31, 2014, compared to $12.8 million at December 31, 2013. At December 31, 2014, the Company’s non-accrual loans decreased $1.7 million to $4.7 million compared to $6.4 million at December 31, 2013.

First Clover Leaf had net income of $3.8 million for the year ended December 31, 2014 compared to net income of $3.4 million for the same period in 2013. We believe our emphasis on maximizing stockholder value was evidenced in 2014 by the upward momentum in earnings per share. Basic and diluted earnings per share were $0.55 for the year ended December 31, 2014 compared to $0.46 for the year ended December 31, 2013.

The following discussion and analysis of our Financial Condition and Operating Results provides a comparison of our results for the years 2014 and 2013. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

Total Assets. Total assets decreased to $607.6 million at December 31, 2014 from $622.0 million at December 31, 2013. The decrease was primarily due to lower balances of cash and cash equivalents, securities available for sale, and foreclosed assets, partially offset by an increase in loans and bank-owned life insurance.

Cash and cash equivalents decreased to $49.1 million at December 31, 2014 from $84.7 million at December 31, 2013 primarily due to a decrease of $39.9 million in federal funds sold. The decrease in federal funds sold was primarily due to the redeployment of funds to address an increase in loans, the purchase of bank-owned life insurance, the repayment of advances, and a reduction in securities sold under agreements to repurchase, partially offset by a decrease in securities available for sale, a reduction in foreclosed assets, and an increase in deposits.

Securities available for sale decreased to $104.5 million at December 31, 2014 compared to $117.8 million at December 31, 2013. The decrease was due primarily to calls, maturities and principal repayments of $37.0 million and sales of $5.3 million partially offset by purchases of $26.7 million. Overall, our state and municipal securities increased $6.8 million, U.S. treasury securities decreased $5.0 million, and U.S. government agency securities decreased $15.0 million.

Loans, net, increased to $400.9 million at December 31, 2014 from $372.6 million at December 31, 2013, as we experienced a solid level of originations with both new and existing customers. The categories with significant increases were commercial real estate and construction and land, as those were the opportunities that were most prominent in our market during the past year. Commercial real estate loans increased $8.6 million to $129.4 million at December 31, 2014 from $120.8 million at December 31, 2013. Construction and land loans increased $15.8 million to $28.6 million at December 31, 2014 from $12.8 million at December 31, 2013.

Bank-owned life insurance increased to $14.9 million at December 31, 2014 from $8.5 million at December 31, 2013 primarily due to an additional purchase of $6.0 million to offset some of the expenses of our existing employee benefit plans. Foreclosed assets decreased to $3.9 million at December 31, 2014 compared to $5.6 million at December 31, 2013. The decrease was primarily due to the sale and write-down of foreclosed assets.

Total Liabilities. Total liabilities decreased to $530.5 million at December 31, 2014 from $548.9 million at December 31, 2013. Deposits increased to $510.3 million at December 31, 2014 from $502.5 million at December 31, 2013. The increase in deposits was primarily due to an increase of $12.9 million in our noninterest-bearing transaction accounts which grew primarily from the transfer of customer deposits in the securities sold under agreements to repurchase (“Repo Sweeps”) accounts. This increase was partially offset by a decrease of $4.1 million in our savings accounts.

Federal Home Loan Bank advances at December 31, 2014 were $2.5 million compared to $14.0 million at December 31, 2013. The decrease was due to repayments of $11.5 million. These advances were not renewed at the time of maturity due to the liquidity position of First Clover Leaf Bank, which had adequate cash to operate without the borrowings.

Repo Sweeps decreased $14.9 million to $11.8 million at December 31, 2014 from $26.8 million at December 31, 2013. This decrease was due primarily to some of these accounts being transitioned to noninterest-bearing transaction accounts.

Stockholders’ Equity. Stockholders’ equity increased to $77.1 million at December 31, 2014 from $73.1 million at December 31, 2013 primarily due to net income of $3.8 million, and other comprehensive income on securities of $1.9 million, partially offset by the payment of cash dividends to the holders of our common stock in the amount of $1.7 million.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013.

General. We recorded net income of $3.8 million and $3.4 million for the years ended December 31, 2014 and 2013, respectively. The increase in net income for the year ended December 31, 2014 resulted primarily from higher net interest income, a credit provision for loan losses, and lower income taxes partially offset by higher non-interest expenses.

During 2014, yields on loans continued to decline primarily due to assets re-pricing in the current rate environment. Our commercial loans are the most sensitive to changes in market interest rates because they often have shorter terms to maturity, and, therefore, the interest rates adjust more frequently.

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

Net interest income. Net interest income increased to $16.8 million for the year ended December 31, 2014 from $16.5 million for the year ended December 31, 2013. Net average interest-earning assets were $79.0 million for 2014, compared to $82.9 million for 2013. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 115.97% for 2014 from 117.43% for 2013. Our interest rate spread and net interest margin remained consistent in 2014 with the prior year 2013. The average rate earned on interest-earning assets decreased by 18 basis points during 2014 to 3.37% from 3.55% during 2013, while the average rate paid on interest-bearing liabilities decreased by 19 basis points during 2014 to 0.51% from 0.70% during 2013.

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	Years Ended December 31,
	2014			2013			2012
	Average Outstanding Balance	Interest (5)	Yield/ Rate	Average Outstanding Balance	Interest (5)	Yield/ Rate	Average Outstanding Balance	Interest (5)	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross (1)	$386,018	$16,715	4.33%	$381,791	$17,589	4.61%	$397,667	$19,613	4.93%
Securities (1)	112,373	2,369	2.11	105,344	2,051	1.95	81,670	1,967	2.41
Federal Reserve Bank stock	631	38	6.00	-	-	0.00	-	-	0.00
Interest-earning balance from depository institutions	74,843	196	0.26	71,583	182	0.25	27,834	73	0.26
Total interest-earning assets	573,865	19,318	3.37	558,718	19,822	3.55	507,171	21,653	4.27
Non-interest-earning assets	54,904			51,993			45,502
Total assets	$628,769			$610,711			$552,673

Interest-bearing liabilities:
Interest-bearing transactions	$305,375	$739	0.24%	$258,136	$1,018	0.39%	$194,916	$1,204	0.62%
Savings deposits	28,460	50	0.18	27,029	78	0.29	24,115	115	0.48
Time deposits	127,482	1,385	1.09	138,024	1,674	1.21	150,524	2,515	1.67
Securities sold under agreement to repurchase	18,975	5	0.03	28,496	14	0.05	25,946	18	0.07
Federal Home Loan Bank advances	10,534	250	2.37	20,111	444	2.21	25,876	518	2.00
Subordinated debentures	4,000	87	2.18	4,000	88	2.20	4,000	98	2.45
Total interest-bearing liabilities	494,826	2,516	0.51	475,796	3,316	0.70	425,377	4,468	1.05
Non-interest-bearing liabilities	58,488			58,703			48,657
Total liabilities	553,314			534,499			474,034
Stockholders' equity	75,455			76,212			78,639
Total liabilities and stockholders' equity	$628,769			$610,711			$552,673

Net interest income		$16,802			$16,506			$17,185
Net interest rate spread (2)			2.86%			2.85%			3.22%
Net interest-earning assets (3)	$79,039			$82,922			$81,794
Net interest margin (4)			2.93%			2.95%			3.39%
Ratio of interest-earning assets to interest-bearing liabilities			115.97%			117.43%			119.23%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.10%, 3.09%, and 3.49% for 2014, 2013, and 2012, respectively. The tax equivalent basis was computed by calculating the deemed interest on tax-exempt loans and municipal bonds that would have been earned on a fully taxable basis to yield the same after-tax income using a combined federal and state marginal tax rate of 36%.

(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average total interest-earning assets.

(5) Interest on loans includes $116,637, $118,054, and $205,021 of loan fees collected in 2014, 2013, and 2012, respectively.

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

	Year Ended December 31,
	2014 vs. 2013
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$195	$(1,069)	$(874)
Securities	138	180	318
Federal Reserve Bank stock	-	38	38
Interest-earning balances from depository institutions	7	7	14

Total interest-earning assets	340	(844)	(504)

Interest-bearing liabilities:
Interest-bearing transactions	181	(460)	(279)
Savings deposits	3	(31)	(28)
Time deposits	(132)	(157)	(289)
Securities sold under agreement to repurchase	(5)	(4)	(9)
Federal Home Loan Bank advances	(211)	17	(194)
Subordinated debentures	-	(1)	(1)

Total interest-bearing liabilities	(164)	(636)	(800)

Change in net interest income	$504	$(208)	$296

	Year Ended December 31,
	2013 vs. 2012
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$(793)	$(1,231)	$(2,024)
Securities	570	(486)	84
Interest-earning balances from depository institutions	120	(11)	109

Total interest-earning assets	(103)	(1,728)	(1,831)

Interest-bearing liabilities:
Interest-bearing transactions	400	(586)	(186)
Savings deposits	14	(51)	(37)
Time deposits	(208)	(633)	(841)
Securities sold under agreement to repurchase	2	(6)	(4)
Federal Home Loan Bank advances	(116)	42	(74)
Subordinated debentures	-	(10)	(10)

Total interest-bearing liabilities	92	(1,244)	(1,152)

Change in net interest income	$(195)	$(484)	$(679)

Interest and fee income. Interest and fee income on loans decreased to $16.7 million for 2014 from $17.6 million for 2013. This decrease was primarily a result of a decline in yield, which primarily resulted due to competitive pressure, which was partially offset by a higher average balance of loans. The average yield on loans decreased to 4.33% for 2014 from 4.61% for 2013. The average balance of loans was $386.0 million and $381.8 million during 2014 and 2013, respectively.

Interest income on securities increased to $2.4 million for 2014 from $2.1 million for 2013. Interest income on securities increased primarily due to a higher average balance of securities in addition to a higher yield. The average yield on securities increased to 2.11% for 2014 from 1.95% for 2013. The average balance of securities was $112.4 million and $105.3 million for 2014 and 2013, respectively.

Interest income on Federal Reserve Bank stock was $38,000 for 2014. The average balance was $631,000. The Company was required to purchase the Federal Reserve Bank stock as a result of the Bank’s conversion from a thrift charter to a national bank charter in August 2014. There was no balance at December 31, 2013.

Interest on other interest-earning deposits increased primarily due to an increase in average balances. The average balance of other interest-earning deposits was $74.8 million and $71.6 million for 2014 and 2013, respectively. The average yield on other interest-earning deposits was 0.26% for 2014 and 0.25% for 2013.

Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense. Interest expense on deposits decreased to $2.2 million for 2014 from $2.8 million for 2013. While the average balance of interest-bearing deposits increased to $461.3 million during 2014 from $423.2 million for 2013, the average rate on interest-bearing deposits decreased to 0.47% for 2013 from 0.65% for 2013, as interest rates have remained at historic lows.

Interest on securities sold under agreements to repurchase decreased to $5,000 from $14,000 due to a decline in rate in addition to a lower average balance. The average rate decreased to 0.03% for 2014 from 0.05% for 2013. The average balance of securities sold under agreements to repurchase was $19.0 million and $28.5 million for 2014 and 2013, respectively.

Interest on Federal Home Loan Bank advances decreased in 2014 due to a lower average balance partially offset by an increase in rate. The average balance of Federal Home Loan Bank advances was $10.5 million and $20.1 million for 2014 and 2013, respectively. The average rate on Federal Home Loan Bank advances increased to 2.37% for 2014 compared to 2.21% for 2013. The purchase accounting amortization recorded in 2014 and 2013 increased interest expense on Federal Home Loan Bank advances by $8,000 and $13,000, respectively.

Interest expense on subordinated debentures decreased to $87,000 for 2014 from $88,000 for 2013. The average rate declined to 2.18% for 2014 compared to 2.20% for 2013.

Provision for loan losses. A credit provision of $250,000 was recorded in 2014 compared to a provision expense of $485,000 in 2013. Management determined that the credit provision was appropriate due to improvements in credit quality trends and recoveries received on previously charged-off loans. Non-performing and impaired loans totaled $6.7 million and $7.2 million at December 31, 2014 and 2013, respectively. The allowance for loan losses to non-performing and impaired loans increased to 82.76% at December 31, 2014, compared to 77.28% at December 31, 2013. In 2014, we received net recoveries of $221,000, compared to net charge-offs of $839,000 in 2013. Furthermore, a recovery of $811,000 was recorded in the first quarter of 2015. We are currently evaluating the impact of this recovery on our loan loss reserve. The provision for loan losses is based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans. Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in First Clover Leaf’s provision for loan losses. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

In addition, the OCC, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income. Non-interest income increased $58,000 for the year ended December 31, 2014, remaining at $2.2 million for the years ended December 31, 2014 and 2013, primarily due to increases on service fees on deposit accounts, gain on sale of loans, and earnings from bank-owned life insurance, partially offset by a reduction in gain on sale of securities, and losses on the sale of assets and on the sale of foreclosed assets.

Service fees on deposit accounts increased $84,000 to $455,000 for the year ended December 31, 3014 from $371,000 for the year ended December 31, 2013. The increase was due to higher non-sufficient fund income and treasury management fees in 2014.

Gain on sale of loans totaled $631,000 for the year ended December 31, 2014 compared to $561,000 for the comparable period in 2013. The increase was due to a higher average yield despite a lower volume of loan sales in 2014 compared to 2013. The average yield in 2014 was 3.4% compared to 2.3% in 2013. In 2014, we sold loans totaling $18.3 million, compared to $24.3 million in 2013.

Bank-owned life insurance earnings increased to $379,000 for the year ended December 31, 2014 from $254,000 for the same period in 2013 due to additional bank-owned life insurance purchases of $6.0 million.

Gain on sale of securities totaled $110,000 for the year ended December 31, 2014 compared to $359,000 for the same period in 2013. We sold fewer securities in 2014 than we did in 2013, primarily due to the 2014 interest rate markets not being as favorable for security sales. In 2014 we sold securities of $5.3 million compared to $9.0 million in 2013. We experienced a loss of $81,000 on the sale of property and equipment during 2014 compared to no such loss in 2013. We incurred a loss on the sale of foreclosed assets of $164,000 during 2014 compared to a loss of $56,000 during 2013.

Non-interest expense. Non-interest expense increased to $14.1 million for 2014 from $13.4 million for 2013. The increase was primarily due to higher compensation and employee benefits and an increase in occupancy expense. These increases were partially offset by a decrease in foreclosed asset related expenses.

Compensation and employee benefits increased to $7.2 million for 2014 from $6.3 million for 2013 primarily due to the addition of staff for a loan production office starting in January 2014, and the additional staff related to opening a new branch facility in July, 2014.

Occupancy expense increased to $1.7 million for 2014 compared to $1.4 million for 2013 primarily due to opening a new branch facility in July, 2014.

Foreclosed asset related expenses decreased to $507,000 for 2014 compared to $1.3 million for 2013. The higher expense in 2013 was primarily due to necessary property repairs. These repairs provided us the opportunity to sell the related property in 2014

Income taxes. Income tax expense remained relatively unchanged at $1.4 million for 2014 and 2013 primarily as a result of a lower effective tax rate partially offset by higher pre-tax income for 2014. The effective tax rate was 26.2% for 2014 compared to 29.2% for 2013. The effective tax rate for 2014 was lower primarily due to tax exempt income comprising a higher portion of total income. Beginning January 2015, the state tax rate was lowered to 7.75% from the previous rate of 9.5%.

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

Net Portfolio Value

The Office of the Comptroller of Currency requires the Company to monitor and test interest rate risk under increasing and decreasing rate shocks. First Clover Leaf utilized an independent third party to analyze interest rate risk sensitivity as of December 31, 2014 and 2013. The model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value (“NPV”). The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases of up to 400 basis points or decreases of 100 points in 100 basis point increments. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column.

The tables below set forth, as of December 31, 2014 and 2013, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2014 table below indicates that at December 31, 2014, in the event of a 100 basis point decrease in interest rates, we would experience a 4% increase in the net portfolio value. In the event of a 400 basis point increase in interest rates, we would experience a 24% decrease in net portfolio value.

December 31, 2014
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$65,349	$(20,120)	(24) %	12.03%	(201)
+300	73,117	(12,352)	(14)	13.08	(96)
+200	79,432	(6,037)	(7)	13.78	(26)
+100	84,576	(893)	(1)	14.25	21
—	85,469	—	—	14.04	—
-100	88,703	3,234	4	14.28	24

December 31, 2013
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$59,863	$(19,708)	(25) %	10.68%	(336)
+300	67,556	(12,015)	(15)	11.73	(231)
+200	73,434	(6,137)	(8)	12.39	(165)
+100	78,174	(1,397)	(2)	12.84	(120)
—	79,571	—	—	12.76	—
-100	84,224	4,653	6	13.25	(79)

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2014 and 2013, $49.1 million and $84.7 million, respectively, were invested in cash and cash equivalents. The decrease in our cash and cash equivalents was due to the redeployment of funds to address an increase in loans, the purchase of bank-owned life insurance, the repayment of advances, a reduction in Repo Sweeps, partially offset by a decrease in securities available for sale, a reduction in foreclosed assets, and an increase in deposits. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities. During the year ended December 31, 2014, loan originations exceeded principal collections by $27.9 million. During the year ended December 31, 2013, principal collections exceeded loan originations by $21.0 million. We received proceeds from sales of loans of $18.3 million and $24.9 million of one-to-four family real estate loans in 2014 and 2013, respectively. Cash received from calls, maturities and principal repayments of available-for-sale investment securities totaled $37.0 million and $66.9 million for 2014 and 2013, respectively. During 2014 and 2013, we also received proceeds of $5.3 million and $9.0 million, respectively, from sales of available-for-sale investment securities. We purchased $26.7 million and $110.4 million in available-for-sale investment securities during 2014 and 2013, respectively. During 2014 and 2013, the Company also purchased $6.0 million and $3.0 million, respectively, of bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as permitted by federal regulation.

Deposit flows are generally affected by market interest rates, the products offered by local competitors, and other factors. The net increase in total deposits was $7.8 million and $42.2 million for 2014 and 2013, respectively.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2014, we had $2.5 million in advances from the Federal Home Loan Bank of Chicago and an additional available borrowing limit of approximately $73.9 million. Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “repurchase agreements”) if we require additional liquidity. At December 31, 2014, our repurchase agreements totaled $11.8 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under OCC regulations. Failure by a banking organization to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements. First Clover Leaf Bank was considered “well-capitalized” at December 31, 2014. See Note 14 to the Consolidated Financial Statements, and the section captioned “Supervision and Regulation” in Part I, Item 1. Business of our Form 10K for additional discussion of capital requirements.

At December 31, 2014, certificates of deposit scheduled to mature within one year totaled $51.0 million. Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2014 and 2013, First Clover Leaf Bank had $58.8 million and $70.2 million, respectively, of commitments to extend credit, and $1.7 million and $2.3 million, respectively, of standby letters of credit.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2014. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
		More than	More than
		One Year	Three
		through	Years	More than
	Less than	Three	through	Five
Contractual Obligations	One Year	Years	Five Years	Years	Total
	(Dollars in thousands)

Federal Home Loan Bank advances	$1,500	$988	$-	$-	$2,488
Subordinated debentures	-	-	-	4,000	4,000
Certificates of deposit	50,987	62,750	10,810	3,081	127,628
Securities sold under agreements to repurchase	11,848	-	-	-	11,848
Total	$64,335	$63,738	$10,810	$7,081	$145,964

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

The information in the following table for 2014 and 2013 indicates the high and low closing prices for the common stock, based upon information provided by the Nasdaq Capital Market, and the cash dividend payment for each quarter presented. As of March 15, 2015, there were 7,007,283 shares of our common stock issued and outstanding held by approximately 670 holders of record.

We expect that, subject to regulatory requirements and our financial condition and results of operations, quarterly dividends will continue to be paid in the future. See Note 14 to our Consolidated Financial Statements for information on regulatory restrictions on the payment of dividends. In addition, the Company is subject to state law limitations on the payment of dividends. Maryland law generally limits dividends if (1) the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend, or (2) if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

			Dividend
			Declared Per
Year Ended December 31, 2014	High	Low	Share

Fourth quarter	$9.21	$8.66	$0.06
Third quarter	9.83	9.01	0.06
Second quarter	10.53	9.26	0.06
First quarter	9.78	8.90	0.06

			Dividend
			Declared Per
Year Ended December 31, 2013	High	Low	Share

Fourth quarter	$9.95	$8.58	$0.06
Third quarter	9.24	7.95	0.06
Second quarter	8.25	7.85	0.06
First quarter	7.95	6.25	0.06

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 4:00 p.m. Illinois time on May 28, 2015 at Sunset Hills Country Club located at 2525 South State Route 157, Edwardsville, Illinois 62025.

TRANSFER AGENT

Computershare, Inc.
P.O. BOX 30170

College Station, TX 77842

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 368-5948. This is the number to call if you require a change of address or need records or information about lost certificates.

STOCK LISTING The Company's Common Stock trades on the Nasdaq Capital Market under the symbol "FCLF."

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2014, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp. PO Box 540, Edwardsville, Illinois 62025.

SPECIAL COUNSEL Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street Chicago, Illinois 60606	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Crowe Horwath LLP One Mid America Plaza PO Box 3697 Oak Brook, Illinois 60522

DIRECTORS

Gerard A. Schuetzenhofer

Chairman of the Board;

President, Coldwell Banker Brown Realtors/

Coldwell Banker Commercial Brown Realtors

Mona Haberer

President & Chief Executive Officer,

Hortica Insurance & Employee Benefits

P. David Kuhl

President & Chief Executive Officer,

First Clover Leaf Bank

Joseph Stevens

Owner, Market Basket Grocery & Garden Center

Mary Westerhold

Vice President & Chief Financial Officer, Madison Communications Company

Joseph J. Gugger

Vice Chairman of the Board;

Partner, Fastechnology LLC;

Owner, Gugger Group, Inc.

Kenneth P. Highlander

Retired, President,

Ready-Mix Services Inc.

Gary D. Niebur

President & Chief Executive Officer,

Edwardsville YMCA

Dennis M. Terry

Director of Market Relations and Board Projects, First Clover Leaf Bank

OFFICERS
P. David Kuhl President & Chief Executive Officer
William D. Barlow Executive Vice President & Chief Lending Officer Lisa R. Fowler Executive Vice President & Chief Credit Officer Darlene F. McDonald Executive Vice President & Chief Financial Officer

FIRST CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 12, 2015

1.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS

Cash and due from banks	$14,967,050	$14,363,461
Interest-earning deposits	12,318,967	8,681,426
Federal funds sold	21,780,445	61,648,938
Total cash and cash equivalents	49,066,462	84,693,825

Interest-earning time deposits	1,776,970	1,766,493
Securities available for sale	104,470,692	117,776,982
Federal Home Loan Bank stock	2,887,763	2,887,763
Federal Reserve Bank stock	1,676,700	-
Loans, net of allowance for loan losses of $5,561,442 and $5,590,668 at 2014 and 2013, respectively	400,904,404	372,568,962
Loans held for sale	100,000	-
Property and equipment, net	10,380,310	9,873,198
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	14,876,960	8,497,895
Core deposit intangible	196,000	271,000
Foreclosed assets	3,887,587	5,577,481
Mortgage servicing rights	961,823	918,247
Accrued interest receivable	1,762,310	1,551,258
Other assets	3,281,496	4,276,015

Total assets	$607,614,800	$622,044,442

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$68,170,743	$55,263,604
Interest-bearing	442,135,896	447,276,088
Total deposits	510,306,639	502,539,692

Federal Home Loan Bank advances	2,487,745	13,980,005
Securities sold under agreements to repurchase	11,848,266	26,766,169
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	174,480	199,764
Other liabilities	1,667,777	1,463,182
Total liabilities	530,484,907	548,948,812

Commitments and Contingent Liabilities (Note 15)

Stockholders' Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock, $.10 par value, 20,000,000 shares authorized, 7,007,283 shares issued and outstanding at 2014 and 2013	700,728	700,728
Additional paid-in capital	55,818,936	55,818,936
Retained earnings	20,412,898	18,268,454
Accumulated other comprehensive income (loss)	197,331	(1,692,488)
Total stockholders' equity	77,129,893	73,095,630

Total liabilities and stockholders' equity	$607,614,800	$622,044,442

See notes to consolidated financial statements.

2.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2014 and 2013

	2014	2013
Interest and dividend income:
Interest and fees on loans	$16,714,749	$17,589,152
Securities:
Taxable interest income	1,232,399	1,042,137
Nontaxable interest income	1,136,630	1,008,926
Federal Reserve Bank dividends	37,726	-
Interest-earning deposits, federal funds sold, and other	196,224	181,318
Total interest and dividend income	19,317,728	19,821,533

Interest expense:
Deposits	2,174,066	2,769,685
Federal Home Loan Bank advances	250,018	444,070
Securities sold under agreements to repurchase	5,437	13,713
Subordinated debentures	86,901	88,286
Total interest expense	2,516,422	3,315,754

Net interest income	16,801,306	16,505,779

Provision (credit) for loan losses	(250,000)	485,000

Net interest income after provision (credit) for loan losses	17,051,306	16,020,779

Non-interest income:
Service fees on deposit accounts	454,903	371,424
Other service charges and fees	414,992	376,115
Loan servicing fees	281,979	284,875
Gain on sale of securities	109,712	359,138
Gain on sale of loans	630,779	560,526
Loss on sale of property and equipment	(80,545)	-
Loss on sale of foreclosed assets	(164,084)	(56,035)
Other	579,195	272,604
	2,226,931	2,168,647

Non-interest expense:
Compensation and employee benefits	7,224,771	6,298,405
Occupancy expense	1,699,734	1,353,783
Data processing services	767,213	723,977
Director fees	183,300	177,467
Professional fees	587,907	448,423
FDIC insurance premiums	459,059	476,731
Foreclosed asset related expenses	506,885	1,343,883
Amortization of core deposit intangible	75,000	264,000
Amortization of mortgage servicing rights	106,970	118,511
Other	2,480,608	2,242,177
	14,091,447	13,447,357

Income before income taxes	5,186,790	4,742,069

Income tax expense	1,360,598	1,386,008

Net income	$3,826,192	$3,356,061

Basic and diluted earnings per share	$0.55	$0.46
Dividends per share	$0.24	$0.24

See notes to consolidated financial statements.

3.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2014 and 2013

	2014	2013

Net income	$3,826,192	$3,356,061
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale arising during the period	3,109,425	(4,226,053)
Reclassification adjustment for realized gains included in income	(109,712)	(359,138)
Tax effect	(1,109,894)	1,696,592
Total other comprehensive income (loss)	1,889,819	(2,888,599)
Comprehensive income	$5,716,011	$467,462

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2014 and 2013

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

Balance, January 1, 2013	$748,132	$59,660,244	$16,651,916	$1,196,111	$78,256,403

Net income	-	-	3,356,061	-	3,356,061
Other comprehensive loss	-	-	-	(2,888,599)	(2,888,599)
Dividends ($0.24 per share)	-	-	(1,739,523)	-	(1,739,523)
Repurchase of 474,034 shares of common stock	(47,404)	(3,841,308)	-	-	(3,888,712)

Balance, December 31, 2013	700,728	55,818,936	18,268,454	(1,692,488)	73,095,630

Net income	-	-	3,826,192	-	3,826,192
Other comprehensive income	-	-	-	1,889,819	1,889,819
Dividends ($0.24 per share)	-	-	(1,681,748)	-	(1,681,748)

Balance, December 31, 2014	$700,728	$55,818,936	$20,412,898	$197,331	$77,129,893

See notes to consolidated financial statements.

4.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$3,826,192	$3,356,061
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(148,198)	373,238
Amortization (accretion) of:
Deferred loan origination costs, net	(47,784)	(97,172)
Premiums and discounts on securities	953,830	796,576
Core deposit intangible	75,000	264,000
Mortgage servicing rights	106,970	118,511
Fair value adjustments	(92,677)	(62,140)
Provision (credit) for loan losses	(250,000)	485,000
Depreciation	597,526	557,113
Gain on sale of securities available for sale	(109,712)	(359,138)
Gain on sale of loans	(630,779)	(560,526)
Loss on sale of property and equipment	80,545	-
Loss on sale of foreclosed assets	164,084	56,035
Write-down on foreclosed assets	202,694	812,687
Earnings on bank-owned life insurance	(379,065)	(253,560)
Increase in mortgage servicing rights	(150,546)	(224,975)
Proceeds from sales of loans held for sale	18,342,115	24,868,925
Originations of loans held for sale	(17,811,336)	(22,481,399)
Change in assets and liabilities:
Accrued interest receivable and other assets	(178,229)	(1,099,572)
Accrued interest payable	(25,284)	(84,506)
Other liabilities	204,595	1,766,790
Net cash provided by operating activities	4,729,941	8,231,948

Cash flows from investing activities
Purchase of interest-earning time deposits	(10,477)	(16,749)
Available for sale securities:
Purchases	(26,749,263)	(110,376,174)
Proceeds from calls, maturities, and principal repayments	37,021,352	66,891,461
Proceeds from sales	5,259,541	9,025,930
Purchase of Federal Reserve Bank stock	(1,676,700)	-
Decrease (increase) in loans	(27,895,667)	21,004,213
Purchase of property and equipment	(1,456,558)	(288,453)
Proceeds from the sale of property and equipment	255,304	-
Proceeds from the sale of foreclosed assets	1,227,868	998,050
Purchase of bank-owned life insurance	(6,000,000)	(3,000,000)
Net cash used in investing activities	(20,024,600)	(15,761,722)

(Continued)

See notes to consolidated financial statements.

5.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

	2014	2013
Cash flows from financing activities
Net increase in deposit accounts	$7,766,947	$42,165,646
Net decrease in securities sold under agreements to repurchase	(14,917,903)	(7,728,410)
Repayments of Federal Home Loan Bank advances	(11,500,000)	(8,000,000)
Repurchase of common stock	-	(3,888,712)
Cash dividends paid	(1,681,748)	(1,739,523)
Net cash provided by (used in) financing activities	(20,332,704)	20,809,001

Net increase (decrease) in cash and cash equivalents	(35,627,363)	13,279,227

Cash and cash equivalents:
Beginning	84,693,825	71,414,598

Ending	$49,066,462	$84,693,825

Supplemental schedule of noncash investing and financing activities
Assets acquired in settlement of loans	$287,982	$1,469,619
Loans made to finance sales of foreclosed assets	383,230	531,278

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,533,966	$3,387,005
Income taxes, net of refunds	1,535,000	2,348,004

See notes to consolidated financial statements.

6.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Clover Leaf Financial Corp. (the “Company” or “First Clover Leaf”) is a one-bank holding company, whose wholly-owned bank subsidiary, First Clover Leaf Bank (the “Bank”), provides deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and the Bank and have been prepared in conformity with U.S. generally accepted accounting principles and conform to preponderant practices in the banking industry. The financial statements also include two wholly-owned entities on a deconsolidated basis, Clover Leaf Financial Services Inc., and First Clover Leaf Statutory Trust I. On July 25, 2014, Clover Leaf Financial Services Inc., an inactive subsidiary, was dissolved in connection with the Bank’s conversion from a thrift charter to a national bank charter effective August 15, 2014. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates: In preparing the accompanying consolidated financial statements, the Company’s management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, cash items in process of clearing, and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from loans, deposits, and securities sold under agreements to repurchase are treated as net increases or decreases in the statements of cash flows.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. Those reserve balances were approximately $6,575,000 and $5,849,000, respectively, at December 31, 2014 and 2013.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-Earning Time Deposits: Interest-earning time deposits in banks are carried at cost. At December 31, 2014 and 2013, interest-earning time deposits amounted to $1,776,970 and $1,766,493, respectively.

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

(Continued)

7.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company evaluates its debt securities for other-than-temporary impairment (“OTTI”) on an ongoing basis for those securities with a fair value below amortized cost. The review takes into consideration current market conditions, issuer rating changes and trends, the credit worthiness of the obligator of the security, current analysts’ evaluations, failure of the issuer to make scheduled interest or principal payments, the Company’s lack of intent to sell the security or whether it is more-likely-than-not that the Company will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term OTTI is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Any portion of such a decline in value associated with credit loss is recognized in earnings as an impairment loss with the remaining noncredit-related component being recognized in other comprehensive income. A credit loss is determined by assessing whether the amortized cost basis of the security will be recovered, by comparing the present value of cash flows expected to be collected from the security, computed using original yield as the discount rate, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is considered to be the "credit loss."

Federal Home Loan Bank Stock: The Company held Federal Home Loan Bank of Chicago (“FHLB”) stock of $2,887,763 for the years ended December 31, 2014 and 2013. The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are "restricted" in that they can only be redeemed by the respective institution at par. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.

Federal Reserve Bank Stock: Federal Reserve Bank stock totaled $1,676,700 at December 31, 2014, which the Company was required to purchase as a result of the Bank’s conversion from a thrift charter to a national bank charter. There was no balance at December 31, 2013. The Company is required to maintain these equity securities as a member of the Federal Reserve Bank and in amounts as required by this institution. These equity securities are "restricted" in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other tradable securities and their fair value is not readily available.

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

(Continued)

8.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

The allowance for loan losses is evaluated on at least a quarterly basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management considers the allowance for loan losses at December 31, 2014 and 2013 to be at an adequate level. However, changes may be necessary if further economic and other conditions differ substantially from the current environment. To the extent actual outcomes differ from the estimates, additional provision for credit losses may be required that would reduce future earnings.

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

Factors considered by management in determining impairment include payment status, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

(Continued)

9.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

The general component of the allowance covers non-impaired loans. Once the non-impaired loans are separated into the specified loan pools, we analyze the pools using two criteria: historical loss data, and qualitative adjustments. Historical data is based on actual loss history specific to each portfolio segment. We utilize four years of data summarized by quarter. These data are analyzed and used to arrive at a base for our reserve percentage. The qualitative adjustments are determined based on various publications, market research, economic reports and management’s expertise and knowledge of the immediate lending market and include the following:

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

The consideration of all of these factors results in a loss allocation percentage for each portfolio segment. The following portfolio segments have been identified:

Real Estate Loans:

One-to-four family (owner occupied and non-owner occupied)

Multi-family

Commercial (owner occupied, non-owner occupied, farmland, and raw land)

Construction and land

Commercial

Commercial business

Consumer:

Home equity

Automobile and other

(Continued)

10.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and presents these policies to the board of directors at least annually. A reporting system supplements the review process by providing management with reports related to loan production, loan quality, loan delinquencies and non-performing and potential problem loans.

One-to-four family real estate loans are predominately collateralized by properties located in our primary market area. Due to high customer demand in the continuing low interest rate environment, virtually all of these loans have fixed rates of interest. We generally sell most of the conforming, fixed-rate loans that we originate, but we generally retain the servicing rights on these loans. We may generally lend up to 80% of the property’s appraised value, or up to 90% of the property’s appraised value if the borrower obtains private mortgage insurance. We require title insurance on all of our one-to-four family real estate loans, and we also require that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property. We also require a property appraisal for all one-to-four family loans that are underwritten to comply with secondary market standards. Appraisals are conducted by independent or in-house licensed appraisers from a list approved by our board of directors.

Multi-family real estate loans are generally secured by apartment buildings and rental properties with five or more units. The majority of our multi-family real estate loans are secured by properties located within our market area. Multi-family real estate loans generally are offered with interest rates that adjust after one, three or five years. The majority of these loans either float with the prime rate or they are fixed balloon loans. When originating multi-family real estate loans we evaluate the qualifications and financial condition of the borrower, profitability and expertise, as well as the value and condition of the mortgaged property securing the loans. We also consider the financial resources of the borrower, the borrower’s experience in owning or managing a similar property, and the borrower’s payment history with us and other financial institutions. Multi-family real estate loans are generally originated in amounts up to 85% of the lower of the sale price or the appraised value of the mortgaged property securing the loans. All multi-family real estate loans over $250,000 are appraised by independent or in-house licensed appraisers approved by the board of directors.

Commercial real estate loans are secured predominately by office buildings, and to a lesser extent warehouse properties and more specialized properties such as churches and schools. We originate commercial real estate loans generally with a typical term of five years with balloon payments. These loans generally amortize over 15 to 25 years. We offer both adjustable and fixed rates of interest on commercial real estate loans, with the interest rate for adjustable rate loans tied to the prime interest rate. We may generally lend up to 85% of the properties appraised value. We require independent or in-house licensed appraisals for all commercial real estate loans in excess of $250,000. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service. We require title insurance on all of our commercial real estate loans, and we also require that fire and extended coverage casualty insurance be maintained.

(Continued)

11.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction lending generally involves a greater degree of risk than our other real estate lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the project. The construction phase of a loan for a one-to-four family, owner-occupied property generally lasts up to six months with loan-to-value ratios of up to 80%, (or up to 90% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less. The duration and loan to value ratios for non one-to-four family, owner-occupied properties vary depending on the property type. Our procedures for underwriting construction loans include an assessment of the borrower’s credit history and the borrower’s ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan. We use the same underwriting standards and procedures for construction/permanent lending as we do for one-to-four family residential real estate lending.

Commercial business loans vary in type and may be secured or unsecured for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans are generally for less than five years. The loans are either fixed-rate or carry variable interest rates indexed to the prime rate. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed terms as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, we consider debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks. Credit agency reports of an individual borrower’s or guarantor’s credit history as well as bank checks and trade investigations supplement the analysis of the borrower’s creditworthiness.

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

(Continued)

12.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment: Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the balance of estimated useful lives of the assets, which are 2-50 years for buildings and improvements and 2-10 years for furniture and equipment.

Goodwill: Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected September 30 as the date to perform the annual impairment test. Our annual impairment assessment for 2014 and 2013 resulted in no goodwill impairment. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Bank-Owned Life Insurance: The Bank has purchased life insurance policies on certain key employees. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Core Deposit Intangible: Core deposit intangible represents the value of acquired customer relationships. The balance created from our 2008 acquisition of Partners Financial Holdings, Inc. is being amortized over 9.7 years using the double declining balance method.

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

(Continued)

13.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Earnings Per Common Share: Basic earnings per share represents net income available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. No dilutive potential common shares existed at December 31, 2014 and 2013.

	Year Ended
	December 31,
	2014	2013

Net income	$3,826,192	$3,356,061

Basic weighted average shares outstanding	7,007,283	7,227,642

Dilutive potential common shares	-	-

Diluted weighted average shares outstanding	7,007,283	7,227,642

Basic and diluted earnings per share	$0.55	$0.46

Fair Value Measurements: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Notes 16 and 17. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

14.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters at this time that will have a material effect on the financial statements.

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

Recent Accounting Pronouncements: The following provides a description of recently adopted or newly issued but not yet effective accounting standards that could have a material effect on our financial statements:

In May 2014, the Financial Accounting Standard Board (the “FASB”) issued an update creating FASB Topic 606, Revenue from Contracts with Customers.  The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts).  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance provides steps to follow to achieve the core principle.  An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.  The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2016.  We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

In January 2014, the FASB amended existing guidance clarifying that if an in substance repossession or foreclosure occurs, a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update were effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company does not expect this amendment to have a material impact on the consolidated financial statements.

(Continued)

15.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. These amendments provide that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position. Or, if the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments were effective for interim and annual reporting periods beginning after December 15, 2013. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities with gross unrealized gains and losses are summarized as follows:

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$26,280,359	$31,628	$(442,381)	$25,869,606
State and municipal securities	44,828,579	1,025,719	(280,690)	45,573,608
Other securities(1)	248,501	-	-	248,501
Mortgage-backed: residential	32,800,032	176,321	(197,376)	32,778,977

	$104,157,471	$1,233,668	$(920,447)	$104,470,692

	December 31, 2013
U.S. government agency obligations	$41,982,901	$34,010	$(1,101,316)	$40,915,595
U.S. treasury securities	5,000,000	-	-	5,000,000
State and municipal securities	39,827,427	439,363	(1,521,921)	38,744,869
Other securities(1)	248,501	-	-	248,501
Mortgage-backed: residential	33,404,645	234,517	(771,145)	32,868,017

	$120,463,474	$707,890	$(3,394,382)	$117,776,982

(1) Includes a Certificate of Deposit in the amount of $245,000

(Continued)

16.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2014 and 2013, are summarized as follows:

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$6,477,461	$(26,717)	$12,615,391	$(415,664)	$19,092,852	$(442,381)
State and municipal securities	7,102,666	(43,614)	9,369,188	(237,076)	16,471,854	(280,690)
Mortgage-backed: residential	1,474,590	(28,841)	15,744,126	(168,535)	17,218,716	(197,376)

	$15,054,717	$(99,172)	$37,728,705	$(821,275)	$52,783,422	$(920,447)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$32,313,881	$(962,837)	$1,364,739	$(138,479)	$33,678,620	$(1,101,316)
State and municipal securities	20,013,766	(1,112,126)	3,322,850	(409,795)	23,336,616	(1,521,921)
Mortgage-backed: residential	16,485,580	(531,722)	5,443,669	(239,423)	21,929,249	(771,145)

	$68,813,227	$(2,606,685)	$10,131,258	$(787,697)	$78,944,485	$(3,394,382)

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of securities.

At December 31, 2014, the Company had 72 securities in an unrealized loss position which included: 12 agency securities, 41 state and municipal securities, and 19 mortgage-backed securities. This was a decrease from 97 securities at December 31, 2013. The securities in an unrealized loss position at December 31, 2014 had an aggregate valuation adjustment of 1.71% from the Company’s amortized cost basis of these securities. The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows. While 50 of our securities have been in an unrealized loss position for more than 12 months and were at a 2.13% unrealized loss position of the Company’s amortized cost basis on these securities at December 31, 2014, which we believe is interest rate driven, there have been no defaults to date, and the securities remain above investment grade. The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of the amortized cost. Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2014.

(Continued)

17.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value at December 31, 2014, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Other securities have no stated maturity. Therefore, stated maturities are not disclosed for these categories.

	Amortized	Fair
	Cost	Value
Due in one year or less	$2,276,239	$2,309,843
Due after one year through five years	19,480,607	19,406,226
Due after five years through ten years	35,466,514	35,571,103
Due after ten years	14,130,578	14,401,042
Other securities - non-maturing	3,501	3,501
Mortgage-backed: residential	32,800,032	32,778,977

	$104,157,471	$104,470,692

Securities with a carrying amount of approximately $66,600,000 and $88,180,000 were pledged to secure deposits as required or permitted by law at December 31, 2014 and 2013, respectively.

At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders’ equity. The Company received proceeds of $5,259,541 from the sale of securities during 2014 resulting in gross realized gains of $131,586 and gross realized losses of $21,874. The Company received proceeds of $9,025,930 from the sale of securities during 2013 resulting in gross realized gains of $373,489 and gross realized losses of $14,351. The tax related to these net realized gains and losses was $40,593 and $132,881 for 2014 and 2013, respectively.

(Continued)

18.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS

The components of loans are as follows:

	At December 31,
	2014	2013
Real estate loans:
One-to-four family	$117,591,822	$118,884,453
Multi-family	41,391,862	40,262,269
Commercial	129,415,314	120,839,112
Construction and land	28,590,745	12,848,111
	316,989,743	292,833,945

Commercial business	73,984,867	71,940,431

Consumer:
Home equity	13,523,985	11,712,701
Automobile and other	1,772,431	1,525,594
	15,296,416	13,238,295

Total gross loans	406,271,026	378,012,671
Deferred loan origination costs, net	194,820	146,959
Allowance for loan losses	(5,561,442)	(5,590,668)

Loans, net	$400,904,404	$372,568,962

On occasion, the Company originates loans secured by single-family dwellings with loan to value ratios exceeding 90%. As of December 31, 2014 and December 31, 2013, these loans represented 2.17% and 1.07%, respectively, of our combined one-to-four family and home equity portfolios. The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2014 or December 31, 2013.

The recorded investment in loans does not include accrued interest and loan origination fees due to immateriality. The allowance for loan losses does not include a component for undisbursed loan commitments; rather, this amount is included in other liabilities.

(Continued)

19.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The following tables present our past-due loans, segregated by class, are as follows:

December 31, 2014

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$843,185	$166,965	$408,228	$1,418,378	$116,173,444	$117,591,822	$-
Multi-family	-	-	-	-	41,391,862	41,391,862	-
Commercial	100,220	-	29,810	130,030	129,285,284	129,415,314	-
Construction and land	-	-	-	-	28,590,745	28,590,745	-
	943,405	166,965	438,038	1,548,408	315,441,335	316,989,743	-

Commercial business	-	25,095	-	25,095	73,959,772	73,984,867	-

Consumer:
Home equity	41,930	-	48,088	90,018	13,433,967	13,523,985	-
Automobile and other	-	-	-	-	1,772,431	1,772,431	-
	41,930	-	48,088	90,018	15,206,398	15,296,416	-

Total	$985,335	$192,060	$486,126	$1,663,521	$404,607,505	$406,271,026	$-

December 31, 2013

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$631,656	$116,090	$673,677	$1,421,423	$117,463,030	$118,884,453	$-
Multi-family	-	-	-	-	40,262,269	40,262,269	-
Commercial	15,162	-	30,016	45,178	120,793,934	120,839,112	-
Construction and land	-	-	-	-	12,848,111	12,848,111	-
	646,818	116,090	703,693	1,466,601	291,367,344	292,833,945	-

Commercial business	4,719	-	-	4,719	71,935,712	71,940,431	-

Consumer:
Home equity	40,473	-	30,047	70,520	11,642,181	11,712,701	-
Automobile and other	-	-	-	-	1,525,594	1,525,594	-
	40,473	-	30,047	70,520	13,167,775	13,238,295	-

Total	$692,010	$116,090	$733,740	$1,541,840	$376,470,831	$378,012,671	$-

(Continued)

20.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Year-end non-accrual loans, segregated by class, are as follows:

	At December 31,
	2014	2013
Real estate loans:
One-to-four family	$589,170	$1,671,324
Multi-family	1,340,779	2,100,064
Commercial	1,242,009	1,388,887
Construction and land	1,431,619	1,141,057
	4,603,577	6,301,332

Commercial business	25,095	-

Consumer:
Home equity	48,088	144,800

Total non-accrual loans	$4,676,760	$6,446,132

(Continued)

21.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ended December 31, 2014 and 2013. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Year ended December 31, 2014

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$1,424,663	$(263,258)	$466,287	$(507,930)	$1,119,762
Multi-family	661,358	-	-	(224,525)	436,833
Commercial	1,454,455	(1,876)	-	197,711	1,650,290
Construction and land	668,085	-	230,000	296,832	1,194,917
	4,208,561	(265,134)	696,287	(237,912)	4,401,802

Commercial business	1,219,080	(190,255)	13,048	(90,658)	951,215

Consumer
Home equity	116,478	(43,519)	9,402	115,789	198,150
Automobile and other	46,549	-	945	(37,219)	10,275
	163,027	(43,519)	10,347	78,570	208,425

Total	$5,590,668	$(498,908)	$719,682	$(250,000)	$5,561,442

Year ended December 31, 2013

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$847,285	$(549,877)	$17,036	$1,110,219	$1,424,663
Multi-family	958,303	(482,478)	-	185,533	661,358
Commercial	1,268,081	(216,750)	204,681	198,443	1,454,455
Construction and land	1,413,002	-	302,114	(1,047,031)	668,085
	4,486,671	(1,249,105)	523,831	447,164	4,208,561

Commercial business	1,296,114	(141,104)	58,924	5,146	1,219,080

Consumer
Home equity	151,625	(30,243)	331	(5,235)	116,478
Automobile and other	10,175	(7,574)	6,023	37,925	46,549
	161,800	(37,817)	6,354	32,690	163,027

Total	$5,944,585	$(1,428,026)	$589,109	$485,000	$5,590,668

(Continued)

22.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The following tables separate the allocation of the allowance for loan losses and the loan balances between loans evaluated both individually and collectively as of December 31, 2014 and 2013:

December 31, 2014

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$91,688	$1,028,074	$1,119,762	$1,266,717	$116,325,105	$117,591,822
Multi-family	-	436,833	436,833	1,340,779	40,051,083	41,391,862
Commercial	155,863	1,494,427	1,650,290	2,267,362	127,147,952	129,415,314
Construction and land	-	1,194,917	1,194,917	1,639,030	26,951,715	28,590,745
	247,551	4,154,251	4,401,802	6,513,888	310,475,855	316,989,743

Commercial business	115,446	835,769	951,215	140,541	73,844,326	73,984,867

Consumer:
Home equity	9,902	188,248	198,150	65,452	13,458,533	13,523,985
Automobile and other	-	10,275	10,275	-	1,772,431	1,772,431
	9,902	198,523	208,425	65,452	15,230,964	15,296,416

Total	$372,899	$5,188,543	$5,561,442	$6,719,881	$399,551,145	$406,271,026

December 31, 2013

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$160,881	$1,263,782	$1,424,663	$1,720,101	$117,164,352	$118,884,453
Multi-family	-	661,358	661,358	2,100,064	38,162,205	40,262,269
Commercial	195,103	1,259,352	1,454,455	1,978,525	118,860,587	120,839,112
Construction and land	10,315	657,770	668,085	1,141,057	11,707,054	12,848,111
	366,299	3,842,262	4,208,561	6,939,747	285,894,198	292,833,945

Commercial business	131,774	1,087,306	1,219,080	131,774	71,808,657	71,940,431

Consumer:
Home equity	8,602	107,876	116,478	162,449	11,550,252	11,712,701
Automobile and other	-	46,549	46,549	-	1,525,594	1,525,594
	8,602	154,425	163,027	162,449	13,075,846	13,238,295

Total	$506,675	$5,083,993	$5,590,668	$7,233,970	$370,778,701	$378,012,671

(Continued)

23.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off. Therefore, there is no balance to report at December 31, 2014 or 2013.

(Continued)

24.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The following tables present our credit quality indicators, segregated by class, as of December 31, 2014 and 2013:

December 31, 2014

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$116,218,120	$280,067	$936,372	$157,263	$117,591,822
Multi-family	37,340,022	2,711,061	1,340,779	-	41,391,862
Commercial	113,447,231	12,016,499	3,951,584	-	129,415,314
Construction and land	26,892,171	-	1,698,574	-	28,590,745
	293,897,544	15,007,627	7,927,309	157,263	316,989,743

Commercial business	73,372,401	471,925	140,541	-	73,984,867

Consumer:
Home equity	13,444,685	-	79,300	-	13,523,985
Automobile and other	1,772,431	-	-	-	1,772,431
	15,217,116	-	79,300	-	15,296,416

Total	$382,487,061	$15,479,552	$8,147,150	$157,263	$406,271,026

December 31, 2013

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$115,491,532	$1,672,820	$1,367,925	$352,176	$118,884,453
Multi-family	35,412,469	2,749,736	2,100,064	-	40,262,269
Commercial	110,571,786	5,902,447	4,334,863	30,016	120,839,112
Construction and land	11,583,780	-	1,264,331	-	12,848,111
	273,059,567	10,325,003	9,067,183	382,192	292,833,945

Commercial business	71,074,289	534,368	331,774	-	71,940,431

Consumer:
Home equity	11,518,523	31,730	132,401	30,047	11,712,701
Automobile and other	1,525,594	-	-	-	1,525,594
	13,044,117	31,730	132,401	30,047	13,238,295

Total	$357,177,973	$10,891,101	$9,531,358	$412,239	$378,012,671

(Continued)

25.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The following tables provide details of impaired loans, segregated by class, as of and for the periods indicated. The unpaid contractual balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans.

	As of December 31, 2014			As of December 31, 2013

	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real estate loans:
One-to-four family	$551,510	$467,191	$-	$1,082,196	$899,959	$-
Multi-family	1,823,257	1,340,779	-	2,734,462	2,100,064	-
Commercial	768,533	768,533	-	808,008	808,008	-
Construction and land	3,412,264	1,639,030	-	1,986,485	213,251	-
	6,555,564	4,215,533	-	6,611,151	4,021,282	-

Commercial business	215,350	25,095	-	-	-	-

Consumer:
Home equity	55,550	55,550	-	132,402	132,402	-
Subtotal	$6,826,464	$4,296,178	$-	$6,743,553	$4,153,684	$-

With an allowance recorded:
Real estate loans:
One-to-four family	$851,010	$799,526	$91,688	$864,017	$820,142	$160,881
Commercial	1,691,064	1,498,829	155,863	1,360,876	1,170,517	195,103
Construction and land	-	-	-	927,806	927,806	10,315
	2,542,074	2,298,355	247,551	3,152,699	2,918,465	366,299

Commercial business	115,446	115,446	115,446	131,774	131,774	131,774

Consumer:
Home equity	9,902	9,902	9,902	30,047	30,047	8,602
Subtotal	2,667,422	2,423,703	372,899	3,314,520	3,080,286	506,675
Total	$9,493,886	$6,719,881	$372,899	$10,058,073	$7,233,970	$506,675

(Continued)

26.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

	For the year ended December 31, 2014			For the year ended December 31, 2013

	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate loans:
One-to-four family	$633,963	$2,306	$-	$1,012,186	$1,010	$-
Multi-family	1,309,419	30	-	1,038,953	-	-
Commercial	853,898	7,709	-	2,024,872	16,192	-
Construction and land	1,183,097	2,376	-	1,457,315	-	-
	3,980,377	12,421	-	5,533,326	17,202	-

Commercial business	345,137	-	-	12,077	-	-

Consumer:
Home equity	106,734	1,101	-	139,259	582	-
Automobile and other	-	-	-	910	-	-
	106,734	1,101	-	140,169	582	-
Subtotal	$4,432,248	$13,522	$-	$5,685,572	$17,784	$-

With an allowance recorded:
Real estate loans:
One-to-four family	$667,999	$11,874	$-	$1,047,761	$-	$-
Multi-family	414,443	-	-	1,544,361	-	-
Commercial	1,367,490	18,584	-	655,830	-	-
Construction and land	53,062	2,430	-	185,561	-	-
	2,502,994	32,888	-	3,433,513	-	-

Commercial business	121,785	8,577	-	275,701	4,811	-

Consumer:
Home equity	2,475	-	-	31,887	-	-
Automobile and other	-	-	-	2,704	-	-
	2,475	-	-	34,591	-	-
Subtotal	2,627,254	41,465	-	3,743,805	4,811	-
Total	$7,059,502	$54,987	$-	$9,429,377	$22,595	$-

(Continued)

27.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings:

During the years ending December 31, 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: (1) payment and maturity changes not available in the market; and (2) a reduction of the stated interest rate of the loan.

The Company had allocations of $328,442 of specific reserves on $5,661,342 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2014. The Company had $354,822 of allocations of specific reserves on $6,215,918 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2013. The amount the Company has committed to lend to loan customers that are classified as troubled debt restructurings was not material as of December 31, 2014. The Company had no commitments to lend additional amounts as of December 31, 2013 to customers with outstanding loans that are classified as troubled debt restructurings.

The following tables present loans, by class, modified as troubled debt restructurings that occurred during the years ended December 31, 2014 and 2013:

Year ended December 31, 2014

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
One-to-four family	2	$504,465	$504,465
Construction and land	1	985,787	985,787

Total	3	$1,490,252	$1,490,252

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $46,420 but resulted in no charge offs during the year ended December 31, 2014.

(Continued)

28.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

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

The following table presents the troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2013. There were no payment defaults within twelve months following the modifications during the year ended December 31, 2014.

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

(Continued)

29.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 3 - LOANS (Continued)

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and companies in which these individuals have a 10% or more beneficial ownership. Changes in these loans for the years ended December 31, 2014 and 2013 are summarized as follows:

	Year Ended
	December 31,
	2014	2013
Balance, beginning of year	$7,932,877	$8,128,743
Additions	7,066,199	2,767,710
Repayments	(3,050,455)	(2,703,798)
Change in status of borrower	(102,948)	(259,778)

Balance, end of year	$11,845,673	$7,932,877

The change in status of borrower represents the loans that are no longer required to be reported due to an executive officer or director no longer being associated with the Company.

NOTE 4 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	December 31,
	2014	2013
Land	$1,829,738	$1,808,958
Buildings and improvements	9,997,562	9,088,367
Furniture and equipment	2,296,531	1,352,260
	14,123,831	12,249,585
Less accumulated depreciation	(3,743,521)	(2,376,387)

	$10,380,310	$9,873,198

Depreciation expense for the years ended December 31, 2014 and 2013 amounted to $597,526 and $557,113, respectively.

NOTE 5 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were approximately $113,156,000 and $108,029,000 at December 31, 2014 and 2013, respectively.

(Continued)

30.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 5 - MORTGAGE SERVICING RIGHTS (Continued)

The carrying amount of servicing rights recorded on loans serviced for others was $961,823 and $918,247, respectively, at December 31, 2014 and 2013, which approximated their fair value. The fair value of servicing rights at December 31, 2014 was determined using a discount rate of 9%, monthly prepayment speeds ranging from 262% to 407%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The fair value of servicing rights at December 31, 2013 was determined using a discount rate of 9%, monthly prepayment speeds ranging from 260% to 667%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The ancillary income and cost to service assumptions include projected loan defaults.

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended
	December 31,
	2014	2013
Balance, beginning	$918,247	$811,783
Mortgage servicing rights capitalized	150,546	224,975
Mortgage servicing rights amortized	(106,970)	(173,239)
Decrease in provision for loss in fair value	-	54,728

Balance, ending	$961,823	$918,247

Valuation allowances:

Balance, beginning	$178,896	$233,624
Decrease	-	(54,728)

Balance, ending	$178,896	$178,896

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2015	$148,084
2016	108,035
2017	102,795
2018	80,761
2019	36,941
Thereafter	485,207

$961,823

(Continued)

31.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 6 - CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2014	2013
Core deposit intangible	$3,258,000	$3,258,000
Less accumulated amortization	(3,062,000)	(2,987,000)

	$196,000	$271,000

Amortization expense on core deposit intangible for the years ended December 31, 2014 and 2013 was $75,000 and $264,000, respectively.

Estimated future amortization expense on our remaining core deposit intangible is as follows:

Year Ending December 31,	Amount
2015	$58,000
2016	58,000
2017	58,000
2018	22,000

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

Due to the current economic environment and other uncertainties, it is possible that our estimates and assumptions may adversely change in the future, and we may be required to record additional goodwill impairment losses in future periods. It is not possible at this time to determine if any such future impairment loss would result or, it if does, whether such charge would be material. However, any such future impairment loss would be limited to the remaining goodwill balance of $11,385,323 at December 31, 2014. Subsequent reversal of goodwill impairment losses is not permitted. At our annual impairment assessment date of September 30, 2014, our analysis indicated that no impairment existed.

(Continued)

32.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 8 - DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2014	2013
Noninterest-bearing	$68,170,743	$55,263,604
Interest-bearing transaction accounts	285,437,812	292,542,353
Savings	29,070,422	27,174,489
Time	127,627,662	127,559,246

	$510,306,639	$502,539,692

Included in time deposits were approximately $13,872,000 and $18,012,000 of brokered deposits at December 31, 2014 and 2013, respectively. Included in interest-bearing transaction accounts were approximately $83,281,000 and $106,525,000 of brokered deposits at December 31, 2014 and 2013, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended
	December 31,
	2014	2013
Interest-bearing transaction accounts	$738,536	$1,018,327
Savings	50,422	77,990
Time	1,385,108	1,673,368

	$2,174,066	$2,769,685

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year-end 2014 and 2013 were approximately $19,643,000 and $9,286,000.

(Continued)

33.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 8 - DEPOSITS (Continued)

At December 31, 2014, the scheduled maturities of time deposits were as follows:

Year Ending December 31,	Amount
2015	$50,986,504
2016	37,807,280
2017	24,942,541
2018	8,995,070
2019	1,815,309
Thereafter	3,080,958

$127,627,662

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had total advances from the FHLB of $2,487,745 and $13,980,005 at December 31, 2014 and 2013, respectively. The weighted average interest rate on the advances was 2.89% and 1.36% at December 31, 2014 and 2013, respectively. The range of rates on the outstanding advances at December 31, 2014 varied from 1.78% to 4.58%.

At December 31, 2014, the contractual maturities of advances were as follows:

Year Ending December 31,	Amount
2015	$1,500,000
2016	987,745
$2,487,745

At December 31, 2014, in addition to FHLB stock, eligible residential real estate loans totaling approximately $77,790,000 were pledged to the FHLB to secure advances outstanding compared to $74,435,000 at December 31, 2013.

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

Securities sold under agreements to repurchase were secured by securities with an approximate carrying amount of $32,639,000 and $54,673,000 at December 31, 2014 and 2013, respectively.

(Continued)

34.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2014	2013
Average daily balance during the year	$18,974,688	$28,496,423
Average interest rate during the year	0.02%	0.04%
Maximum month-end balance during the year	$23,275,868	$30,962,993
Weighted average interest rate at year-end	0.02%	0.05%

NOTE 11 - SUBORDINATED DEBENTURES

The financial statements also include the following wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I. The sole asset of this trust are junior subordinated deferrable interest debentures. The Company issued $4,000,000 in May 2005 in cumulative trust preferred securities through this newly formed special-purpose trust. The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I. Distributions are cumulative and were payable at a fixed rate of 6.08% through May 2010 and then adjusted quarterly at a variable rate of 1.85% over the three month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security. At December 31, 2014 the interest rate was 2.09%. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and were callable beginning in May 2010. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock. For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

(Continued)

35.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 12 - INCOME TAXES

The Company and the Bank file consolidated federal income tax returns and Illinois state income tax returns. The Company and the Bank are no longer subject to examination by federal and state taxing authorities for years prior to 2011.

Allocation of federal and state income taxes between current and deferred portions was as follows:

	Year Ended
	December 31,
	2014	2013
Federal:
Current	$815,120	$1,353,596
Deferred	71,545	(432,303)
	886,665	921,293

State:
Current	397,280	405,650
Deferred	76,653	59,065
	473,933	464,715

	$1,360,598	$1,386,008

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended
	December 31,
	2014	2013
Expected income taxes	$1,815,376	$1,659,724
Income tax effect of:
State taxes, net of federal income tax benefit	278,391	251,528
Tax exempt interest, net	(586,302)	(419,935)
Income taxed at lower rates	(51,868)	(47,421)
Other	(94,999)	(57,888)

	$1,360,598	$1,386,008

(Continued)

36.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 12 - INCOME TAXES (Continued)

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2014	2013
Deferred tax assets:
Allowance for loan losses	$2,161,135	$2,225,086
Deferred compensation	256,106	216,455
Accrued expenses	19,041	3,980
Purchase accounting adjustments for:
Loans	18,136	37,179
Securities	106,474	136,811
Unrealized loss on securities available for sale	-	994,004
OREO writedowns and expenses	464,326	557,506
Other	367,148	366,107
	3,392,366	4,537,128

Deferred tax liabilities:
Federal Home Loan Bank stock	(293,580)	(300,687)
Core deposit intangible	(76,164)	(107,858)
Mortgage servicing rights	(373,757)	(365,462)
Unrealized gain on securities available for sale	(115,890)	-
Purchase accounting adjustments for:
Premises and equipment	(278,376)	(291,512)
Federal Home Loan Bank advances	(4,762)	(7,958)
Premises and equipment	(254,555)	(210,278)
	(1,397,084)	(1,283,755)

Net deferred taxes	$1,995,282	$3,253,373

Retained earnings at December 31, 2014 and 2013 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2014 and 2013. Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

(Continued)

37.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 13 - EMPLOYEE BENEFITS

The Company has adopted a 401(k) plan and defined contribution profit sharing plan covering substantially all of its employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. The Company contributed $165,227 and $134,849 to the plan for the profit sharing contribution for the years ended December 31, 2014 and 2013, respectively. The 401(k) component of the plan allows participants to defer up to 50% of their compensation. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. The Company matched the employee contributions for the 401(k) plan up to 3% of compensation for the years ended December 31, 2014 and 2013. Total expense recorded for the Company’s match for the 401(k) plan was $144,807 and $117,366 for the years ended December 31, 2014 and 2013, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital to tangible assets, total and Tier I capital to risk-weighted assets, each as defined by applicable regulation. Management believes, as of December 31, 2014 and 2013, that the Bank and the Company meet all capital adequacy requirements to which they were subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. As of December 31, 2014, the Bank was considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

(Continued)

38.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 14 - CAPITAL RATIOS (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2014 and 2013 are presented in the following table.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2014
Tier I Capital to Adjusted Total Assets	$67,995,000	11.22%	$24,235,000	4.00%	$30,294,000	5.00%

Tier I Capital to Risk Weighted Assets	67,995,000	16.36%	16,623,000	4.00%	24,935,000	6.00%

Total Capital to Risk Weighted Assets	71,949,000	17.31%	33,247,000	8.00%	41,558,000	10.00%

	2013
Tier I Capital to Adjusted Total Assets	$65,762,000	10.75%	$24,465,000	4.00%	$30,581,000	5.00%

Tier I Capital to Risk Weighted Assets	65,762,000	16.63%	15,820,000	4.00%	23,729,000	6.00%

Total Capital to Risk Weighted Assets	69,326,000	17.53%	31,639,000	8.00%	39,549,000	10.00%

The Company’s actual capital amounts and ratios as of December 31, 2014 and 2013 are presented in the following table.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2014
Tier I Capital to Adjusted Total Assets	$65,256,000	10.54%	$24,764,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	65,256,000	15.70%	16,630,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	73,210,000	17.61%	33,260,000	8.00%	N/A	N/A

	2013
Tier I Capital to Adjusted Total Assets	$63,040,000	9.92%	$25,419,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	63,040,000	15.91%	15,847,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	70,604,000	17.82%	31,694,000	8.00%	N/A	N/A

(Continued)

39.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 15 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

The Company and the Bank could be a party to legal actions in the normal course of business. In the opinion of management, the ultimate resolution of these matters is generally not expected to have a material effect on the financial position or the results of operations of the Company.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

				Range of Rates
	Variable Rate	Fixed Rate	Total	on Fixed Rate
	Commitments	Commitments	Commitments	Commitments
	2014
Commitments to extend credit	$34,570,790	$24,254,679	$58,825,469	3.00% - 18.00%
Standby letters of credit	1,361,322	300,765	1,662,087	3.50% - 6.00%

	2013
Commitments to extend credit	$14,758,140	$55,460,066	$70,218,206	1.85% - 18.00%
Standby letters of credit	2,228,498	27,000	2,255,498	3.50% - 9.25%

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, and income producing properties, if deemed necessary to support such commitments. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2014 and 2013, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

(Continued)

40.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

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

Securities: The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. For these investments, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. They also use model processes, such as the Option Adjusted Spread model to assess interest rate impact and develop prepayment scenarios. In the case of municipal securities, information on the Bloomberg terminal such as credit ratings, credit support, and call features are used to set the matrix values for the issues, which will be used to determine the yields from which the market values are calculated each month. Because they are not price quote valuations, the pricing methods are considered Level 2 inputs. At December 31, 2014 and 2013, all of the Company’s securities fall within the Level 2 hierarchy for pricing. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. During the years ended December 31, 2014 and 2013, there were no transfers between Level 1 and Level 2. The valuation methodology was consistent for the years ended December 31, 2014 and 2013.

(Continued)

41.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Foreclosed assets are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

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

(Continued)

42.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis segregated by fair value hierarchy level during the periods ended December 31, 2014 and 2013 are summarized below:

	Fair Value Measurements at December 31, 2014 Using:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$-	$25,869,606	$-	$25,869,606
State and municipal securities	-	45,573,608	-	45,573,608
Other securities	-	248,501	-	248,501
Mortgage-backed: residential	-	32,778,977	-	32,778,977
Total securities available for sale	$-	$104,470,692	$-	$104,470,692

	Fair Value Measurements at December 31, 2013 Using:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$-	$40,915,595	$-	$40,915,595
U.S. treasury securities	-	5,000,000	-	5,000,000
State and municipal securities	-	38,744,869	-	38,744,869
Other securities	-	248,501	-	248,501
Mortgage-backed: residential	-	32,868,017	-	32,868,017
Total securities available for sale	$-	$117,776,982	$-	$117,776,982

(Continued)

43.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2014 and 2013 are summarized below:

	Fair Value Measurements at December 31, 2014 Using:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate:
Construction and land	-	-	1,042,087	1,042,087

Total foreclosed assets	$-	$-	$1,042,087	$1,042,087

Impaired loans:
Real estate loans:
One-to-four family	$-	$-	$707,838	$707,838
Commercial	-	-	1,342,966	1,342,966
	-	-	2,050,804	2,050,804

Total impaired loans	$-	$-	$2,050,804	$2,050,804

(Continued)

44.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

	Fair Value Measurements at December 31, 2013 Using:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate:
One-to-four family	$-	$-	$103,500	$103,500
Multi-family	-	-	118,100	118,100
Commercial	-	-	692,230	692,230
Construction and land	-	-	1,901,758	1,901,758

Total foreclosed assets	$-	$-	$2,815,588	$2,815,588

Impaired loans:
Real estate loans:
One-to-four family	$-	$-	$659,261	$659,261
Commercial	-	-	975,414	975,414
Construction and land	-	-	917,491	917,491
	-	-	2,552,166	2,552,166

Consumer:
Home Equity	-	-	21,445	21,445
	-	-	21,445	21,445

Total impaired loans	$-	$-	$2,573,611	$2,573,611

Mortgage Servicing Rights	$-	$918,247	$-	$918,247

Foreclosed assets are collateral dependent and are recorded at the lesser of the recorded investment in the receivable or the appraised value less costs to sell and may be revalued on a nonrecurring basis. Foreclosed assets measured at fair value less costs to sell on a nonrecurring basis during the year ended December 31, 2014, had a net carrying amount of $1,042,087, which is made up of the outstanding balance of $1,754,187, net of cumulative write-downs of $712,100 which includes $202,694 that occurred during the year ended December 31, 2014. At December 31, 2013, foreclosed assets had a carrying amount of $2,815,588, which was made up of the outstanding balance of $4,123,275, net of write-downs of $1,307,687.

(Continued)

45.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $2,423,703, with a valuation allowance of $372,899 at December 31, 2014, resulting in a net decrease in provision for loan losses of $43,704 for the year ended

December 31, 2014. At December 31, 2013, impaired loans had a principal balance of $3,080,286 with a valuation allowance of $506,675, resulting in a net increase in provision for loan losses of $372,982 for the year ended December 31, 2013.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014:

	Fair Value	Valuation Techniques	Unobservable Inputs	Range	Weighted Average

Foreclosed assets:
Real estate:
Construction and land	$1,042,087	Sales Comparison	Adjustment for difference between comparable sales	-10% to 30%	10.3%

Impaired loans:
Real estate loans:
One-to-four family	$707,838	Sales Comparison	Adjustment for difference between comparable sales	-23% to 13%	-7.2%
Commercial	1,342,966	Income Approach	Investment Capitalization Rates	3% to 27%	12.3%

(Continued)

46.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

(Continued)

47.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Interest-Earning Time Deposits: Due to the short-term nature of these deposits, the carrying amounts of these deposits approximate fair values. However, since it is unusual to observe a quoted price in an active market during the outstanding term, these deposits are classified as Level 2.

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

Federal Reserve Bank Stock: The Company is required to maintain these equity securities as a member of the Federal Reserve Bank and in amounts as required by this institution. These equity securities are "restricted" in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other tradable securities and their fair value is not readily available.

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

Loans Held for Sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

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

Federal Home Loan Bank Advances: The fair value of FHLB advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances resulting in a Level 2 classification.

Securities Sold Under Agreements to Repurchase: The carrying amounts of securities sold under agreements to repurchase approximate fair value resulting in a Level 2 classification.

(Continued)

48.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2014 and 2013 that have not been previously presented and the methods and assumptions used to estimate those fair values.

		Fair Value Measurements at December 31, 2014 Using:
	Carrying	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Financial assets:
Cash and cash equivalents	$49,066,462	$49,066,462	$-	$-	$49,066,462
Interest-earning time deposits	1,776,970	-	1,776,970	-	1,776,970
Federal Home Loan Bank stock	2,887,763	-	-	-	N/A
Federal Reserve Bank stock	1,676,700	-	-	-	N/A
Loans, net (excluding impaired loans at fair value)	398,853,600	-	-	402,238,073	402,238,073
Loans held for sale	100,000	-	100,000	-	100,000
Accrued interest receivable	1,762,310	-	506,888	1,255,422	1,762,310

Financial liabilities:
Non-interest bearing deposits	68,170,743	68,170,743	-	-	68,170,743
Interest-bearing deposits	442,135,896	314,508,234	128,258,671	-	442,766,905
Federal Home Loan Bank advances	2,487,745	-	2,542,945	-	2,542,945
Securities sold under agreement to repurchase	11,848,266	-	11,848,266	-	11,848,266
Subordinated debentures	4,000,000	-	4,000,000	-	4,000,000
Accrued interest payable	174,480	14,359	160,121	-	174,480

(Continued)

49.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements at December 31, 2013 Using:
	Carrying	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Financial assets:
Cash and cash equivalents	$84,693,825	$84,693,825	$-	$-	$84,693,825
Interest-earning time deposits	1,766,493	-	1,766,493	-	1,766,493
Federal Home Loan Bank stock	2,887,763	-	-	-	N/A
Loans, net (excluding impaired loans at fair value)	369,995,351	-	-	369,987,191	369,987,191
Accrued interest receivable	1,551,258	-	546,692	1,004,566	1,551,258

Financial liabilities:
Non-interest bearing deposits	55,263,604	55,263,604	-	-	55,263,604
Interest-bearing deposits	447,276,088	319,716,842	128,515,854	-	448,232,696
Federal Home Loan Bank advances	13,980,005	-	14,114,389	-	14,114,389
Securities sold under agreement to repurchase	26,766,169	-	26,766,169	-	26,766,169
Subordinated debentures	4,000,000	-	4,000,000	-	4,000,000
Accrued interest payable	199,764	15,233	184,531	-	199,764

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment.

(Continued)

50.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables summarize the changes within each classification of accumulated other comprehensive income, net of tax, for the year ended December 31, 2014 and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income.

Changes in Accumulated Other Comprehensive Income by Component
For the Year Ended December 31, 2014(1)
	Unrealized Gains and Losses on Available-for-Sale Securities	Total
Accumulated Other Comprehensive Loss at January 1, 2014	$(1,692,488)	$(1,692,488)

Other comprehensive income before reclassifications	1,958,938	1,958,938
Amount reclassified from accumulated other comprehensive income(2)	(69,119)	(69,119)
Net current-period other comprehensive income	1,889,819	1,889,819

Accumulated Other Comprehensive Income at December 31, 2014	$197,331	$197,331

(1) All amounts are net of tax.

(2) See table below for details about reclassifications.

Reclassifications out of Accumulated Other Comprehensive Income
For the Year Ended December 31, 2014
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$109,712	Gain on sale of securities
	(40,593)	Tax expense
Total reclassifications for the period	$69,119	Net of tax

(Continued)

51.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following tables summarize the changes within each classification of accumulated other comprehensive income, net of tax, for the year ended December 31, 2013, and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income:

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
For the Year Ended December 31, 2013
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$359,138	Gain on sale of securities
	(132,881)	Tax expense
Total reclassifications for the period	$226,257	Net of tax

(Continued)

52.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 19 - LIQUIDATION ACCOUNT

As required by federal regulations, a liquidation account in the amount of $20,700,000 was established in conjunction with our 2006 conversion from a mutual savings bank to a federal savings association.

As a result, each eligible account holder or supplemental account holder at the time of conversion is entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance. The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $2,797,000 at December 31, 2014.

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
Assets
Cash and cash equivalents	$1,141,653	$691,126
Investment in common stock of subsidiary	79,868,529	75,817,958
Other assets	173,079	680,685

Total assets	$81,183,261	$77,189,769

Liabilities and Stockholders' Equity
Subordinated debentures	$4,000,000	$4,000,000
Accrued interest payable	7,424	7,473
Other liabilities	45,944	86,666
Total liabilities	4,053,368	4,094,139

Stockholders' Equity
Common stock	700,728	700,728
Additional paid-in-capital	55,818,936	55,818,936
Retained earnings	20,412,898	18,268,454
Accumulated other comprehensive income (loss)	197,331	(1,692,488)
	77,129,893	73,095,630

Total liabilities and stockholders' equity	$81,183,261	$77,189,769

(Continued)

53.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years ended December 31, 2014 and 2013

	2014	2013
Dividends from subsidiary	$2,000,000	$5,600,000
Interest income	2,614	6,022
Interest expense	(86,901)	(88,286)
Other income	51,205	-
Other expenses	(524,678)	(751,605)

Income before income tax benefit and equity in undistributed net income of subsidiary	1,442,240	4,766,131

Income tax benefit	223,200	333,600

Income before equity in undistributed net income of subsidiary	1,665,440	5,099,731

Equity in undistributed (distributions in excess of) net income of subsidiary	2,160,752	(1,743,670)

Net income	$3,826,192	$3,356,061

Comprehensive income	$5,716,011	$467,462

(Continued)

54.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

	2014	2013
Cash Flows from Operating Activities
Net income	$3,826,192	$3,356,061
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions in excess of (equity in undistributed) net income of subsidiary	(2,160,752)	1,743,670
Decrease in other assets	507,606	151,816
Decrease in accrued interest payable	(49)	(477)
Decrease in other liabilities	(40,722)	(3,004)
Net cash provided by operating activities	2,132,275	5,248,066

Cash Flows from Investing Activities
Loan payments	-	247,971
Net cash provided by investing activities	-	247,971

Cash Flows from Financing Activities
Repurchase of common stock	-	(3,888,712)
Dividends	(1,681,748)	(1,739,523)
Net cash used in financing activities	(1,681,748)	(5,628,235)

Net increase (decrease) in cash and cash equivalents	450,527	(132,198)

Cash and cash equivalents:
Beginning of year	691,126	823,324

End of year	$1,141,653	$691,126

55.