Form 10-K, Exhibit 13
period 2015-12-31
First Clover Leaf Financial Corp.
filed 2016-03-24
CIK 1283582

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

Exhibit 13

PORTIONS OF 2015 ANNUAL REPORT TO STOCKHOLDERS

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

	At December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Selected Financial Condition Data:

Total assets	$654,874	$607,615	$622,044	$600,769	$562,725
Loans, net	420,463	400,904	372,569	394,869	387,635
Cash and cash equivalents	79,233	49,066	84,694	71,415	39,361
Securities available for sale	103,757	104,471	117,777	88,280	85,575
Federal Home Loan Bank stock	1,748	2,888	2,888	2,888	6,306
Federal Reserve Bank stock	1,677	1,677	-	-	-
Deposits	533,158	510,307	502,540	460,374	414,758
Securities sold under agreements to repurchase	19,733	11,848	26,766	34,495	36,874
Subordinated debentures	4,000	4,000	4,000	4,000	4,000
Federal Home Loan Bank advances	15,995	2,488	13,980	21,967	26,944
Stockholders' equity (1)	80,274	77,130	73,096	78,256	77,714

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:

Total interest income	$19,710	$19,317	$19,822	$21,653	$23,728
Total interest expense	2,428	2,516	3,316	4,468	6,453
Net interest income	17,282	16,801	16,506	17,185	17,275
Provision (credit) for loan losses	(500)	(250)	485	1,550	5,292
Net interest income after provision for loan losses	17,782	17,051	16,021	15,635	11,983
Other income	2,672	2,227	2,169	2,969	2,089
Other expense	14,141	14,091	13,448	12,494	11,742
Income before income taxes	6,313	5,187	4,742	6,110	2,330
Income tax expense	1,675	1,361	1,386	2,045	435
Net income	$4,638	$3,826	$3,356	$4,065	$1,895
Basic and diluted earnings per share	$0.66	$0.55	$0.46	$0.53	$0.24

(1)	Stockholders’ equity is restricted due to capital requirements imposed under federal capital regulations.

	At or For the Years Ended December 31,
	2015	2014	2013	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.76%	0.61%	0.55%	0.74%	0.33%
Return on equity (ratio of net income to average stockholders' equity)	5.86	5.07	4.40	5.17	2.41
Average interest rate spread (1)	3.00	2.86	2.85	3.22	3.09
Dividend payout ratio (2)	36.36	43.64	52.17	45.28	100.00
Dividends per share	0.24	0.24	0.24	0.24	0.24
Net interest margin (3)	3.09	2.93	2.95	3.39	3.29
Efficiency ratio (4)	70.87	74.05	72.01	61.99	60.64
Non-interest expense to average total assets	2.31	2.24	2.20	2.26	2.06
Average interest-earning assets to average interest-bearing liabilities	119.58	115.97	117.43	119.23	116.14

Asset Quality Ratios:
Non-performing assets and impaired loans to total assets	1.32%	1.75%	2.06%	3.03%	4.52%
Non-performing and impaired loans to total loans	1.30	1.65	1.94	2.96	5.05
Net (recoveries) charge-offs to average loans outstanding	(0.20)	(0.06)	0.22	0.85	0.82
Allowance for loan losses to non-performing and impaired loans	105.86	82.76	77.28	50.89	39.76
Allowance for loan losses to total loans	1.38	1.37	1.50	1.51	2.01

Capital Ratios:
Stockholders' equity to total assets at end of year	12.26%	12.69%	11.75%	13.03%	13.81%
Average stockholders' equity to average assets	12.95	12.00	12.48	14.23	13.81
Common equity tier 1 capial ratio (5)	14.89	N/A	N/A	N/A	N/A
Tier 1 (core) capital ratio	11.47	11.22	10.75	11.45	11.33
Tier 1 risk-based capital ratio (6)	14.89	16.36	16.63	17.89	16.80
Total risk-based capital ratio (7)	15.91	17.31	17.53	18.82	17.62

Other Data:
Number of full service offices	6	6	5	4	4

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	Dividends declared per share divided by diluted earnings per share.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	The common equity tier 1 capital ratio based on the Basel III Rules was effective January 1, 2015.
(6)	Tier 1 risk-based capital ratio represents Tier 1 capital divided by its risk-weighted assets as defined in federal regulations on required capital.
(7)	Total risk-based capital ratio represents total capital divided by risk-weighted assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects First Clover Leaf Financial Corp.’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from our audited consolidated financial statements, which appear elsewhere in this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding First Clover Leaf Financial Corp. (the “Company” or “First Clover Leaf”) provided elsewhere in this annual report.

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

The goodwill impairment analysis allows the assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than the carrying value. If it is determined that we should proceed with impairment testing, we then estimate the fair value of our single reporting unit as of the measurement date utilizing two approaches including the comparable transactions approach, and the control premium approach which utilizes the company’s stock price. We then compare the estimated fair value of the reporting unit to the current carrying value of the reporting unit to determine if goodwill impairment had occurred as of the measurement date. At our annual impairment assessment date of September 30, 2015, our analysis indicated that no additional impairment existed. Future events, such as adverse changes to First Clover Leaf’s business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill. Should such re-evaluation determine goodwill is impaired; the resulting impairment loss recognized could have a material, adverse impact on First Clover Leaf’s financial condition and results of operations. In accordance with current accounting guidance, management has determined that the Company has only one reporting unit for purposes of evaluating goodwill.

Overview

First Clover Leaf is a financial holding company incorporated under the laws of Maryland. Located in Edwardsville Illinois, First Clover Leaf has a wholly-owned subsidiary, First Clover Leaf Bank, National Association (“First Clover Leaf Bank”), which is a community bank operating with six branch locations in Madison and St. Clair Counties in Illinois along with a loan production office in Clayton, Missouri. First Clover Leaf Bank is the source of all of the Company’s revenue. First Clover Leaf common stock is listed on the NASDAQ Capital Market and is traded under the symbol “FCLF”.

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

We continued our strategic emphasis on growth and increased profitability in 2015. Our Customer Acquisition and Growth program was successful in growing our core deposit base in 2015 as well as expanding our existing customer relationships. Our total deposits at December 31, 2015 were $533.2 million compared to $510.3 million at December 31, 2014. Our expansion into the St. Louis, Missouri market as well as our organic growth in our existing markets resulted in a 4.8% increase in loans. Our total loans at December 31, 2015 were $420.5 million compared to $400.9 million at December 31, 2014. We remained focused on continuing to improve our asset quality as our non-performing and impaired loans and other non-performing assets declined to $8.6 million at December 31, 2015, compared to $10.6 million at December 31, 2014. At December 31, 2015, the Company’s non-accrual loans decreased to $3.2 million compared to $4.7 million at December 31, 2014.

First Clover Leaf had net income of $4.6 million for the year ended December 31, 2015 compared to net income of $3.8 million for the same period in 2014. Despite being in a very competitive market, our loan and deposit growth allowed us to increase our net interest margin to 3.09% for the year ended December 31, 2015 compared to 2.93% for the same period in 2014. We also increased our non-interest income primarily through gain on sale of loans and service charges. We continue our strategic focus to maximize shareholder value. Basic and diluted earnings per share were $0.66 for the year ended December 31, 2015 compared to $0.55 for the year ended December 31, 2014.

The following discussion and analysis of our Financial Condition and Operating Results provides a comparison of our results as of and for the years ended December 31, 2015 and 2014. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Total Assets. Total assets increased to $654.9 million at December 31, 2015 from $607.6 million at December 31, 2014. The increase was primarily due to higher balances of cash and cash equivalents, and loans.

Cash and cash equivalents increased to $79.2 million at December 31, 2015 from $49.1 million at December 31, 2014 primarily due to an increase of $25.5 million in federal funds sold. The increase in federal funds sold was primarily due to increases in deposits, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, partially offset by an increase in loans.

Loans, net, increased to $420.5 million at December 31, 2015 from $400.9 million at December 31, 2014, as we experienced a solid level of originations with both new and existing customers. The categories with significant increases were commercial real estate and commercial business partially offset by declines in one-to-four family and construction and land. Commercial real estate loans increased $24.2 million to

$153.6 million at December 31, 2015 from $129.4 million at December 31, 2014. Commercial business loans increased $15.7 million to $89.7 million at December 31, 2015 from $74.0 million at December 31, 2014. One-to-four family loans decreased to $110.8 million at December 31, 2015 from $117.6 million at December 31, 2014. Construction and land loans declined to $13.6 million at December 31, 2015 from $28.6 million at December 31, 2014, with approximately $6.5 million transferred into the commercial real estate category, and approximately $6.4 million of projects sold to outside investors.

Total Liabilities. Total liabilities increased to $574.6 million at December 31, 2015 from $530.5 million at December 31, 2014. Deposits increased to $533.2 million at December 31, 2015 from $510.3 million at December 31, 2014. The increase in deposits was primarily due to an increase of $15.3 million in our interest-bearing transaction accounts and an increase of $5.5 million in our time deposits. The significant increase in interest-bearing transaction accounts was due to an increase of $38.9 million from our Customer Acquisition and Growth program growing our core deposit base as well as fluctuations in certain customers’ accounts, due to the transitional nature of these accounts, partially offset by a reduction of $23.6 million in brokered accounts.

Federal Home Loan Bank advances at December 31, 2015 were $16.0 million compared to $2.5 million at December 31, 2014. The increase was due to new short and long term advances as a result of fluctuations in our core deposit base.

Securities sold under agreements to repurchase increased $7.9 million to $19.7 million at December 31, 2015 from $11.8 million at December 31, 2014. This increase was due primarily to normal fluctuations in these business accounts.

Stockholders’ Equity. Stockholders’ equity increased to $80.3 million at December 31, 2015 from $77.1 million at December 31, 2014 primarily due to net income of $4.6 million, partially offset by the payment of cash dividends to the holders of our common stock in the amount of $1.7 million.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014.

General. We recorded net income of $4.6 million and $3.8 million for the years ended December 31, 2015 and 2014, respectively. The increase in net income for the year ended December 31, 2015 resulted primarily from higher net interest income, an increase in credit provision for loan losses, and higher non-interest income partially offset by higher income taxes.

During 2015, yields on loans continued to decline primarily due to assets re-pricing in the current rate environment. Our commercial loans are the most sensitive to changes in market interest rates because they often have shorter terms to maturity, and, therefore, the interest rates adjust more frequently.

We have experienced a slight increase in rate on time deposits re-pricing as they mature due to shorter term time deposits re-pricing into longer term time deposits. Our ability to lower rates paid on deposits is limited due to the already low deposit rates and the competitive environment in which we operate. The Company’s yield on earning assets and cost of funds are largely dependent on the interest rate environment. The competitive and market forces continue to pressure the yield on our earning assets.

Net interest income. Net interest income increased to $17.3 million for the year ended December 31, 2015 from $16.8 million for the year ended December 31, 2014. Net average interest-earning assets were $91.6 million for 2015, compared to $79.0 million for 2014. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 119.58% for 2015 from 115.97% for 2014. Our interest rate spread increased to 3.00% for 2015 from 2.86% for 2014, and our net interest margin increased to 3.09% in 2015 from 2.93% for 2014. The average rate earned on interest-earning assets increased by 15 basis points during 2015 to 3.52% from 3.37% during 2014, while the average rate paid on interest-bearing liabilities increased by 1 basis point during 2015 to 0.52% from 0.51% during 2014.

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

	Years Ended December 31,
	2015			2014			2013
	Average Outstanding Balance	Interest (5)	Yield/ Rate	Average Outstanding Balance	Interest (5)	Yield/ Rate	Average Outstanding Balance	Interest (5)	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, gross (1)	$407,223	$17,244	4.23%	$386,018	$16,715	4.33%	$381,791	$17,589	4.61%
Securities (1)	106,451	2,223	2.09	112,373	2,369	2.11	105,344	2,051	1.95
Federal Reserve Bank stock	1,677	101	6.00	631	37	5.84	-	-	0.00
Interest-earning balance from depository institutions	44,223	141	0.32	74,843	196	0.26	71,583	182	0.25
Total interest-earning assets	559,574	19,709	3.52	573,865	19,317	3.37	558,718	19,822	3.55
Non-interest-earning assets	51,723			54,904			51,993
Total assets	$611,297			$628,769			$610,711

Interest-bearing liabilities:
Interest-bearing transactions	$275,949	$651	0.24%	$305,375	$739	0.24%	$258,136	$1,018	0.39%
Savings deposits	30,180	51	0.17	28,460	50	0.18	27,029	78	0.29
Time deposits	129,973	1,460	1.12	127,482	1,385	1.09	138,024	1,674	1.21
Federal Home Loan Bank advances	12,028	172	1.43	10,534	250	2.37	20,111	444	2.21
Securities sold under agreement to repurchase	15,817	3	0.02	18,975	5	0.03	28,496	14	0.05
Subordinated debentures	4,000	90	2.25	4,000	87	2.18	4,000	88	2.20
Total interest-bearing liabilities	467,947	2,427	0.52	494,826	2,516	0.51	475,796	3,316	0.70
Non-interest-bearing liabilities	64,166			58,488			58,703
Total liabilities	532,113			553,314			534,499
Stockholders' equity	79,184			75,455			76,212
Total liabilities and stockholders' equity	$611,297			$628,769			$610,711

Net interest income		$17,282			$16,801			$16,506
Net interest rate spread (2)			3.00%			2.86%			2.85%
Net interest-earning assets (3)	$91,627			$79,039			$82,922
Net interest margin (4)			3.09%			2.93%			2.95%
Ratio of interest-earning assets to interest-bearing liabilities			119.58%			115.97%			117.43%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.27%, 3.10%, and 3.09% for 2015, 2014, and 2013, respectively. The tax equivalent basis was computed by calculating the deemed interest on tax-exempt loans and municipal bonds that would have been earned on a fully taxable basis to yield the same after-tax income using a combined federal and state marginal tax rate of 36%.

(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average total interest-earning assets.

(5) Interest on loans includes $94,884, $116,637, and $118,054 of loan fees collected in 2015, 2014, and 2013, respectively.

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

	Year Ended December 31,
	2015 vs. 2014
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$917	$(388)	$529
Securities	(125)	(21)	(146)
Federal Reserve Bank stock	63	-	63
Interest-earning balances from depository institutions	(81)	26	(55)

Total interest-earning assets	774	(383)	391

Interest-bearing liabilities:
Interest-bearing transactions	(80)	(8)	(88)
Savings deposits	4	(3)	1
Time deposits	32	43	75
Federal Home Loan Bank advances	35	(113)	(78)
Securities sold under agreement to repurchase	-	(2)	(2)
Subordinated debentures	-	3	3

Total interest-bearing liabilities	(9)	(80)	(89)

Change in net interest income	$783	$(303)	$480

	Year Ended December 31,
	2014 vs. 2013
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$195	$(1,069)	$(874)
Securities	138	180	318
Federal Reserve Bank stock	-	38	38
Interest-earning balances from depository institutions	7	7	14

Total interest-earning assets	340	(844)	(504)

Interest-bearing liabilities:
Interest-bearing transactions	181	(460)	(279)
Savings deposits	3	(31)	(28)
Time deposits	(132)	(157)	(289)
Federal Home Loan Bank advances	(211)	17	(194)
Securities sold under agreement to repurchase	(5)	(4)	(9)
Subordinated debentures	-	(1)	(1)

Total interest-bearing liabilities	(164)	(636)	(800)

Change in net interest income	$504	$(208)	$296

Interest and dividend income. Interest and fee income on loans increased to $17.2 million for 2015 from $16.7 million for 2014. This increase was primarily a result of a higher average balance of loans which was partially offset by a decline in yield, which primarily resulted due to competitive pressure. The average balance of loans was $407.2 million and $386.0 million during 2015 and 2014, respectively. The average yield on loans decreased to 4.23% for 2015 from 4.33% for 2014.

Interest income on securities decreased to $2.2 million for 2015 from $2.4 million for 2014. Interest income on securities decreased primarily due to a lower average balance of securities. The average balance of securities was $106.5 million and $112.4 million for 2015 and 2014, respectively. The average yield on securities decreased to 2.09% for 2015 from 2.11% for 2014.

Dividends on Federal Reserve Bank stock were $101,000 and $38,000 for 2015 and 2014, respectively. The average balance was $1.7 million for 2015 and $631,000 for 2014. The Company was required to purchase the Federal Reserve Bank stock as a result of the Bank’s conversion from a thrift charter to a national bank charter in August 2014.

Interest on other interest-earning deposits decreased primarily due to a decrease in average balances. The average balance of other interest-earning deposits was $44.2 million and $74.8 million for 2015 and 2014, respectively. The average yield on other interest-earning deposits was 0.32% for 2015 and 0.26% for 2014.

Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Interest expense. Interest expense on deposits decreased $12,000, but remained at $2.2 million for 2015 and 2014. While the average balance of interest-bearing deposits decreased to $436.1 million during 2015 from $461.3 million for 2014, the average rate on interest-bearing deposits increased to 0.50% for 2015 from 0.47% for 2014.

Interest on Federal Home Loan Bank advances decreased in 2015 due to a decrease in rate partially offset by a higher average balance. The average rate on Federal Home Loan Bank advances decreased to 1.43% for 2015 compared to 2.37% for 2014. The average balance of Federal Home Loan Bank advances was $12.0 million and $10.5 million for 2015 and 2014, respectively.

Interest on securities sold under agreements to repurchase decreased to $3,000 from $5,000 primarily due to a lower average balance. The average balance of securities sold under agreements to repurchase was $15.8 million and $19.0 million for 2015 and 2014, respectively. The average rate decreased to 0.02% for 2015 from 0.03% for 2014.

Interest expense on subordinated debentures increased to $90,000 for 2015 from $87,000 for 2014. The average rate increased to 2.25% for 2015 compared to 2.18% for 2014.

Provision for loan losses. Credit provisions of $500,000 and $250,000 were recorded in 2015 and 2014, respectively. Management determined that the credit provisions were appropriate due to improvements in credit quality trends and recoveries received on previously charged-off loans. Non-performing and impaired loans totaled $5.6 million and $6.7 million at December 31, 2015 and 2014, respectively. The allowance for loan losses to non-performing and impaired loans increased to 105.86% at December 31, 2015, compared to 82.76% at December 31, 2014. We received net recoveries of $825,000 and $221,000 during 2015 and 2014, respectively. The provision for loan losses is based upon management’s consideration of current economic conditions, First Clover Leaf’s loan portfolio and historical loss experience coupled with current market valuations on collateral, and management’s estimate of probable losses in the portfolio as well as the level of non-performing and impaired loans. Management also reviews individual loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in First Clover Leaf’s provision for loan losses. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable incurred losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

In addition, the OCC, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require us to increase the allowance for loan losses based on its judgments of information available to it at the time of its examination, thereby adversely affecting our results of operations.

Non-interest income. Non-interest income increased $446,000 to $2.7 million for the year ended December 31, 2015, compared to $2.2 million for the year ended December 31, 2014, primarily due to increases on service fees on deposit accounts, other service charges and fees, and gain on sale of loans, along with lower losses on the sale of assets and on the sale of foreclosed assets, partially offset by a reduction in gain on sale of securities.

Service fees on deposit accounts increased $46,000 to $501,000 for the year ended December 31, 2015 from $455,000 for the year ended December 31, 2014. The increase was due to higher non-sufficient funds income and treasury management fees in 2015.

Other service charges and fees increased $60,000 to $475,000 for the year ended December 31, 2015 from $415,000 for the year ended December 31, 2014. The increase was primarily due to higher visa fee income in 2015.

Gain on sale of loans totaled $893,000 for the year ended December 31, 2015 compared to $631,000 for the comparable period in 2014. The increase was due to a higher volume of loan sales despite a lower average yield in 2015 compared to 2014. The average loan portfolio yield in 2015 was 2.8% compared to 3.1% in 2014. In 2015, we sold loans totaling $32.1 million, compared to $20.6 million in 2014.

We experienced a loss of $81,000 on the sale of property and equipment during 2014 compared to no such loss in 2015. We incurred a loss on the sale of foreclosed assets of $15,000 during 2015 compared to a loss of $164,000 during 2014.

Gain on sale of securities totaled $11,000 for the year ended December 31, 2015 compared to $110,000 for the same period in 2014. We sold fewer securities in 2015 than we did in 2014, primarily due to the 2015 interest rate markets not being as favorable for security sales. In 2015 we sold securities of $1.6 million compared to $5.3 million in 2014.

Non-interest expense. Non-interest expense increased $50,000, but remained at $14.1 million for 2015 and 2014. The increase was primarily due to higher compensation and employee benefits, partially offset by a decrease in occupancy expense, FDIC insurance premiums, and foreclosed asset related expenses.

Compensation and employee benefits increased to $7.6 million for 2015 from $7.2 million for 2014. These increases were primarily due to the addition of a supplemental retirement plan effective July 1, 2014, and increased employee insurance expenses. Salary expense also increased due to increased commission expense on production-based earners.

Occupancy expense decreased to $1.6 million for 2015 compared to $1.7 million for 2014 primarily due to less repair and maintenance expenses, and a reduction in rent expense.

FDIC insurance premiums decreased to $356,000 for 2015 from $459,000 for 2014. The decrease was due to lower assessment bases and rates throughout 2015 compared to 2014.

Foreclosed asset related expenses decreased to $441,000 for 2015 compared to $507,000 for 2014. The decrease was primarily due to fewer properties owned in 2015 and less property repairs, partially offset by an increase in write-downs on foreclosed assets.

Income taxes. Income tax expense increased to $1.7 million for 2015 from $1.4 million for 2014 primarily due to higher pre-tax income for 2015. The effective tax rate was 26.5% for 2015 compared to 26.2% for 2014. Beginning January 2015, the state tax rate was lowered to 7.75% from the previous rate of 9.5%.

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

Net Portfolio Value

The Office of the Comptroller of Currency requires the Company to monitor and test interest rate risk under increasing and decreasing rate shocks. First Clover Leaf utilized an independent third party to analyze interest rate risk sensitivity as of December 31, 2015 and 2014. The model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value (“NPV”). The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases of up to 400 basis points or decreases of 100 points in 100 basis point increments. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column.

The tables below set forth, as of December 31, 2015 and 2014, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

The 2015 table below indicates that at December 31, 2015, in the event of a 100 basis point decrease in interest rates, we would experience a 9% decrease in the net portfolio value. In the event of a 400 basis point increase in interest rates, we would experience a 19% decrease in net portfolio value.

December 31, 2015
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$84,743	$(19,577)	(19)%	14.40%	(142)
+300	91,987	(12,333)	(12)	15.21	(61)
+200	97,818	(6,502)	(6)	15.70	(12)
+100	102,388	(1,932)	(2)	15.98	16
—	104,320	—	—	15.82	—
-100	95,264	(9,056)	(9)	14.22	(160)

December 31, 2014
	NPV			Net Portfolio Value as a Percentage
Change in		Estimated Increase		of Present Value of Assets
Interest Rates	Estimated	(Decrease) in NPV			Change in
(basis points)	NPV	Amount	Percent	NPV Ratio	(basis points)
	(Dollars in thousands)

+400	$65,349	$(20,120)	(24)%	12.03%	(201)
+300	73,117	(12,352)	(14)	13.08	(96)
+200	79,432	(6,037)	(7)	13.78	(26)
+100	84,576	(893)	(1)	14.25	21
—	85,469	—	—	14.04	—
-100	88,703	3,234	4	14.28	24

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

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2015 and 2014, $79.2 million and $49.1 million, respectively, were invested in cash and cash equivalents. The increase in our cash and cash equivalents was due to increases in deposits, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, partially offset by an increase in loans. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and related securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank of Chicago.

Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2015 and 2014, loan originations exceeded principal collections by $18.7 million and $27.9 million, respectively. We received proceeds from sales of loans of $32.1 million and $20.6 million of one-to-four family real estate loans in 2015 and 2014, respectively. Cash received from calls, maturities and principal repayments of available-for-sale investment securities totaled $41.7 million and $37.0 million for 2015 and 2014, respectively. During 2015 and 2014, we also received proceeds of $1.6 million and $5.3 million, respectively, from sales of available-for-sale investment securities. We purchased $43.3 million and $26.7 million in available-for-sale investment securities during 2015 and 2014, respectively. During 2014, the Company also purchased $6.0 million of bank-owned life insurance for investment purposes and to offset some of the expenses of our existing employee benefit plans, as permitted by federal regulation. There were no purchases of bank-owned life insurance during 2015.

Deposit flows are generally affected by market interest rates, the products offered by local competitors, and other factors. The net increase in total deposits was $22.9 million and $7.8 million for 2015 and 2014, respectively.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2015, we had $16.0 million in advances from the Federal Home Loan Bank of Chicago and an additional available borrowing limit of approximately $76.2 million. Additionally, we will sell investment securities under agreements to repurchase (commonly referred to as “repurchase agreements”) if we require additional liquidity. At December 31, 2015, our repurchase agreements totaled $19.7 million.

First Clover Leaf Bank is required to maintain certain minimum capital requirements under OCC regulations. Failure by a banking organization to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Clover Leaf Bank’s financial statements. First Clover Leaf Bank was considered “well-capitalized” at December 31, 2015. See Note 14 to the Consolidated Financial Statements, and the section captioned “Supervision and Regulation” in Part I, Item 1. Business, of our Form 10-K for additional discussion of capital requirements.

At December 31, 2015, certificates of deposit scheduled to mature within one year totaled $60.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with First Clover Leaf Bank, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Clover Leaf Bank will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, First Clover Leaf Bank would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

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

At December 31, 2015 and 2014, First Clover Leaf Bank had $80.3 million and $58.8 million, respectively, of commitments to extend credit, and $1.8 million and $1.7 million, respectively, of standby letters of credit.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments, and agreements with respect to securities sold under agreements to repurchase.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2015. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
	(Dollars in thousands)

Federal Home Loan Bank advances	$996	$15,000	$-	$-	$15,996
Subordinated debentures	-	-	-	4,000	4,000
Certificates of deposit	60,831	55,135	16,623	583	133,172
Securities sold under agreements to repurchase	19,733	-	-	-	19,733
Total	$81,560	$70,135	$16,623	$4,583	$172,901

Recent Accounting Pronouncements

See Note 1 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of First Clover Leaf have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Market for Common Stock

First Clover Leaf Financial Corp.’s common stock trades on the Nasdaq Capital Market under the trading symbol “FCLF.”

The information in the following table for 2015 and 2014 indicates the high and low closing prices for the common stock, based upon information provided by the Nasdaq Capital Market, and the cash dividend payment for each quarter is also presented. As of March 15, 2016, there were 7,005,883 shares of our common stock issued and outstanding held by approximately 590 holders of record.

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

Year Ended December 31, 2015	High	Low	Dividend Declared Per Share

Fourth quarter	$9.89	$9.07	$0.06
Third quarter	9.70	8.96	0.06
Second quarter	9.30	8.53	0.06
First quarter	9.10	8.60	0.06

Year Ended December 31, 2014	High	Low	Dividend Declared Per Share

Fourth quarter	$9.21	$8.66	$0.06
Third quarter	9.83	9.01	0.06
Second quarter	10.53	9.26	0.06
First quarter	9.78	8.90	0.06

STOCKHOLDER INFORMATION

STOCK LISTING The Company's Common Stock trades on the Nasdaq Capital Market under the symbol "FCLF."

TRANSFER AGENT

Computershare, Inc.
PO Box 30170

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

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Form 10-K for the year ended December 31, 2015, will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, First Clover Leaf Financial Corp., PO Box 540, Edwardsville, Illinois 62025.

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

Chief Financial Officer

FIRST CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

First Clover Leaf Financial Corp.

Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Clover Leaf Financial Corp. (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Clover Leaf Financial Corp. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Oak Brook, Illinois

March 10, 2016

1.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
ASSETS

Cash and due from banks	$14,865,466	$9,047,872
Interest-earning deposits	17,041,862	18,238,145
Federal funds sold	47,325,238	21,780,445
Total cash and cash equivalents	79,232,566	49,066,462

Interest-earning time deposits	1,685,000	2,021,970
Securities available for sale	103,756,614	104,225,692
Federal Home Loan Bank stock	1,747,763	2,887,763
Federal Reserve Bank stock	1,676,700	1,676,700
Loans, net of allowance for loan losses of $5,886,225 and $5,561,442 at 2015 and 2014, respectively	420,463,583	400,904,404
Loans held for sale	1,078,785	100,000
Property and equipment, net	9,871,440	10,380,310
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	15,336,442	14,876,960
Core deposit intangible	138,000	196,000
Foreclosed assets	3,059,101	3,887,587
Mortgage servicing rights	1,109,720	961,823
Accrued interest receivable	1,620,309	1,762,310
Other assets	2,712,911	3,281,496

Total assets	$654,874,257	$607,614,800

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$69,296,354	$68,170,743
Interest-bearing	463,861,939	442,135,896
Total deposits	533,158,293	510,306,639

Federal Home Loan Bank advances	15,995,485	2,487,745
Securities sold under agreements to repurchase	19,732,766	11,848,266
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	227,947	174,480
Other liabilities	1,485,891	1,667,777
Total liabilities	574,600,382	530,484,907

Commitments and Contingent Liabilities (Note 15)

Stockholders' Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock, $.10 par value, 20,000,000 shares authorized, 7,005,883 and 7,007,283 shares issued and outstanding at December 31, 2015 and December 31, 2014	700,588	700,728
Additional paid-in capital	55,806,256	55,818,936
Retained earnings	23,369,037	20,412,898
Accumulated other comprehensive income	397,994	197,331
Total stockholders' equity	80,273,875	77,129,893

Total liabilities and stockholders' equity	$654,874,257	$607,614,800

See notes to consolidated financial statements.

2.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2015 and 2014

	2015	2014
Interest and dividend income:
Interest and fees on loans	$17,244,225	$16,714,749
Securities:
Taxable interest income	1,081,056	1,232,399
Nontaxable interest income	1,142,291	1,136,630
Federal Reserve Bank dividends	100,602	37,726
Interest-earning deposits, federal funds sold, and other	141,305	196,224
Total interest and dividend income	19,709,479	19,317,728

Interest expense:
Deposits	2,161,937	2,174,066
Federal Home Loan Bank advances	172,159	250,018
Securities sold under agreements to repurchase	3,312	5,437
Subordinated debentures	90,174	86,901
Total interest expense	2,427,582	2,516,422

Net interest income	17,281,897	16,801,306

Provision (credit) for loan losses	(500,000)	(250,000)

Net interest income after provision (credit) for loan losses	17,781,897	17,051,306

Non-interest income:
Service fees on deposit accounts	500,841	454,903
Other service charges and fees	475,194	414,992
Loan servicing fees	299,435	281,979
Gain on sale of securities	10,821	109,712
Gain on sale of loans	893,342	630,779
Loss on sale of property and equipment	-	(80,545)
Loss on sale of foreclosed assets	(14,684)	(164,084)
Other	507,610	579,195
	2,672,559	2,226,931

Non-interest expense:
Compensation and employee benefits	7,609,189	7,224,771
Occupancy expense	1,558,585	1,699,734
Data processing services	774,990	767,213
Director fees	197,233	183,300
Professional fees	544,164	587,907
FDIC insurance premiums	355,655	459,059
Foreclosed asset related expenses	441,284	506,885
Amortization of core deposit intangible	58,000	75,000
Amortization of mortgage servicing rights	82,929	106,970
Other	2,519,204	2,480,608
	14,141,233	14,091,447

Income before income taxes	6,313,223	5,186,790

Income tax expense	1,675,469	1,360,598

Net income	$4,637,754	$3,826,192

Basic and diluted earnings per share	$0.66	$0.55
Dividends per share	$0.24	$0.24

See notes to consolidated financial statements.

3.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2015 and 2014

	2015	2014

Net income	$4,637,754	$3,826,192
Other comprehensive income:
Unrealized gains on securities available for sale arising during the period	350,050	3,109,425
Reclassification adjustment for realized gains included in income	(10,821)	(109,712)
Tax effect	(138,566)	(1,109,894)
Total other comprehensive income	200,663	1,889,819
Comprehensive income	$4,838,417	$5,716,011

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2015 and 2014

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

Balance, January 1, 2014	$700,728	$55,818,936	$18,268,454	$(1,692,488)	$73,095,630

Net income	-	-	3,826,192	-	3,826,192
Other comprehensive income	-	-	-	1,889,819	1,889,819
Dividends ($0.24 per share)	-	-	(1,681,748)	-	(1,681,748)

Balance, December 31, 2014	700,728	55,818,936	20,412,898	197,331	77,129,893

Net income	-	-	4,637,754	-	4,637,754
Other comprehensive income	-	-	-	200,663	200,663
Dividends ($0.24 per share)	-	-	(1,681,615)	-	(1,681,615)
Repurchase of 1,400 shares of common stock	(140)	(12,680)	-	-	(12,820)

Balance, December 31, 2015	$700,588	$55,806,256	$23,369,037	$397,994	$80,273,875

See notes to consolidated financial statements.

4.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities
Net income	$4,637,754	$3,826,192
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(202,665)	148,198
Amortization (accretion) of:
Deferred loan origination costs, net	(33,880)	(47,784)
Premiums and discounts on securities	782,936	953,830
Core deposit intangible	58,000	75,000
Mortgage servicing rights	82,929	106,970
Fair value adjustments	(62,869)	(92,677)
Credit for loan losses	(500,000)	(250,000)
Depreciation	581,985	597,526
Gain on sale of securities available for sale	(10,821)	(109,712)
Gain on sale of loans	(893,342)	(630,779)
Loss on sale of property and equipment	-	80,545
Loss on sale of foreclosed assets	14,684	164,084
Write-down on foreclosed assets	355,500	202,694
Earnings on bank-owned life insurance	(459,482)	(379,065)
Increase in mortgage servicing rights	(230,826)	(150,546)
Proceeds from sales of loans held for sale	32,065,679	20,638,117
Originations of loans held for sale	(32,326,632)	(20,107,338)
Change in assets and liabilities:
Accrued interest receivable and other assets	774,685	(474,625)
Accrued interest payable	53,467	(25,284)
Other liabilities	(181,886)	204,595
Net cash provided by operating activities	4,505,216	4,729,941

Cash flows from investing activities
Purchase of interest-earning time deposits	(1,454,355)	(10,477)
Proceeds from maturities of interest-earning time deposits	1,791,325	-
Available for sale securities:
Purchases	(43,273,890)	(26,749,263)
Proceeds from calls, maturities, and principal repayments	41,719,661	37,021,352
Proceeds from sales	1,630,421	5,259,541
Redemption of FHLB stock	1,140,000	-
Purchase of Federal Reserve Bank stock	-	(1,676,700)
Increase in loans	(18,719,080)	(27,895,667)
Purchase of property and equipment	(89,186)	(1,456,558)
Proceeds from the sale of property and equipment	-	255,304
Proceeds from the sale of foreclosed assets	374,273	1,227,868
Purchase of bank-owned life insurance	-	(6,000,000)
Net cash used in investing activities	(16,880,831)	(20,024,600)

(Continued)

See notes to consolidated financial statements.

5.

FIRST CLOVER LEAF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015 and 2014

	2015	2014
Cash flows from financing activities
Net increase in deposit accounts	$22,851,654	$7,766,947
Net increase (decrease) in securities sold under agreements to repurchase	7,884,500	(14,917,903)
Proceeds from Federal Home Loan Bank advances	25,000,000	-
Repayments of Federal Home Loan Bank advances	(11,500,000)	(11,500,000)
Repurchase of common stock	(12,820)	-
Cash dividends paid	(1,681,615)	(1,681,748)
Net cash provided by (used in) financing activities	42,541,719	(20,332,704)

Net increase (decrease) in cash and cash equivalents	30,166,104	(35,627,363)

Cash and cash equivalents:
Beginning	49,066,462	84,693,825

Ending	$79,232,566	$49,066,462

Supplemental schedule of noncash investing and financing activities
Assets acquired in settlement of loans	$-	$287,982
Loans made to finance sales of foreclosed assets	84,029	383,230

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,366,375	$2,533,966
Income taxes, net of refunds	1,342,500	1,535,000

See notes to consolidated financial statements.

6.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Clover Leaf Financial Corp. (the “Company” or “First Clover Leaf”) is a single-bank holding company, whose wholly-owned bank subsidiary, First Clover Leaf Bank (the “Bank”), provides deposits and loans to individual and corporate customers in Madison and St. Clair Counties in Illinois. In addition, the Bank recently opened a loan production office in Clayton, Missouri. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies. In August 2014, the Bank converted from a federal savings and loan association to a nationally chartered bank. First Clover Leaf’s common stock is traded on the NASDAQ Capital Market under the symbol “FCLF.”

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

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. Those reserve balances were approximately $10,438,000 and $6,575,000, respectively, at December 31, 2015 and 2014.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-Earning Time Deposits: Interest-earning time deposits in banks are carried at cost. At December 31, 2015 and 2014, interest-earning time deposits amounted to $1,685,000 and $2,021,970, respectively.

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

Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are calculated on the trade date and are determined using the specific identification method.

(Continued)

7.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

Federal Home Loan Bank Stock: The Company held Federal Home Loan Bank of Chicago (“FHLB”) stock of $1,747,763 and $2,887,763 for the years ended December 31, 2015 and 2014, respectively. The Company is required to maintain these equity securities as a member of the FHLB and in amounts as required by this institution. These equity securities are carried at cost, classified as "restricted" in that they can only be redeemed by the respective institution at par, and periodically evaluated for impairment based on ultimate recovery of par value. Therefore, they are less liquid than other tradable equity securities and their fair value is not readily available.

Federal Reserve Bank Stock: Federal Reserve Bank stock totaled $1,676,700 at December 31, 2015 and 2014. The Company is required to maintain these equity securities as a member of the Federal Reserve Bank and in amounts as required by this institution. These equity securities are carried at cost, classified as "restricted" in that they can only be sold back to the respective institution or another member institution at par, and periodically evaluated for impairment based on ultimate recovery of par value. Therefore, they are less liquid than other tradable securities and their fair value is not readily available.

Loans: The Company offers real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company’s debtors to comply with repayment terms is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, for the allowance for loan losses, and for any deferred costs (fees) on originated loans.

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

December 31, 2015 and 2014

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

The allowance for loan losses is evaluated on at least a quarterly basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management considers the allowance for loan losses at December 31, 2015 and 2014 to be at an adequate level. However, changes may be necessary if further economic and other conditions differ substantially from the current environment. To the extent actual outcomes differ from the estimates, additional provision for credit losses may be required that would reduce future earnings.

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

December 31, 2015 and 2014

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

The general component of the allowance covers non-impaired loans. Once the non-impaired loans are separated into the specified loan pools, we analyze the pools using two criteria: historical loss data, and qualitative adjustments. Historical data is based on actual loss history specific to each portfolio segment. We utilize five years of data summarized by quarter. These data are analyzed and used to arrive at a base for our reserve percentage. The qualitative adjustments are determined based on various publications, market research, economic reports and management’s expertise and knowledge of the immediate lending market and include the following:

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

December 31, 2015 and 2014

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

Commercial real estate loans are secured predominately by office buildings, and to a lesser extent warehouse properties and more specialized properties such as churches and schools. We originate commercial real estate loans generally with a typical term of five years with balloon payments. These loans generally amortize over 15 to 25 years. We offer both adjustable and fixed rates of interest on commercial real estate loans, with the interest rate for adjustable rate loans tied to the prime interest rate. We may generally lend up to 85% of the properties appraised value. We require independent or in-house licensed appraisals for all commercial real estate loans in excess of $250,000. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower and the ability of the property to generate adequate funds to cover both operating expenses and debt service. We require title insurance on all of our commercial real estate loans, and we also require that fire and extended coverage casualty insurance be maintained.

(Continued)

11.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction lending generally involves a greater degree of risk than our other real estate lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the project. The construction phase of a loan for a one-to-four family, owner-occupied property generally lasts up to six months with loan-to- value ratios of up to 80%, (or up to 90% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less. The duration and loan to value ratios for non one-to-four family, owner-occupied properties vary depending on the property type. Our procedures for underwriting construction loans include an assessment of the borrower’s credit history and the borrower’s ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan. We use the same underwriting standards and procedures for construction/permanent lending as we do for one-to-four family residential real estate lending.

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

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment: Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the balance of estimated useful lives of the assets, which are 15-50 years for buildings and improvements and 3-10 years for furniture and equipment.

Goodwill: Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected September 30 as the date to perform the annual impairment test. Our annual impairment assessment for 2015 and 2014 resulted in no goodwill impairment. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

December 31, 2015 and 2014

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

Earnings Per Common Share: Basic earnings per share represents net income available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. No dilutive potential common shares existed at December 31, 2015 and 2014.

	Year Ended
	December 31,
	2015	2014

Net income	$4,637,754	$3,826,192

Basic weighted average shares outstanding	7,006,715	7,007,283

Dilutive potential common shares	-	-

Diluted weighted average shares outstanding	7,006,715	7,007,283

Basic and diluted earnings per share	$0.66	$0.55

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

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

In May 2014, the Financial Accounting Standard Board (the “FASB”) issued an update creating FASB Topic 606, Revenue from Contracts with Customers.  The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts).  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance provides steps to follow to achieve the core principle.  An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.  The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017.  We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

In June 2014, the FASB amended existing guidance related to repurchase-to-maturity transactions, repurchase financings, and disclosures (ASU 2014-11, Transfers and Servicing (Topic 860) - Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures). These amendments align the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Pursuant to the revised guidance, these transactions are accounted for as secured borrowings. The guidance eliminates sale accounting for repurchase-to-maturity transactions and supersedes the guidance under which a transfer of a financial asset and a contemporaneous repurchase financing could be accounted for on a combined basis as a forward agreement, which result in outcomes referred to as off-balance-sheet accounting. These amendments require a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. These amendments also require expanded disclosures about the nature of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The accounting changes in this update are effective for the first interim or annual period beginning after December 15, 2014. In addition, for public companies, the disclosure for certain transactions accounted for as a sale is effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required for annual periods beginning after December 15, 2014, and interim

(Continued)

15.

FIRST CLOVER LEAF FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periods beginning after March 15, 2015. The adoption of this standard did not have a material effect on the Company’s operating results or financial condition.

In January 2016, the FASB issued an update (ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Liabilities). The new guidance is intended to improve the recognition and measurement of financial instruments by requiring: equity investments (other than equity method or consolidation) to be measured at fair value with changes in fair value recognized in net income; public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; separate presentation of financial assets and financial liabilities by measurement category and form of financial assets (i.e. securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities; eliminating the requirement for non-public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is to be required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from the change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The new guidance is effective for public business entities for fiscal years beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

(Continued)

16.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities with gross unrealized gains and losses are summarized as follows:

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$29,183,789	$26,006	$(161,693)	$29,048,102
State and municipal securities	44,746,083	1,156,547	(168,391)	45,734,239
Other securities	3,501	-	-	3,501
Mortgage-backed: residential	29,170,791	60,300	(260,319)	28,970,772

	$103,104,164	$1,242,853	$(590,403)	$103,756,614

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. government agency obligations	$26,280,359	$31,628	$(442,381)	$25,869,606
State and municipal securities	44,828,579	1,025,719	(280,690)	45,573,608
Other securities	3,501	-	-	3,501
Mortgage-backed: residential	32,800,032	176,321	(197,376)	32,778,977

	$103,912,471	$1,233,668	$(920,447)	$104,225,692

(Continued)

17.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2015 and 2014, are summarized as follows:

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$15,928,702	$(82,008)	$5,934,944	$(79,685)	$21,863,646	$(161,693)
State and municipal securities	7,666,691	(66,224)	4,927,928	(102,167)	12,594,619	(168,391)
Mortgage-backed: residential	18,251,546	(183,188)	4,227,473	(77,131)	22,479,019	(260,319)

	$41,846,939	$(331,420)	$15,090,345	$(258,983)	$56,937,284	$(590,403)

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government agency obligations	$6,477,461	$(26,717)	$12,615,391	$(415,664)	$19,092,852	$(442,381)
State and municipal securities	7,102,666	(43,614)	9,369,188	(237,076)	16,471,854	(280,690)
Mortgage-backed: residential	1,474,590	(28,841)	15,744,126	(168,535)	17,218,716	(197,376)

	$15,054,717	$(99,172)	$37,728,705	$(821,275)	$52,783,422	$(920,447)

Management evaluates the investment portfolio on at least a quarterly basis to determine if investments have suffered an other-than-temporary decline in value. In addition, management monitors market trends, investment grades, bond defaults and other circumstances to identify trends and circumstances that might impact the carrying value of securities.

At December 31, 2015, the Company had 67 securities in an unrealized loss position which included: 15 agency securities, 27 state and municipal securities, and 25 mortgage-backed securities. This was a decrease from 72 securities at December 31, 2014. The securities in an unrealized loss position at December 31, 2015 had an aggregate valuation adjustment of 1.02% from the Company’s amortized cost basis of these securities. The unrealized losses resulted from changes in market interest rates and liquidity, not from changes in the probability of contractual cash flows. While 20 of our securities have been in an unrealized loss position for more than 12 months and were at a 1.68% unrealized loss position of the Company’s amortized cost basis on these securities at December 31, 2015, which we believe is interest rate driven, there have been no defaults to date, and the securities remain above investment grade. The Company does not intend to sell the securities, and it is not more-likely-than-not that the Company will be required to sell the securities prior to recovery of the amortized cost. Full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2015.

(Continued)

18.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value at December 31, 2015, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Other securities have no stated maturity. Therefore, stated maturities are not disclosed for these categories.

	Amortized	Fair
	Cost	Value
Due in one year or less	$6,109,210	$6,113,631
Due after one year through five years	24,981,003	24,977,510
Due after five years through ten years	31,423,272	32,025,396
Due after ten years	11,416,387	11,665,804
Other securities - non-maturing	3,501	3,501
Mortgage-backed: residential	29,170,791	28,970,772

	$103,104,164	$103,756,614

Securities with a carrying amount of approximately $66,882,000 and $66,600,000 were pledged to secure deposits as required or permitted by law at December 31, 2015 and 2014, respectively.

At year-end 2015 and 2014, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders’ equity. The Company received proceeds of $1,630,421 from the sale of securities during 2015 resulting in gross realized gains of $30,860 and gross realized losses of $20,039. The Company received proceeds of $5,259,541 from the sale of securities during 2014 resulting in gross realized gains of $131,586 and gross realized losses of $21,874. The tax related to these net realized gains and losses was $4,220 and $40,593 for 2015 and 2014, respectively.

(Continued)

19.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS

The components of loans are as follows:

	At December 31,
	2015	2014
Real estate loans:
One-to-four family	$110,792,710	$117,591,822
Multi-family	41,182,067	41,391,862
Commercial	153,634,426	129,415,314
Construction and land	13,588,626	28,590,745
	319,197,829	316,989,743

Commercial business	89,743,511	73,984,867

Consumer:
Home equity	13,656,008	13,523,985
Automobile and other	3,523,696	1,772,431
	17,179,704	15,296,416

Total gross loans	426,121,044	406,271,026
Deferred loan origination costs, net	228,764	194,820
Allowance for loan losses	(5,886,225)	(5,561,442)

Loans, net	$420,463,583	$400,904,404

On occasion, the Company originates loans secured by single-family dwellings with loan to value ratios exceeding 90%. As of December 31, 2015 and December 31, 2014, these loans represented 2.07% and 2.17%, respectively, of our combined one-to-four family and home equity portfolios. The Company does not consider the level of such loans to be a significant concentration of credit as of December 31, 2015 or December 31, 2014.

The recorded investment in loans does not include accrued interest and loan origination fees due to immateriality. The allowance for loan losses does not include a component for undisbursed loan commitments; rather, this amount is included in other liabilities.

(Continued)

20.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

The following tables present our past-due loans, segregated by class:

December 31, 2015

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$331,479	$259,240	$33,839	$624,558	$110,168,152	$110,792,710	$-
Multi-family	-	-	-	-	41,182,067	41,182,067	-
Commercial	-	-	111,706	111,706	153,522,720	153,634,426	-
Construction and land	-	-	-	-	13,588,626	13,588,626	-
	331,479	259,240	145,545	736,264	318,461,565	319,197,829	-

Commercial business	-	-	87,254	87,254	89,656,257	89,743,511	-

Consumer:
Home equity	57,625	-	89,407	147,032	13,508,976	13,656,008	-
Automobile and other	500	-	-	500	3,523,196	3,523,696	-
	58,125	-	89,407	147,532	17,032,172	17,179,704	-

Total	$389,604	$259,240	$322,206	$971,050	$425,149,994	$426,121,044	$-

December 31, 2014

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total	Accruing Loans 90 or More Days Past Due
Real estate loans:
One-to-four family	$843,185	$166,965	$408,228	$1,418,378	$116,173,444	$117,591,822	$-
Multi-family	-	-	-	-	41,391,862	41,391,862	-
Commercial	100,220	-	29,810	130,030	129,285,284	129,415,314	-
Construction and land	-	-	-	-	28,590,745	28,590,745	-
	943,405	166,965	438,038	1,548,408	315,441,335	316,989,743	-

Commercial business	-	25,095	-	25,095	73,959,772	73,984,867	-

Consumer:
Home equity	41,930	-	48,088	90,018	13,433,967	13,523,985	-
Automobile and other	-	-	-	-	1,772,431	1,772,431	-
	41,930	-	48,088	90,018	15,206,398	15,296,416	-

Total	$985,335	$192,060	$486,126	$1,663,521	$404,607,505	$406,271,026	$-

(Continued)

21.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, there is reasonable probability of loss of principal or collection of additional interest is deemed insufficient to warrant further accrual. Generally, we place all loans 90 days or more past due on non-accrual status. However, exceptions may occur when a loan is in process of renewal, but it has not yet been completed. In addition, we may place any loan on non-accrual status if any part of it is classified as loss or if any part has been charged-off. When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan.

Year-end non-accrual loans, segregated by class, are as follows:

	At December 31,
	2015	2014
Real estate loans:
One-to-four family	$601,833	$589,170
Multi-family	995,659	1,340,779
Commercial	1,245,023	1,242,009
Construction and land	-	1,431,619
	2,842,515	4,603,577

Commercial business	263,233	25,095

Consumer:
Home equity	124,627	48,088
Automobile and other	8,558	-
	133,185	48,088

Total non-accrual loans	$3,238,933	$4,676,760

(Continued)

22.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ended December 31, 2015 and 2014. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Year ended December 31, 2015

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$1,119,762	$(25,258)	$21,576	$23,650	$1,139,730
Multi-family	436,833	-	11,753	25,782	474,368
Commercial	1,650,290	(79,248)	11,923	401,123	1,984,088
Construction and land	1,194,917	-	811,350	(1,508,275)	497,992
	4,401,802	(104,506)	856,602	(1,057,720)	4,096,178

Commercial business	951,215	-	73,761	409,711	1,434,687

Consumer
Home equity	198,150	-	-	81,520	279,670
Automobile and other	10,275	(1,900)	826	66,489	75,690
	208,425	(1,900)	826	148,009	355,360

Total	$5,561,442	$(106,406)	$931,189	$(500,000)	$5,886,225

Year ended December 31, 2014

	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Real estate loans:
One-to-four family	$1,424,663	$(263,258)	$466,287	$(507,930)	$1,119,762
Multi-family	661,358	-	-	(224,525)	436,833
Commercial	1,454,455	(1,876)	-	197,711	1,650,290
Construction and land	668,085	-	230,000	296,832	1,194,917
	4,208,561	(265,134)	696,287	(237,912)	4,401,802

Commercial business	1,219,080	(190,255)	13,048	(90,658)	951,215

Consumer
Home equity	116,478	(43,519)	9,402	115,789	198,150
Automobile and other	46,549	-	945	(37,219)	10,275
	163,027	(43,519)	10,347	78,570	208,425

Total	$5,590,668	$(498,908)	$719,682	$(250,000)	$5,561,442

(Continued)

23.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

The following tables separate the allocation of the allowance for loan losses and the loan balances between loans evaluated both individually and collectively as of December 31, 2015 and 2014:

December 31, 2015

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$116,724	$1,023,006	$1,139,730	$905,974	$109,886,736	$110,792,710
Multi-family	-	474,368	474,368	995,659	40,186,408	41,182,067
Commercial	183,966	1,800,122	1,984,088	2,735,652	150,898,774	153,634,426
Construction and land	-	497,992	497,992	186,888	13,401,738	13,588,626
	300,690	3,795,488	4,096,178	4,824,173	314,373,656	319,197,829

Commercial business	259,787	1,174,900	1,434,687	586,103	89,157,408	89,743,511

Consumer:
Home equity	49,782	229,888	279,670	141,649	13,514,359	13,656,008
Automobile and other	-	75,690	75,690	8,558	3,515,138	3,523,696
	49,782	305,578	355,360	150,207	17,029,497	17,179,704

Total	$610,259	$5,275,966	$5,886,225	$5,560,483	$420,560,561	$426,121,044

December 31, 2014

	Period-end allowance allocated to loans:			Loans evaluated for impairment:
	Individually evaluated for impairment	Collectively evaluated for impairment	Ending Balance	Individually	Collectively	Ending Balance
Real estate loans:
One-to-four family	$91,688	$1,028,074	$1,119,762	$1,266,717	$116,325,105	$117,591,822
Multi-family	-	436,833	436,833	1,340,779	40,051,083	41,391,862
Commercial	155,863	1,494,427	1,650,290	2,267,362	127,147,952	129,415,314
Construction and land	-	1,194,917	1,194,917	1,639,030	26,951,715	28,590,745
	247,551	4,154,251	4,401,802	6,513,888	310,475,855	316,989,743

Commercial business	115,446	835,769	951,215	140,541	73,844,326	73,984,867

Consumer:
Home equity	9,902	188,248	198,150	65,452	13,458,533	13,523,985
Automobile and other	-	10,275	10,275	-	1,772,431	1,772,431
	9,902	198,523	208,425	65,452	15,230,964	15,296,416

Total	$372,899	$5,188,543	$5,561,442	$6,719,881	$399,551,145	$406,271,026

(Continued)

24.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

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

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off. Therefore, there is no balance to report at December 31, 2015 or 2014.

(Continued)

25.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

The following tables present our credit quality indicators, segregated by class, as of December 31, 2015 and 2014:

December 31, 2015

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$109,161,526	$772,127	$859,057	$-	$110,792,710
Multi-family	37,571,827	2,614,581	995,659	-	41,182,067
Commercial	143,837,755	5,295,878	4,500,793	-	153,634,426
Construction and land	13,143,977	-	444,649	-	13,588,626
	303,715,085	8,682,586	6,800,158	-	319,197,829

Commercial business	85,604,981	3,323,003	815,527	-	89,743,511

Consumer:
Home equity	13,504,552	-	68,241	83,215	13,656,008
Automobile and other	3,510,289	-	4,849	8,558	3,523,696
	17,014,841	-	73,090	91,773	17,179,704

Total	$406,334,907	$12,005,589	$7,688,775	$91,773	$426,121,044

December 31, 2014

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
One-to-four family	$116,218,120	$280,067	$936,372	$157,263	$117,591,822
Multi-family	37,340,022	2,711,061	1,340,779	-	41,391,862
Commercial	113,447,231	12,016,499	3,951,584	-	129,415,314
Construction and land	26,892,171	-	1,698,574	-	28,590,745
	293,897,544	15,007,627	7,927,309	157,263	316,989,743

Commercial business	73,372,401	471,925	140,541	-	73,984,867

Consumer:
Home equity	13,444,685	-	79,300	-	13,523,985
Automobile and other	1,772,431	-	-	-	1,772,431
	15,217,116	-	79,300	-	15,296,416

Total	$382,487,061	$15,479,552	$8,147,150	$157,263	$406,271,026

(Continued)

26.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

The following tables provide details of impaired loans, segregated by class, as of and for the periods indicated. The unpaid contractual balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans.

	As of December 31, 2015			As of December 31, 2014

	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Contractual Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real estate loans:
One-to-four family	$648,750	$648,750	$-	$551,510	$467,191	$-
Multi-family	1,478,137	995,659	-	1,823,257	1,340,779	-
Commercial	2,246,797	2,193,291	-	768,533	768,533	-
Construction and land	186,888	186,888	-	3,412,264	1,639,030	-
	4,560,572	4,024,588	-	6,555,564	4,215,533	-

Commercial business	87,254	87,254	-	215,350	25,095	-

Consumer:
Home equity	52,242	52,242	-	55,550	55,550	-
Automobile and other	8,558	8,558	-	-	-	-
	60,800	60,800	-	55,550	55,550	-
Subtotal	$4,708,626	$4,172,642	$-	$6,826,464	$4,296,178	$-

With an allowance recorded:
Real estate loans:
One-to-four family	$257,224	$257,224	$116,724	$851,010	$799,526	$91,688
Commercial	685,759	542,361	183,966	1,691,064	1,498,829	155,863
	942,983	799,585	300,690	2,542,074	2,298,355	247,551

Commercial business	498,849	498,849	259,787	115,446	115,446	115,446

Consumer:
Home equity	89,407	89,407	49,782	9,902	9,902	9,902
Subtotal	1,531,239	1,387,841	610,259	2,667,422	2,423,703	372,899
Total	$6,239,865	$5,560,483	$610,259	$9,493,886	$6,719,881	$372,899

(Continued)

27.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

	For the year ended December 31, 2015			For the year ended December 31, 2014

	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate loans:
One-to-four family	$710,678	$2,200	$-	$633,963	$2,306	$-
Multi-family	1,123,043	30	-	1,309,419	30	-
Commercial	1,417,242	26,003	-	853,898	7,709	-
Construction and land	745,332	2,144	-	1,183,097	2,376	-
	3,996,295	30,377	-	3,980,377	12,421	-

Commercial business	22,470	389	-	345,137	-	-

Consumer:
Home equity	53,926	1,096	-	106,734	1,101	-
Automobile and other	1,712	-	-	-	-	-
	55,638	1,096	-	106,734	1,101	-
Subtotal	$4,074,403	$31,862	$-	$4,432,248	$13,522	$-

With an allowance recorded:
Real estate loans:
One-to-four family	$481,678	$8,968	$-	$667,999	$11,874	$-
Multi-family	-	-	-	414,443	-	-
Commercial	933,199	8,823	-	1,367,490	18,584	-
Construction and land	-	2,430	-	53,062	2,430	-
	1,414,877	20,221	-	2,502,994	32,888	-

Commercial business	305,930	11,498	-	121,785	8,577	-

Consumer:
Home equity	58,779	68	-	2,475	-	-
Automobile and other	394	-	-	-	-	-
	59,173	68	-	2,475	-	-
Subtotal	1,779,980	31,787	-	2,627,254	41,465	-
Total	$5,854,383	$63,649	$-	$7,059,502	$54,987	$-

(Continued)

28.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings:

During the years ending December 31, 2015 and 2014, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: (1) payment and maturity changes not available in the market; and (2) a reduction of the stated interest rate of the loan.

The Company had allocations of $380,593 of specific reserves on $3,925,262 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2015. The Company had allocations of $328,442 of specific reserves on $5,661,342 of loans to customers whose loan terms were modified in troubled debt restructurings as of December 31, 2014. The Company had no commitments to lend additional amounts as of December 31, 2015 to customers with outstanding loans that are classified as troubled debt restructurings. The amount the Company had committed to lend to loan customers that are classified as troubled debt restructurings was not material as of December 31, 2014.

The following tables present loans, by class, modified as troubled debt restructurings that occurred during the years ended December 31, 2015 and 2014:

Year ended December 31, 2015

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Commercial	2	$1,000,116	$1,000,116

Commercial business	1	162,167	$162,167

Consumer:
Home equity	1	35,221	35,221

Total	4	$1,197,504	$1,197,504

The troubled debt restructurings described above resulted in a net increase in the allowance for loan losses of $27,897 but resulted in no charge offs during the year ended December 31, 2015.

(Continued)

29.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 3 - LOANS (Continued)

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

There were no payment defaults within twelve months following the modifications during the years ended December 31, 2015 and 2014.

A loan is considered to be in payment default once it is 60 days contractually past due under the modified terms.

Loans to Affiliates:

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families, and companies in which these individuals have a 10% or more beneficial ownership. Changes in these loans for the years ended December 31, 2015 and 2014 are summarized as follows:

	Year Ended
	December 31,
	2015	2014
Balance, beginning of year	$11,845,673	$7,932,877
Additions	1,219,504	7,066,199
Repayments	(1,231,984)	(3,050,455)
Change in status of borrower	-	(102,948)

Balance, end of year	$11,833,193	$11,845,673

The change in status of borrower represents the loans that are no longer required to be reported due to an executive officer or director no longer being associated with the Company.

(Continued)

30.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 4 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	December 31,
	2015	2014
Land	$1,829,738	$1,829,738
Buildings and improvements	10,001,146	9,997,562
Furniture and equipment	2,362,143	2,296,531
	14,193,027	14,123,831
Less accumulated depreciation	(4,321,587)	(3,743,521)

	$9,871,440	$10,380,310

Depreciation expense for the years ended December 31, 2015 and 2014 amounted to $581,985 and $597,526, respectively.

NOTE 5 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were approximately $123,302,000 and $113,156,000 at December 31, 2015 and 2014, respectively.

The carrying amount of servicing rights recorded on loans serviced for others was $1,109,720 and $961,823, respectively, at December 31, 2015 and 2014, which approximated their fair value. The fair value of servicing rights at December 31, 2015 was determined using a discount rate of 9%, monthly prepayment speeds ranging from 149% to 407%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The fair value of servicing rights at December 31, 2014 was determined using a discount rate of 9%, monthly prepayment speeds ranging from 262% to 407%, depending on the stratification of the specific right, ancillary income of $48 per loan annually, and incremental cost to service of approximately $43 per loan annually. The ancillary income and cost to service assumptions include projected loan defaults.

(Continued)

31.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 5 - MORTGAGE SERVICING RIGHTS (Continued)

The following summarizes the activity pertaining to mortgage servicing rights along with the aggregate activity in related valuation allowances:

	Year Ended
	December 31,
	2015	2014
Balance, beginning	$961,823	$918,247
Mortgage servicing rights capitalized	230,826	150,546
Mortgage servicing rights amortized	(144,607)	(106,970)
Decrease in provision for loss in fair value	61,678	-

Balance, ending	$1,109,720	$961,823

Valuation allowances:

Balance, beginning	$178,896	$178,896
Decrease	(61,678)	-

Balance, ending	$117,218	$178,896

Estimated future amortization expense on mortgage servicing rights is as follows:

Year Ending December 31,	Amount
2016	$138,384
2017	133,145
2018	111,111
2019	67,291
2020	43,786
Thereafter	616,003

$1,109,720

(Continued)

32.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 6 - CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of the core deposit intangible is presented below:

	December 31,
	2015	2014
Core deposit intangible	$3,258,000	$3,258,000
Less accumulated amortization	(3,120,000)	(3,062,000)

	$138,000	$196,000

Amortization expense on core deposit intangible for the years ended December 31, 2015 and 2014 was $58,000 and $75,000, respectively.

Estimated future amortization expense on our remaining core deposit intangible is as follows:

Year Ending December 31,	Amount
2016	$58,000
2017	58,000
2018	22,000

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

Due to the current economic environment and other uncertainties, it is possible that our estimates and assumptions may adversely change in the future, and we may be required to record additional goodwill impairment losses in future periods. It is not possible at this time to determine if any such future impairment loss would result or, it if does, whether such charge would be material. However, any such future impairment loss would be limited to the remaining goodwill balance of $11,385,323 at December 31, 2015. Subsequent reversal of goodwill impairment losses is not permitted. At our annual impairment assessment date of September 30, 2015, our analysis indicated that no impairment existed.

(Continued)

33.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 8 - DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2015	2014
Noninterest-bearing	$69,296,354	$68,170,743
Interest-bearing transaction accounts	300,782,040	285,437,812
Savings	29,907,675	29,070,422
Time	133,172,224	127,627,662

	$533,158,293	$510,306,639

Included in time deposits were approximately $10,781,000 and $13,872,000 of brokered deposits at December 31, 2015 and 2014, respectively. Included in interest-bearing transaction accounts were approximately $59,670,000 and $83,281,000 of brokered deposits at December 31, 2015 and 2014, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended
	December 31,
	2015	2014
Interest-bearing transaction accounts	$651,465	$738,536
Savings	50,662	50,422
Time	1,459,810	1,385,108

	$2,161,937	$2,174,066

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year-end 2015 and 2014 were approximately $26,159,000 and $19,643,000.

(Continued)

34.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 8 - DEPOSITS (Continued)

At December 31, 2015, the scheduled maturities of time deposits were as follows:

Year Ending December 31,	Amount
2016	$60,831,144
2017	33,735,619
2018	21,398,998
2019	4,149,552
2020	12,473,886
Thereafter	583,025

$133,172,224

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had total advances from the FHLB of $15,995,485 and $2,487,745 at December 31, 2015 and 2014, respectively. The weighted average interest rate on the advances was 1.58% and 2.89% at December 31, 2015 and 2014, respectively. The range of rates on the outstanding advances at December 31, 2015 varied from 1.30% to 4.58%.

At December 31, 2015, the contractual maturities of advances were as follows:

Year Ending December 31,	Amount
2016	$995,485
2018	15,000,000
$15,995,485

At December 31, 2015, in addition to FHLB stock, eligible residential real estate loans totaling approximately $92,610,000 were pledged to the FHLB to secure advances outstanding compared to $77,790,000 at December 31, 2014.

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

Securities sold under agreements to repurchase were primarily secured by U.S. government agency obligations and state and municipal securities with an approximate carrying amount of $26,458,000 and $32,639,000 at December 31, 2015 and 2014, respectively.

(Continued)

35.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2015	2014
Average daily balance during the year	$15,817,024	$18,974,688
Average interest rate during the year	0.02%	0.02%
Maximum month-end balance during the year	$20,765,781	$23,275,868
Weighted average interest rate at year-end	0.02%	0.02%

NOTE 11 - SUBORDINATED DEBENTURES

The financial statements also include the following wholly-owned entity on a deconsolidated basis, First Clover Leaf Statutory Trust I. The sole asset of this trust is junior subordinated deferrable interest debentures. The Company issued $4,000,000 in May 2005 in cumulative trust preferred securities through this newly formed special-purpose trust. The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I. Distributions are cumulative and were payable at a fixed rate of 6.08% through May 2010 and then adjusted quarterly at a variable rate of 1.85% over the three month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security. At December 31, 2015 the interest rate was 2.36%. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and were callable beginning in May 2010. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock. For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

(Continued)

36.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 12 - INCOME TAXES

The Company and the Bank file consolidated federal income tax returns and Illinois state income tax returns. The Company and the Bank are no longer subject to examination by federal and state taxing authorities for years prior to 2012.

Allocation of federal and state income taxes between current and deferred portions was as follows:

	Year Ended
	December 31,
	2015	2014
Federal:
Current	$1,411,154	$815,120
Deferred	(202,931)	71,545
	1,208,223	886,665

State:
Current	466,980	397,280
Deferred	266	76,653
	467,246	473,933

	$1,675,469	$1,360,598

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended
	December 31,
	2015	2014
Expected income taxes	$2,209,628	$1,815,376
Income tax effect of:
State taxes, net of federal income tax benefit	277,177	278,391
Tax exempt interest, net	(613,220)	(586,302)
Income taxed at lower rates	(63,132)	(51,868)
Other	(134,984)	(94,999)

	$1,675,469	$1,360,598

(Continued)

37.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 12 - INCOME TAXES (Continued)

The tax effects of principal temporary differences are shown in the following table:

	December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$2,286,438	$2,161,135
Deferred compensation	306,653	256,106
Accrued expenses	79,623	19,041
Purchase accounting adjustments for:
Loans	-	18,136
Securities	90,895	106,474
OREO writedowns and expenses	563,385	464,326
Other	107,467	367,148
	3,434,461	3,392,366

Deferred tax liabilities:
Federal Home Loan Bank stock	(177,613)	(293,580)
Core deposit intangible	(53,605)	(76,164)
Mortgage servicing rights	(431,058)	(373,757)
Unrealized gain on securities available for sale	(254,456)	(115,890)
Purchase accounting adjustments for:
Premises and equipment	(272,023)	(278,376)
Federal Home Loan Bank advances	(1,754)	(4,762)
Premises and equipment	(184,571)	(254,555)
	(1,375,080)	(1,397,084)

Net deferred taxes	$2,059,381	$1,995,282

Retained earnings at December 31, 2015 and 2014 include approximately $3,044,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,157,000 at December 31, 2015 and 2014. Management has determined that the probability of recapturing the reserve is not sufficient to record a liability.

(Continued)

38.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 13 - EMPLOYEE BENEFITS

The Company has adopted a 401(k) plan and defined contribution profit sharing plan covering substantially all of its employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. The Company contributed $176,074 and $165,227 to the plan for the profit sharing contribution for the years ended December 31, 2015 and 2014, respectively. The 401(k) component of the plan allows participants to defer up to 50% of their compensation. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. The Company matched the employee contributions for the 401(k) plan up to 3% of compensation for the years ended December 31, 2015 and 2014. Total expense recorded for the Company’s match for the 401(k) plan was $155,088 and $144,807 for the years ended December 31, 2015 and 2014, respectively.

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

In July 2013, the U.S. federal banking authorities approved the implementation of the Basel III regulatory capital reforms and issued rules effecting certain changes required by the Dodd-Frank Act (the “Basel III Rules”). The Basel III Rules are applicable to all U.S. banks that are subject to minimum capital requirements, as well as to bank and savings and loan holding companies other than “small bank holding companies” (generally non-public bank holding companies with consolidated assets of less than $1 billion). The Bank, along with other community banking organizations, and the Company became subject to the Basel III Rules effective January 1, 2015.

The Basel III Rules not only increased most of the required minimum regulatory capital ratios, but they introduced a new common equity Tier 1 capital ratio and the concept of a capital conservation buffer. The Basel III Rules also expanded the definition of capital as in effect currently by establishing criteria that instruments must meet to be considered additional Tier 1 capital (Tier 1 capital in addition to common equity) and Tier 2 capital. A number of instruments that qualified previously as Tier 1 capital no longer qualify, or their qualifications may change as the Basel III rules are fully implemented. The Basel III Rules also permit banking organizations with less than $15.0 billion in assets to retain, through a one-time election, the previous treatment for accumulated other comprehensive income. The Bank elected this one-time opt-out to exclude accumulated other comprehensive income from regulatory capital with the filing of its regulatory reports during the first quarter of 2015.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. The Basel III Rules have maintained the general structure of the current prompt corrective action framework, while incorporating the increased requirements. The prompt corrective action guidelines were also revised to add the common equity Tier 1 capital ratio.  In order to be a “well-capitalized” depository institution under the new regime, a bank and holding company must maintain a common equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a leverage ratio of 5% or more.

(Continued)

39.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 14 - CAPITAL RATIOS (Continued)

Management will continue to assess the effect of the Basel III Rules during the phase-in period and the impact they may have on the Bank’s and the Company’s capital positions and will monitor developments in this area. As of December 31, 2015, management concluded that the Company’s and the Bank’s current capital structure and the execution of the capital plan was sufficient to meet and exceed the revised regulatory capital ratios as required by the new Basel III Rules. As of December 31, 2015, the Bank was considered well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2015 and 2014, that the Bank and the Company meet all capital adequacy requirements to which they were subject.

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

The Bank’s actual capital amounts and ratios under Basel III as of December 31, 2015 are presented in the following table. The Bank’s actual capital amounts and ratios as of December 31, 2014 are presented for comparison.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2015
Common Equity Tier 1 Capital to Risk Weighted Assets	$71,273,000	14.89%	$21,546,000	4.50%	$31,122,000	6.50%

Tier I Capital to Adjusted Total Assets	71,273,000	11.47%	24,855,000	4.00%	31,069,000	5.00%

Tier I Capital to Risk Weighted Assets	71,273,000	14.89%	28,728,000	6.00%	38,303,000	8.00%

Total Capital to Risk Weighted Assets	76,195,000	15.91%	38,303,000	8.00%	47,879,000	10.00%

	2014
Tier I Capital to Adjusted Total Assets	$67,995,000	11.22%	$24,235,000	4.00%	$30,294,000	5.00%

Tier I Capital to Risk Weighted Assets	67,995,000	16.36%	16,623,000	4.00%	24,935,000	6.00%

Total Capital to Risk Weighted Assets	71,949,000	17.31%	33,247,000	8.00%	41,558,000	10.00%

(Continued)

40.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 14 - CAPITAL RATIOS (Continued)

The Company’s actual consolidated capital amounts and ratios under Basel III as of December 31, 2015 are presented in the following table. The Company’s actual consolidated capital amounts and ratios as of December 31, 2014 are presented for comparison.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	2015
Common Equity Tier 1 Capital to Risk Weighted Assets	$68,467,000	14.29%	$21,555,000	4.50%	N/A	N/A

Tier I Capital to Adjusted Total Assets	68,467,000	10.28%	26,651,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	68,467,000	14.29%	28,740,000	6.00%	N/A	N/A

Total Capital to Risk Weighted Assets	77,389,000	16.16%	38,321,000	8.00%	N/A	N/A

	2014
Tier I Capital to Adjusted Total Assets	$65,256,000	10.54%	$24,764,000	4.00%	N/A	N/A

Tier I Capital to Risk Weighted Assets	65,256,000	15.70%	16,630,000	4.00%	N/A	N/A

Total Capital to Risk Weighted Assets	73,210,000	17.61%	33,260,000	8.00%	N/A	N/A

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

(Continued)

41.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 15 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:

				Range of Rates
	Variable Rate	Fixed Rate	Total	on Fixed Rate
	Commitments	Commitments	Commitments	Commitments
	2015
Commitments to extend credit	$43,735,051	$36,533,191	$80,268,242	3.00% - 18.00%
Standby letters of credit	1,726,114	49,000	1,775,114	4.00% - 6.00%

	2014
Commitments to extend credit	$34,570,790	$24,254,679	$58,825,469	3.00% - 18.00%
Standby letters of credit	1,361,322	300,765	1,662,087	3.50% - 6.00%

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, and income producing properties, if deemed necessary to support such commitments. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2015 and 2014, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

(Continued)

42.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

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

Securities: The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. For these investments, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. They also use model processes, such as the Option Adjusted Spread model to assess interest rate impact and develop prepayment scenarios. In the case of municipal securities, information on the Bloomberg terminal such as credit ratings, credit support, and call features are used to set the matrix values for the issues, which will be used to determine the yields from which the market values are calculated each month. Because they are not price quote valuations, the pricing methods are considered Level 2 inputs. At December 31, 2015 and 2014, all of the Company’s securities fall within the Level 2 hierarchy for pricing. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. During the years ended December 31, 2015 and 2014, there were no transfers between Level 1 and Level 2. The valuation methodology was consistent for the years ended December 31, 2015 and 2014.

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
December 31, 2015 and 2014

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

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
December 31, 2015 and 2014

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a recurring basis segregated by fair value hierarchy level during the periods ended December 31, 2015 and 2014 are summarized below:

	Fair Value Measurements at December 31, 2015 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$-	$29,048,102	$-	$29,048,102
State and municipal securities	-	45,734,239	-	45,734,239
Other securities	-	3,501	-	3,501
Mortgage-backed: residential	-	28,970,772	-	28,970,772
Total securities available for sale	$-	$103,756,614	$-	$103,756,614

	Fair Value Measurements at December 31, 2014 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total
Securities:
U.S. government agency obligations	$-	$25,869,606	$-	$25,869,606
State and municipal securities	-	45,573,608	-	45,573,608
Other securities	-	3,501	-	3,501
Mortgage-backed: residential	-	32,778,977	-	32,778,977
Total securities available for sale	$-	$104,225,692	$-	$104,225,692

(Continued)

45.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis by fair value hierarchy level during the periods ended December 31, 2015 and 2014 are summarized below:

	Fair Value Measurements at December 31, 2015 Using:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)	Total

Foreclosed assets:
Real estate:
Commercial	$-	$-	$19,000	$19,000
Construction and land	-	-	604,500	$604,500

Total foreclosed assets	$-	$-	$623,500	$623,500

Impaired loans:
Real estate loans:
One-to-four family	$-	$-	$140,500	$140,500
Commercial	-	-	358,395	358,395
	-	-	498,895	498,895

Commercial business	-	-	239,062	239,062

Consumer:
Home equity	-	-	39,625	39,625

Total impaired loans	$-	$-	$777,582	$777,582

Mortgage Servicing Rights	$-	$1,109,720	$-	$1,109,720

(Continued)

46.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

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

Foreclosed assets are collateral dependent and are recorded at the lesser of the recorded investment in the receivable or the appraised value less costs to sell and may be revalued on a nonrecurring basis. Foreclosed assets measured at fair value less costs to sell on a nonrecurring basis during the year ended December 31, 2015, had a net carrying amount of $623,500, which is made up of the outstanding balance of $1,337,678, net of cumulative write-downs of $714,178 which includes $355,500 that occurred during the year ended December 31, 2015. At December 31, 2014, foreclosed assets had a carrying amount of $1,042,087, which was made up of the outstanding balance of $1,754,187, net of write-downs of $712,100.

(Continued)

47.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 16 - FAIR VALUE MEASUREMENTS (Continued)

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1,387,841, with a valuation allowance of $610,259 at December 31, 2015, resulting in a net increase in provision for loan losses of $241,673 for the year ended December 31, 2015. At December 31, 2014, impaired loans had a principal balance of $2,423,703 with a valuation allowance of $372,899, resulting in a net decrease in provision for loan losses of $43,704 for the year ended December 31, 2014.

The following table presents quantitative information about Level 3 fair value measurements for significant categories of financial instruments measured at fair value on a non-recurring basis at December 31, 2015:

	Fair Value	Valuation Techniques	Unobservable Inputs	Range	Weighted Average

Foreclosed assets:
Real estate:
Construction and land	$604,500	Sales Comparison	Adjustment for difference between comparable sales	-29% to 5%	-8.9%

Impaired loans:
Real estate loans:
One-to-four family	$140,500	Sales Comparison	Adjustment for difference between comparable sales	-19% to -7%	-13.0%
Commercial	88,000	Sales Comparison	Adjustment for difference between comparable sales	9% to 16%	12.8%
Commercial	270,395	Income Approach	Investment Capitalization Rates	9.0%	9.0%
Commercial business	121,094	Fair Value of Collateral	Discount for type of business assets	0% to 10%	7.0%

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
December 31, 2015 and 2014

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
December 31, 2015 and 2014

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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
December 31, 2015 and 2014

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following information presents estimated fair values of the Company’s financial instruments as of December 31, 2015 and 2014 that have not been previously presented and the methods and assumptions used to estimate those fair values.

		Fair Value Measurements at December 31, 2015 Using:
	Carrying	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Financial assets:
Cash and cash equivalents	$79,232,566	$79,232,566	$-	$-	$79,232,566
Interest-earning time deposits	1,685,000	-	1,685,000	-	1,685,000
Federal Home Loan Bank stock	1,747,763	-	-	-	N/A
Federal Reserve Bank stock	1,676,700	-	-	-	N/A
Loans, net (excluding impaired loans at fair value)	419,686,001	-	-	421,795,305	421,795,305
Loans held for sale	1,078,785	-	1,078,785	-	1,078,785
Accrued interest receivable	1,620,309	-	510,231	1,110,078	1,620,309

Financial liabilities:
Non-interest bearing deposits	69,296,354	69,296,354	-	-	69,296,354
Interest-bearing deposits	463,861,939	330,689,715	133,976,643	-	464,666,358
Federal Home Loan Bank advances	15,995,485	-	16,315,262	-	16,315,262
Securities sold under agreement to repurchase	19,732,766	-	19,732,766	-	19,732,766
Subordinated debentures	4,000,000	-	4,000,000	-	4,000,000
Accrued interest payable	227,947	14,621	213,326	-	227,947

(Continued)

51.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements at December 31, 2014 Using:
	Carrying	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Financial assets:
Cash and cash equivalents	$49,066,462	$49,066,462	$-	$-	$49,066,462
Interest-earning time deposits	2,021,970	-	2,021,970	-	2,021,970
Federal Home Loan Bank stock	2,887,763	-	-	-	N/A
Federal Reserve Bank stock	1,676,700	-	-	-	N/A
Loans, net (excluding impaired loans at fair value)	398,853,600	-	-	402,238,073	402,238,073
Loans held for sale	100,000	-	100,000	-	100,000
Accrued interest receivable	1,762,310	-	506,888	1,255,422	1,762,310

Financial liabilities:
Non-interest bearing deposits	68,170,743	68,170,743	-	-	68,170,743
Interest-bearing deposits	442,135,896	314,508,234	128,258,671	-	442,766,905
Federal Home Loan Bank advances	2,487,745	-	2,542,945	-	2,542,945
Securities sold under agreement to repurchase	11,848,266	-	11,848,266	-	11,848,266
Subordinated debentures	4,000,000	-	4,000,000	-	4,000,000
Accrued interest payable	174,480	14,359	160,121	-	174,480

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment.

(Continued)

52.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables summarize the changes within each classification of accumulated other comprehensive income, net of tax, for the year ended December 31, 2015 and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income.

Changes in Accumulated Other Comprehensive Income by Component
For the Year Ended December 31, 2015(1)
	Unrealized Gains and Losses on Available-for-Sale Securities	Total
Accumulated Other Comprehensive Income at January 1, 2015	$197,331	$197,331

Other comprehensive income before reclassifications	207,264	207,264
Amount reclassified from accumulated other comprehensive income(2)	(6,601)	(6,601)
Net current-period other comprehensive income	200,663	200,663

Accumulated Other Comprehensive Income at December 31, 2015	$397,994	$397,994

(1) All amounts are net of tax.

(2) See table below for details about reclassifications.

Reclassifications out of Accumulated Other Comprehensive Income
For the Year Ended December 31, 2015
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$10,821	Gain on sale of securities
	(4,220)	Tax expense
Total reclassifications for the period	$6,601	Net of tax

(Continued)

53.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 18 - ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The following tables summarize the changes within each classification of accumulated other comprehensive income, net of tax, for the year ended December 31, 2014, and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income:

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
December 31, 2015 and 2014

NOTE 19 - LIQUIDATION ACCOUNT

As required by federal regulations, a liquidation account in the amount of $20,700,000 was established in conjunction with our 2006 conversion from a mutual savings bank to a federal savings association.

As a result, each eligible account holder or supplemental account holder at the time of conversion is entitled to a proportionate share of this account in the unlikely event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance. The Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Due to various natural events, such as death, relocation, and general attrition of accounts, the balance in the liquidation account has been reduced to $2,389,000 at December 31, 2015.

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Clover Leaf Financial Corp. is as follows:

BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
Assets
Cash and cash equivalents	$996,950	$1,141,653
Investment in common stock of subsidiary	83,079,782	79,868,529
Other assets	214,079	173,079

Total assets	$84,290,811	$81,183,261

Liabilities and Stockholders' Equity
Subordinated debentures	$4,000,000	$4,000,000
Accrued interest payable	8,388	7,424
Other liabilities	8,548	45,944
Total liabilities	4,016,936	4,053,368

Stockholders' Equity
Common stock	700,588	700,728
Additional paid-in-capital	55,806,256	55,818,936
Retained earnings	23,369,037	20,412,898
Accumulated other comprehensive income	397,994	197,331
	80,273,875	77,129,893

Total liabilities and stockholders' equity	$84,290,811	$81,183,261

(Continued)

55.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years ended December 31, 2015 and 2014

	2015	2014
Dividends from subsidiary	$2,000,000	$2,000,000
Interest income	2,682	2,614
Interest expense	(90,174)	(86,901)
Other income	-	51,205
Other expenses	(534,045)	(524,678)

Income before income tax benefit and equity in undistributed net income of subsidiary	1,378,463	1,442,240

Income tax benefit	248,700	223,200

Income before equity in undistributed net income of subsidiary	1,627,163	1,665,440

Equity in undistributed (distributions in excess of) net income of subsidiary	3,010,591	2,160,752

Net income	$4,637,754	$3,826,192

Comprehensive income	$4,838,417	$5,716,011

(Continued)

56.

FIRST CLOVER LEAF FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

NOTE 20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015 and 2014

	2015	2014
Cash Flows from Operating Activities
Net income	$4,637,754	$3,826,192
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions in excess of (equity in undistributed) net income of subsidiary	(3,010,591)	(2,160,752)
Decrease (increase) in other assets	(41,000)	507,606
Increase (decrease) in accrued interest payable	964	(49)
Decrease in other liabilities	(37,395)	(40,722)
Net cash provided by operating activities	1,549,732	2,132,275

Cash Flows from Investing Activities
Loan payments	-	-
Net cash provided by investing activities	-	-

Cash Flows from Financing Activities
Repurchase of common stock	(12,820)	-
Dividends	(1,681,615)	(1,681,748)
Net cash used in financing activities	(1,694,435)	(1,681,748)

Net increase (decrease) in cash and cash equivalents	(144,703)	450,527

Cash and cash equivalents:
Beginning of year	1,141,653	691,126

End of year	$996,950	$1,141,653

57.